As filed with the Securities and Exchange Commission on September 17, 2007.
Registration No.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Consolidated Communications Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	4813	02-0636095
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

121 South 17th Street
Mattoon, Illinois 61938-3987
Telephone: (217) 235-3311
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Steven L. Childers
Chief Financial Officer
121 South 17th Street
Mattoon, Illinois 61938-3987
Telephone: (217) 235-3311
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Peter L. Rossiter	Ellen S. Friedenberg
Schiff Hardin LLP	Hughes Hubbard & Reed LLP
6600 Sears Tower	One Battery Park Plaza
Chicago, Illinois 60606	New York, New York 10004
Telephone: (312) 258-5500	Telephone: (212) 837-6000

Approximate date of commencement of proposed sale of the securities to the public:  Upon consummation of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate	Registration
Securities to be Registered	be Registered(1)	per Unit	Offering Price(2)	Fee(3)
Common Stock, par value $0.01 per share	3,319,690	N/A	$50,116,700	$1,539

(1)	The number of shares of common stock, par value $0.01 per share, of the registrant (“Consolidated common stock”) being registered is based upon the product obtained by multiplying (i) 15,005,000 shares of common stock, par value $0.15625 per share, of North Pittsburgh Systems, Inc. (“North Pittsburgh common stock”) estimated to be outstanding immediately prior to the North Pittsburgh merger, by (ii) 20% (being the number of shares of North Pittsburgh common stock convertible into shares of Consolidated common stock), by (iii) the exchange ratio of 1.1061947.

(2)	Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended (the “Securities Act”) and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to (i) the product obtained by multiplying (a) $23.34 (the average of the high and low prices of North Pittsburgh common stock on September 10, 2007), by (b) 15,005,000 shares of North Pittsburgh common stock to be cancelled in the North Pittsburgh merger), minus (ii) $300,100,000 (the estimated amount of cash to be paid by the registrant to North Pittsburgh shareholders in the North Pittsburgh merger.

(3)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $30.70 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Consolidated Communications Holdings, Inc. may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer or sale is not permitted.

SUBJECT TO COMPLETION DATED SEPTEMBER 17, 2007

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD
GIBSONIA, PENNSYLVANIA 15044-9311
TELEPHONE NO. 724-443-9600

[          ], 2007

Dear Shareholder:

We cordially invite you to attend the 2007 annual meeting of the shareholders of North Pittsburgh Systems, Inc. (“North Pittsburgh”) to be held at [     ] on [     ], 2007 at [  ] p.m., local time.

At the annual meeting, in addition to electing directors, you will be asked to consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 2007, by and among North Pittsburgh, Consolidated Communications Holdings, Inc. (“Consolidated”), and Fort Pitt Acquisition Sub Inc., pursuant to which Consolidated has agreed to acquire North Pittsburgh. If North Pittsburgh shareholders approve and adopt the merger agreement and the merger is completed, you will receive, for each of your North Pittsburgh shares, either (i) $25.00 in cash, without interest, or (ii) 1.1061947 shares of Consolidated common stock. You may elect to receive, for each of your North Pittsburgh shares, either cash or Consolidated common stock, subject to proration so that 80% of North Pittsburgh’s shares will be converted in the merger into the right to receive cash and 20% of North Pittsburgh’s shares will be converted in the merger into the right to receive Consolidated common stock.

The Board of Directors of North Pittsburgh unanimously recommends that you vote “FOR” the approval and adoption of the merger agreement at the annual meeting. The Board of Directors also unanimously recommends that you vote “FOR” the nominees named herein for election as directors of North Pittsburgh.

Your vote is very important. Your Board of Directors has fixed the close of business on [          ], 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Whether or not you plan to attend the annual meeting, we recommend that you submit your proxy which is solicited by, and on behalf of, the Board of Directors of North Pittsburgh. You may vote by completing, dating and signing the enclosed proxy card and returning it in the envelope provided. Alternatively, you may vote by telephone or over the Internet by following the instructions set forth on the enclosed proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the instructions provided by your broker or other nominee.

The accompanying proxy statement/prospectus explains the proposed merger in greater detail. We urge you to read this proxy statement/prospectus, including the matters discussed under “Risk Factors Relating to the Merger” beginning on page 15, carefully.

Thank you for your cooperation and continued support.

Sincerely,

Charles E. Thomas, Jr.	Harry R. Brown
Chairman of the Board	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved the merger described in this proxy statement/prospectus or the Consolidated common stock to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [          ], 2007
and is first being mailed to North Pittsburgh shareholders on or about [          ], 2007.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Consolidated and North Pittsburgh from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your oral or written request. You can obtain the documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

North Pittsburgh Systems, Inc.	Consolidated Communications Holdings, Inc.
4008 Gibsonia Road	121 South 17th Street
Gibsonia, Pennsylvania 15044-9311	Mattoon, Illinois 61938
Attention: Investor Relations	Attention: Investor Relations
Telephone: (724) 443-9583	Telephone: (217) 235-3311

If you would like to request documents, please do so by [          ], 2007 in order to receive them before the annual meeting.

See “Where You Can Find More Information” on page 135.

ABOUT THIS DOCUMENT

This proxy statement/prospectus forms a part of a registration statement on Form S-4 (Registration No. [          ]) filed by Consolidated with the Securities and Exchange Commission (the “SEC”). It constitutes a prospectus of Consolidated under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules thereunder, with respect to the shares of Consolidated common stock to be issued to North Pittsburgh shareholders in the merger. It addition, it constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder, and a notice of meeting with respect to the North Pittsburgh annual meeting of shareholders at which North Pittsburgh shareholders will consider and vote upon the proposal to approve and adopt the merger agreement and the proposal to elect directors.

NORTH PITTSBURGH SYSTEMS, INC.

4008 GIBSONIA ROAD
GIBSONIA, PENNSYLVANIA 15044-9311
TELEPHONE NO. 724-443-9600

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD [          ], 2007

The annual meeting of shareholders of North Pittsburgh Systems, Inc. (“North Pittsburgh”) will be held on [          ], 2007 at [  ] p.m., local time, at [          ], for the purpose of considering and acting upon the following matters:

1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of July 1, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among North Pittsburgh, Consolidated Communications Holdings, Inc., a Delaware corporation (“Consolidated”), and Fort Pitt Acquisition Sub Inc., a Pennsylvania corporation and a wholly-owned subsidiary of Consolidated (“Merger Sub”). A copy of the Merger Agreement is attached as Annex I to the accompanying proxy statement/prospectus. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into North Pittsburgh, with North Pittsburgh continuing as the surviving corporation and becoming a wholly-owned subsidiary of Consolidated.

2. To elect 7 directors.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Your vote is very important. Your Board of Directors has fixed the close of business on [          ], 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting. Whether or not you plan to attend the annual meeting, we recommend that you submit your proxy which is solicited by, and on behalf of, the Board of Directors of North Pittsburgh. You may vote by completing, dating and signing the enclosed proxy card and returning it in the envelope provided. Alternatively, you may vote by telephone or over the Internet by following the instructions set forth on the enclosed proxy card. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the instructions provided by your broker or other nominee.

The Board of Directors of North Pittsburgh unanimously recommends that you vote “FOR” the approval and adoption of the Merger Agreement. The Board of Directors also unanimously recommends that you vote “FOR” the nominees named herein for election as directors of North Pittsburgh.

By Order of the Board of Directors

N. William Barthlow
Secretary

Dated: Gibsonia, PA
[          ], 2007

i

ii

Agreement and Plan of Merger	Annex I
Opinion of Evercore Group L.L.C.	Annex II
Opinion of Wachovia Securities	Annex III
EX-5.1: OPINION OF SCHIFF HARDIN LLP
EX-23.1: CONSENT OF ERNST & YOUNG LLP
EX-23.2: CONSENT OF DELOITTE & TOUCHE LLP
EX-23.3: CONSENT OF KPMG LLP
EX-99.1: FORM OF PROXY CARD
EX-99.3: CONSENT OF EVERCORE GROUP L.L.C.
EX-99.4: CONSENT OF WACHOVIA SECURITIES

iii

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the annual meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of North Pittsburgh Systems, Inc. (“North Pittsburgh”). Please refer to the more detailed information contained elsewhere in this proxy statement/prospectus, the annexes to this proxy statement/prospectus and the documents referred to in or incorporated by reference into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information”.

Q:	What am I being asked to vote on?

A:	In addition to being asked to vote on the election of directors, you are being asked to vote on the approval and adoption of the Agreement and Plan of Merger, dated as of July 1, 2007 (as it may be amended from time to time, the “Merger Agreement”), by and among North Pittsburgh, Consolidated Communications Holdings, Inc. (“Consolidated”) and Fort Pitt Acquisition Sub Inc., a wholly-owned subsidiary of Consolidated (“Merger Sub”). If North Pittsburgh shareholders approve and adopt the Merger Agreement and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into North Pittsburgh (the “Merger”). North Pittsburgh will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Consolidated.

Q:	What will I receive for my North Pittsburgh common stock in the Merger?

A:	You may make 1 of the following elections, or a combination of the 2, regarding the type of merger consideration you wish to receive in exchange for your shares of North Pittsburgh common stock:

• a cash election to receive $25.00 in cash, without interest, for each share of North Pittsburgh common stock; or

• a stock election to receive 1.1061947 shares of Consolidated common stock for each share of North Pittsburgh common stock.

If you make a cash election or a stock election, the form of merger consideration that you actually receive as a North Pittsburgh shareholder may be adjusted as a result of the proration procedures contained in the Merger Agreement as described in this proxy statement/prospectus under “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections” on page 47. These proration procedures are designed to ensure that 80% of the North Pittsburgh shares outstanding immediately prior to the Merger are converted in the Merger into the right to receive cash and 20% of the North Pittsburgh shares outstanding immediately prior to the Merger are converted into the right to receive Consolidated common stock.

Neither Consolidated nor North Pittsburgh is making any recommendation as to whether North Pittsburgh shareholders should elect to receive cash consideration or stock consideration in the Merger. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures described in this proxy statement/prospectus and in the Merger Agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than what you elected to receive. North Pittsburgh shareholders should obtain current market quotations for Consolidated common stock before deciding what elections to make.

Q:	How and when do I make a cash election or a stock election?

A:	You should carefully review and follow the instructions accompanying the form of election provided together with this proxy statement/prospectus. To make a cash election or a stock election, North Pittsburgh shareholders of record must properly complete, sign and send the form of election and any stock certificates representing their North Pittsburgh shares, or a guarantee of delivery as described in the instructions accompanying the form of election, to Computershare Trust Company, N.A., the exchange agent, as follows:

By Mail:	By Hand or Overnight Courier:

Computershare Trust Company, N.A.	Computershare Trust Company, N.A.
Attention: Corporate Actions	Attention: Corporate Actions
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184

The exchange agent must receive the form of election and any stock certificates representing North Pittsburgh shares, or a guarantee of delivery as described in the instructions accompanying the form of election, at or prior to the election deadline. The election deadline will be 5:00 p.m., New York City time, on the date that is 2 business days immediately prior to the closing date of the Merger (or such other date as Consolidated and North Pittsburgh mutually agree). Consolidated and North Pittsburgh will publicly announce the anticipated election deadline at least 5 business days prior to the anticipated closing date of the Merger.

If you own North Pittsburgh shares in “street name” through a bank, broker or other nominee and you wish to make an election, you should seek instructions from the financial institution holding your shares concerning how to make your election.

Q:	Can I elect to receive cash consideration for a portion of my North Pittsburgh shares and stock consideration for my remaining North Pittsburgh shares?

A:	Yes. The form of election allows an election to be made for cash consideration for a portion of your North Pittsburgh shares and stock consideration for your remaining North Pittsburgh shares.

Q:	Can I change my election after the form of election has been submitted?

A:	Yes. You may revoke your election at or prior to the election deadline by submitting a written notice of revocation to the exchange agent. Revocations must specify the name in which your shares are registered on the share transfer books of North Pittsburgh and such other information as the exchange agent may request. If you wish to submit a new election, you must do so in accordance with the election procedures described in this proxy statement/prospectus and the form of election. If you instructed a broker or other nominee holder to submit an election for your shares, you must follow your broker’s or other nominee’s directions for changing those instructions. The notice of revocation must be received by the exchange agent at or prior to the election deadline in order for the revocation to be valid.

Q:	May I transfer North Pittsburgh shares after making a cash election or a stock election?

A:	No. Once you properly make an election with respect to any shares of North Pittsburgh common stock, you will be unable to sell or otherwise transfer those shares, unless you properly revoke your election at or prior to the election deadline or unless the Merger Agreement is terminated.

Q:	What happens if I do not send a form of election or it is not received by the election deadline?

A:	If the exchange agent does not receive a properly completed form of election from you at or prior to the election deadline (together with any stock certificates representing the shares of North Pittsburgh common stock covered by your election or a guarantee of delivery as described in the form of election), then you will have no control over the type of merger consideration you receive. As a result, your North Pittsburgh shares may be exchanged for cash consideration, stock consideration or a combination of cash consideration and stock consideration in accordance with the proration procedures contained in the Merger Agreement and described under “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections” beginning on page 47. You bear the risk of delivery of all the materials that you are required to submit to the exchange agent in order to properly make an election.

If you do not properly make an election with respect to all the North Pittsburgh shares you own of record, after the completion of the Merger you will receive written instructions from the exchange agent on how to exchange your North Pittsburgh stock certificates for the shares of Consolidated common stock and/or cash that you are entitled to receive in the Merger as a non-electing North Pittsburgh shareholder.

Because other North Pittsburgh shareholders would likely take the relative values of the stock consideration and cash consideration into account in determining what form of election to make, if you fail to make an election you are likely to receive the consideration having the lower value (depending on the relative values of the cash consideration and the stock consideration at the effective time of the Merger).

Q:	May I submit a form of election even if I do not vote to approve and adopt the Merger Agreement?

A:	Yes. You may submit a form of election even if you vote against the approval and adoption of the Merger Agreement or if you abstain or fail to vote with respect to the approval and adoption of the Merger Agreement.

Q:	Where and when is the annual meeting of North Pittsburgh shareholders?

A:	The annual meeting will be held at [ ] on [ ], 2007 at [ ] p.m., local time.

Q:	Who can vote at the annual meeting?

A:	You can vote at the annual meeting if you owned shares of North Pittsburgh common stock at the close of business on [ ], 2007, the record date for the annual meeting.

Q:	What vote of North Pittsburgh shareholders is required to approve and adopt the Merger Agreement?

A:	To approve and adopt the Merger Agreement, holders of a majority of the votes cast at the annual meeting must vote their shares “FOR” the approval and adoption of the Merger Agreement. Because the required vote of North Pittsburgh shareholders is based upon the number of votes cast, rather than upon the number of shares of North Pittsburgh common stock outstanding, any shares for which a holder does not submit a proxy or vote in person at the annual meeting, including abstentions and broker non-votes, will have no impact on the vote for the proposal to approve and adopt the Merger Agreement.

Q:	How does the Board of Directors of North Pittsburgh recommend that I vote on the Merger Agreement?

A:	The North Pittsburgh Board of Directors has determined that the Merger Agreement is advisable and in the best interests of North Pittsburgh and its shareholders and recommends that North Pittsburgh shareholders vote “FOR” the approval and adoption of the Merger Agreement.

Q:	What do I need to do now to vote on the Merger Agreement?

A:	If you are a shareholder of record, after carefully reading and considering the information contained in this proxy statement/prospectus, please complete, date and sign your proxy card and return it in the envelope provided, or vote by telephone or over the Internet, as soon as possible, so that your shares may be represented at the annual meeting. If you properly return or submit your proxy but do not indicate how you wish to vote, North Pittsburgh will count your proxy as a vote “FOR” the approval and adoption of the Merger Agreement and “FOR” the election of each of the persons nominated by the North Pittsburgh Board of Directors for election as directors of North Pittsburgh.

Q:	If my North Pittsburgh shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your North Pittsburgh shares on the proposal to approve and adopt the Merger Agreement only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted on, and will have no effect on the vote for, the proposal to approve and adopt the Merger Agreement. However, brokers have discretionary authority to vote shares held in “street name” with respect to the election of directors.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You can change your vote before the annual meeting. If you are a shareholder of record, you may change your proxy voting instructions prior to commencement of the annual meeting by granting a new proxy (by mail, by phone or over the Internet), as described under “The Annual Meeting — Voting of Proxies” on page 19. You may also revoke a proxy by submitting a notice of revocation to the Secretary of North Pittsburgh at the address set forth under “The Annual Meeting — Changing Your Vote” on page 20 prior to the commencement of the annual meeting. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy.

If your shares are held in “street name”, you may change your vote by submitting new voting instructions to your broker or other nominee holder in accordance with the procedures established by it. Please contact your broker or other nominee and follow its directions in order to change your vote.

Q:	Should I send in my stock certificates with my proxy card?

A:	Please DO NOT send your North Pittsburgh stock certificates with your proxy card.

If you wish to make an election with respect to your North Pittsburgh shares, then, prior to the election deadline, you should send your completed, signed form of election (together with your North Pittsburgh stock certificates or a guarantee of delivery) to the exchange agent as described in the form of election. If your shares are held in “street name”, you should follow your broker’s or other nominee’s instructions for making an election with respect to your shares.

If you make no election with respect to your North Pittsburgh shares, after the completion of the Merger you will receive a letter of transmittal for you to use in surrendering any North Pittsburgh stock certificates you have at that time.

Q:	Is the Merger expected to be taxable to me?

A:	Generally, yes. The receipt of the merger consideration for North Pittsburgh common stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, you will recognize capital gain or loss as a result of the Merger equal to the difference, if any, between (i) the sum of the cash, if any, and the fair market value of shares of Consolidated common stock, if any, that you receive and (ii) your adjusted tax basis in the North Pittsburgh shares surrendered pursuant to the Merger. You should read “The Merger — Material United States Federal Income Tax Consequences” beginning on page 53 for a more complete discussion of United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the Merger to you.

Q:	When do you expect the Merger to be completed?

A:	We are working to complete the Merger as quickly as possible. If the Merger Agreement is approved and adopted by North Pittsburgh shareholders, and the other conditions to completion of the Merger are satisfied or waived, it is anticipated that the Merger will be completed in the fourth quarter of 2007 or the first quarter of 2008. However, it is possible that factors outside our control could require us to complete the Merger at a later time or not complete it at all.

Q:	Can I dissent and require appraisal of my shares?

A:	No. North Pittsburgh shareholders have no dissenters’ rights under Pennsylvania law in connection with the Merger. See “The Merger — Dissenters’ Rights” on page 57.

Q:	Who can help answer my questions?

A:	If you have any questions about the Merger or the annual meeting, or if you need additional copies of this proxy statement/prospectus, the enclosed form of election or the enclosed proxy card, you should contact:

North Pittsburgh Systems, Inc. 4008 Gibsonia Road Gibsonia, Pennsylvania 15044-9311 Attention: Investor Relations Telephone: (724) 443-9583

SUMMARY OF THE MERGER

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including, in particular, the copies of the Merger Agreement and the opinion of Evercore Group L.L.C. that are attached to this proxy statement/prospectus as Annexes I and II, respectively. See also “Where You Can Find More Information” on page 135. We have included page references to direct you to a more complete description of the topics presented in this summary.

General

What North Pittsburgh Shareholders Will Receive in the Merger (page 47)

At the effective time of the Merger, each issued and outstanding share of North Pittsburgh common stock (other than shares held in North Pittsburgh’s treasury or owned by any North Pittsburgh subsidiary, Consolidated, Merger Sub or any other Consolidated subsidiary) will converted into the right to receive, at the holder’s election, either (i) $25.00 in cash, without interest (the “cash consideration”), or (ii) 1.1061947 shares of Consolidated common stock (including cash in lieu of any fractional share, the “stock consideration”), subject to proration to ensure that 80% of the North Pittsburgh shares are converted in the Merger into the right to receive cash and 20% of the North Pittsburgh shares are converted in the Merger into the right to receive Consolidated common stock. The exchange ratio for the stock consideration is fixed and will not be adjusted to reflect any changes in the price of Consolidated common stock prior to the effective time of the Merger.

In this proxy statement/prospectus, when we refer to the term “Merger Consideration” with respect to a given share of North Pittsburgh common stock, we mean either the cash consideration (with respect to a share of North Pittsburgh common stock representing the right to receive the cash consideration) or the stock consideration (with respect to a share of North Pittsburgh common stock representing the right to receive the stock consideration).

Ownership of Consolidated Following the Merger (page 47)

Based on the number of shares of North Pittsburgh common stock and Consolidated common stock outstanding on the record date, we anticipate that, immediately following the Merger, North Pittsburgh shareholders who receive stock consideration in the Merger will own in the aggregate approximately 11.27% of the outstanding shares of Consolidated common stock.

Material United States Federal Income Tax Consequences (page 53)

The receipt of the Merger Consideration by a shareholder in exchange for shares of North Pittsburgh common stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder who receives consideration in exchange for shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between (i) the sum of the cash, if any, and the fair market value of shares of Consolidated common stock, if any, received and (ii) the shareholder’s adjusted tax basis in the North Pittsburgh shares surrendered pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the shareholder’s holding period for such shares is more than 1 year at the time of consummation of the Merger. Because individual circumstances may differ, each shareholder should consult his or her own tax advisor as to the particular tax consequences to him or her of the Merger, including the application and effect of state, local, foreign and other tax laws.

Recommendation of the North Pittsburgh Board of Directors (page 63)

The Board of Directors of North Pittsburgh recommends a vote “FOR” the approval and adoption of the Merger Agreement.

Opinion of Evercore Group L.L.C. (page 29 and Annex II)

Evercore Group L.L.C. (“Evercore”) delivered its opinion to the Board of Directors of North Pittsburgh that, as of the date of its opinion and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by it, the Merger Consideration to be received by the holders of North Pittsburgh common stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

The full text of Evercore’s written opinion, dated July 1, 2007, is attached as Annex II to this proxy statement/prospectus and incorporated by reference herein. North Pittsburgh shareholders are encouraged to read Evercore’s opinion carefully in its entirety, as it sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of Evercore’s review in rendering its opinion. Evercore’s opinion only addresses the fairness from a financial point of view of the Merger Consideration to be received by the holders of shares of North Pittsburgh common stock pursuant to the Merger Agreement, and Evercore was not asked to express, nor has it expressed, any opinion with respect to any other aspect of the Merger. Specifically, Evercore’s opinion does not address the underlying business decision by North Pittsburgh to effect the Merger and does not constitute a recommendation to any shareholder of North Pittsburgh as to how such shareholder should vote with respect to the Merger Agreement.

Interests of North Pittsburgh Directors and Executive Officers in the Merger (page 43)

In considering the recommendation of the North Pittsburgh Board of Directors with respect to the Merger Agreement, you should be aware that some of North Pittsburgh’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of North Pittsburgh shareholders generally. The North Pittsburgh Board of Directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and to recommend that North Pittsburgh shareholders vote “FOR” the approval and adoption of the Merger Agreement.

Comparison of Rights of North Pittsburgh Shareholders and Consolidated Stockholders (page 83)

North Pittsburgh shareholders’ rights are currently governed by the North Pittsburgh articles of incorporation, the North Pittsburgh by-laws and Pennsylvania law. Those North Pittsburgh shareholders who receive stock consideration in the Merger will, upon completion of the Merger, become stockholders of Consolidated and their rights will be governed by the Consolidated certificate of incorporation, the Consolidated by-laws and Delaware law.

The Annual Meeting (page 19)

The annual meeting of North Pittsburgh shareholders will be held on [          ], 2007 at [  ] p.m., local time, at [          ]. At the annual meeting, North Pittsburgh shareholders will be asked to (i) vote upon the proposal to approve and adopt the Merger Agreement, (ii) elect 7 directors and (iii) transact such other business as may properly come before the annual meeting or any adjournments thereof.

Record Date; Shares Entitled to Vote; Required Vote; Quorum (page 19)

North Pittsburgh shareholders are entitled to vote at the annual meeting if they owned shares of North Pittsburgh common stock at the close of business on [          ], 2007, the record date. On the record date, there were 15,005,000 shares of North Pittsburgh common stock outstanding. Shareholders will be entitled to 1 vote for each share of North Pittsburgh common stock that they owned on the record date on all matters submitted to a vote at the annual meeting.

To approve and adopt the Merger Agreement, holders of a majority of the votes cast on the proposal at the annual meeting must vote their shares “FOR” the approval and adoption of the Merger Agreement. In the election of directors of North Pittsburgh, the 7 candidates who receive the highest number of affirmative votes in the election of directors at the annual meeting will be elected the directors of North Pittsburgh. The presence at the annual meeting on [          ], 2007, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the annual meeting will constitute a quorum, which is necessary to hold the meeting. If a quorum is not present, the shareholders present, in person or by proxy, may adjourn the meeting without notice other than announced at the meeting.

Shares Owned by North Pittsburgh Directors and Executive Officers (page 19)

At the close of business on the record date, directors and executive officers of North Pittsburgh beneficially owned and were entitled to vote, in the aggregate, [          ] shares of North Pittsburgh common stock, which represented approximately [     ]% of the shares of North Pittsburgh common stock outstanding on that date. The directors and executive officers of North Pittsburgh have informed North Pittsburgh that they intend to vote all of their shares of North Pittsburgh common stock “FOR” the approval and adoption of the Merger Agreement.

The Merger (pages 22 and 58)

The Merger Agreement is attached as Annex I to this proxy statement/prospectus. We encourage you to read the Merger Agreement carefully and in its entirety because it is the principal document governing the Merger.

Conditions to the Completion of the Merger (page 58)

North Pittsburgh and Consolidated are obligated to complete the Merger only if certain conditions precedent are satisfied, including the following:

•	the Merger Agreement has been approved and adopted by the affirmative vote of a majority of the votes cast on the proposal by North Pittsburgh shareholders at the annual meeting;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or has been terminated (this condition has been satisfied — see “The Merger — Regulatory Matters — United States Antitrust”);

•	the approvals of the Federal Communications Commission (the “FCC”) and the Pennsylvania Public Utility Commission (the “Pennsylvania PUC”) required to permit consummation of the Merger have been obtained;

•	no statute, rule or regulation has been enacted or promulgated by any federal or state governmental entity that prohibits the completion of the Merger;

•	no judgment, order, writ, decree or injunction of any court is in effect that precludes, restrains, enjoins or prohibits the completion of the Merger;

•	Consolidated’s registration statement, of which this proxy statement/prospectus forms a part, has been declared effective by the SEC and no stop order suspending the effectiveness of the registration statement is in effect, and no proceeding for such purpose is pending before or, to the knowledge of North Pittsburgh or Consolidated, threatened by the SEC;

•	the shares of Consolidated common stock to be issued in the Merger have been approved for listing on NASDAQ; and

•	other contractual conditions set forth in the Merger Agreement have been satisfied or waived.

Termination of the Merger Agreement; Termination Fee and Expenses (pages 64 and 65)

The Merger Agreement contains provisions addressing the circumstances under which Consolidated or North Pittsburgh may terminate the Merger Agreement. In addition, the Merger Agreement provides that, in certain circumstances, North Pittsburgh may be required to pay Consolidated a termination fee of $11,250,000 plus reimbursement of Consolidated’s actual and reasonable documented out-of-pocket expenses incurred in connection with the Merger Agreement up to $1,500,000.

No Solicitation (page 61)

The Merger Agreement contains certain restrictions on North Pittsburgh’s ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving North Pittsburgh. Notwithstanding these restrictions, under certain circumstances, the Board of Directors of North Pittsburgh may (i) respond to an unsolicited bona fide written proposal for an alternative acquisition or (ii) terminate the Merger Agreement and enter into an agreement with respect to a superior proposal (in which case North Pittsburgh will be required to pay to Consolidated the termination fee and reimbursement of expenses referred to above).

Regulatory Matters (page 53)

United States antitrust laws prohibit Consolidated and North Pittsburgh from completing the Merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission under the HSR Act and a required waiting period has ended. North Pittsburgh and Consolidated filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on July 23, 2007. On August 3, 2007, the Federal Trade Commission granted early termination of the HSR Act waiting period.

Completion of the Merger is also conditioned upon the receipt of the following approvals of the FCC and the Pennsylvania PUC. Pursuant to the Merger Agreement, on July 16, 2007, North Pittsburgh’s subsidiaries that are regulated by the Pennsylvania PUC, North Pittsburgh Telephone Company and Penn Telecom, Inc., jointly filed an application with the Pennsylvania PUC for approval of the transfers of control of those subsidiaries to Consolidated, as required under the Pennsylvania Public Utility Code. On July 17 and July 20, 2007, Consolidated and North Pittsburgh jointly filed the applications to transfer control of North Pittsburgh to Consolidated under the rules and regulations of the FCC.

Financing Arrangements (page 55)

In connection with the execution of the Merger Agreement, Consolidated and certain of its subsidiaries entered into a Commitment Letter, dated June 30, 2007, from Wachovia Bank, National Association and Wachovia Capital Markets, LLC. The Commitment Letter provides for senior secured credit facilities in an aggregate principal amount of up to $950,000,000, consisting of a 6-year revolving credit facility in an aggregate principal amount of up to $50,000,000 and a 7-year senior secured term loan facility in an aggregate principal amount of up to $900,000,000. The credit facilities will be used, among other things, to finance the aggregate cash consideration for the transactions contemplated by the Merger Agreement.

The Companies (page 21)

Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938
Telephone: (217) 235-3311

Consolidated, a Delaware corporation, through its operating companies, operates established rural local exchange companies (“RLECs”) providing voice, data and video services to residential and business customers in Illinois and Texas. Each of the operating companies has been operating in its local market for over 100 years. With approximately 229,007 local access lines, 58,225 DSL subscribers and 9,577 IPTV subscribers, Consolidated’s operating companies offer a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated operates the 14th largest local telephone company in the United States.

North Pittsburgh Systems, Inc.
4008 Gibsonia Road
Gibsonia, Pennsylvania 15044-9311
Telephone: (724) 443-9600

North Pittsburgh, a Pennsylvania corporation, is a holding company. Its predecessor, North Pittsburgh Telephone Company, a telephone public utility incorporated in 1906, became a wholly-owned subsidiary of North Pittsburgh on May 31, 1985. Penn Telecom, Inc. became a wholly-owned subsidiary of North Pittsburgh on January 30, 1988. Prior to this date, Penn Telecom was a wholly-owned subsidiary of North Pittsburgh Telephone Company. Penn Telecom is certificated as a Competitive Access Provider (“CAP”), a Competitive Local Exchange Carrier (“CLEC”) and an Interexchange Carrier (“IXC”) and has entered into these businesses. Pinnatech, Inc., a wholly-owned subsidiary of North Pittsburgh, was formed in 1995 and principally provides Internet and broadband related services. North Pittsburgh Telephone Company, Penn Telecom and Pinnatech are Pennsylvania corporations. In addition to its wholly-owned subsidiaries, North Pittsburgh, through its North Pittsburgh Telephone Company subsidiary, owns limited partnership interests constituting equity interests of 3.6%, 16.6725% and 23.67% in the Pittsburgh SMSA, Pennsylvania RSA No. 6(I) and Pennsylvania RSA No. 6(II) limited partnerships, respectively, all of which are majority-owned and operated by Verizon Wireless.

As of June 30, 2007, North Pittsburgh had a total of 60,663 access lines in its Incumbent Local Exchange Carrier (“ILEC”) territory, 66,699 CLEC equivalent access lines (including 42,250 access lines and 2,286 DSL subscribers) and a total of 16,572 DSL subscribers across all subsidiaries. CLEC equivalent access lines include access lines and access line equivalents. Access line equivalents represent a conversion of data circuits to an access line basis and are presented for comparability purposes. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1 and DS-3) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.

Fort Pitt Acquisition Sub Inc.
c/o Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938
Telephone: (217) 235-3311

Fort Pitt Acquisition Sub Inc. (“Merger Sub”) is a Pennsylvania corporation and a wholly-owned subsidiary of Consolidated. It was incorporated on July 2, 2007 solely for the purpose of effecting the Merger with North Pittsburgh.

Market Prices and Dividend Information (page 81)

Shares of Consolidated common stock are listed on the NASDAQ Global Market under the symbol “CNSL”. Shares of North Pittsburgh common stock are listed on the NASDAQ Global Select Market under the symbol “NPSI”. The following table presents:

•	the last reported sale price of a share of Consolidated common stock, as reported by the NASDAQ Global Market;

•	the last reported sale price of a share of North Pittsburgh common stock, as reported by the NASDAQ Global Select Market; and

•	the market value of a share of North Pittsburgh common stock on an equivalent value per share basis, as determined by multiplying (i) the last reported sale price of a share of Consolidated common stock, as reported by the NASDAQ Global Market, by (ii) 1.1061947, which is the exchange ratio for the stock consideration that North Pittsburgh shareholders may elect to receive in the Merger, subject to proration (see “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections”);

in each case, on June 29, 2007, the last full trading day prior to the public announcement of the Merger, and on [          ], 2007, the latest practicable date before the date of this proxy statement/prospectus.

Equivalent
Value per Share of
	Consolidated	North Pittsburgh	North Pittsburgh
Date	Common Stock	Common Stock	Common Stock

June 29, 2007	$22.60	$21.25	$25.00
[ ], 2007	$ [ ]	$ [ ]	$ [ ]

Shareholders are urged to obtain current market quotations for shares of Consolidated common stock and North Pittsburgh common stock prior to making any decision with respect to the Merger.

No assurance can be given as to the market price of Consolidated common stock or the market price of North Pittsburgh common stock at the effective time of the Merger. Because the exchange ratio for the stock consideration will not be adjusted for changes in the market price of Consolidated common stock, the market value of the stock consideration at the effective time of the Merger may vary significantly from the market value of the shares of Consolidated common stock that would have been issued in the Merger if the Merger had been consummated on the date of the Merger Agreement or on the date of this proxy statement/prospectus. The market price of Consolidated common stock will continue to fluctuate after the effective time of the Merger. See “Risk Factors Relating to the Merger”.

The equivalent value per share of North Pittsburgh common stock set forth in the table above has been calculated based on the exchange ratio for the stock consideration and does not reflect the $25.00 per share cash consideration that North Pittsburgh shareholders may elect to receive in the Merger (subject to proration). See “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections”. If the market price of Consolidated common stock at the effective time of the Merger is less than $22.60 per share, the value of the stock consideration will be less than the value of the cash consideration at that time.

As a result of the proration procedures in the Merger Agreement, even if you properly make a cash election for all of your North Pittsburgh shares, if more than 80% of the outstanding North Pittsburgh shares are subject to cash elections, you will receive Consolidated common stock in the Merger in exchange for some of your North Pittsburgh shares. See “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections”.

Consolidated and North Pittsburgh declare and pay regular quarterly dividends as declared by their respective Boards of Directors. However, North Pittsburgh has agreed in the Merger Agreement that North Pittsburgh will not declare or pay dividends on its capital stock after the regular quarterly cash dividend of $0.20 per share which is payable on October 15, 2007 to shareholders of record on October 1, 2007. See “The Merger Agreement — Conduct of North Pittsburgh’s Business Pending the Merger”.

Comparative Per Share Information

The following table sets forth for the periods presented certain per share information for Consolidated common stock and North Pittsburgh common stock on a historical basis and on an unaudited pro forma basis after giving effect to the Merger under the purchase method of accounting. The historical per share information for Consolidated and North Pittsburgh has been derived from, and should be read in conjunction with, the historical consolidated financial statements of Consolidated and North Pittsburgh incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information”. The unaudited pro forma per share information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements”.

The unaudited pro forma North Pittsburgh equivalent information was calculated by multiplying the corresponding Consolidated unaudited pro forma combined information by 1.1061947, which is the exchange ratio for the stock consideration in the Merger. It does not reflect the $25.00 per share cash consideration that North Pittsburgh shareholders may elect to receive in the Merger (subject to proration). See “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections”. This data shows how each share of North Pittsburgh common stock that is converted in the Merger into shares of Consolidated common stock would have participated in income from continuing operations, cash dividends declared and book value of Consolidated if

North Pittsburgh and Consolidated had been combined for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to be indicative of the historical results that would have been achieved had the companies actually been combined for all periods presented or of the future results of the combined company.

	Six Months Ended
	June 30,	Year Ended
	2007	December 31,
	(Unaudited)	2006

CONSOLIDATED — HISTORICAL
Income from continuing operations (basic)	$0.39	$0.48
Income from continuing operations (diluted)	0.39	0.47
Unaudited book value at period end	4.15	4.42
Cash dividends	0.77	1.55
NORTH PITTSBURGH — HISTORICAL
Income from continuing operations (basic)	0.35	2.12
Income from continuing operations (diluted)	0.35	2.12
Unaudited book value at period end	6.64	6.75
Cash dividends	0.40	1.79	(1)
CONSOLIDATED — UNAUDITED PRO FORMA COMBINED
Income from continuing operations (basic)	0.23	0.82
Income from continuing operations (diluted)	0.23	0.81
Unaudited book value at period end	6.00	N/A	(2)
Cash dividends	0.77	1.55
NORTH PITTSBURGH — UNAUDITED PRO FORMA EQUIVALENT
Income from continuing operations (basic)	0.25	0.91
Income from continuing operations (diluted)	0.25	0.90
Unaudited book value at period end	6.64	N/A	(2)
Cash dividends	0.85	1.71

(1)	Includes a $1.00 per share special dividend declared in April 2006.

(2)	Book value is presented on a pro forma basis only for June 30, 2007, the most recent presented balance sheet date.

Selected Historical Consolidated Financial Information of North Pittsburgh Systems, Inc.

The following selected historical consolidated financial information as of and for the 5 years ended December 31, 2006 has been derived from North Pittsburgh’s audited historical consolidated financial statements and related notes. The selected historical financial information as of December 31, 2006 and 2005 and for the 3 years ended December 31, 2006 is derived from the audited historical consolidated financial statements and related notes of North Pittsburgh incorporated by reference into this proxy statement/prospectus. The selected historical financial information as of December 31, 2004, 2003 and 2002 and for the 2 years ended December 31, 2003 is derived from audited historical consolidated financial statements and related notes of North Pittsburgh which were previously filed with the SEC but are not included or incorporated by reference into this proxy statement/prospectus.

The following selected historical consolidated financial information as of and for the 6-month periods ended June 30, 2007 and 2006 has been derived from North Pittsburgh’s unaudited historical consolidated financial statements and related notes. The selected historical financial information as of June 30, 2007 and for the 6-month periods ended June 30, 2007 and 2006 is derived from the unaudited historical financial statements and related notes of North Pittsburgh incorporated by reference into this proxy statement/prospectus. The selected historical financial information as of June 30, 2006 is derived from unaudited historical financial statements and related notes of North Pittsburgh which were previously filed with the SEC but are not included or incorporated by reference into this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with management’s discussion and analysis of financial condition and results of operations of North Pittsburgh and the historical consolidated financial statements and notes thereto of North Pittsburgh incorporated by reference into this proxy statement/prospectus or otherwise previously filed with the SEC as described above. See “Where You Can Find More Information”.

	Six Months
	Ended June 30,
	(Unaudited)		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands, except per share amounts)

Statement of Income Data:
Operating revenues	$48,737	$52,438	$103,465	$109,804	$106,082	$103,147	$92,408
Operating expenses(1)	45,157	39,179	78,524	78,066	78,703	79,777	69,528

Net operating income	3,580	13,259	24,941	31,738	27,379	23,370	22,880
Interest expense	(608)	(717)	(1,402)	(1,639)	(1,931)	(2,126)	(3,990)
Interest income	1,192	1,270	2,546	1,457	406	202	530
Dividend income	10	9	20	1,140	1,171	610	6
Gain on redemption of investment(2)	—	19,622	19,622	—	—	—	—
Equity income of affiliated companies	4,859	4,225	8,623	6,001	5,622	3,085	2,809
Sundry expense, net	(51)	(19)	(133)	(48)	(132)	(153)	(1,465)

Income from continuing operations before income taxes	8,982	37,649	54,217	38,649	32,515	24,988	20,770
Income tax expense	3,766	15,671	22,473	15,407	13,408	10,303	8,574

Income from continuing operations	5,216	21,978	31,744	23,242	19,107	14,685	12,196

Discontinued operations, net of tax(3)	—	6	11	(186)	(147)	(68)	(78)

Net income	$5,216	$21,984	$31,755	$23,056	$18,960	$14,617	$12,118

Weighted average common shares outstanding	15,005	15,005	15,005	15,005	15,005	15,005	15,005

Basic and diluted earnings per share:
Income from continuing operations	$0.35	$1.47	$2.12	$1.55	$1.27	$0.97	$0.81
Income (loss) from discontinued operations	—	—	—	(0.01)	(0.01)	—	—

Net income per share	$0.35	$1.47	$2.12	$1.54	$1.26	$0.97	$0.81

Dividends declared per share of Common Stock(4)	$0.40	$1.39	$1.79	$0.75	$0.72	$0.68	$0.68

	Six Months
	Ended June 30,
	(Unaudited)		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in thousands, except per share amounts)

Statement of Cash Flows Data:
Cash provided by operating activities from continuing operations	$7,160	$3,469	$13,863	$32,723	$34,138	$30,575	$28,234
Cash provided by (used for) investing activities from continuing operations(2)	(1,841)	14,318	10,346	(4,339)	(8,738)	(6,849)	(9,806)
Cash used for financing activities from continuing operations(4)(5)	(8,012)	(22,688)	(30,684)	(15,217)	(14,810)	(14,284)	(31,604)
Cash provided by (used for) discontinued operations(3)	—	272	426	(169)	(47)	340	121
Balance Sheet Data (at period end):
Total assets	$157,122	$157,791	$157,433	$159,200	$155,500	$151,255	$150,403
Long-term debt	13,885	16,970	15,427	18,512	21,597	24,682	27,767
Long-term obligations under capital lease	2,286	3,273	2,790	3,731	4,588	5,539	6,611
Shareholders’ equity	99,708	100,654	101,296	99,517	86,861	79,152	74,892

(1)	Includes $6,468 of curtailment and special termination benefit expenses associated with an early retirement incentive program and $718 of strategic alternatives expenses recognized in the 6-month period ended June 30, 2007.

(2)	Reflects gain recognized on, and for purposes of the comparable “Cash provided by (used for) investing activities from continuing operations” includes proceeds received from, the redemption of North Pittsburgh’s Rural Telephone Bank stock in April 2006.

(3)	Reflects the results of North Pittsburgh’s telecommunications equipment operations, which were sold on December 30, 2005 and have been classified as discontinued operations.

(4)	Includes a $1.00 per share special dividend declared in April 2006 that amounted to $15,005.

(5)	Includes $16,349 of accelerated payments to retire the remaining notes payable to the Rural Telephone Bank during 2002.

Selected Historical Consolidated Financial Information of Consolidated Communications Holdings, Inc.

The following selected historical financial information as of and for the years ended December 31, 2006, 2005, 2004 and 2003 has been derived from Consolidated’s audited historical consolidated financial statements, and the following selected historical financial information as of and for the year ended December 31, 2002 has been derived from the audited historical combined financial statements of Illinois Consolidated Telephone Company (“ICTC”) and related businesses. Consolidated believes the operations of ICTC and related businesses prior to December 31, 2002 represent the predecessor of Consolidated. The selected historical financial information as of December 31, 2006 and 2005 and for the 3 years ended December 31, 2006 is derived from the audited historical consolidated financial statements of Consolidated incorporated by reference into this proxy statement/prospectus. The selected historical financial information as of December 31, 2004, 2003 and 2002 and for the 2 years ended December 31, 2003 is derived from audited historical consolidated financial statements of Consolidated and audited historical combined financial statements of ICTC and related businesses which were previously filed with the SEC but are not included or incorporated by reference into this proxy statement/prospectus.

The following selected historical financial information as of and for the 6-month periods ended June 30, 2006 and 2007 has been derived from Consolidated’s unaudited historical consolidated financial statements. The selected historical financial information as of June 30, 2007 and for the 6-month periods ended June 30, 2007 and 2006 is derived from the unaudited historical financial statements of Consolidated incorporated by reference into this proxy statement/prospectus. The selected historical financial information as of June 30, 2006 is derived from unaudited historical financial statements of Consolidated which were previously filed with the SEC but are not included or incorporated by reference into this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with management’s discussion and analysis of financial condition and results of operations of Consolidated and the historical consolidated financial statements and notes thereto of Consolidated incorporated by reference into this proxy statement/prospectus or otherwise previously filed with the SEC as described above. See “Where You Can Find More Information”.

	Consolidated						Predecessor
	Six Months
	Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in millions, except per share amounts)

Consolidated Statement of Operations Data:
Telephone operations revenues	$143.5	$139.1	$280.4	$282.3	$230.4	$90.3	$76.7
Other operations revenues	20.4	19.7	40.4	39.1	39.2	42.0	33.2

Total operating revenues	163.9	158.8	320.8	321.4	269.6	132.3	109.9
Cost of services and products (exclusive of depreciation and amortization shown separately below)	51.4	48.7	98.1	101.1	80.6	46.3	35.8
Selling, general and administrative	44.6	47.2	94.7	98.8	87.9	42.5	35.6
Intangible assets impairment	—	—	11.3	—	11.6	—	—
Depreciation and amortization	33.2	33.9	67.4	67.4	54.5	22.5	24.6

Income from operations	34.7	29.0	49.3	54.1	35.0	21.0	13.9
Interest expense, net(1)	(22.9)	(20.1)	(42.9)	(53.4)	(39.6)	(11.9)	(1.6)
Other, net(2)	3.1	2.7	7.3	5.7	3.7	0.1	0.4

Income (loss) before income taxes	14.9	11.6	13.7	6.4	(0.9)	9.2	12.7
Income tax expense	(4.8)	0.2	(0.4)	(10.9)	(0.2)	(3.7)	(4.7)

Net income (loss)	10.1	11.8	13.3	(4.5)	(1.1)	5.5	$8.0

Dividends on redeemable preferred shares	—	—	—	(10.2)	(15.0)	(8.5)

Net income (loss) applicable to common shares	$10.1	$11.8	$13.3	$(14.7)	$(16.1)	$(3.0)

Net income (loss) per common share:
Basic	$0.39	$0.40	$0.48	$(0.83)	$(1.79)	$(0.33)	—
Diluted	$0.39	$0.40	$0.47	$(0.83)	$(1.79)	$(0.33)	—

	Consolidated						Predecessor
	Six Months
	Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in millions, except per share amounts)

Consolidated Cash Flow Data:
Cash flows from operating activities	$37.1	$33.4	$84.6	$79.3	$79.8	$28.9	$28.5
Cash flows used in investing activities	(27.3)	(11.3)	(26.7)	(31.1)	(554.1)	(296.1)	(14.1)
Cash flows from (used in) financing activities	(20.4)	(23.0)	(62.7)	(68.9)	516.3	277.4	(16.6)
Capital expenditures	16.7	17.2	33.4	31.1	30.0	11.3	14.1
Consolidated Balance Sheet Data:
Cash and cash equivalents	$16.1	$30.4	$26.7	$31.4	$52.1	$10.1	$1.1
Total current assets	75.9	78.7	74.2	79.0	98.9	39.6	23.2
Net plant, property, & equipment(3)	304.1	325.3	314.4	335.1	360.8	104.6	105.1
Total assets	876.7	928.6	889.6	946.0	1,006.1	317.6	236.4
Total long-term debt (including current portion)(4)	594.0	555.0	594.0	555.0	629.4	180.4	21.0
Redeemable preferred shares	—	—	—	—	205.5	101.5	—
Stockholders’ equity/Members’ deficit/Parent company investment(5)	108.5	193.4	115.0	199.2	(18.8)	(3.5)	174.5
Other Financial Data:
Consolidated EBITDA(6)	$73.3	$69.3	$139.8	$136.8	$115.8	$45.5	$38.5
Other Data (as of end of period):
Local access lines in service:
Residential	151,645	159,295	155,354	162,231	168,778	58,461	60,533
Business	77,362	79,609	78,335	79,793	86,430	32,426	32,475

Total local access lines	229,007	238,904	233,689	242,024	255,208	90,887	93,008
IPTV subscribers	9,577	4,516	6,954	2,146	101	—	—
DSL subscribers	58,225	45,948	52,732	39,192	27,445	7,951	5,761

Total connections	296,809	289,368	293,375	283,362	282,754	98,838	98,769

(1)	Interest expense includes amortization and write-off of deferred financing costs totaling $1.7 million and $1.6 million for the 6 months ended June 30, 2007 and June 30, 2006, respectively, and $3.3 million, $5.5 million, $6.4 million and $0.5 million for the years ended December 31, 2006, 2005, 2004 and 2003, respectively.

(2)	In June 2007 and June 2005, Consolidated recognized $0.3 million and $2.8 million of net proceeds in other income due to the receipt of key-man life insurance proceeds relating to the passing of former TXU Communications Ventures Company (“TXUCV”) employees.

(3)	Property, plant and equipment are recorded at cost. The cost of additions, replacements and major improvements is capitalized, while repairs and maintenance are charged to expenses. When property, plant and equipment are retired from Consolidated’s regulated subsidiaries, the original cost, net of salvage, is charged against accumulated depreciation, with no gain or loss recognized in accordance with composite group life remaining methodology used for regulated telephone plant assets.

(4)	In connection with Consolidated’s acquisition of TXUCV on April 14, 2004, Consolidated issued $200.0 million in aggregate principal amount of senior notes and entered into credit facilities. In connection with its initial public offering in July 2005, Consolidated retired $70.0 million of senior notes and amended and restated its credit facilities.

(5)	In July 2006, Consolidated repurchased and retired approximately 3.8 million shares of its common stock for approximately $56.7 million, or $15.00 per share. Consolidated financed this transaction using approximately $17.7 million of cash on hand and $39.0 million of additional term-loan borrowings.

(6)	Consolidated presents its Consolidated EBITDA because it believes that Consolidated EBITDA is a useful indicator of its historical debt capacity and its ability to service debt and pay dividends and because it provides a measure of consistency in Consolidated’s financial reporting. Consolidated also presents its Consolidated EBITDA because covenants in its credit facilities contain ratios based on Consolidated EBITDA.

Consolidated EBITDA is defined in Consolidated’s credit facilities as: Consolidated Net Income, which is defined in Consolidated’s credit facilities, (a) plus the following to the extent deducted in arriving at Consolidated Net Income (i) interest expense, amortization or write-off of debt discount and non-cash expense incurred in connection with equity compensation plans; (ii) provision for income taxes; (iii) depreciation and amortization; (iv) non-cash charges for asset impairment; and (v) fees and expenses incurred in connection with Consolidated’s repurchase of its common stock from Providence Equity in July 2006 and the borrowing of the new term D loans in connection therewith; (b) minus (in the case of gains) or plus (in the case of losses) gain or loss on sale of assets; (c) plus (in the case of losses) and minus (in the case of income) non-cash minority interest income or loss; (d) plus (in the case of items deducted in arriving at Consolidated Net Income) and minus (in the case of items added in arriving at Consolidated Net Income) non-cash charges resulting from changes in accounting principles; (e) plus extraordinary losses and minus extraordinary gains as defined by generally accepted accounting principles (“GAAP”); (f) minus interest income; and (g) plus, as defined in Consolidated’s credit facilities and amendments to its credit facilities, certain costs associated with the integration of Consolidated Communications, Inc. and Consolidated Communications Acquisitions Texas, Inc., severance and start-up costs associated with documentation to become compliant with the Sarbanes-Oxley Act. If Consolidated’s Consolidated EBITDA were to decline below certain levels, covenants in its credit facilities that are based on Consolidated EBITDA, including Consolidated’s total net leverage, senior secured leverage and fixed charge coverage ratios covenants, may be violated and could cause, among other things, a default or mandatory prepayment under Consolidated’s credit facilities, or result in Consolidated’s inability to pay dividends.

Consolidated believes that net cash provided by operating activities is the most directly comparable financial measure to Consolidated EBITDA under GAAP. Consolidated EBITDA should not be considered in isolation or as a substitute for consolidated statement of operations and cash flows data prepared in accordance with GAAP. Consolidated EBITDA is not a complete measure of an entity’s profitability because it does not include costs and expenses identified above; nor is Consolidated EBITDA a complete net cash flow measure because it does not include reductions for cash payments for an entity’s obligation to service its debt, fund its working capital, make capital expenditures and make acquisitions or pay its income taxes and dividends.

The following table sets forth a reconciliation of Cash Provided by Operating Activities to Consolidated EBITDA:

	Consolidated						Predecessor
	Six Months
	Ended June 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(dollars in millions)

Historical EBITDA:
Net cash provided by operating activities	$37.1	$33.4	$84.6	$79.3	$79.8	$28.9	$28.5
Adjustments:
Compensation from restricted share plan	(1.7)	(1.3)	(2.5)	(8.6)	—	—	—
Other adjustments, net(a)	(4.1)	0.1	(8.1)	(18.0)	(22.0)	(7.3)	3.1
Changes in operating assets and liabilities	12.0	13.5	6.7	10.2	(4.4)	6.4	1.0
Interest expense, net	22.9	20.2	42.9	53.4	39.6	11.8	1.6
Income taxes	4.8	(0.2)	0.4	10.9	0.2	3.7	4.7

Historical EBITDA(b)	71.0	65.7	124.0	127.2	93.2	43.5	38.9
Adjustments to EBITDA:
Integration, restructuring and Sarbanes-Oxley(c)	0.5	2.7	3.7	7.4	7.0	—	—
Professional service fees(d)	—	—	—	2.9	4.1	2.0	—
Other, net(e)	(3.0)	(2.8)	(7.1)	(3.0)	(3.7)	—	(0.4)
Investment distributions(f)	3.1	2.4	5.5	1.6	3.6	—	—
Pension curtailment gain(g)	—	—	—	(7.9)	—	—	—
Intangible assets impairment(a)	—	—	11.2	—	11.6	—	—
Non-cash compensation(h)	1.7	1.3	2.5	8.6	—	—	—

Consolidated EBITDA	$73.3	$69.3	$139.8	$136.8	$115.8	$45.5	$38.5

(a)	Other adjustments, net includes $11.2 million and $11.6 million of asset impairment charges for years ended December 31, 2006 and December 31, 2004, respectively. Upon completion of its 2006 annual impairment review and as a result of a decline in estimated future cash flows in the telemarketing and operator services business, Consolidated determined that the value of the customer lists associated with these businesses was impaired. As a result of its 2004 impairment testing, Consolidated determined that the goodwill of its operator services business and the tradenames of its telemarketing and mobile services business were impaired. Non-cash impairment charges are excluded in arriving at Consolidated EBITDA under Consolidated’s credit facilities.

(b)	Historical EBITDA is defined as net earnings (loss) before interest expense, income taxes, depreciation and amortization on a historical basis.

(c)	In connection with the TXUCV acquisition, Consolidated has incurred certain expenses associated with integrating and restructuring the businesses. These expenses include severance, employee relocation expenses, Sarbanes-Oxley start-up costs, costs to integrate Consolidated’s technology, administrative and customer service functions, billing systems and other integration costs. These expenses are also excluded from Consolidated’s Consolidated EBITDA under its credit facilities.

(d)	Represents the aggregate professional service fees paid to certain large equity investors prior to Consolidated’s initial public offering. Upon closing of the initial public offering, these agreements terminated.

(e)	Other, net includes the equity earnings from Consolidated’s investments, dividend income and certain other miscellaneous non-operating items. Key man life insurance proceeds of $0.3 million received in June 2007 and $2.8 million received in June 2005 are not deducted to arrive at Consolidated EBITDA.

(f)	For purposes of calculating Consolidated EBITDA, Consolidated includes all cash dividends and other cash distributions received from its investments.

(g)	Represents a $7.9 million curtailment gain associated with the amendment of Consolidated’s Texas pension plan. The gain was recorded in general and administrative expenses. However, because the gain is non-cash, it is excluded from Consolidated’s Consolidated EBITDA.

(h)	Represents compensation expenses in connection with Consolidated’s Restricted Share Plan, which because of the non-cash nature of the expenses, are being excluded from Consolidated’s Consolidated EBITDA.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of Consolidated and North Pittsburgh incorporated by reference into this proxy statement/prospectus and has been prepared to reflect the Merger based on the purchase method of accounting, with Consolidated treated as the acquiror. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statement of operations information, that are expected to have a continuing impact. The selected unaudited pro forma condensed combined financial information is derived from the unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Statements”. The selected unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of Consolidated and North Pittsburgh incorporated by reference into this proxy statement/prospectus and the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined balance sheet has been prepared as of June 30, 2007 and gives effect to the Merger as if it had occurred on that date. The unaudited pro forma condensed combined statement of operations, which has been prepared for the 6 months ended June 30, 2007 and for the year ended December 31, 2006, gives effect to the Merger as if it had occurred on January 1, 2006.

As of the date of this proxy statement/prospectus, Consolidated has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the North Pittsburgh assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price, nor has Consolidated identified the adjustments necessary, if any, to conform North Pittsburgh data to Consolidated accounting policies. As indicated in Note 1 to the unaudited pro forma condensed combined financial statements, Consolidated has made certain adjustments to the historical book values of the assets and liabilities of North Pittsburgh to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial statements, with the excess of the estimated purchase price over the historical net assets of North Pittsburgh, as adjusted to reflect estimated fair values, recorded as goodwill. See “Unaudited Pro Forma Condensed Combined Financial Statements”. Actual results are expected to differ from the unaudited pro forma condensed combined financial statements once Consolidated has determined the final purchase price (as determined by the market price of Consolidated common stock on the closing date of the Merger) for North Pittsburgh, completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for North Pittsburgh. There can be no assurances that such finalization will not result in material changes.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

The unaudited pro forma condensed combined financial statements do not include the realization of future cost savings or synergies or restructuring charges that are expected to result from Consolidated’s acquisition of North Pittsburgh.

	Six Months Ended	Year Ended
	June 30, 2007	December 31, 2006
	(dollars in thousands, except per share amounts)

Statement of Operations Data:
Revenues	$212,661	$424,232
Income from continuing operations	6,660	25,508
Income from continuing operations per common share:
Basic	0.23	0.82
Diluted	0.23	0.81
Balance Sheet Data (at period end):
Total assets	1,316,110	N/A
Long-term debt and capital lease obligations	892,286	N/A
Total stockholders’ equity	176,712	N/A

RISK FACTORS RELATING TO THE MERGER

In addition to the other information included in and incorporated by reference into this proxy statement/prospectus, North Pittsburgh shareholders should consider carefully the matters described below in determining whether to approve and adopt the Merger Agreement and in determining whether to make a cash election or a stock election for each of their shares of North Pittsburgh common stock. Please also refer to the information under the heading “Risk Factors” set forth in Item 1A in each of Consolidated’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and North Pittsburgh’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, each of which is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information”.

The exchange ratio for the stock consideration is fixed and will not be adjusted in the event that the price of Consolidated common stock declines before the Merger is completed. As a result, the value of the shares of Consolidated common stock issued in the Merger could be less than the value of those shares today. At the effective time of the Merger, each issued and outstanding share of North Pittsburgh common stock (other than shares held in North Pittsburgh’s treasury or owned by any North Pittsburgh subsidiary, Consolidated, Merger Sub or any other Consolidated subsidiary) will be converted into the right to receive, at the holder’s election, either (i) $25.00 in cash, without interest, or (ii) 1.1061947 shares of Consolidated common stock, subject to proration to ensure that 80% of the North Pittsburgh shares outstanding immediately prior to the Merger are converted in the Merger into the right to receive cash and 20% of the North Pittsburgh shares outstanding immediately prior to the Merger are converted in the Merger into the right to receive Consolidated common stock. The exchange ratio for the stock consideration is fixed and will not be adjusted to reflect any changes in the price of Consolidated common stock prior to the effective time of the Merger. See “Comparative Stock Prices and Dividends”. The market price of Consolidated common stock at the effective time of the Merger will likely be different from, and may be less than, the market price of Consolidated common stock on the date of this proxy statement/prospectus or the date of the annual meeting. The market price of Consolidated common stock will continue to fluctuate after the effective time of the Merger. Because the exchange ratio for the stock consideration is fixed, the market value of the stock consideration at any time may be higher or lower than the $25.00 per share cash consideration that North Pittsburgh shareholders may elect to receive in the Merger (subject to proration). Differences in the market price of Consolidated common stock may be the result of changes in the business, operations or prospects of Consolidated, market reactions to the proposed Merger, regulatory considerations, general market and economic conditions or other factors.

You may receive a form of consideration different from what you elect. Regardless of the cash or stock elections made by North Pittsburgh shareholders, the Merger Agreement contains proration procedures that are designed to ensure that (i) 80% of the North Pittsburgh shares outstanding immediately prior to the Merger are converted in the Merger into the right to receive cash and (ii) 20% of the North Pittsburgh shares outstanding immediately prior to the Merger are converted in the Merger into the right to receive Consolidated common stock. As a result, if more than 80% of North Pittsburgh’s shares are subject to cash elections, those shareholders who properly make cash elections will receive Consolidated common stock for a portion of their North Pittsburgh shares. If more than 20% of North Pittsburgh’s shares are subject to stock elections, those shareholders who properly make stock elections will receive cash consideration for a portion of their North Pittsburgh shares. See “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections”.

After making a cash election or a stock election, you will not be able to sell the North Pittsburgh shares covered by your election, unless you revoke your election at or prior to the election deadline or unless the Merger Agreement is terminated. The deadline for making cash elections and stock elections is 5:00 p.m., New York City time, on the date that is 2 business days immediately prior to the closing date of the Merger (or such other date as Consolidated and North Pittsburgh mutually agree). Consolidated and North Pittsburgh will publicly announce the anticipated election deadline at least 5 business days prior to the anticipated closing date of the Merger. Once you make an election with respect to any shares of North Pittsburgh common stock, you will not be able to sell those shares, unless you properly revoke your election at or prior to the election deadline or the Merger Agreement is terminated. See “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections”. After you make a cash or stock election and prior to completion of the Merger, the trading price of North Pittsburgh common stock or Consolidated common stock may decrease, and you may otherwise want to sell North Pittsburgh shares to gain access to cash, make other investments, or eliminate the potential for a decrease in the value of your investment.

The price of Consolidated common stock may be affected by factors different from those affecting the price of North Pittsburgh common stock. Upon completion of the Merger, holders of North Pittsburgh common stock who elect to receive Consolidated common stock and, if more than 80% of the North Pittsburgh shares are subject to cash elections, all of the holders of North Pittsburgh common stock (as a result of the proration procedures described herein), will become Consolidated stockholders. Consolidated’s business and results of operations and the market price of Consolidated common stock may be affected by factors different than those affecting North Pittsburgh’s business and results of operations and the market price of North Pittsburgh common stock. For a discussion of Consolidated’s and North Pittsburgh’s businesses and certain factors to consider in connection with their businesses, see the periodic reports and other documents of Consolidated and North Pittsburgh incorporated by reference into this proxy statement/prospectus and listed under “Where You Can Find More Information”.

The integration of Consolidated and North Pittsburgh following the Merger may present significant challenges. Consolidated may face significant challenges in combining North Pittsburgh’s operations into its operations in a timely and efficient manner and in retaining key North Pittsburgh personnel. The failure to integrate successfully Consolidated and North Pittsburgh and to manage successfully the challenges presented by the integration process may result in Consolidated not achieving the anticipated benefits of the Merger including operational and financial synergies.

You may not receive dividends because of restrictions in Consolidated’s debt agreements. Consolidated’s ability to pay dividends will be restricted by the financing agreements expected to be in place upon consummation of the Merger, including its proposed new credit facilities and its existing indenture. See “The Merger — Financing Arrangements”. Consolidated expects that, giving pro forma effect to the Merger and related transactions, including its proposed new credit facilities, it would have been able to pay aggregate dividends of $55.7 million at June 30, 2007 on the approximately 29.45 million shares of Consolidated common stock expected to be outstanding upon consummation of the Merger.

Consolidated will have a substantial amount of debt outstanding after giving effect to the Merger, and may incur additional indebtedness in the future, which could restrict Consolidated’s ability to pay dividends. Consolidated has a significant amount of debt outstanding, and after consummation of the Merger will have increased leverage. As of June 30, 2007, giving pro forma effect to the Merger and related transactions, including its proposed new credit facilities, Consolidated will have $892.3 million of total long-term debt outstanding and $176.7 million of stockholders’ equity. The degree to which Consolidated is leveraged could have important consequences for you, including:

•	requiring Consolidated to dedicate a substantial portion of its cash flow from operations to make interest payments on its debt, which payments it currently expects to be approximately $67.5 to $70.5 million in 2008 assuming consummation of the Merger by December 31, 2007, thereby reducing funds available for operations, future business opportunities and other purposes and/or dividends on its common stock;

•	limiting its flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	making it more difficult for Consolidated to satisfy its debt and other obligations;

•	limiting Consolidated’s ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes;

•	increasing Consolidated’s vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

•	placing Consolidated at a competitive disadvantage compared to its competitors that have less debt.

Consolidated cannot assure you that it will generate sufficient revenues to service and repay its debt and have sufficient funds left over to achieve or sustain profitability in its operations, meet its working capital and capital expenditure needs, compete successfully in its markets or pay dividends to its stockholders. In addition, because Consolidated will have an additional 3.32 million shares outstanding as a result of the Merger, its annual amount expended for dividends will increase materially if the current dividend per share is maintained.

Subject to the restrictions in Consolidated’s indenture and its proposed new credit facilities, Consolidated may be able to incur additional debt. Although Consolidated’s indenture contains, and its proposed new credit facilities are expected to contain, restrictions on its ability to incur additional debt, these restrictions are subject to a number of important exceptions. If Consolidated incurs additional debt, the risks associated with its substantial leverage, including its ability to service its debt, would likely increase.

Consolidated will require a significant amount of cash to service and repay its debt and to pay dividends on its common stock, and its ability to generate cash depends on many factors beyond its control. Consolidated currently expects its cash interest expense to be approximately $67.5 to $70.5 million in fiscal year 2008 assuming consummation of the Merger by December 31, 2007. Future interest expense will be significantly higher than historic interest expense as a result of higher levels of indebtedness incurred to consummate the Merger. Consolidated’s ability to make payments on its debt and to pay dividends on its common stock will depend on its ability to generate cash in the future, which will depend on many factors beyond its control. Consolidated cannot assure you that:

•	its business will generate sufficient cash flow from operations to service and repay its debt, pay dividends on its common stock and fund working capital and planned capital expenditures;

•	future borrowings will be available under its credit facilities or any future credit facilities in an amount sufficient to enable it to repay its debt and pay dividends on its common stock; or

•	it will be able to refinance any of its debt on commercially reasonable terms or at all.

If Consolidated cannot generate sufficient cash from its operations to meet its debt service and repayment obligations, Consolidated may need to reduce or delay capital expenditures, cash dividend payments, the development of its business generally and any acquisitions. If for any reason Consolidated is unable to meet its debt service and repayment obligations, it would be in default under the terms of the agreements governing its debt, which would allow the lenders under its credit facilities and note holders under the indenture to declare all borrowings outstanding to be due and payable. If the amounts outstanding under its credit facilities or indenture were to be accelerated, Consolidated cannot assure you that its assets would be sufficient to repay in full the money owed to its lenders or to its other debt holders.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the Merger. Completion of the Merger is conditioned upon, among other things, the receipt of certain governmental consents and approvals, including approval by the FCC and the Pennsylvania PUC. These consents and approvals may impose conditions on or require divestitures relating to the divisions, operations or assets of Consolidated or North Pittsburgh. Such conditions or divestitures may jeopardize or delay completion of the Merger or may reduce the anticipated benefits of the Merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied. Even if all such consents and approvals are obtained, no assurance can be given as to the terms, conditions and timing of the consents and approvals or that they will satisfy the terms of the Merger Agreement. See “The Merger Agreement — Conditions to the Completion of the Merger” for a discussion of the conditions to the completion of the Merger, “The Merger Agreement — Additional Covenants — Obligations to Cooperate; Regulatory Filings” for a discussion of the parties’ obligations to cooperate (including certain limitations thereon) with respect to the receipt of such consents and approvals, and “The Merger — Regulatory Matters” for a description of the regulatory approvals necessary in connection with the Merger. If the Merger is not completed by April 1, 2008 (or if all required regulatory approvals have not been obtained by April 1, 2008, then under certain conditions, June 30, 2008), either North Pittsburgh or Consolidated may terminate the Merger Agreement. See “The Merger Agreement — Termination of the Merger Agreement”.

Consolidated will incur transaction, integration and restructuring costs in connection with the Merger. Consolidated and North Pittsburgh expect to incur costs associated with transaction fees and other costs related to the Merger. Specifically, Consolidated expects to incur approximately $5.5 million of transaction costs related to the Merger, which costs are expected to be recorded as a component of the purchase price. In addition, Consolidated will incur integration and restructuring costs following the completion of the Merger as it integrates the businesses of North Pittsburgh with those of Consolidated. Although Consolidated expects that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration and restructuring costs over time, Consolidated cannot give any assurance that this net benefit will be achieved in the near term.

North Pittsburgh shareholders will have reduced ownership and voting interests after the Merger and will exercise less influence over management of Consolidated than currently exercised over management of North Pittsburgh. After the effective time of the Merger, North Pittsburgh shareholders who receive stock consideration in the Merger will own in the aggregate a significantly smaller percentage of Consolidated than they currently own of North Pittsburgh. Immediately following the Merger, those shareholders are expected to own approximately 11.27% of the outstanding shares of Consolidated common stock, based on the number of shares of North Pittsburgh common stock and Consolidated common stock outstanding on the record date. Consequently, North Pittsburgh shareholders, as a general matter, will have less influence over the management and policies of Consolidated than they currently exercise over the management and policies of North Pittsburgh.

The shares of Consolidated common stock to be received by North Pittsburgh shareholders as a result of the Merger will have different rights from the shares of North Pittsburgh common stock. North Pittsburgh shareholders’ rights are currently governed by the North Pittsburgh articles of incorporation, the North Pittsburgh by-laws and Pennsylvania law. Those North Pittsburgh shareholders who receive stock consideration in the Merger will, upon completion of the Merger, become stockholders of Consolidated and their rights will be governed by the Consolidated certificate of incorporation, the Consolidated by-laws and Delaware law. See “Comparison of Rights of Common Shareholders of North Pittsburgh and Common Stockholders of Consolidated”.

Certain directors and executive officers of North Pittsburgh may have potential conflicts of interest with respect to the approval and adoption of the Merger Agreement. Some of North Pittsburgh’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of North Pittsburgh shareholders generally. See “The Merger — Interests of North Pittsburgh Directors and Executive Officers in the Merger” for a discussion of these interests.

Whether or not the Merger is completed, the pendency of the transaction could cause disruptions in the businesses of North Pittsburgh and Consolidated, which could have an adverse effect on their businesses and financial results. These disruptions could include the following:

•	current and prospective employees may experience uncertainty about their future roles with the combined company, which might adversely affect North Pittsburgh’s and Consolidated’s ability to retain or attract key managers and other employees;

•	current and prospective customers of North Pittsburgh or Consolidated may experience variations in levels of services as the companies prepare for integration and may, as a result, choose to discontinue their service with either company or choose another provider; and

•	the attention of management of each of North Pittsburgh and Consolidated may be diverted from the operation of the businesses toward the completion of the Merger.

THE ANNUAL MEETING

Date, Time and Place

The annual meeting of shareholders of North Pittsburgh will be held on [          ], 2007 at [  ] p.m., local time, at [          ].

Purpose of the Annual Meeting

The annual meeting will be held for the purpose of considering and acting upon the following matters:

1. To vote upon the proposal to approve and adopt the Merger Agreement.

2. To elect 7 directors.

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

Record Date; Shares Entitled to Vote; Required Vote; Quorum

The Board of Directors of North Pittsburgh has fixed the close of business on [          ], 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting.

Only North Pittsburgh shareholders of record at the close of business on the record date are entitled to notice of and to vote at the annual meeting, including any adjournments thereof. At the record date, North Pittsburgh had outstanding and entitled to vote 15,005,000 shares of its common stock.

North Pittsburgh shareholders are entitled to 1 vote for each share held. The approval and adoption of the Merger Agreement requires the affirmative vote of a majority of the votes cast on the proposal by the North Pittsburgh shareholders at the annual meeting. The 7 candidates for directors of North Pittsburgh who receive the highest number of affirmative votes in the election of directors at the annual meeting will be elected the directors of North Pittsburgh.

The presence at the annual meeting on [          ], 2007, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast at the annual meeting will constitute a quorum, which is necessary to hold the meeting. If a quorum is not present, the shareholders present, in person or by proxy, may adjourn the meeting without notice other than announced at the meeting.

The required vote of North Pittsburgh shareholders for the approval and adoption of the Merger Agreement is based upon the number of votes cast at the annual meeting, rather than upon the number of shares of North Pittsburgh common stock outstanding. Because abstentions, withheld votes and broker non-votes are not considered votes cast under Pennsylvania law, such shares will have no impact on the vote for the proposal to approve and adopt the Merger Agreement. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not receive voting instructions from the beneficial owner. Similarly, abstentions and withheld votes will have no impact on the vote for the election of directors. Brokers have discretionary authority to vote shares held in “street name” with respect to the election of directors.

Shares Owned by North Pittsburgh Directors and Executive Officers

At the close of business on the record date, directors and executive officers of North Pittsburgh beneficially owned and were entitled to vote, in the aggregate, [          ] shares of North Pittsburgh common stock, which represented approximately [     ]% of the shares of North Pittsburgh common stock outstanding on that date. The directors and executive officers of North Pittsburgh have informed North Pittsburgh that they intend to vote all of their shares of North Pittsburgh common stock “FOR” the approval and adoption of the Merger Agreement.

Voting of Proxies

This proxy statement/prospectus is being sent to North Pittsburgh shareholders on behalf of the Board of Directors of North Pittsburgh for the purpose of requesting that you allow your shares of North Pittsburgh common stock to be represented by the persons named in the enclosed proxy card. All shares of North Pittsburgh common stock represented at the annual meeting by properly executed proxy cards, or by proxies properly submitted by telephone or over the Internet, will be voted in accordance with the instructions indicated on that proxy. If you properly return or submit a proxy without giving voting instructions, your shares will be voted “FOR” the approval and adoption of the Merger Agreement and “FOR” the election of each of the persons nominated by the North Pittsburgh Board of Directors for election as directors of North Pittsburgh. See “Proposal 2: Election of Directors of North Pittsburgh — Nominees for Election”. The presence of a North Pittsburgh shareholder at the annual meeting will not automatically revoke such shareholder’s proxy.

If you are a shareholder of record, which means that your shares are registered directly in your name on the books of North Pittsburgh’s transfer agent, you may vote by completing, dating and signing the enclosed proxy card and returning it in the envelope provided to Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230, for receipt by it prior to the annual meeting. You may also vote either by telephone or over the Internet. Specific instructions for voting by telephone or over the Internet (including the deadline for voting) are set forth on the enclosed proxy card. These procedures are designed to authenticate each shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded.

If your shares are held in “street name”, which means your shares are held of record by a broker or other nominee holder, you will need to obtain instructions from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other nominee to vote your shares. Many such firms make telephone and/or Internet voting available, but the specific processes available will depend on those firms’ individual arrangements.

Even if you plan to attend the annual meeting and vote in person, North Pittsburgh recommends that you submit your proxy so that your vote will be counted should you later decide not to attend the meeting. The North Pittsburgh Board of Directors urges North Pittsburgh shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage paid envelope, or to vote by telephone or over the Internet.

Please note that if your shares are held in “street name” and you wish to vote in person at the annual meeting, you must bring to the annual meeting a proxy from the record holder of the shares authorizing you to vote at the annual meeting (with satisfactory evidence that the shares you wish to vote have not been included in any proxy submitted and not revoked by the record holder) or, if you wish to attend the annual meeting without voting in person, you must bring to the annual meeting a copy of a brokerage statement reflecting your stock ownership as of the record date.

North Pittsburgh does not expect that any matters other than (i) the proposal to approve and adopt the Merger Agreement and (ii) election of directors of North Pittsburgh will be brought before the annual meeting, other than as described below under “Other Matters”. If, however, any other matter is properly presented at the annual meeting or any properly reconvened meeting following an adjournment of the annual meeting, the persons named as proxies in the proxy card will use their own judgment to determine how to vote your shares on those other matters.

Changing Your Vote

If you are a shareholder of record, you may change your proxy voting instructions prior to commencement of the annual meeting by granting a new proxy (by mail, by phone or over the Internet), as described above under “— Voting of Proxies”. You may also revoke a proxy by submitting a notice of revocation to the Secretary of North Pittsburgh at North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, Pennsylvania 15044-9311, prior to the commencement of the annual meeting.

If your shares are held in “street name”, you may change your vote by submitting new voting instructions to your broker or other nominee holder in accordance with the procedures established by it. Please contact your broker or other nominee and follow its directions in order to change your vote.

Solicitation of Proxies

North Pittsburgh will bear the cost of solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of North Pittsburgh common stock beneficially owned by others to forward to such beneficial owners. Persons representing beneficial owners of North Pittsburgh common stock may be reimbursed for their costs of forwarding solicitation materials to such beneficial owners. In addition to soliciting proxies by mail, directors, officers or employees of North Pittsburgh and Consolidated may solicit proxies personally and by telephone, email or otherwise. None of these persons will receive additional or special compensation for soliciting proxies.

North Pittsburgh has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for the annual meeting. MacKenzie Partners, Inc. will be paid a fee of $7,500 for its services, plus reimbursement of its reasonable out-of-pocket expenses.

PROPOSAL 1: APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

THE COMPANIES

Consolidated

Consolidated, a Delaware corporation, through its operating companies, operates established rural local exchange companies (“RLECs”) providing voice, data and video services to residential and business customers in Illinois and Texas. Each of its operating companies has been operating in its local market for over 100 years. With approximately 229,007 local access lines, 58,225 DSL subscribers and 9,577 IPTV subscribers, Consolidated’s operating companies offer a wide range of telecommunications services, including local and long distance service, custom calling features, private line services, dial-up and high-speed Internet access, digital TV, carrier access services, and directory publishing. Consolidated operates the 14th largest local telephone company in the United States.

Founded in 1894 as the Mattoon Telephone Company by the great-grandfather of the current chairman of Consolidated, Richard A. Lumpkin, it began as one of the nation’s first independent telephone companies. After several subsequent acquisitions, the Mattoon Telephone Company was incorporated as Illinois Consolidated Telephone Company (“ICTC”), on April 10, 1924. On September 24, 1997, McLeodUSA acquired ICTC and all related businesses from the Lumpkin family.

In December 2002, Mr. Lumpkin and 2 private equity firms, Spectrum Equity and Providence Equity, formed Consolidated and purchased the capital stock and assets of ICTC and several related businesses back from McLeodUSA.

On April 14, 2004, Consolidated acquired TXU Communications Ventures Company with rural telephone operations in Lufkin, Conroe, and Katy, Texas from TXU Corporation.

On July 27, 2005, Consolidated completed the initial public offering (“IPO”) of its common stock. Concurrent with the IPO, Spectrum Equity sold its entire investment, and Providence Equity sold 50% of its investment, in Consolidated. On July 28, 2006, Consolidated repurchased the remaining shares owned by Providence Equity.

North Pittsburgh

North Pittsburgh, a Pennsylvania corporation, is a holding company. Its predecessor, North Pittsburgh Telephone Company (“NPTC” or “North Pittsburgh Telephone Company”), a telephone public utility incorporated in 1906, became a wholly-owned subsidiary of North Pittsburgh on May 31, 1985. Penn Telecom, Inc. (“Penn Telecom”) became a wholly-owned subsidiary of North Pittsburgh on January 30, 1988. Prior to this date, Penn Telecom was a wholly-owned subsidiary of NPTC. Penn Telecom is certificated as a Competitive Access Provider (“CAP”), a Competitive Local Exchange Carrier (“CLEC”) and an Interexchange Carrier (“IXC”) and has entered into these businesses. Pinnatech, Inc. (“Pinnatech”), a wholly-owned subsidiary of North Pittsburgh, was formed in 1995 and principally provides Internet and broadband related services. North Pittsburgh Telephone Company, Penn Telecom and Pinnatech are Pennsylvania corporations. In addition to its wholly-owned subsidiaries, North Pittsburgh, through its North Pittsburgh Telephone Company subsidiary, owns limited partnership interests constituting equity interests of 3.6%, 16.6725% and 23.67% in the Pittsburgh SMSA, Pennsylvania RSA No. 6(I) and Pennsylvania RSA No. 6(II) limited partnerships, respectively, all of which are majority-owned and operated by Verizon Wireless.

As of June 30, 2007, North Pittsburgh had a total of 60,663 access lines in its Incumbent Local Exchange Carrier (“ILEC”) territory, 66,699 CLEC equivalent access lines (including 42,250 access lines and 2,286 DSL subscribers) and a total of 16,572 DSL subscribers across all subsidiaries. CLEC equivalent access lines include access lines and access line equivalents. Access line equivalents represent a conversion of data circuits to an access line basis and are presented for comparability purposes. Equivalents are calculated by converting data circuits (basic rate interface (BRI), primary rate interface (PRI), DSL, DS-1 and DS-3) and SONET-based (optical) services (OC-3 and OC-48) to the equivalent of an access line.

Fort Pitt Acquisition Sub Inc.

Merger Sub is a Pennsylvania corporation and a wholly-owned subsidiary of Consolidated. It was incorporated on July 2, 2007 solely for the purpose of effecting the Merger with North Pittsburgh.

THE MERGER

Background to the Merger

Beginning in the second half of 2001 through mid-2002, the North Pittsburgh Board of Directors explored possible strategic alternatives for North Pittsburgh. During this process, North Pittsburgh actively negotiated with 4 parties who separately submitted definitive proposals to acquire the company. The North Pittsburgh Board of Directors rejected these offers, which ranged in price between $19.00 and $22.00 per share. Consolidated’s predecessor company was not solicited to, and did not, submit an offer to acquire North Pittsburgh during the Board of Directors’ exploration of possible strategic alternatives during this period; however, a senior executive of a business subsequently acquired by Consolidated (who is now a senior executive of Consolidated) participated in this process on behalf of his then-employer.

Beginning in 2004, at annual meetings of the United States Telecom Association and otherwise, members of North Pittsburgh’s senior management had casual contacts from time to time with members of Consolidated’s senior management. During these conversations, the Consolidated executives from time to time raised the possibility of Consolidated and North Pittsburgh discussing a possible business combination transaction and/or commercial transaction between the 2 companies. They suggested that, if and when North Pittsburgh was interested in discussing such a possibility, North Pittsburgh should contact Consolidated.

At various executive staff meetings during the third and fourth quarters of 2006, North Pittsburgh’s senior management discussed its internal evaluation of both the current and future status of North Pittsburgh’s business, the potential opportunities, risks and returns associated with building and deploying new products and technologies, and the potential opportunity for and risks associated with North Pittsburgh pursuing possible strategic alternatives. Concurrently, North Pittsburgh was in the process of developing its internal video model, which was presented to senior management in November 2006. Scale issues, especially with respect to the inability to secure content at competitive rates and the fixed costs associated with building a video head-end and a robust video test environment and network operating center, contributed to senior management’s assessment that the video expenditures, even when taking into account the contribution margin from retaining voice and adding potential DSL customers, most likely could not produce an acceptable rate of return given North Pittsburgh’s limited addressable market, which consists primarily of residential customers in its existing ILEC territory. However, senior management also concluded that it would be important for North Pittsburgh to implement video capability in order to compete effectively with the cable competitors that had launched “triple play” offerings of voice, video and broadband in North Pittsburgh’s ILEC territory.

In December 2006, senior management presented its thoughts and recommendations to the North Pittsburgh Board of Directors. At a meeting of the North Pittsburgh Board of Directors on December 1, 2006, the Board of Directors authorized senior management to engage in discussions, on a sequential basis, with various telecommunications companies in order to ascertain whether any of these companies would be interested in pursuing a possible business combination transaction with North Pittsburgh. The Board of Directors did not approve any such business combination transaction or determine that North Pittsburgh should be sold, but, instead, authorized senior management to initiate these discussions in order to explore possible strategic alternatives for North Pittsburgh.

Shortly thereafter, members of North Pittsburgh’s senior management initiated discussions with a major telephone company in order to ascertain that company’s interest in pursuing a possible business combination transaction with North Pittsburgh. These discussions continued into the first quarter of 2007, when the other telephone company ended the discussions. It did not submit a proposal to acquire North Pittsburgh.

On February 23, 2007, after discussions with the other telephone company had ended, members of North Pittsburgh’s senior management met with members of Consolidated’s senior management in order to ascertain Consolidated’s interest in pursuing a possible business combination transaction with North Pittsburgh. The parties also discussed a possible commercial transaction between North Pittsburgh and Consolidated. At the February 23 meeting, Consolidated and North Pittsburgh signed a confidentiality agreement for the purpose of facilitating the delivery of material non-public information regarding North Pittsburgh.

At a meeting of the Consolidated Board of Directors on March 5, 2007, management briefed the directors on the status of discussions with North Pittsburgh.

During March and April 2007, members of North Pittsburgh’s senior management had various contacts with members of Consolidated’s senior management on an informal or casual basis. On March 28, 2007 and March 29, 2007, members of North Pittsburgh’s senior management met with members of Consolidated’s senior management to discuss Consolidated’s possible interest in making a proposal to acquire North Pittsburgh. On April 9, 2007 and April 18, 2007, North Pittsburgh’s senior management held preliminary due diligence sessions for members of Consolidated’s senior management and representatives of Consolidated’s financial advisor, Wachovia Securities (“Wachovia Securities”).

At a meeting of the Consolidated Board of Directors on April 13, 2007, Consolidated’s management updated the directors on the status of discussions with North Pittsburgh and key metrics in connection with a transaction. The Board of Directors authorized management to submit a non-binding preliminary proposal. From time to time, management updated the directors on the status of discussions with North Pittsburgh and the non-binding preliminary proposals, including at a meeting of the Consolidated Board of Directors on May 8, 2007.

On April 24, 2007, Consolidated submitted to North Pittsburgh a non-binding preliminary proposal to acquire North Pittsburgh in a merger at a price per share ranging between $21.50 and $25.00 payable in cash and stock (mix to be determined). The proposal included, among other things, a requirement that North Pittsburgh agree to negotiate exclusively with Consolidated for a period of 60 days. North Pittsburgh’s senior management informed Consolidated’s senior management that North Pittsburgh would not be interested in continuing the discussions unless Consolidated increased the lower end of the price range.

On April 25, 2007, Consolidated submitted to the North Pittsburgh Board of Directors a non-binding preliminary proposal to acquire North Pittsburgh in a merger at a price per share ranging between $23.00 and $25.00 payable in cash and stock (mix to be determined). Consolidated’s proposal included, among other things, a requirement that North Pittsburgh agree to negotiate exclusively with Consolidated for a period of 45 days.

Thereafter, Evercore Group L.L.C. (“Evercore”), which was retained by North Pittsburgh in late April 2007 to act as its financial advisor in connection with a possible business combination transaction, commenced negotiation of Consolidated’s proposal on behalf of North Pittsburgh. Beginning in late April/early May 2007, while the negotiation of Consolidated’s proposal was ongoing, Evercore approached 5 other possible strategic bidders, and 1 possible financial bidder, on behalf of North Pittsburgh on a confidential basis in order to ascertain their interest in pursuing a possible business combination transaction with North Pittsburgh. To facilitate and expedite serious consideration by the 5 possible strategic bidders, contacts were initiated by a senior Evercore banker to the chief executive officer and/or chief financial officer at each of the relevant companies. Of the 6 parties approached, (i) 3 of the possible strategic bidders and the possible financial bidder informed Evercore that they were not interested in bidding, (ii) 1 possible strategic bidder informed Evercore that it was likely not interested in bidding (subsequently, this company publicly announced an agreement to acquire another company), and (iii) 1 possible strategic bidder (“Party X”) negotiated and signed a confidentiality agreement with North Pittsburgh for the purpose of facilitating the delivery of material non-public information.

On May 11, 2007, Evercore, on behalf of North Pittsburgh, delivered to Party X a letter that, among other things, requested the submission by 5:00 p.m., Eastern time, on May 18, 2007 (later extended to May 25, 2007) of a preliminary proposal to acquire North Pittsburgh. Party X was given certain non-public information regarding North Pittsburgh and certain access rights to North Pittsburgh’s management. Party X informed Evercore that an offer price in the range of $24.00 to $25.00 per share would likely be very difficult for Party X to achieve. It did not submit a proposal to acquire North Pittsburgh.

At a meeting of the North Pittsburgh Board of Directors on May 24, 2007, Evercore discussed with the directors, among other things, the status of the negotiations of Consolidated’s non-binding preliminary proposal to acquire North Pittsburgh, the financial aspects of the proposal and certain preliminary financial analyses undertaken by Evercore. The Board of Directors unanimously approved North Pittsburgh’s entry into the Exclusivity Letter (as defined below). During the late afternoon on May 25, 2007, North Pittsburgh and Consolidated executed a letter agreement (the “Exclusivity Letter”) pursuant to which, among other things, (i) Consolidated made a non-binding preliminary proposal to acquire North Pittsburgh in a merger at a price per share ranging between $24.00 and $25.00 payable in cash and stock (mix to be determined) and (ii) North Pittsburgh agree to negotiate exclusively with Consolidated for a period of 30 days. Also on May 25, 2007, Consolidated and North Pittsburgh entered into a confidentiality agreement that superseded the February 23 confidentiality agreement described above and, among other things, contained certain standstill provisions. Following execution of the May 25 confidentiality agreement, Consolidated was given access to certain non-public information regarding North Pittsburgh and, as part of the due diligence process, attended certain presentations by North Pittsburgh’s management.

Following the execution of the Exclusivity Letter and commencement of the exclusivity period thereunder, Evercore did not engage in substantive discussions with any of the potential bidders referred to above and ceased its efforts on North Pittsburgh’s behalf to solicit potential bids from third parties other than Consolidated.

On June 12, 2007, Evercore, on behalf of North Pittsburgh, delivered to Wachovia Securities a draft merger agreement prepared by Hughes Hubbard & Reed LLP (“Hughes Hubbard”), North Pittsburgh’s special counsel in connection with a possible business combination transaction.

On June 20, 2007, Consolidated submitted to the North Pittsburgh Board of Directors a definitive proposal to acquire North Pittsburgh in a merger in which existing shareholders would elect to receive per share either $23.00 in cash or 0.9952 shares of Consolidated common stock (the actual exchange ratio to be determined based on Consolidated’s closing stock price on June 22, 2007), subject to proration if more than 65% of the North Pittsburgh shares elected cash conversion or more than 35% elected stock conversion. Consolidated also submitted to North Pittsburgh a markup of the draft merger agreement reflecting its proposed changes. Evercore, on behalf of North Pittsburgh, informed Wachovia Securities that the North Pittsburgh Board of Directors would reject this proposal.

On June 22, 2007, Consolidated and North Pittsburgh modified the Exclusivity Letter to extend the exclusivity period until 11:59 p.m., Eastern time, on July 1, 2007, provided that Consolidated submitted to North Pittsburgh no later than noon, Eastern time, on June 25, 2007 a revised definitive proposal to acquire North Pittsburgh.

At a meeting of the Consolidated Board of Directors on June 22, 2007, management, Wachovia Securities and counsel to Consolidated reviewed the status of negotiations, including the terms of the transaction, financing and form of consideration. Management and Wachovia Securities also reviewed business and financial information regarding North Pittsburgh, results of due diligence and strategic and operational considerations related to the potential transaction. The directors authorized the execution and delivery of a definitive merger agreement.

Prior to noon, Eastern time, on June 25, 2007, Consolidated submitted to the North Pittsburgh Board of Directors a revised definitive proposal to acquire North Pittsburgh in a merger in which existing shareholders would elect to receive per share either $24.00 in cash or 1.0762 shares of Consolidated common stock (based on Consolidated’s closing stock price on June 22, 2007), subject to proration if more than 80% of the North Pittsburgh shares elected cash conversion or more than 20% elected stock conversion. Evercore, on behalf of North Pittsburgh, informed Wachovia Securities that the North Pittsburgh Board of Directors would reject this proposal.

On June 26, 2006, Evercore delivered to Wachovia Securities on behalf of North Pittsburgh a revised draft merger agreement prepared by Hughes Hubbard (the “June 26 Draft”).

On June 27, 2007, Consolidated submitted to the North Pittsburgh Board of Directors a revised definitive proposal to acquire North Pittsburgh in a merger in which existing shareholders would elect to receive per share either $24.00 in cash or 1.0174 shares of Consolidated common stock (based on Consolidated’s closing stock price on June 27, 2007), subject to proration if more than 80% of the North Pittsburgh shares elected cash conversion or more than 20% elected stock conversion. Consolidated also expressed a willingness to engage in an all-cash transaction. With the revised proposal, Consolidated submitted to North Pittsburgh (i) a markup of the June 26 Draft reflecting its proposed changes and (ii) a signed commitment letter from Wachovia Bank, National Association and Wachovia Capital Markets, LLC with respect to the financing of Consolidated’s bid (followed on June 28, 2007 by a related term sheet).

At a meeting of the North Pittsburgh Board of Directors on June 28, 2007, Evercore discussed with the directors, among other things, the status of the negotiations with Consolidated, the financial aspects of

Consolidated’s June 27 merger proposal and certain preliminary financial analyses undertaken by Evercore. Hughes Hubbard discussed with the directors, among other things, the legal aspects of Consolidated’s merger proposal (including the Board of Directors’ fiduciary duties), the June 26 Draft and certain changes proposed by Consolidated in its markup of the June 26 Draft.

At the June 28 Board meeting, management and the advisors responded to numerous questions from the Board of Directors. Following additional discussion, the Board of Directors informed the advisors that it was the sense of the Board that North Pittsburgh should continue to evaluate and pursue a possible merger with Consolidated in which the consideration would take the form of cash and Consolidated stock (rather than an all-cash transaction as referenced in Consolidated’s June 27 proposal) and that Evercore and Hughes Hubbard should continue to actively negotiate price and other terms on North Pittsburgh’s behalf.

At a meeting of the North Pittsburgh Board of Directors on June 29, 2007, the directors discussed among themselves and with representatives of Evercore and Hughes Hubbard (who were present for a portion of the meeting) certain potential transaction terms and the status of the negotiations. Among other things, the directors discussed the fact that, as of the meeting, Consolidated had not increased its offer price from the $24.00 per share amount set forth in the June 27 merger proposal. The Board of Directors instructed Evercore to continue the price negotiations on North Pittsburgh’s behalf, with a view to achieving a price of $25.00 per share.

The parties continued to actively negotiate throughout the weekend of June 30 — July 1, 2007. During these negotiations, among other things, Consolidated revised the terms of its proposal to increase the offer price, per share of North Pittsburgh common stock, to $25.00 in cash or 1.1061947 shares of Consolidated common stock (based on Consolidated’s closing stock price on June 29, 2007), subject to proration as described above if more than 80% of the North Pittsburgh shares elected cash conversion or more than 20% elected stock conversion.

In order to induce Consolidated to increase its offer to $25.00 per share as described above, the Merger Agreement does not contain the following provisions that Consolidated objected to in the negotiations: (i) (x) the Merger Agreement does not contain a condition or termination right allowing North Pittsburgh to terminate the transaction following a substantial decline in Consolidated’s stock price and (y) there is no “collar” provision allowing the exchange rate for the stock consideration to vary with changes in the Consolidated stock price, (ii) the Merger Agreement does not contain a provision that would enable North Pittsburgh to solicit alternative acquisition proposals for a specified period of time after entering into the Merger Agreement (however, pursuant to the “no solicitation” provision in the Merger Agreement described below under “The Merger Agreement — No Solicitation”, North Pittsburgh may, subject to specified limitations and requirements, furnish information to and conduct negotiations with a third party making an unsolicited acquisition proposal), (iii) the Merger Agreement does not contain a provision requiring Consolidated to elect a current member of North Pittsburgh’s Board of Directors to Consolidated’s Board of Directors following the Merger, and (iv) the Merger Agreement does not permit North Pittsburgh to pay quarterly cash dividends following the October 2007 regular quarterly dividend payment. In addition, the Merger Agreement provides that, in the event that the Merger Agreement is terminated and North Pittsburgh is obligated to pay a termination fee to Consolidated as described below under “The Merger Agreement — Termination Fee and Expenses”, North Pittsburgh will also reimburse Consolidated for its actual and reasonable documented out-of-pocket expenses incurred in connection with the Merger Agreement on or prior to the termination of the Merger Agreement, up to a maximum amount of $1,500,000. See “The Merger Agreement — Termination Fee and Expenses”.

At a meeting of the North Pittsburgh Board of Directors held during the evening on July 1, 2007, Evercore discussed with the directors, among other things, the financial aspects of Consolidated’s current merger proposal, the financing commitment submitted by Consolidated, North Pittsburgh’s and Evercore’s “reverse due diligence” with respect to Consolidated and its stock, and certain financial analyses undertaken by Evercore in connection with its fairness opinion referred to below. Evercore delivered to the Board of Directors its oral opinion, confirmed by delivery of a written opinion dated July 1, 2007, to the effect that, as of such date and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Evercore, the Merger Consideration to be received by the holders of shares of North Pittsburgh common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Hughes Hubbard discussed with the directors, among other things, the legal aspects of Consolidated’s merger proposal (including the directors’ fiduciary duties), the terms of the Merger Agreement (including, if a party other than Consolidated were to make an alternative proposal to acquire North Pittsburgh, North Pittsburgh’s ability under certain circumstances to engage in substantive discussions and negotiations with such party and to terminate the Merger Agreement, and pay a termination fee and reimburse Consolidated for certain expenses, in order to accept a superior offer), changes in the proposed merger documentation since the review by the Board of Directors on June 28, 2007, and the fact that, if the Board of Directors were to approve the Merger Agreement, prior to entering into the Merger Agreement it would be necessary to amend the North Pittsburgh Rights Agreement (as defined below) to exempt the Merger from the operation of the North Pittsburgh Rights Agreement (see “Comparison of Rights of Common Shareholders of North Pittsburgh and Common Stockholders of Consolidated — Rights Plan — North Pittsburgh”), and to take similar action under provisions of the Pennsylvania Business Corporation Law and North Pittsburgh’s articles of incorporation that, in the absence of such action, impose certain restrictions on business combination transactions.

At the July 1 Board meeting, North Pittsburgh management and the advisors responded to numerous questions from the Board of Directors. Following additional discussion and deliberation, the North Pittsburgh Board of Directors unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and, subject to the terms of the Merger Agreement, unanimously resolved to recommend that the shareholders of North Pittsburgh vote to approve and adopt the Merger Agreement.

In addition, at the July 1 Board meeting, the North Pittsburgh Board of Directors unanimously approved (i) the amendment to the North Pittsburgh Rights Agreement, and the actions with respect to the Merger under the Pennsylvania Business Corporation Law and North Pittsburgh’s articles of incorporation, referred to above, (ii) North Pittsburgh’s entry into indemnification agreements with each of its directors and executive officers as described below under “The Merger — Interests of North Pittsburgh Directors and Executive Officers in the Merger” and (iii) upon recommendation of North Pittsburgh’s Compensation Committee, the employment agreements with, and benefit plan matters relating to, 7 executive officers to which North Pittsburgh is a party as described below under “The Merger — Interests of North Pittsburgh Directors and Executive Officers in the Merger” (and the Board of Directors of NPTC separately approved those matters to which it is a party as described below under “The Merger — Interests of North Pittsburgh Directors and Executive Officers in the Merger”). As approved, the employment agreements reflected certain modifications to the terms of the draft agreements reviewed by Consolidated during the weekend of June 30 — July 1 that, at Consolidated’s request, were made for North Pittsburgh’s (and not the executives’) benefit.

On July 1, 2007, prior to the execution of the Merger Agreement, North Pittsburgh and Wells Fargo Bank Minnesota, N.A., as Rights Agent, entered into Amendment No. 1 to the Rights Agreement, dated as of September 25, 2003, between them (the “North Pittsburgh Rights Agreement”) in order to exempt the Merger and related transactions from the North Pittsburgh Rights Agreement and to provide that the Preferred Stock Purchase Rights issued thereunder will expire immediately prior to the consummation of the Merger.

On July 1, 2007, the Consolidated Board of Directors, acting by unanimous written consent, approved the Merger Agreement.

Thereafter, on July 1, 2007, North Pittsburgh and Consolidated executed the Merger Agreement.

On July 2, 2007, prior to the opening of trading on NASDAQ, North Pittsburgh and Consolidated issued a joint press release announcing the execution of the Merger Agreement.

On July 12, 2007, Merger Sub executed the Merger Agreement.

North Pittsburgh’s Reasons for the Merger and Recommendation of North Pittsburgh Board of Directors

The North Pittsburgh Board of Directors consulted with North Pittsburgh’s senior management and its financial advisor and legal counsel in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and to recommend that North Pittsburgh shareholders vote “FOR” the approval and adoption of the Merger Agreement.

In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), and to recommend that North Pittsburgh’s shareholders vote “FOR” the approval and adoption of the Merger Agreement, the North Pittsburgh Board of Directors considered a number of factors including, without limitation, the following:

•	Business considerations including North Pittsburgh’s business, current financial condition and results of operations and future prospects, and the short-term and long-term risks and uncertainties of pursuing other strategic options available to North Pittsburgh, including remaining independent and continuing to implement North Pittsburgh’s business plan or pursuing other strategic alternatives.

•	The size and scale of North Pittsburgh, particularly in light of the increasing competition from other companies that possess significantly greater resources, customer bases and abilities to access capital than North Pittsburgh.

•	The impact the Merger may have on constituents of North Pittsburgh other than its shareholders, including employees and customers of North Pittsburgh and the communities in which North Pittsburgh and its subsidiaries operate.

•	The fact that the Pennsylvania Business Corporation Law expressly allows the Board of Directors to consider non-shareholder interests in evaluating the proposed Merger, as well as “all other pertinent factors”.

•	The Board of Directors’ familiarity with Consolidated and its business, and the results of the due diligence on Consolidated performed by North Pittsburgh’s management and advisors.

•	The premium that the Merger Consideration represents to current and historical market values and various other valuations or valuation metrics of North Pittsburgh.

•	Discussions with a major telephone company commencing in the fourth quarter of 2006 and ending in the first quarter of 2007 (when such company ended such discussions), followed shortly thereafter by the commencement of discussions with Consolidated.

•	The solicitation process conducted by Evercore prior to the execution of the Exclusivity Letter with Consolidated.

•	The Board of Directors’ business judgment, in light of the foregoing process and discussions and the arms-length negotiations with Consolidated, as to whether the Merger Consideration is likely the highest price reasonably attainable for North Pittsburgh’s shareholders in the Merger.

•	Evercore’s financial presentation and oral opinion (subsequently confirmed by delivery of a written opinion dated July 1, 2007) that, as of such date and based upon and subject to various assumptions made, matters considered and limits of the review undertaken by Evercore, the Merger Consideration to be received by holders of North Pittsburgh common stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (the full text of the written opinion of Evercore is attached as Annex II to this proxy statement/prospectus).

•	The fact that North Pittsburgh’s shareholders may elect to receive Consolidated common stock or cash as Merger Consideration (subject to proration), which, among other things, may be attractive to certain shareholders who wish to continue participating in the ILEC segment and would permit them to participate in future increases, if any, in value of the combined company through ownership of Consolidated stock.

•	The absence of any financing condition or due diligence condition to completion of the Merger, and the terms of Consolidated’s financing commitment.

•	The fact that the Merger Agreement, subject to specified limitations and requirements, allows the Board of Directors to furnish information to and conduct negotiations with a third party making an unsolicited acquisition proposal. See “The Merger Agreement — No Solicitation”.

•	The fact that the Merger Agreement, subject to specified limitations and requirements (including payment to Consolidated of a termination fee and reimbursement of certain out-of-pocket expenses), allows the Board of Directors to terminate the Merger Agreement in order to accept a Superior Proposal (as defined in the Merger Agreement). See “The Merger Agreement — No Solicitation”, “— Termination of the Merger Agreement”, and “— Termination Fee and Expenses”.

•	The fact that Consolidated is generally obligated to complete the Merger notwithstanding any breaches of North Pittsburgh’s representations and warranties in the Merger Agreement, unless the representations and warranties are not true and correct in all material respects; provided, that (i) certain specified representations and warranties must be true and correct in all respects, except for any immaterial inaccuracies, and (ii) representations and warranties that are qualified with respect to materiality or a “Company Material Adverse Effect” must be true and correct in all respects (giving effect to that qualification). See “The Merger Agreement — Conditions to the Completion of the Merger”. Under the Merger Agreement, a “Company Material Adverse Effect” generally means a material adverse effect on the business, financial condition or results of operations of North Pittsburgh and its subsidiaries, taken as a whole. However, changes to North Pittsburgh’s business arising from certain matters will not be taken into account when determining whether a “Company Material Adverse Effect” has occurred. See “The Merger Agreement — Material Adverse Effect Definitions — Company Material Adverse Effect”.

•	The other terms of the Merger Agreement, including that the conditions to closing the Merger are limited to North Pittsburgh shareholder approval, Pennsylvania PUC and FCC approval, antitrust clearance and other customary conditions. See “The Merger Agreement — Conditions to the Completion of the Merger”.

•	The judgment that regulatory approvals necessary to complete the Merger are likely to be obtained.

The Board of Directors also took into account a number of potentially adverse factors concerning the proposed Merger, including, without limitation, the following:

•	North Pittsburgh will no longer exist as an independent company and its shareholders will no longer participate in its growth, if any, as an independent company.

•	Shareholders who receive Consolidated common stock in the Merger will participate in future decreases, if any, in value of the combined company.

•	North Pittsburgh will not have the ability to terminate the transaction if there is a substantial decline in Consolidated’s stock price prior to the Merger. In addition, the Merger Agreement does not contain a “collar” provision: the stock consideration is at a fixed exchange ratio, and therefore its value will fluctuate between the date of the Merger Agreement and the effective time of the Merger.

•	The Merger Agreement precludes North Pittsburgh from actively soliciting alternative proposals and also precludes North Pittsburgh from paying dividends after the October 2007 regular quarterly dividend payment.

•	While the Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Merger (including Pennsylvania PUC and FCC approval) will be satisfied and, as a result, it is possible that the Merger may not be completed even if the Merger Agreement is approved and adopted by shareholders.

•	If the Merger is not completed, North Pittsburgh may incur significant risks and costs, including the possibility of disruption to its operations, diversion of management and employee attention, employee attrition and potentially negative effects on business and customer relationships.

•	Certain directors and officers may have conflicts of interest in connection with the Merger, as they may receive certain benefits that are different from, or in addition to, those of other shareholders. See “The Merger — Interests of North Pittsburgh Directors and Executive Officers in the Merger”.

•	The gain from the Merger will be taxable to tax-paying shareholders for United States federal income tax purposes (even shareholders who receive Consolidated common stock in the Merger). See “The Merger — Material United States Federal Income Tax Consequences”.

The foregoing discussion of the information and factors considered by the North Pittsburgh Board of Directors is not exhaustive. In view of the variety of factors, both positive and negative, considered by the North Pittsburgh Board of Directors, the Board of Directors did not find it practicable to, nor did it attempt to, quantify, rank or otherwise seek to assign relative or specific weight or values to any of these factors, nor did the North Pittsburgh

Board evaluate whether these factors were of equal importance. Rather, the North Pittsburgh Board of Directors viewed its determinations as being based on the judgment of its members, in light of the totality of the information considered, including the knowledge of such directors of North Pittsburgh’s business, financial condition and prospects and the advice of its financial advisor and legal counsel. In considering the factors described above, individual members of the North Pittsburgh Board of Directors may have given different weights to different factors and may have applied different analyses to each of the material factors considered by the North Pittsburgh Board of Directors.

After careful consideration, the North Pittsburgh Board of Directors, by unanimous vote, has determined that the Merger Agreement is advisable and in the best interests of North Pittsburgh and its shareholders, has approved the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), and recommends that North Pittsburgh shareholders vote “FOR” the approval and adoption of the Merger Agreement.

Opinion of Evercore Group L.L.C., North Pittsburgh’s Financial Advisor

In late April 2007, North Pittsburgh engaged Evercore to act as North Pittsburgh’s financial advisor in connection with a possible business combination transaction. At meetings of the Board of Directors of North Pittsburgh on June 28, 2007 and July 1, 2007, Evercore discussed with the Board of Directors, among other things, certain financial analyses undertaken by Evercore with respect to the proposed transaction terms as of those dates. At a meeting of the Board of Directors of North Pittsburgh on July 1, 2007, Evercore rendered its oral opinion, which was subsequently confirmed in writing dated July 1, 2007, to the effect that, as of July 1, 2007, and based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Evercore, the Merger Consideration to be received by the holders of shares of North Pittsburgh common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Evercore’s written opinion, dated July 1, 2007, is attached to this proxy statement/prospectus as Annex II and incorporated by reference herein. North Pittsburgh shareholders are encouraged to read Evercore’s opinion carefully in its entirety as it sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of Evercore’s review in rendering its opinion. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

The type and amount of consideration payable in the Merger were determined through negotiations between North Pittsburgh and Consolidated. Evercore’s advisory services and opinion were provided to the Board of Directors of North Pittsburgh to assist the Board of Directors in connection with its consideration of the Merger. Evercore’s opinion only addresses the fairness from a financial point of view of the Merger Consideration to be received by holders of shares of North Pittsburgh common stock pursuant to the Merger Agreement, and Evercore was not asked to express, nor has it expressed, any opinion with respect to any other aspect of the Merger. Specifically, Evercore’s opinion does not address the underlying business decision by North Pittsburgh to effect the Merger and does not constitute a recommendation to any shareholder of North Pittsburgh as to how such shareholder should vote with respect to the Merger Agreement.

In connection with rendering its opinion, Evercore, among other things:

•	Reviewed a draft of the Merger Agreement as of July 1, 2007 (the “Draft Merger Agreement”);

•	Analyzed certain publicly available financial statements and other publicly available information relating to North Pittsburgh and its businesses that Evercore deemed relevant to its analysis;

•	Analyzed certain financial statements and other non-publicly available financial and operating data relating to North Pittsburgh that were prepared by the management of North Pittsburgh and furnished to Evercore;

•	Analyzed certain financial projections relating to North Pittsburgh (the “North Pittsburgh Financial Projections”) that were prepared by the management of North Pittsburgh and furnished to Evercore;

•	Discussed the past and current operations, the North Pittsburgh Financial Projections, the current financial condition of North Pittsburgh and the future strategic benefits of the Merger with the management of North Pittsburgh;

•	Analyzed certain publicly available financial statements and other publicly available information relating to Consolidated and its businesses that Evercore deemed relevant to its analysis;

•	Analyzed certain financial statements and other publicly available financial and operating data relating to Consolidated;

•	Analyzed certain publicly available financial projections relating to Consolidated (the “Consolidated Financial Projections”);

•	Discussed the past and current operations, the Consolidated Financial Projections and the current financial condition of Consolidated with the management of Consolidated;

•	Compared the financial performance of both North Pittsburgh and Consolidated and their stock market trading multiples with that of certain other publicly-traded companies that Evercore deemed relevant;

•	Compared the financial performance of both North Pittsburgh and Consolidated and the valuation multiples relating to the Merger with that of certain other transactions that Evercore deemed relevant;

•	Reviewed the reported prices and trading activity of the shares of North Pittsburgh common stock and the shares of Consolidated common stock;

•	Analyzed pro forma financial projections; and

•	Performed such other analyses and examinations and considered such other factors as Evercore in its sole judgment deemed appropriate.

In arriving at its opinion, Evercore, with North Pittsburgh’s consent, assumed and relied upon the accuracy and completeness of the information publicly available and financial and other information used by Evercore without assuming any responsibility for independent verification of such information. With respect to the North Pittsburgh Financial Projections, Evercore assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future performance of North Pittsburgh. Evercore was not provided with, and did not have access to, any financial projections of Consolidated prepared by management of Consolidated. In the absence of other Consolidated financial projections prepared by Consolidated management, Evercore reviewed and discussed the Consolidated Financial Projections with senior management of Consolidated, and Evercore also discussed the Consolidated Financial Projections for 2007 and 2008 as well as publicly available Consolidated revenue and EBITDA targets with senior management of Consolidated, and with North Pittsburgh’s consent, Evercore assumed that the Consolidated Financial Projections and Consolidated revenue and EBITDA targets were a reasonable basis upon which to evaluate the future financial performance of Consolidated and Evercore used such estimates in performing its analysis.

In arriving at its opinion, Evercore assumed that the definitive Merger Agreement would be substantially identical to the Draft Merger Agreement reviewed by it, and Evercore neither made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of either North Pittsburgh or Consolidated, including real estate assets, nor was Evercore furnished with any such appraisals. Evercore did not evaluate the solvency of North Pittsburgh or Consolidated under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore assumed that all governmental, regulatory or other consents and approvals that are required in connection with the Merger will be obtained without any adverse effect on North Pittsburgh or Consolidated or on the expected benefits of the Merger in any way meaningful to Evercore’s analysis. In addition, Evercore assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay. Evercore’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information and Draft Merger Agreement made available to Evercore as of, the date of its opinion. It should be understood that subsequent developments may affect the opinion and that Evercore has no obligation to update, revise or reaffirm its opinion.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of these methods to the particular circumstances involved. As a result, fairness opinions are therefore not necessarily susceptible to partial analysis or summary description. In arriving at its opinion to the North Pittsburgh Board of Directors, Evercore performed a variety of financial and comparative analyses, including those described below, and made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Evercore believes that the analyses it performed and the summary set forth below must be considered as a whole and that selecting portions of its analyses and factors, or focusing on the information in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying the analyses performed by Evercore in connection with its opinion.

In arriving at its opinion, Evercore did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described should not be taken to be Evercore’s view of the actual value of North Pittsburgh or Consolidated. Rather, Evercore arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and Evercore believes that the totality of the factors considered and analyses it performed in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view, of the Merger Consideration to be received by North Pittsburgh’s shareholders pursuant to the Merger Agreement.

Evercore’s opinion and financial analyses were only one of many factors considered by North Pittsburgh’s Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of North Pittsburgh’s Board of Directors or management with respect to the Merger or the Merger Consideration to be received by North Pittsburgh’s shareholders in accordance with the Merger Agreement.

Summary of Analyses

The following is a summary of the material financial analyses performed by Evercore and presented to the Board of Directors of North Pittsburgh in connection with rendering its opinion. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

In performing its analyses, Evercore made numerous assumptions with respect to risks associated with industry performance, general business and economic conditions and other matters, many of which are beyond the control of North Pittsburgh and/or Consolidated. Any estimates contained in Evercore’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Evercore’s analysis of the fairness from a financial point of view to the shareholders of North Pittsburgh of the Merger Consideration and were prepared in connection with the delivery by Evercore of its opinion to North Pittsburgh’s Board of Directors.

When relevant to its analyses, Evercore valued the per share Merger Consideration at $25.00. However, the analyses do not purport to be appraisals or to reflect the prices at which North Pittsburgh’s common stock or Consolidated’s common stock might trade following announcement of the Merger or the prices at which Consolidated’s common stock might trade following consummation of the Merger.

Historical Public Market Trading Levels Analysis

Evercore reviewed the closing share prices of North Pittsburgh’s common stock over various periods ending as of June 29, 2007, including 6-months days traded and 1-year days traded. The use of 6 month and 1 year incremental time periods is designed to capture the progression of North Pittsburgh’s share price and isolate the effects of specific corporate or other events on share price performance. The table below illustrates the percentage of days North Pittsburgh’s common stock closed in the specified share price ranges for each of those periods.

North Pittsburgh

6-Month Days Traded Analysis		1-Year Days Traded Analysis

$18.00 - $18.99	2.6%	$18.00 - $18.99	1.6%
$19.00 - $19.99	17.5%	$19.00 - $19.99	11.1%
$20.00 - $20.99	16.7%	$20.00 - $20.99	10.6%
$21.00 - $21.99	25.9%	$21.00 - $21.99	16.4%
$22.00 - $22.99	16.6%	$22.00 - $22.99	10.5%
$23.00 - $23.99	15.2%	$23.00 - $23.99	13.0%
$24.00 - $24.99	5.4%	$24.00 - $24.99	15.9%
$25.00 - $25.99	0.0%	$25.00 - $25.99	11.6%
$26.00 - $26.99	0.0%	$26.00 - $26.99	6.4%
$27.00 - $27.99	0.0%	$27.00 - $27.99	2.1%
$28.00 - $28.99	0.0%	$28.00 - $28.99	0.8%

As shown above, the implied $25.00 per share Merger Consideration exceeds North Pittsburgh’s closing price on approximately 79% of the days traded over the past year and 100% of the days traded over the past 6 months. North Pittsburgh’s 52-week closing share price range was $18.97 — $28.23.

Evercore reviewed the closing share prices of Consolidated’s common stock over various periods ending as of June 29, 2007, including 6-months days traded and 1-year days traded. The use of 6 month and 1 year incremental time periods is designed to capture the progression of Consolidated’s share price and isolate the effects of specific corporate or other events on share price performance. The table below illustrates the percentage of days Consolidated’s common stock closed in the specified share price ranges for each of those periods.

Consolidated

6-Month Days Traded Analysis		1-Year Days Traded Analysis

$15.00 - $15.99	0.0%	$15.00 - $15.99	2.5%
$16.00 - $16.99	0.0%	$16.00 - $16.99	16.8%
$17.00 - $17.99	0.0%	$17.00 - $17.99	9.8%
$18.00 - $18.99	0.0%	$18.00 - $18.99	17.8%
$19.00 - $19.99	10.0%	$19.00 - $19.99	13.6%
$20.00 - $20.99	50.8%	$20.00 - $20.99	22.8%
$21.00 - $21.99	17.4%	$21.00 - $21.99	7.4%
$22.00 - $22.99	18.9%	$22.00 - $22.99	8.0%
$23.00 - $23.99	3.1%	$23.00 - $23.99	1.3%

As shown above, Consolidated’s share price of $22.60 as of June 29, 2007 was within the range which Consolidated’s share price traded over the last 6 months and the past year. Consolidated’s 52-week closing share price range was $15.12 — $23.15 as of June 29, 2007.

Evercore considered historical data with regard to the trading prices and total return, and the relative stock price performances of the common stock of each of North Pittsburgh and Consolidated during the period from June 29, 2006 to June 29, 2007, and compared the performance of each to the Standard & Poors 600 Index and to an index composed of the common stock of 9 rural local exchange carriers, or RLEC companies, including Alaska Communications Systems Group, Inc., CenturyTel, Inc., Citizens Communications Company, D&E Communications, Inc., Embarq Corp., FairPoint Communications, Inc., Iowa Telecommunications Services, Inc., Surewest Communications and Windstream Corp. (the “RLEC Index”). Over the full 1 year period considered, Evercore noted the underperformance of North Pittsburgh’s common stock relative to each of the composites considered, and the outperformance of Consolidated’s common stock relative to North Pittsburgh and the RLEC Index.

The foregoing historical share price analysis was presented to the North Pittsburgh Board of Directors to provide it with background information and perspective with respect to the relative historical share prices of North Pittsburgh’s common stock and Consolidated’s common stock.

Peer Group Multiples Analysis

In order to assess how the public market values shares of similar publicly traded companies, Evercore analyzed selected historical and projected operating information provided by North Pittsburgh, stock price performance data and North Pittsburgh’s and Consolidated’s respective valuation multiples and compared this data to that of selected publicly traded companies whose operations Evercore, based on its experience with companies in the RLEC industry, deemed to be similar to both North Pittsburgh’s and Consolidated’s operations for purposes of this analysis. Evercore obtained the earnings forecasts for these companies from publicly available financial information and, where appropriate, these earnings forecasts were adjusted to reflect a calendar year end for comparability purposes. Evercore based the North Pittsburgh earnings forecasts on the North Pittsburgh Financial Projections. The Consolidated Financial Projections were based on equity research analysts’ financial projections. In conducting its analysis, Evercore considered the trading multiples of the following selected peer group companies with similar financial, operational, growth and risk profiles:

RLEC	Wireless

• Alaska Communications Systems Group, Inc.	• Centennial Communications Corp.
• CenturyTel, Inc.	• Dobson Communications Corporation
• Citizens Communications Company	• iPCS, Inc.
• Consolidated Communications Holdings, Inc.	• Leap Wireless International, Inc.
• D&E Communications, Inc.	• Rural Cellular Corporation
• Embarq Corp.	• Sprint Nextel Corporation
• FairPoint Communications, Inc.	• United States Cellular Corporation
• Iowa Telecommunications Services, Inc.
• Surewest Communications
• Windstream Corporation

Evercore reviewed, among other things, the selected companies’ multiples of Enterprise Value (calculated as equity value plus indebtedness minus cash and cash equivalents plus liquidation of preferred stock, unconsolidated investments and minority interest) to 2007 and 2008 estimated EBITDA (earnings before interest, taxes, depreciation and amortization), and share price to 2007 and 2008 free cash flow, which we also refer to as FCF. All of these calculations were performed, and based on publicly available financial data (including I/B/E/S International, Inc. estimates and those of other third party Wall Street equity research) and closing prices, as of June 29, 2007, the last trading date prior to the delivery of Evercore’s opinion.

The following table summarizes the analysis:

RLEC Trading Comps

	Enterprise Value/		Enterprise Value/
	2007 EBITDA		2008 EBITDA		Price/2007 FCF		Price/2008 FCF

Mean	7.4	x	7.3	x	12.0	x	11.7	x
Median	7.5		7.4		11.1		10.7

North Pittsburgh	6.0	x	5.8	x	19.8	x	18.6x

Wireless Trading Comps

	Enterprise Value/		Enterprise Value/
	2007 EBITDA		2008 EBITDA		Price/2007 FCF		Price/2008 FCF

Mean	10.6	x	8.8	x	33.4	x	20.4	x
Median	9.3		8.5		28.6		15.1

North Pittsburgh	6.0	x	5.8	x	19.8	x	18.6x

For North Pittsburgh, based on Evercore’s analysis of Enterprise Value as a multiple of projected 2007 EBITDA for the peer group, Evercore selected an EBITDA trading multiple range for 2007 of 6.0x to 8.0x for the wireline business and an EBITDA trading multiple range for 2007 of 7.5x to 9.5x for North Pittsburgh’s investments in the wireless business less a 25% private company discount to public comparables to reflect the fact that North Pittsburgh’s equity interests in the 3 wireless partnerships that constitute North Pittsburgh’s wireless investments were well below control levels and carried only certain minority rights. The projected 2007 EBITDA for North Pittsburgh’s wireless investments were based upon North Pittsburgh’s proportionate ownership in each of the 3 wireless partnerships and the partnerships’ respective budgets for 2007. Based on the projections and assumptions set forth above and selected multiples of projected 2007 EBITDA, the peer group trading analysis of North Pittsburgh yielded an implied equity value per North Pittsburgh share of $21.09 to $27.14, compared to the implied $25.00 per share Merger Consideration. Based on Evercore’s analysis of Enterprise Value as a multiple of projected 2008 EBITDA for the peer group, Evercore selected an EBITDA trading multiple range for 2008 of 6.0x to 8.0x for the wireline business and an EBITDA trading multiple range for 2008 of 7.0x to 9.0x for North Pittsburgh’s investments in the wireless business less a 25% private company discount to public comparables. The projected 2008 EBITDA for North Pittsburgh’s wireless investments were based upon the proportionate ownership in each of the 3 wireless partnerships and the partnerships’ respective budgets for 2007, with estimates of growth for 2008. Based on the projections and assumptions set forth above and selected multiples of projected 2008 EBITDA, the peer group trading analysis of North Pittsburgh yielded an implied equity value per North Pittsburgh share of $21.07 to $27.18, compared to the implied $25.00 per share Merger Consideration.

Based on Evercore’s analysis of share price as a multiple of projected 2007 free cash flow per share for the peer group, Evercore selected a free cash flow trading multiple range for 2007 of 10.0x to 13.0x for the wireline business and a free cash flow trading multiple range for 2007 of 16.0x to 20.0x for North Pittsburgh’s investments in the wireless business less a 25% private company discount to public comparables. Based on the projections and assumptions set forth above and multiples of projected 2007 free cash flow, the peer group trading analysis of North Pittsburgh yielded an implied price per North Pittsburgh share of $15.87 to $20.45, compared to the implied $25.00 per share Merger Consideration. Based on Evercore’s analysis of share price as a multiple of projected 2008 free cash flow per share for the peer group, Evercore selected a free cash flow trading multiple range for 2008 of 10.0x to 13.0x for the wireline business and a free cash flow trading multiple range for 2008 of 15.0x to 19.0x for North Pittsburgh’s wireless investments less a 25% private company discount to public comparables. Based on the projections and assumptions set forth above and multiples of projected 2008 free cash flow, the peer group trading analysis of North Pittsburgh yielded an implied price per North Pittsburgh share of $15.85 to $20.47, compared to the implied $25.00 per share Merger Consideration.

For Consolidated, based on Evercore’s analysis of Enterprise Value as a multiple of projected 2007 EBITDA for the peer group, Evercore selected an EBITDA trading multiple range for 2007 of 6.0x to 8.0x. Based on the projections and assumptions set forth above and selected multiples of projected 2007 EBITDA, the peer group trading analysis of Consolidated yielded an implied equity value per Consolidated share of $9.92 to $20.52, compared to the closing share price on June 29, 2007 of $22.60 per share. Based on Evercore’s analysis of Enterprise Value as a multiple of projected 2008 EBITDA for the peer group, Evercore selected an EBITDA trading multiple range for 2008 of 6.0x to 8.0x. Based on the projections and assumptions set forth above and selected multiples of projected 2008 EBITDA, the peer group trading analysis of Consolidated yielded an implied equity value per Consolidated share of $10.44 to $21.22, compared to the closing share price on June 29, 2007 of $22.60 per share.

Based on Evercore’s analysis of share price as a multiple of projected 2007 free cash flow per share for the peer group, Evercore selected a free cash flow trading multiple range for 2007 of 10.0x to 13.0x. Based on the projections and assumptions set forth above and selected multiples of projected 2007 free cash flow, the peer group trading analysis of Consolidated yielded an implied price per Consolidated share of $19.84 to $25.79, compared to the closing share price on June 29, 2007 of $22.60 per share. Based on Evercore’s analysis of share price as a multiple of projected 2008 free cash flow per share for the peer group, Evercore selected a free cash flow trading multiple range for 2008 of 10.0x to 13.0x. Based on the projections and assumptions set forth above and selected multiples of the projected 2008 free cash flow, the peer group trading analysis of Consolidated yielded an implied price per Consolidated share of $21.36 to $27.77, compared to the closing share price on June 29, 2007 of $22.60 per share.

Evercore selected the comparable peer group companies in the RLEC Index because their businesses and operating profiles are reasonably similar to those of North Pittsburgh and Consolidated. However, because of the inherent differences between the business, operations and prospects of North Pittsburgh and Consolidated and the operations and prospects of the selected comparable peer group companies, no comparable peer group company is exactly the same as North Pittsburgh or Consolidated. Evercore selected the comparable peer group companies in the wireless sector because their businesses and operating profiles are reasonably similar to North Pittsburgh’s investments in wireless partnerships. However, because of the inherent differences between the business, operations and prospects of North Pittsburgh and the operations and prospects of the selected comparable peer group companies in the wireless sector, no comparable peer group company is exactly the same as North Pittsburgh. Therefore, Evercore believed that it was inappropriate and inadequate to, and therefore did not, rely solely on the quantitative results of the peer group multiples analysis. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments regarding differences in financial and operating characteristics of the comparable peer group companies and other factors that could affect the public valuation of the comparable peer group companies, as well as that of North Pittsburgh and Consolidated. Evercore also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of North Pittsburgh and Consolidated and the companies included in the peer group multiples analysis and other factors that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis, which involved applying selected implied market multiples to North Pittsburgh and Consolidated financial metrics, respectively. These qualitative judgments related primarily to the differing sizes, ownerships stakes, business mixes, growth prospects, profitability levels and degree of operational risk between North Pittsburgh and Consolidated and the companies included in the peer group multiples analysis.

Selected Peer Group Precedent Transactions Analysis

Evercore reviewed and analyzed selected merger and acquisition transactions involving companies that Evercore deemed to be similar in certain respects to the proposed Merger because such transactions occurred in industry sectors consistent with North Pittsburgh’s operations and overall business. Using publicly available information, Evercore reviewed and compared the purchase prices and financial multiples paid in 10 acquisitions of RLEC companies, 12 acquisitions of RLEC access line assets, 16 acquisitions of wireless services providers and 3 acquisitions of stakes of wireless partnerships that Evercore, based on its experience with merger and acquisition transactions, deemed relevant in arriving at its opinion. Evercore reviewed, among other things, the ratio of the companies’ Enterprise Value (as implied in the respective transactions) to such companies’ latest 12 months (pre-acquisition) EBITDA (“LTM EBITDA”). Evercore reviewed selected completed transactions in the telecommunications sector since 1999.

In conducting its analysis, Evercore considered the implied transaction multiples of the following selected precedent transactions involving RLEC companies since 2000:

Date Announced	Acquiror	Target

5/29/07	Windstream Corporation	CT Communications, Inc.
1/16/07	Fairpoint Communications, Inc.	Verizon Communications Inc. (Northern New England business)
12/18/06	CenturyTel, Inc.	Madison River
9/18/06	Citizens Communications Company	Commonwealth Telephone Enterprises, Inc.
12/9/05	Valor Communication Group, Inc.	Alltel Corporation’s Wireline Business
1/19/05	Quadrangle Group Capital Partners LP & Citigroup Venture Capital, Ltd.	NTelos Inc.
1/16/04	Consolidated Communications Holdings, Inc.	TXU Communications
7/17/02	Homebase Acquisition Corp.	Illinois Consolidated Telephone Co. (McLeod USA, Inc. ILEC)
11/21/01	D&E Communications, Inc.	Conestoga Enterprises, Inc.
7/12/00	Citizens Communications Company	Frontier Telephone (Global Crossing Ltd. ILEC)

In conducting its analysis, Evercore considered the implied transaction multiples of the following selected precedent transactions of access lines in the RLEC sector since 1999:

Date Announced	Acquiror	Target

5/21/04	The Carlyle Group	Verizon Hawaii Inc. (Verizon Communications Inc. Hawaii access lines)
10/31/01	Alltel Corporation	Verizon Communications Inc. Kentucky access lines
10/22/01	CenturyTel, Inc.	Verizon Communications Inc. Alabama and Missouri access lines
6/26/00	Iowa Telecommunications Services, Inc.	GTE Corp. Iowa access lines
12/16/99	Citizens Communications Company	GTE Corp. Illinois access lines
10/26/99	dba Communications LLC	GTE Corp. Oklahoma, New Mexico and Texas access lines
9/21/99	Citizens Communications Company	GTE Corp. Nebraska access lines
8/19/99	CenturyTel, Inc.	GTE Corp. Wisconsin access lines
7/08/99	Spectra Communications Group, LLC	GTE Corp. Missouri access lines
6/29/99	CenturyTel, Inc.	GTE Corp. Arkansas access lines
6/16/99	Citizens Communications Company	Qwest Corp. Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming access lines
5/27/99	Citizens Communications Company	GTE Corp. Arizona, California and Minnesota access lines

In conducting its analysis, Evercore considered the implied transaction multiples of the following selected precedent transactions in the wireless service providers sector since 2000:

Date Announced	Acquiror	Target

5/20/07	TPG Partners V, L.P. and GS Capital Partners VI Fund, L.P.	Alltel Corporation
4/20/06	Sprint Nextel Corp.	Ubiquitel Inc.
12/20/05	Nextel Communications	Nextel Partners, Inc.
11/18/05	Alltel Communications, Inc.	Midwest Wireless Holdings LLC
7/11/05	Sprint Corporation	US Unwired
3/17/05	iPCS, Inc.	Horizon PCS, Inc.
1/10/05	Alltel Corporation	Western Wireless Corporation
12/15/04	Sprint Corporation	Nextel Communications, Inc.
12/08/04	Alamosa Holdings, Inc.	AirGate PCS, Inc.
2/17/04	Cingular Wireless LLC	AT&T Wireless Services, Inc.
8/01/02	Alltel Corporation	Century Tel, Inc.
10/08/01	AT&T Wireless Services, Inc.	TeleCorp PCS, Inc.
8/29/01	AirGate PCS, Inc.	iPCS, Inc.
11/15/00	Verizon Communications Inc.	Price Communications Corp.
8/27/00	Deutsche Telekom AG	Powertel, Inc.
7/24/00	Deutsche Telekom AG	VoiceStream Wireless Corp.

In conducting its analysis, Evercore considered the implied transaction multiples of the following selected precedent transactions of stakes of wireless partnerships since 2006:

Date	Partnership	Seller	Acquiror

4/10/07	Orange County - Poughkeepsie Ltd	FairPoint Communications, Inc.	Warwick Valley Telephone Company
12/20/06	Pennsylvania RSA No. 6(I) Ltd	Centennial Cellular Telephone Company of Lawrence	North Pittsburgh Systems, Inc.
12/13/06	Minnesota RSAs 7, 8, 9, and 10 Ltd	Alltel Communications, Inc.	Rural Cellular Corporation

The following table summarizes the selected peer group precedent transactions analysis:

	Mean Transaction	Median Transaction
	Multiples Since	Multiples Since
	2000	2000
	Enterprise Value/	Enterprise Value/
	LTM EBITDA	LTM EBITDA

Selected RLEC companies	8.2x	7.5x
Selected RLEC access lines	7.4x	7.6x
Selected Valuation Multiple Range - RLEC	6.5x - 8.0x	6.5x - 8.0x
Selected Wireless Service Providers	11.5x	10.3x
Selected stakes of Wireless Partnerships	5.2x	N/A
Selected Valuation Multiple Range - Wireless Partnerships	7.5x - 9.5x	7.5x - 9.5x

Based on its valuation analysis of precedent transactions, and taking into consideration North Pittsburgh’s historical financial results and business segment mix, Evercore estimated an implied equity value range for North Pittsburgh’s common stock of approximately $22.30 — $27.14 per share compared to the implied $25.00 per share Merger Consideration, based on a 6.5x — 8.0x LTM EBITDA multiple for the wireline business and 7.5x — 9.5x LTM EBITDA multiple for North Pittsburgh’s investments in wireless business less a 25% private company discount to public comparables.

Evercore notes that the merger and acquisition transaction environment varies over time because of macroeconomic factors, such as interest rate and equity market trading price fluctuations, and microeconomic factors, such as industry results and growth expectations. Evercore also notes that no company or transaction reviewed was identical to the proposed Merger and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition values in the precedent transactions, including the size and demographic and economic characteristics of the markets of each company and the competitive environment in which it operates.

Premiums Paid Analysis

Evercore reviewed the premium paid on announced transactions of greater than $100 million in the U.S. telecom industry sector from January 1, 2004 to June 29, 2007 (18 transactions) as well as all announced U.S. transactions between $250 million to $750 million from January 1, 2004 to June 29, 2007 (233 transactions). Evercore calculated the premium per share paid by the acquiror compared to the share price of the target company prevailing (i) 1 day, (ii) 1 week and (iii) 4 weeks prior to the announcement of the transaction. This analysis produced the following mean and median premiums and implied equity values for North Pittsburgh, based on a comparison to North Pittsburgh’s closing share price on June 29, 2007.

U.S. Telecom — Premium Paid

	1 Day	1 Week	4 Weeks

North Pittsburgh Share Price	$21.25	$20.64	$20.40
Mean	13.8%	18.0%	21.1%
Implied Share Price (Mean)	$24.18	$24.36	$24.70
Median	11.9%	16.9%	22.1%
Implied Share Price (Median)	$23.78	$24.13	$24.91

U.S. All Industries — Premium Paid

	1 Day	1 Week	4 Weeks

North Pittsburgh Share Price	$21.25	$20.64	$20.40
Mean	21.5%	22.7%	26.2%
Implied Share Price (Mean)	$25.82	$25.33	$25.74
Median	19.7%	21.2%	24.0%
Implied Share Price (Median)	$25.44	$25.02	$25.30

The analysis for the premiums in the U.S. telecom industry generated an implied equity value per North Pittsburgh share of $23.78 to $24.91, compared to the implied $25.00 per share Merger Consideration. The analysis for the premiums in all announced U.S. transactions between $250 million to $750 million generated an implied equity value per North Pittsburgh share of $25.02 to $25.82, compared to the implied $25.00 per share Merger Consideration.

Dividend Yield Based Analysis

Evercore calculated the estimated share price of North Pittsburgh and Consolidated using an assumed 2008 free cash flow payout ratio of 70%-80%. With an implied dividend yield of 4.8% to 5.8%, Evercore estimated an implied value range for North Pittsburgh’s common stock of approximately $13.90 — $19.22 per share, compared to the implied $25.00 per share Merger Consideration. With an implied dividend yield of 6.4% to 7.4%, Evercore estimated an implied value range for Consolidated’s common stock of approximately $20.32 — $26.87 per share, compared to the closing share price on June 29, 2007 of $22.60 per share.

Discounted Cash Flow Analysis

As part of its analysis, and in order to estimate the present value of North Pittsburgh’s common stock, Evercore calculated the estimated present value of North Pittsburgh’s wireline business and wireless investments’ future unlevered free cash flows for the 5 1/2 years ending December 31, 2012, based on the North Pittsburgh Financial Projections.

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns, and other appropriate factors. Evercore performed a discounted cash flow analysis for North Pittsburgh by adding (i) the present value of North Pittsburgh’s projected after-tax unlevered free cash flows for fiscal years 2007 (second half only) through 2012 to (ii) the present value of the “terminal value” of North Pittsburgh as of 2012. “Terminal value” refers to the value of the sum of all future cash flows from an asset at a particular point in time. For North Pittsburgh, Evercore calculated a range of terminal values based on LTM EBITDA multiples of 6.0x — 7.0x projected EBITDA in 2012 for the wireline business. Evercore also calculated a range of terminal values based on terminal free cash flow multiples of 15.5x — 17.5x in 2012 for North Pittsburgh’s investments in the wireless business. The terminal EBITDA multiple range and the terminal free cash flow multiple range were based on both current public and private market-based valuations. The present value of the future cash flows (mid-year convention) and terminal values were discounted using a discount rate of 8.0% for the wireline business and 9.0% for North Pittsburgh’s investments in the wireless business. The discount rates for the wireline business and North Pittsburgh’s investments in the wireless business were determined based on estimates of North Pittsburgh’s appropriate weighted average cost of capital for the wireline business and its investments in the wireless business. Evercore then adjusted for North Pittsburgh’s June 30, 2007 market value of debt and June 30, 2007 expected cash balance to arrive at an equity value range. Based on its discounted cash flow analysis, Evercore estimated an implied value range for North Pittsburgh’s common stock of approximately $21.57 — $23.62 per share, compared to the implied $25.00 per share Merger Consideration.

While discounted cash flow analysis is a widely used valuation methodology, it necessarily relies on numerous assumptions, including assets and earnings growth rates, terminal values and discount rates. Thus, it is not necessarily indicative of North Pittsburgh’s actual, present or future value or results, which may be significantly more or less favorable than suggested by such analysis. Accordingly, such information cannot be considered a reliable predictor of future operating results and should not be relied upon as such.

Leveraged Buy Out Analysis

Based upon the unlevered free cash flows described above, Evercore analyzed a potential valuation based upon a leveraged buy out for North Pittsburgh. Evercore assumed an entry leverage multiple of 6.0x 2007 EBITDA and a range of exit multiples of 6.0x — 7.0x projected EBITDA in 2012 for the wireline business and a value for North Pittsburgh’s investments in the wireless business derived from cash flow projections through 2012, with the perpetuity growth method assuming 2.0% growth applied thereafter, a 9.0% discount rate and required internal rate of return of 18%-22%. Based on this leveraged buy out analysis, Evercore estimated an implied value range for North Pittsburgh’s common stock of approximately $21.33 — $22.82 per share, compared to the implied $25.00 per share Merger Consideration.

Pro Forma Analysis

In order to evaluate the estimated ongoing impact of the Merger, Evercore analyzed the pro forma impact of the Merger on Consolidated’s estimated free cash flow per common share for years 2007, 2008 and 2009, after giving effect to estimates of strategic benefits related to the Merger. Based on the assumed estimated free cash flow and strategic benefits, Evercore estimated that based on those assumptions, the pro forma impact of the transaction on the free cash flow of Consolidated would be accretive in each year beginning in 2007. The financial forecasts that underline this analysis are subject to substantial uncertainty and, therefore, actual results may be substantially different.

General

The preparation of a fairness opinion is a complex process involving various determinations, judgments and application of information and therefore, is not necessarily susceptible to partial analysis. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the process underlying Evercore’s opinion. In arriving at its determination, Evercore considered the results of all the constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather Evercore made its determination on the basis of its experience and professional judgment after considering the results of all such analyses. The foregoing summary does not purport to be a complete description of all analyses performed by Evercore. Evercore made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other factors, many of which are beyond the control of Evercore, North Pittsburgh or Consolidated. Additionally, analyses relating to the value of the business or securities are not appraisals and accordingly, are subject to substantial uncertainty.

The Merger Consideration was determined through arm’s length negotiations between North Pittsburgh and Consolidated and was approved by North Pittsburgh’s Board of Directors. Evercore provided advice to North Pittsburgh during these negotiations. Evercore did not, however, recommend any specific merger consideration to North Pittsburgh or suggest that any specific merger consideration constituted the only appropriate merger consideration.

Evercore is an internationally recognized investment banking and advisory firm. Evercore, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for corporate, estate and other purposes. The Board of Directors of North Pittsburgh selected Evercore because of its expertise, reputation and experience in the RLEC industry generally and because its investment banking professionals have had substantial experience in transactions comparable to the Merger. In the ordinary course of its business, Evercore and its affiliates may from time to time trade in the securities or the indebtedness of North Pittsburgh, Consolidated or their affiliates or any currencies or commodities (or derivative thereof) for (i) its own account, (ii) the accounts of investment funds and other clients under the management of Evercore and (iii) for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, indebtedness, currencies or commodities (or derivative thereof) for any such account.

Pursuant to the terms of an engagement letter, North Pittsburgh has agreed to pay Evercore an advisory fee of approximately $4,100,000, (i) $100,000 of which was paid to Evercore upon signing the engagement letter, (ii) $500,000 of which was paid to Evercore when it delivered its written fairness opinion and (iii) the remainder of which is contingent upon, and payable upon, consummation of the Merger. The amount of the Evercore advisory fee may be adjusted depending on the price of Consolidated’s common stock prior to the consummation of the Merger. North Pittsburgh has also agreed to reimburse Evercore for reasonable out of pocket expenses (including legal fees) incurred in performing its services. In addition, North Pittsburgh has agreed to indemnify Evercore and any of its members, partners, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, against any losses, claims, damages, liabilities, or expenses to which any such person described above may become subject under any applicable federal or state law, or otherwise, related to, or arising out of or in connection with Evercore’s engagement by North Pittsburgh, Evercore’s performance of any service pursuant to the engagement letter or any transaction contemplated by the engagement letter.

Consolidated’s Reasons for the Merger

Consolidated’s Board of Directors approved the Merger and the Merger Agreement. In reaching its conclusion, Consolidated’s Board of Directors consulted with Consolidated’s management, as well as with Consolidated’s legal and financial advisors, and considered, among other things, the following material factors:

•	Consolidated management’s prior record of successfully integrating acquired companies,

•	that North Pittsburgh has an integrated telecommunications business providing ILEC, edge-out CLEC and Internet services,

•	that the Merger will provide Consolidated with the ability to add growing, affluent markets that are supported by an advanced network, which can be leveraged to increase the penetration of broadband products and, with limited capital investment, to rollout video service,

•	that North Pittsburgh has an extensive fiber network that extends into Pittsburgh and surrounding communities,

•	that, after the completion of the Merger, Consolidated will operate the 12th largest telephone company in the United States,

•	that approximately 99% of North Pittsburgh access lines are currently DSL capable, and that approximately 80% of North Pittsburgh access lines have fiber-to-the-node infrastructure in place to allow for DSL speeds at or above 20 megabits per second, which would allow Consolidated to launch its video product in the western Pennsylvania markets in 2008,

•	the expectation that the Merger will be accretive to cash flow, by approximately 6.0% (which Consolidated tracks as cash available to pay dividends), after synergies, in the first full year of operations,

•	the expectation that, after the consummation of the Merger, both Consolidated and North Pittsburgh will realize annual, operating and capital synergies,

•	that capital synergies are estimated at approximately $3.0 million in 2008 and $6.0 million in 2009 and beyond,

•	the opportunity to grow Consolidated’s product suite, increase penetration and improve customer retention,

•	the expectation that the Merger will improve Consolidated’s dividend payout ratio, and

•	the ability to integrate North Pittsburgh’s business efficiently with Consolidated’s existing business.

Consolidated’s Board of Directors also considered, among other things, the following risks:

•	regulatory and litigation risks associated with the Merger or combining the 2 companies,

•	that there are risks associated with obtaining necessary approvals on terms that satisfy closing conditions to the respective parties’ obligations to complete the Merger, and, as a result of certain conditions to the completion of the Merger, it is possible that the Merger may not be completed even if approved by North Pittsburgh’s shareholders (see “The Merger Agreement — Conditions to the Completion of the Merger”),

•	the challenges of combining the businesses of the 2 companies and the attendant risks of not achieving the expected strategic benefits and cost savings, other financial and operating benefits or improvement in earnings, and of diverting management focus and resources from other strategic opportunities and from operational matters for an extended period of time,

•	the terms and conditions of the Merger Agreement, which include restrictions on the conduct of Consolidated’s business pending the closing of the Merger (see “The Merger Agreement — Conduct of Consolidated’s Business Pending the Merger”), and

•	the other risks of the type and nature discussed above under “Risk Factors Relating to the Merger”.

Opinion of Wachovia Securities, Consolidated’s Financial Advisor

On July 1, 2007, Wachovia Securities rendered its opinion to the Consolidated Board of Directors to the effect that, as of July 1, 2007, the Merger Consideration to be paid to the holders of North Pittsburgh common stock pursuant to the Merger Agreement was fair, from a financial point of view, to Consolidated.

Wachovia Securities’ opinion was directed to the Consolidated Board of Directors and only addressed the fairness from a financial point of view of the consideration to be paid to the holders of North Pittsburgh common stock under the Merger Agreement and not any other aspect or implication of the Merger. Wachovia Securities’ opinion was provided to the Consolidated Board of Directors in connection with the Board’s consideration of the

Merger and was only one of many factors considered by the Consolidated Board of Directors in evaluating the Merger. The Merger Consideration was determined through negotiation between Consolidated and North Pittsburgh. The summary of Wachovia Securities’ opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion which is included as Annex III to this proxy statement/prospectus. Neither Wachovia Securities’ opinion nor the summary of its opinion is intended to be, and neither constitutes, advice or a recommendation to any North Pittsburgh shareholder as to how such shareholder should vote or act with respect to any matter relating to the Merger.

Procedures Followed

In connection with the preparation of its opinion, Wachovia Securities made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Wachovia Securities:

•	Reviewed the Merger Agreement, including the financial terms of the Merger.

•	Reviewed certain business, financial, and other information regarding Consolidated and North Pittsburgh that was publicly available.

•	Reviewed certain business, financial, and other information, including certain confidential information, regarding Consolidated and its prospects that was furnished to Wachovia Securities by, and which Wachovia Securities discussed with, the management of Consolidated.

•	Reviewed certain business, financial, and other information, including certain confidential information, regarding North Pittsburgh and its prospects that was furnished to Wachovia Securities by North Pittsburgh and its advisors and that Wachovia Securities has discussed with the management of Consolidated.

•	Reviewed financial forecasts for North Pittsburgh and Consolidated, including estimated synergies resulting from the Merger, that were developed and furnished to Wachovia Securities by, and which Wachovia Securities has discussed with, the management of Consolidated.

•	Compared information regarding North Pittsburgh furnished to Wachovia Securities by the management of Consolidated and North Pittsburgh and North Pittsburgh’s advisors with publicly available business, financial, and other information regarding certain other publicly traded companies that Wachovia Securities deemed relevant.

•	Compared the proposed financial terms of the Merger Agreement with the financial terms of certain other business combinations and transactions that Wachovia Securities deemed relevant.

•	Developed discounted cash flow models for North Pittsburgh based upon financial information and projections furnished to Wachovia Securities by the management of Consolidated.

•	Reviewed the potential pro forma impact of the Merger, including estimated synergies, on Consolidated’s forecasted financial statements.

•	Participated in negotiations between Consolidated and North Pittsburgh with respect to the Merger.

•	Performed such other analyses and provided such other services as Wachovia Securities deemed appropriate.

In connection with its review, Wachovia Securities relied upon the accuracy and completeness of the foregoing financial and other information Wachovia Securities obtained and reviewed for the purpose of its opinion, and Wachovia Securities does not assume any responsibility for any independent verification of such information. Wachovia Securities relied upon assurances of the management of Consolidated that they are not aware of any facts or circumstances that would make such information about North Pittsburgh or Consolidated inaccurate or misleading. With respect to financial forecasts for Consolidated and North Pittsburgh, including estimated synergies resulting from the Merger, Wachovia Securities relied on estimates prepared by the management of Consolidated and discussed such forecasts and estimates, as well as the assumptions upon which they are based, with the management of Consolidated. Wachovia Securities assumed that the forecasts, estimates, judgments and all assumptions expressed by the management of Consolidated were reasonably formulated and that they were the best currently available forecasts, estimates, judgments and assumptions of the management of Consolidated. Wachovia Securities assumes no responsibility for and expresses no view as to any such forecasts, estimates, judgments or the assumptions upon which they are based. In arriving at its opinion, Wachovia Securities did not conduct any physical inspection or assessment of the facilities of North Pittsburgh or Consolidated, and Wachovia Securities did not make and was not provided with any evaluations or appraisals of the assets or liabilities of North Pittsburgh or Consolidated.

In rendering its opinion, Wachovia Securities assumed that the Merger will be consummated on the terms described in the Merger Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions will be imposed that will have an adverse effect on the Merger, North Pittsburgh or Consolidated or other actions contemplated by the Merger Agreement. Its opinion is necessarily based on economic, market, financial and other conditions and the information made available to Wachovia Securities as of the date of the opinion. Although subsequent developments may affect its opinion, Wachovia Securities does not have any obligation to update, revise or reaffirm its opinion. Wachovia Securities’ opinion does not address the relative merits of the Merger compared with other business strategies that may have been considered by Consolidated’s management or its Board of Directors, nor does Wachovia Securities’ opinion address the merits of the underlying decision by Consolidated to enter into the Merger Agreement. Wachovia Securities did not consider, nor did Wachovia Securities express any opinion with respect to, the price at which the Consolidated common stock will trade following the announcement or consummation of the Merger.

Other Matters

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. Consolidated engaged Wachovia Securities pursuant to a letter agreement dated May 8, 2007, to render certain financial advisory services to the Board of Directors of Consolidated in connection with the Merger. Consolidated selected Wachovia Securities as its financial advisor based on its qualifications, experience and reputation, and its familiarity with Consolidated and its business. Wachovia Securities is regularly engaged in advising clients in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements. Wachovia Securities will receive a fixed fee of $2.8 million for its services, payable upon consummation of the Merger. Wachovia Securities became entitled to receive $500,000 of the $2.8 million upon delivery of its opinion. In addition, Consolidated has agreed to reimburse certain of Wachovia Securities’ expenses and to indemnify Wachovia Securities against certain liabilities arising out of its engagement.

Wachovia Securities and its affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which it receives customary fees. In that regard, Wachovia Securities served as co-manager of Consolidated’s initial public offering in July 2005. Wachovia Securities, or its affiliates, may provide additional banking or other financial services, including, but not limited to, investment banking services, to North Pittsburgh or Consolidated in the future for which Wachovia Securities would also be paid fees. In the ordinary course of its business, Wachovia Securities and its affiliates may actively trade or hold the securities (including derivative securities) of North Pittsburgh or Consolidated for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, in the ordinary course of business, Wachovia Securities provides and may provide in the future, equity or other research coverage of the securities of Consolidated. Wachovia Securities or its affiliates have committed to provide financing in connection with the Merger. See “The Merger — Financing Arrangements”.

Interests of North Pittsburgh Directors and Executive Officers in the Merger

In considering the recommendation of the North Pittsburgh Board of Directors with respect to the Merger Agreement, you should be aware that some of North Pittsburgh’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of North Pittsburgh shareholders generally. The North Pittsburgh Board of Directors was aware of these interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger) and to recommend that North Pittsburgh shareholders vote “FOR” the approval and adoption of the Merger Agreement.

Indemnification and Insurance

The Merger Agreement provides that, after the Merger, Consolidated and the surviving corporation will, jointly and severally, and Consolidated will cause the surviving corporation to, indemnify and hold harmless the individuals who are now, or have been at any time prior to the execution of the Merger Agreement or who become such prior to the effective time of the Merger, a director, officer or employee of North Pittsburgh or any of North Pittsburgh’s subsidiaries, against costs and liabilities incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal or investigative, arising out of or pertaining to (i) the fact that such individual is or was an officer, director, employee, fiduciary or agent of North Pittsburgh or any of its subsidiaries, or (ii) matters occurring or existing at or prior to the effective time of the Merger (including acts or omissions occurring in connection with the Merger Agreement and the transactions contemplated thereby), whether asserted or claimed prior to, at or after the effective time of the Merger.

The Merger Agreement provides that for a period of 6 years after the effective time of the Merger, the surviving corporation will, and will cause its subsidiaries to, and Consolidated will cause the surviving corporation and its subsidiaries to, maintain in effect the current directors’ and officers’ liability insurance policies maintained by North Pittsburgh for the benefit of those persons covered by such policies with respect to claims arising in whole or in part from matters occurring or allegedly occurring at or prior to the effective time of the Merger. Under certain conditions, the surviving corporation may substitute for North Pittsburgh’s directors’ and officers’ liability insurance policies new insurance policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to North Pittsburgh’s current carrier. In addition, if North Pittsburgh’s existing policies expire or are terminated or canceled within such 6-year period, then each of Consolidated and the surviving corporation and its subsidiaries will, and Consolidated will cause the surviving corporation and its subsidiaries to, use commercially reasonable efforts to obtain substantially similar policies with reputable carriers having a rating comparable to North Pittsburgh’s current carrier. The surviving corporation will not be obligated to pay annual premiums in excess of $650,000 for the insurance. Notwithstanding the foregoing, prior to the effective time of the Merger, North Pittsburgh is permitted to purchase prepaid “tail” policies in favor of such insured persons with respect to the matters referred to above (provided that the annual premium for such tail policy may not exceed $650,000), in which case Consolidated has agreed to maintain such tail policies in effect and continue to honor the obligations under such policies.

Consolidated and Merger Sub have also agreed (i) to continue in effect for at least 6 years after the effective time of the Merger all rights to indemnification existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees, fiduciaries and agents of North Pittsburgh and its subsidiaries in North Pittsburgh’s and its subsidiaries’ articles of incorporation or by-laws as of the effective time of the Merger with respect to matters occurring at or prior to the effective time of the Merger and (ii) to honor North Pittsburgh’s indemnification agreements with North Pittsburgh’s directors and executive officers, which were approved by the North Pittsburgh Board of Directors on July 1, 2007. Each such indemnification agreement provides, among other things, that North Pittsburgh will indemnify such indemnified person to the fullest extent permitted by the Pennsylvania Business Corporation Law, including advancement of legal fees and other expenses incurred by such indemnified person in connection with any legal proceedings arising out of such indemnified person’s service as a director and/or officer, subject to certain exclusions and procedures set forth in the indemnification agreement.

Certain Employee Benefits Matters

Shareholder Approval Bonus Plan.  The North Pittsburgh Systems, Inc. Shareholder Approval Bonus Plan was adopted by North Pittsburgh on July 1, 2007. It provides that within 30 days after approval by the shareholders of North Pittsburgh of a Transformative Transaction (as defined in the Shareholder Approval Bonus Plan), North Pittsburgh will pay $975,000 (net of applicable withholding and payroll taxes) to each of Harry R. Brown, President and Chief Executive Officer of North Pittsburgh, and Kevin J. Albaugh, N. William Barthlow, Allen P. Kimble, Frank A. Macefe, Matthew D. Poleski and Albert W. Weigand (each a Vice President of North Pittsburgh and, together with Mr. Brown, the “Executive Officers”), if such person is a full-time employee of North Pittsburgh and/or its subsidiaries on the date of such shareholder approval. The payments are not contingent on securing regulatory approval or the actual completion of any Transformative Transaction. Amounts paid under this plan are not taken into account in determining benefits under any retirement or other benefit plan of North Pittsburgh or its subsidiaries. See “Compensation of Executive Officers — Compensation Discussion and Analysis — Compensation Developments in 2007 — Shareholder Approval Bonus Plan”.

The Shareholder Approval Bonus Plan provides that such payments are intended as (i) an incentive to the Executive Officers to work together and to achieve the effective evaluation, negotiation, documentation and communication to the Board of Directors of North Pittsburgh, the shareholders of North Pittsburgh, regulators and others of the terms and conditions of offers regarding 1 or more Transformative Transactions and (ii) a reward for the time and effort required to do so in addition to the time and effort required for their respective job duties.

If North Pittsburgh’s shareholders approve and adopt the Merger Agreement, such approval will constitute shareholder approval of a Transformative Transaction for purposes of the Shareholder Approval Bonus Plan and each Executive Officer will be entitled to the payment described above, subject to the terms and conditions of the Shareholder Approval Bonus Plan.

2007 Executive Officers Bonus Plan.  The North Pittsburgh Systems, Inc. 2007 Executive Officers Bonus Plan (the “2007 Bonus Plan”) was adopted by North Pittsburgh on July 1, 2007. The plan establishes a bonus pool equal to 20% of the aggregate base salaries paid to the Executive Officers during 2007. Based on the salaries paid to such officers through June 30, 2007 and their current base salaries, the maximum bonus pool is expected to be $345,070.

Awards under the 2007 Bonus Plan are to be determined based upon certain performance objectives and are also contingent upon North Pittsburgh paying dividends during 2007 of not less than $0.80 per share. See “Compensation of Executive Officers — Compensation Discussion and Analysis — Compensation Developments in 2007 — 2007 Executive Officers Bonus Plan”.

The bonus pool, to the extent earned by satisfaction of the performance criteria, will be divided equally among all Executive Officers serving at the end of 2007, subject to certain terms and conditions as provided in the 2007 Bonus Plan. If the Merger occurs before December 31, 2007, the bonus payable to each Executive Officer will be the Executive Officer’s share of the maximum bonus pool, assuming for purposes of calculating the pool that all Executive Officers continued to be employed by North Pittsburgh through the end of 2007 at their base salaries in effect immediately prior to the Merger. Such bonuses will be paid no later than 30 days after the effective time of the Merger.

North Pittsburgh Telephone Company Retirement Income Restoration Plan.  On July 1, 2007, NPTC amended the North Pittsburgh Telephone Company Retirement Income Restoration Plan (the “Restoration Plan”). The Executive Officers of North Pittsburgh are eligible to participate in the Restoration Plan as officers of NPTC.

Among other things, the amendments provide that in the event of a change of control of NPTC (as defined in the Restoration Plan), no amendment of the Restoration Plan can have the effect of reducing or eliminating the accrued benefits, optional forms of benefit, or other rights or entitlements of any participant under that plan. See “Compensation of Executive Officers — Compensation Discussion and Analysis — Compensation Developments in 2007 — Retirement Income Restoration Plan”.

Employment Agreements

North Pittsburgh and NPTC entered into employment agreements with each of the Executive Officers effective July 1, 2007. The employment agreements provide, among other things, that if NPTC terminates the officer’s employment other than for “cause”, the officer is entitled to severance under a formula which results in a severance payment equal to 125% of the officer’s annual base salary as in effect at the date of termination. Such severance is to be paid by NPTC in a lump sum within 30 days after the termination of employment. See “Compensation of Executive Officers — Compensation Discussion and Analysis — Compensation Developments in 2007 — Employment Agreements”.

No severance is payable if the Executive Officer voluntarily retires or resigns or if the Executive Officer’s employment is terminated for “cause”, which is defined to include (but need not be limited to) (i) the officer violating the terms of his employment agreement, (ii) disloyalty, insubordination, dishonesty toward NPTC or commission or conviction of a felony or any crime involving moral turpitude, (iii) persistent incompetence or neglect of duties, (iv) public actions which may damage the business interests or image of North Pittsburgh or its subsidiaries, or (v) workplace conduct that violates NPTC’s standards of employee conduct. Each employment agreement terminates on March 31, 2008.

Severance Plan

The Merger Agreement provides that Consolidated will, or will cause the surviving corporation to, pay severance benefits to persons who were salaried employees of North Pittsburgh or any of its subsidiaries prior to the effective time of the Merger and whose employment with North Pittsburgh, the surviving corporation or any of their respective subsidiaries is terminated within 2 years following the closing of the Merger, in accordance with the terms of North Pittsburgh’s severance plan for salaried employees as in effect immediately prior to the effective time of the Merger.

North Pittsburgh’s severance plan for salaried employees provides generally that if the employment of an actively employed, regular, full-time, salaried, non-union employee of North Pittsburgh or one of its subsidiaries is involuntarily terminated after the employee has completed at least 1 year of service (as defined in the plan), the employee’s severance pay will equal 1 week’s salary for each full year of service the employee has attained as of the termination of employment.

The employee is not eligible for severance pay under the plan if the employee voluntarily terminates his or her employment, if the employee is transferred or reassigned within North Pittsburgh or to an affiliated company, if the employee is terminated for violation of North Pittsburgh’s policies or rules or for poor performance, if as a result of a reorganization or merger the employee’s employment continues or the employee is offered a transfer to a position with North Pittsburgh or an affiliated company, or if as a result of a merger, sale or divestiture the employee is employed by or offered employment with any employer that acquires any portion of the assets or operations of North Pittsburgh or its subsidiaries and the new employer credits the employee’s years of service under the new employer’s severance plan. Each of the Executive Officers has signed a waiver of any rights he may have under the severance plan to the extent he is entitled to receive severance under his employment agreement with North Pittsburgh and NPTC.

For illustrative purposes, if the employment of each of the Executive Officers had been involuntarily terminated as of July 1, 2007, such persons would have been entitled to the following payments under North Pittsburgh’s severance plan for salaried employees (assuming, for purposes of this illustration, that each such person was not entitled to severance under his employment agreement): Mr. Brown — $274,585, Mr. Albaugh — $53,964, Mr. Barthlow — $142,658, Mr. Kimble — $152,735, Mr. Macefe — $143,554, Mr. Poleski — $28,945 and Mr. Weigand — $116,230.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement and in accordance with Pennsylvania law, at the effective time of the Merger, Merger Sub, a wholly-owned subsidiary of Consolidated newly organized to effect the Merger, will merge with and into North Pittsburgh. North Pittsburgh will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of Consolidated.

Effective Time of the Merger

The Merger will become effective upon the filing of articles of merger providing for the Merger with the Department of State of the Commonwealth of Pennsylvania on the closing date of the Merger or at such later time as is agreed upon by Consolidated and North Pittsburgh and specified in the articles of merger. The closing date will occur as soon as practicable, but not later than 5 business days after satisfaction or waiver of the conditions to the completion of the Merger described in the Merger Agreement (other than those conditions that by their nature must be satisfied on the closing date) unless North Pittsburgh, Consolidated and Merger Sub agree to a different date for the closing.

Merger Consideration

At the effective time of the Merger, each issued and outstanding share of North Pittsburgh common stock (other than shares held in North Pittsburgh’s treasury or owned by any North Pittsburgh subsidiary, Consolidated, Merger Sub or any other Consolidated subsidiary) will be converted into the right to receive, at the holder’s election, either (i) $25.00 in cash, without interest (the “cash consideration”), or (ii) 1.1061947 shares of Consolidated common stock (including cash in lieu of any fractional share, the “stock consideration”), subject to proration. Shareholder elections will be subject to proration to ensure that 80% of the North Pittsburgh shares are converted in the Merger into the right to receive the cash consideration and 20% of the North Pittsburgh shares are converted in the Merger into the right to receive the stock consideration. The exchange ratio for the stock consideration is fixed and will not be adjusted to reflect any changes in the price of Consolidated common stock prior to the effective time of the Merger. See “— North Pittsburgh Shareholders Making Cash and Stock Elections”.

In this proxy statement/prospectus, when we refer to the term “Merger Consideration” with respect to a given share of North Pittsburgh common stock, we mean either the cash consideration (with respect to a share of North Pittsburgh common stock representing the right to receive the cash consideration) or the stock consideration (with respect to a share of North Pittsburgh common stock representing the right to receive the stock consideration).

The Merger Agreement provides that the stock consideration will be appropriately adjusted if, during the period between July 1, 2007 and the effective time of the Merger, Consolidated pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Consolidated common stock.

The rights pertaining to Consolidated common stock will be different from the rights pertaining to North Pittsburgh common stock, because the certificate of incorporation and by-laws of Consolidated in effect immediately after the Merger is completed will be different from the articles of incorporation and by-laws of North Pittsburgh and because Consolidated is a Delaware corporation and North Pittsburgh is a Pennsylvania corporation. For a description of the rights pertaining to Consolidated common stock and Consolidated’s certificate of incorporation and by-laws, see “Description of Consolidated Capital Stock” and “Comparison of Rights of Common Shareholders of North Pittsburgh and Common Stockholders of Consolidated”.

Ownership of Consolidated Following the Merger

Based on the number of shares of North Pittsburgh common stock and Consolidated common stock outstanding on the record date, we anticipate that, immediately following the Merger, North Pittsburgh shareholders who receive stock consideration in the Merger will own in the aggregate approximately 11.27% of the outstanding shares of Consolidated common stock.

North Pittsburgh Shareholders Making Cash and Stock Elections

North Pittsburgh shareholders of record on the record date are receiving with this proxy statement/prospectus a form of election for purposes of making cash elections and stock elections. Any North Pittsburgh shareholder who became a North Pittsburgh shareholder after the record date for the annual meeting, or who did not otherwise receive a form of election, should contact the exchange agent, Computershare Trust Company, N.A., or his or her broker, bank or other nominee to obtain a form of election. North Pittsburgh shareholders who vote against, or abstain or fail to vote with respect to, the approval and adoption of the Merger Agreement are still entitled to make elections with respect to their shares.

The form of election permits each person who, at or prior to the election deadline, is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation to the nominee record holder) of North Pittsburgh common stock to specify (i) the number of such holder’s shares of North Pittsburgh common stock with respect to which such holder makes a cash election and/or (ii) the number of such holder’s shares of North Pittsburgh common stock with respect to which such holder makes a stock election. A shareholder who submits a form of election is not required to elect the same form of Merger Consideration for all of his or her shares. The form of election allows an election to be made for cash consideration for a portion of the holder’s shares and stock consideration for the remaining portion of the holder’s shares.

If the Merger is completed, shareholders who fail to submit properly completed elections at or prior to the election deadline will still be entitled to receive the Merger Consideration for each of their North Pittsburgh shares. See “— Conversion of Shares; Exchange Procedures; Fractional Shares”. However, any shares as to which the holder has not properly made an election at or prior to the election deadline will be treated as described below under “— Non-Electing Holders”.

Exchange Agent.  Computershare Trust Company, N.A. will serve as the exchange agent for purposes of receiving election forms, determining in accordance with the Merger Agreement the Merger Consideration to be received by each holder of shares of North Pittsburgh common stock, and exchanging the applicable Merger Consideration for certificates formerly representing shares of North Pittsburgh common stock if the Merger is completed.

Election Deadline.  The election deadline will be 5:00 p.m., New York City time, on the date that is 2 business days immediately prior to the closing date of the Merger (or such other date as Consolidated and North Pittsburgh mutually agree). Consolidated and North Pittsburgh will publicly announce the anticipated election deadline at least 5 business days prior to the anticipated closing date of the Merger.

Shareholders who hold their shares in “street name” may be subject to a deadline earlier than the general election deadline. Therefore, you should carefully read any materials you receive from your broker or other nominee holder.

Form of Election.  The form of election must be properly completed and signed and accompanied by:

•	certificates representing all of the North Pittsburgh shares covered by the form of election, in a form acceptable for transfer on North Pittsburgh’s books; or

•	a properly completed and signed notice of guaranteed delivery, as described in the instructions accompanying the form of election, from a firm which is a member of a registered national securities exchange or a commercial bank or trust company having an office or correspondent in the United States, provided that the actual stock certificates are in fact delivered to the exchange agent by the time set forth in the notice of guaranteed delivery.

In order to make a cash election or a stock election, the properly completed and signed form of election, together with 1 of the items described above, must be actually received by the exchange agent at or prior to the election deadline in accordance with the instructions accompanying the form of election. You bear the risk of delivery of all the materials that you are required to submit to the exchange agent in order to properly make an election.

If your North Pittsburgh shares are held in “street name” and you wish to make an election, you should contact your bank, broker or other nominee and follow the instructions provided by it.

If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless an election is subsequently properly made on a timely basis.

Inability to Transfer North Pittsburgh Shares After an Election is Made.  Once a cash election or a stock election is properly made with respect to any share of North Pittsburgh common stock, the electing shareholder will not be able to sell or otherwise transfer that share, unless the election is properly revoked at or before the election deadline or unless the Merger Agreement is terminated.

Election Revocation and Changes.  Generally, an election may be revoked or changed with respect to all or any portion of the North Pittsburgh shares covered by the election by the holder who submitted the applicable form of election, but only by written notice received by the exchange agent at or prior to the election deadline. If an election is revoked, or the Merger Agreement is terminated, and any stock certificates have been transmitted to the exchange agent, the exchange agent will promptly return those certificates to the shareholders who submitted them (except, in the case of a revocation, to the extent (if any) a subsequent cash election and/or stock election is properly made with respect to any or all of the shares of North Pittsburgh common stock represented by such certificates). North Pittsburgh shareholders will not be entitled to revoke or change their elections following the election deadline. As a result, during the interval between the election deadline and the effective time of the Merger, North Pittsburgh shareholders who have properly made elections will not be able to revoke their elections or sell the North Pittsburgh shares covered by their elections.

Non-Electing Holders.  North Pittsburgh shareholders who make no election to receive cash consideration or stock consideration in the Merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are not properly completed or are not signed will be deemed not to have made an election. Non-electing holders will have no control over the type of consideration they receive in the Merger in exchange for their North Pittsburgh shares. Accordingly, these shareholders may receive cash consideration for all of their North Pittsburgh shares, stock consideration for all of their North Pittsburgh shares, or cash consideration for some of their North Pittsburgh shares and stock consideration for some of their North Pittsburgh shares, depending on elections that have been made by other North Pittsburgh shareholders. See “— Proration Procedures” below.

Proration Procedures.  North Pittsburgh shareholders should be aware that the cash elections and/or stock elections they make may be subject to the proration procedures contained in the Merger Agreement. Regardless of the cash or stock elections made by North Pittsburgh shareholders, these procedures are designed to ensure that:

•	80% of the North Pittsburgh shares outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the cash consideration per share, namely, $25.00, without interest; and

•	20% of the North Pittsburgh shares outstanding immediately prior to the effective time of the Merger will be converted into the right to receive the stock consideration per share, namely, 1.1061947 shares of Consolidated common stock (including cash in lieu of any fractional share, as described below under “— Conversion of Shares; Exchange Procedures; Fractional Shares”).

Any shares of North Pittsburgh common stock held in North Pittsburgh’s treasury or owned by any North Pittsburgh subsidiary, Consolidated, Merger Sub or any other Consolidated subsidiary will be canceled in the Merger and will not be subject to or affect these proration calculations.

For illustrative purposes, we have set forth below a description of the proration procedures, and the effects on North Pittsburgh’s shareholders, including those who fail to properly make a cash or stock election, under certain alternative scenarios. As a result of these procedures, even if you properly make a cash election for all of your North Pittsburgh shares, if more than 80% of the outstanding North Pittsburgh shares are subject to cash elections, you will receive Consolidated common stock in the Merger in exchange for some of your North Pittsburgh shares. Even if you properly make a stock election for all of your North Pittsburgh shares, if more than 20% of the outstanding North Pittsburgh shares are subject to stock elections, you will receive cash in the Merger in exchange for some of your North Pittsburgh shares.

Scenario 1:  If Cash Elections are Oversubscribed — More than 80% of North Pittsburgh Shares Elect to Receive Cash Consideration

North Pittsburgh Shares Subject to Cash Elections.  Each North Pittsburgh shareholder who properly elected to receive cash consideration will, due to proration, receive cash consideration for only a pro rata portion of the North Pittsburgh shares for which he or she properly made a cash election. The North Pittsburgh shareholder will receive stock consideration in the form of shares of Consolidated common stock (and cash in lieu of any fractional share) for his or her remaining North Pittsburgh shares.

The precise number of North Pittsburgh shares for which a North Pittsburgh shareholder will receive cash consideration will be determined by multiplying the number of North Pittsburgh shares for which the shareholder properly made a cash election by a fraction with (i) a numerator equal to 80% of the number of North Pittsburgh shares outstanding immediately prior to the effective time of the Merger and (ii) a denominator equal to the total number of North Pittsburgh shares for which cash elections are properly made by all North Pittsburgh shareholders.

EXAMPLE. Assume for illustrative purposes that 1,000,000 North Pittsburgh shares are outstanding at the effective time of the Merger and North Pittsburgh shareholders properly make cash elections with respect to 900,000 North Pittsburgh shares. If you own 100 North Pittsburgh shares and have properly made a cash election for all of those shares, you would receive cash consideration for 88.89 of your North Pittsburgh shares [100 × ((80% × 1,000,000)/900,000)] and stock consideration (including cash in lieu of any fractional share) for your remaining 11.11 North Pittsburgh shares.

North Pittsburgh Shares Subject to Stock Elections.  Each North Pittsburgh shareholder who properly elected to receive stock consideration will receive stock consideration in the form of shares of Consolidated common stock for all of the North Pittsburgh shares for which he or she properly made a stock election (including cash in lieu of any fractional share).

North Pittsburgh Shares Subject to No Election.  Each North Pittsburgh shareholder who failed to properly make an election for all of his or her North Pittsburgh shares will receive stock consideration in the form of shares of Consolidated common stock for all of the North Pittsburgh shares for which he or she made no election (including cash in lieu of any fractional share).

Scenario 2: If Stock Elections are Oversubscribed — More than 20% of North Pittsburgh Shares Elect to Receive Stock Consideration

North Pittsburgh Shares Subject to Cash Elections.  Each North Pittsburgh shareholder who properly elected to receive cash consideration will receive cash consideration for all of the North Pittsburgh shares for which he or she properly made a cash election.

North Pittsburgh Shares Subject to Stock Elections.  Each North Pittsburgh shareholder who properly elected to receive stock consideration will, due to proration, receive cash consideration for a pro rata portion of the North Pittsburgh shares for which he or she properly made a stock election. The shareholder will receive stock consideration in the form of shares of Consolidated common stock for his or her remaining North Pittsburgh shares (including cash in lieu of any fractional share).

The precise number of North Pittsburgh shares for which a North Pittsburgh shareholder will receive cash consideration will be determined by multiplying the number of North Pittsburgh shares for which the shareholder properly made a stock election by a fraction with (i) a numerator equal to 80% of the number of North Pittsburgh shares outstanding immediately prior to the effective time of the Merger, less the total number of North Pittsburgh shares for which cash elections were properly made, less the total number of North Pittsburgh shares for which no election was made and (ii) a denominator equal to the total number of North Pittsburgh shares for which stock elections are properly made by all North Pittsburgh shareholders.

EXAMPLE. Assume for illustrative purposes that 1,000,000 North Pittsburgh shares are outstanding at the effective time of the Merger and North Pittsburgh shareholders properly make stock elections with respect to 900,000 North Pittsburgh shares, cash elections with respect to 75,000 shares and no elections with respect to 25,000 shares. If you own 100 North Pittsburgh shares and have properly made a stock election for all of those shares, you would receive cash consideration for 77.78 of your North Pittsburgh shares [100 × ((80% × 1,000,000)−75,000−25,000)/900,000)] and stock consideration for your remaining 22.22 North Pittsburgh shares (including cash in lieu of any fractional share).

North Pittsburgh Shares Subject to No Election.  Each North Pittsburgh shareholder who failed to properly make an election for all of his or her North Pittsburgh shares will receive cash consideration for all of the North Pittsburgh shares for which he or she made no election.

Scenario 3: If Cash and Stock Elections are Undersubscribed — Less than 80% of North Pittsburgh Shares Elect to Receive Cash Consideration and Less than 20% of North Pittsburgh Shares Elect to Receive Stock Consideration

North Pittsburgh Shares Subject to Cash Elections.  Each North Pittsburgh shareholder who properly elected to receive cash consideration will receive cash consideration for all of the North Pittsburgh shares for which he or she properly made a cash election.

North Pittsburgh Shares Subject to Stock Elections.  Each North Pittsburgh shareholder who properly elected to receive stock consideration will receive stock consideration in the form of shares of Consolidated common stock for all of the North Pittsburgh shares for which he or she properly made a stock election (including cash in lieu of any fractional share).

North Pittsburgh Shares Subject to No Election.  Each North Pittsburgh shareholder who failed to properly make an election for all of his or her North Pittsburgh shares will receive cash consideration for a portion of the North Pittsburgh shares for which he or she made no election and stock consideration in the form of shares of Consolidated common stock for a portion of the North Pittsburgh shares for which he or she made no election (including cash in lieu of any fractional share).

The precise number of North Pittsburgh shares for which a North Pittsburgh shareholder will receive cash consideration will be determined by multiplying the number of North Pittsburgh shares for which the shareholder failed to properly make an election by a fraction with (i) a numerator equal to 80% of the number of North Pittsburgh shares outstanding immediately prior to the effective time of the Merger, less the total number of North Pittsburgh shares for which cash elections were properly made and (ii) a denominator equal to the total number of North Pittsburgh shares for which no elections were properly made by North Pittsburgh shareholders. The shareholder will receive stock consideration in the form of shares of Consolidated common stock for his or her remaining North Pittsburgh shares (including cash in lieu of any fractional share).

EXAMPLE. Assume for illustrative purposes that 1,000,000 North Pittsburgh shares are outstanding at the effective time of the Merger and North Pittsburgh shareholders properly make cash elections with respect to 100,000 North Pittsburgh shares, stock elections with respect to 100,000 shares and no elections with respect to 800,000 shares. If you own 100 North Pittsburgh shares and have not properly made a cash election or stock election for any of those shares, you would receive cash consideration for 87.5 of your North Pittsburgh shares [100 × (800,000−100,000)/800,000] and stock consideration (including cash in lieu of any fractional share) for your remaining 12.5 North Pittsburgh shares.

Neither Consolidated nor North Pittsburgh is making any recommendation as to whether North Pittsburgh shareholders should elect to receive cash consideration or stock consideration in the Merger. You must make your own decision with respect to such election. No guarantee can be made that you will receive the amount of cash consideration or stock consideration you elect. As a result of the proration procedures and other limitations described in this proxy statement/prospectus and in the Merger Agreement, you may receive stock consideration or cash consideration in amounts that are different from the amounts you elect to receive. Because the value of the stock consideration and cash consideration may differ, you may receive consideration having an aggregate value less than what you elected to receive. North Pittsburgh shareholders should obtain current market quotations for Consolidated common stock before deciding what elections to make.

Because other North Pittsburgh shareholders would likely take the relative values of the stock consideration and cash consideration into account in determining what form of election to make, if you fail to make an election you are likely to receive the form of consideration having the lower value (depending on the relative values of the stock consideration and cash consideration at the effective time of the Merger).

Conversion of Shares; Exchange Procedures; Fractional Shares

The conversion of North Pittsburgh common stock into the right to receive the Merger Consideration will occur automatically at the effective time of the Merger. Prior to the effective time of the Merger (and, with respect to Consolidated common stock, from time to time after the effective time of the Merger as applicable), Consolidated will deposit with the exchange agent an amount in cash and certificates representing shares of Consolidated common stock sufficient to effect the conversion of each share of North Pittsburgh common stock into the Merger Consideration pursuant to the Merger Agreement.

The exchange agent will take the following actions with respect to each holder of record of North Pittsburgh common stock as of immediately prior to the effective time of the Merger:

•	If the shareholder properly made (and did not revoke) a cash election and/or stock election for all of his or her shares of North Pittsburgh common stock, then within 10 business days after the effective time of the Merger, the exchange agent will mail to such shareholder the aggregate Merger Consideration that the shareholder is entitled to receive pursuant to the Merger (including, if applicable, cash in lieu of any fractional share of Consolidated common stock).

•	If the shareholder did not properly make an unrevoked cash election and/or stock election for all of his or her shares of North Pittsburgh common stock, then within 5 business days after the effective time of the Merger, the exchange agent will mail to such shareholder a letter of transmittal containing instructions for obtaining the aggregate Merger Consideration that the shareholder is entitled to receive pursuant to the Merger. The letter of transmittal will contain instructions for surrendering certificates representing shares of North Pittsburgh common stock to the exchange agent. The exchange agent will mail the aggregate Merger Consideration (including, if applicable, cash in lieu of any fractional share of Consolidated common stock) to the shareholder within 10 business days after the exchange agent has received all of the shareholder’s certificates representing shares of North Pittsburgh common stock, a properly signed and completed letter of transmittal in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions.

After the effective time of the Merger, each certificate that previously represented shares of North Pittsburgh common stock will represent only the right to receive the Merger Consideration as described above and dividends and distributions on, and cash in lieu of any fractional share of, Consolidated common stock as described below.

Until holders of certificates previously representing shares of North Pittsburgh common stock have surrendered those certificates to the exchange agent, those holders will not receive dividends or distributions on any shares of Consolidated common stock into which such shares have been converted. When delivery of the Merger Consideration is made to such holders as described above, the exchange agent will also pay to such holders, without interest, all dividends and other distributions in respect of such Consolidated common stock with a record date after the effective time of the Merger.

No fractional shares of Consolidated common stock will be issued to any North Pittsburgh shareholder in the Merger. Each North Pittsburgh shareholder who would otherwise have been entitled to receive a fraction of a share of Consolidated common stock in the Merger (based on the aggregate stock consideration into which such holder’s North Pittsburgh shares are converted in the Merger) will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest which such holder would otherwise be entitled to by (ii) the average closing price on NASDAQ for a share of Consolidated common stock for the 5 consecutive trading days immediately preceding the effective time of the Merger.

Consolidated, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the Merger Consideration, and pay to the appropriate taxing authorities, any applicable taxes. Any such amount which is withheld and paid to a taxing authority by Consolidated, the surviving corporation or the exchange agent will be deemed to have been paid to the person from whom it is withheld.

If any certificate representing shares of North Pittsburgh common stock has been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the person claiming that such certificate has been lost, stolen or destroyed and, if required by Consolidated or the surviving corporation, the posting by such person of a bond (in such reasonable amount as Consolidated or the surviving corporation may direct) as indemnity against any claim that may be made against the exchange agent, Consolidated or the surviving corporation with respect to such certificate, the exchange agent will issue, in exchange for all rights to the lost, stolen or destroyed certificate, the total amount of Merger Consideration in respect of the shares of North Pittsburgh common stock represented by such certificate.

Stock Exchange Listing of Consolidated Common Stock

It is a condition to the completion of the Merger that the shares of Consolidated common stock issuable to North Pittsburgh shareholders in the Merger have been approved for listing on NASDAQ.

Delisting and Deregistration of North Pittsburgh Common Stock

If the Merger is completed, North Pittsburgh common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and North Pittsburgh will no longer file periodic reports with the SEC on account of North Pittsburgh common stock.

Material United States Federal Income Tax Consequences

The following is a summary of United States federal income tax consequences of the Merger relevant to beneficial holders of North Pittsburgh common stock whose shares are exchanged in the Merger. The discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to beneficial holders of North Pittsburgh common stock. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis. The discussion applies only to beneficial holders of North Pittsburgh common stock in whose hands North Pittsburgh shares are capital assets within the meaning of Section 1221 of the Code and may not apply to beneficial holders who acquired their shares pursuant to compensation arrangements with North Pittsburgh or hold their shares as part of a hedge, straddle or conversion transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, S corporations, partnerships and taxpayers subject to the alternative minimum tax). In addition, this discussion does not discuss the federal income tax consequences to a beneficial holder of North Pittsburgh common stock who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign tax laws.

The receipt of Merger Consideration for North Pittsburgh common stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, a beneficial holder who receives consideration in exchange for shares pursuant to the Merger will recognize gain or loss for federal income tax purposes equal to the difference, if any, between (i) the sum of the cash, if any, and the fair market value of shares of Consolidated common stock, if any, received and (ii) the beneficial holder’s adjusted tax basis in the North Pittsburgh shares surrendered pursuant to the Merger. Gain or loss will be determined separately for each block of North Pittsburgh shares (i.e., shares acquired at the same price per share in a single transaction) surrendered pursuant to the Merger. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the beneficial holder’s holding period for such shares is more than 1 year at the effective time of the Merger. The maximum federal income tax rate on net long-term capital gain recognized by individuals is 15% under current law.

A shareholder’s tax basis in Consolidated common stock received in the Merger will equal the fair market value of such stock as of the effective time of the Merger. The holding period for the Consolidated common stock received in the Merger will begin on the day after the effective time of the Merger.

Backup withholding at a 28% rate may apply to the Merger Consideration a beneficial holder of shares receives pursuant to the Merger. Backup withholding generally will apply only if the beneficial holder fails to furnish a correct taxpayer identification number or otherwise fails to comply with applicable backup withholding rules and certification requirements. Each beneficial holder should complete and sign the substitute Form W-9 that is part of the form of election or letter of transmittal to be returned to the exchange agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is otherwise proved in a manner acceptable to the exchange agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowable as a refund or credit against a beneficial holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

Because individual circumstances may differ, each beneficial holder of shares is urged to consult such beneficial holder’s own tax advisor as to the particular tax consequences to such beneficial holder of the Merger, including the application and effect of state, local, foreign and other tax laws.

Regulatory Matters

United States Antitrust

United States antitrust laws prohibit Consolidated and North Pittsburgh from completing the Merger until they have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal

Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and a required waiting period has ended. North Pittsburgh and Consolidated each filed the required notification and report forms with the Antitrust Division of the Department of Justice and the Federal Trade Commission on July 23, 2007. On August 3, 2007, the Federal Trade Commission granted early termination of the HSR Act waiting period.

At any time before or after the effective time of the Merger, the Federal Trade Commission or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to conditionally approve the Merger upon the divestiture of assets of Consolidated or North Pittsburgh. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it will not be successful.

Other Laws

In addition to the regulatory approvals described above, completion of the Merger is conditioned upon the receipt of the following approvals of the Federal Communications Commission (the “FCC”) and the Pennsylvania Public Utility Commission (the “Pennsylvania PUC”).

Pursuant to the Merger Agreement, on July 16, 2007, North Pittsburgh’s subsidiaries that are regulated by the Pennsylvania PUC, North Pittsburgh Telephone Company and Penn Telecom, jointly filed an application with the Pennsylvania PUC for approval of the transfers of control of those subsidiaries to Consolidated, as required under the Pennsylvania Public Utility Code. The Pennsylvania PUC assigned the Docket Numbers A-312550F0002 and A-310074F0004 to the application. Formal Protests to the application were subsequently filed by the Pennsylvania PUC Office of Trial Staff, the Pennsylvania Office of Consumer Advocate, the Communications Workers of America, the Broadband Cable Association of Pennsylvania and Full Service Computing Corporation d/b/a Full Service Network. These Protests question whether the Merger will provide substantial, affirmative public benefits and raise issues with respect to, among other things, synergy savings, employment levels and benefits, access and commitment to advanced services and broadband deployment, service quality levels and competition. If the application is to be approved, the Protests request that the Pennsylvania PUC impose conditions on the transfers of control of North Pittsburgh Telephone Company and Penn Telecom, which conditions are not proposed or described in the Protests. North Pittsburgh, North Pittsburgh Telephone Company and Penn Telecom disagree with the assertions contained in these Protests. In addition, Petitions to Intervene in the proceeding have been filed by the Pennsylvania Office of Small Business Advocate and Core Communications, Inc. North Pittsburgh Telephone Company and Penn Telecom intend to vigorously oppose the objections raised in the Protests and any objections to the application that the interveners may raise.

On July 17 and July 20, 2007, Consolidated and North Pittsburgh jointly filed the applications to transfer control of North Pittsburgh to Consolidated under the rules and regulations of the FCC. Salsgiver Communications (“Salsgiver”) subsequently filed comments with the FCC asking the FCC to either deny approval of the transfer of control or place conditions on the transfer, arguing that North Pittsburgh Telephone Company violated the law when it refused to allow Salsgiver to attach its wires to North Pittsburgh Telephone Company’s poles. Consolidated and North Pittsburgh are vigorously opposing Salsgiver’s comments.

General

It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the Merger, various regulatory concessions. There can be no assurance that:

•	Consolidated or North Pittsburgh will be able to satisfy or comply with such conditions;

•	compliance or non-compliance will not have adverse consequences on Consolidated after completion of the Merger; or

•	the required regulatory approvals will be obtained within the time frame contemplated by Consolidated and North Pittsburgh and referred to in this proxy statement/prospectus or on terms that will be satisfactory to Consolidated and North Pittsburgh.

See “The Merger Agreement — Conditions to the Completion of the Merger” and “— Additional Covenants — Obligations to Cooperate; Regulatory Filings”.

Financing Arrangements

In connection with the execution of the Merger Agreement, Consolidated and 2 of its wholly-owned subsidiaries, Consolidated Communications, Inc. (“CCI”) and Consolidated Communications Acquisition Texas, Inc. (“CCAT”), entered into a Commitment Letter, dated June 30, 2007, from Wachovia Bank, National Association and Wachovia Capital Markets, LLC (the “Commitment Letter”). The Commitment Letter provides for senior secured credit facilities in an aggregate principal amount of up to $950,000,000 (the “Credit Facilities”) consisting of a 6-year revolving credit facility in an aggregate principal amount of up to $50,000,000 and a 7-year senior secured term loan facility in an aggregate principal amount of up to $900,000,000 (the “Term Loan Facility”). The Term Loan Facility will be available in up to 2 separate draws, with the initial draw in an aggregate principal amount of $760,000,000 and a delayed draw in an aggregate principal amount of up to $140,000,000. The Credit Facilities will be used to finance the aggregate cash consideration for the transactions contemplated by the Merger Agreement, to repay certain existing debt of North Pittsburgh and its subsidiaries, to refinance certain existing debt of Consolidated and its subsidiaries, to provide ongoing working capital and for other general corporate purposes of Consolidated and its subsidiaries and, if drawn, the delayed draw portion of the Term Loan Facility may be used solely for the repurchase or redemption in full (including the related fees and expenses) of the indebtedness outstanding under Consolidated’s existing 9.75% Senior Notes due 2012. The borrowers under the Credit Facilities will be CCI, CCAT and Merger Sub (and, effective upon the Merger, North Pittsburgh as the surviving entity in the Merger). The Credit Facilities will be guaranteed by Consolidated and each existing and subsequently acquired or organized direct and indirect subsidiary of Consolidated (including certain of North Pittsburgh’s subsidiaries, but excluding Illinois Consolidated Telephone Company (“ICTC”), North Pittsburgh Telephone Company and Penn Telecom) and secured by perfected first priority liens and security interests in substantially all of the tangible and intangible properties and assets of CCI, CCAT, North Pittsburgh and the guarantors under the Credit Facilities as well as all present and future capital stock or other membership, equity or profits interests of or in CCI, CCAT, North Pittsburgh, ICTC, North Pittsburgh Telephone Company, Penn Telecom, and the guarantors under the Credit Facilities (other than Consolidated) and 65% of the voting stock (and 100% of the non-voting stock) of all present and future first-tier foreign subsidiaries of Consolidated, CCI, CCAT or North Pittsburgh. Pursuant to the terms of the Commitment Letter, the definitive agreements to be entered into with respect to the Credit Facilities will contain customary representations, warranties and covenants, and the closing of the Credit Facilities will be subject to the satisfaction of customary closing conditions.

The terms of the Commitment Letter require that North Pittsburgh Telephone Company and Penn Telecom each guarantee the Credit Facilities at such time as it is no longer prohibited from guaranteeing the Credit Facilities by the terms of the Pennsylvania PUC order approving the Merger and that, when North Pittsburgh Telephone Company or Penn Telecom guarantees the Credit Facilities, the Credit Facilities also be secured by perfected first priority liens and security interests in substantially all of the tangible and intangible properties and assets of North Pittsburgh Telephone Company or Penn Telecom, respectively. With their joint application for approval of the transfers of control of North Pittsburgh Telephone Company and Penn Telecom to Consolidated referred to above under “— Regulatory Matters — Other Laws”, North Pittsburgh Telephone Company and Penn Telecom also jointly filed requests for Pennsylvania PUC approval of such guarantees of the Credit Facilities and the grants of such liens and security interests, as required under the Pennsylvania Public Utility Code.

The Credit Facilities are expected to contain customary affirmative covenants, which will require Consolidated and its subsidiaries, among other things, to:

•	furnish specified financial information to the lenders,

•	comply with applicable laws,

•	maintain Consolidated’s properties and assets,

•	maintain insurance on Consolidated’s properties, and

•	hedge interest rate exposure with respect to 50% of the term loans.

The Credit Facilities are also expected to contain customary negative covenants that will restrict Consolidated’s and its subsidiaries’ ability, among other things, to:

•	incur additional debt and issue certain capital stock,

•	create, incur, assume or permit to exist liens, other than certain permitted liens to be determined,

•	repay other debt,

•	sell assets,

•	make investments, loans, guarantees or advances,

•	pay dividends,

•	repurchase equity interests or make other restricted payments,

•	engage in affiliate transactions,

•	engage in mergers, acquisitions or consolidations,

•	enter into sale-leaseback transactions,

•	amend, modify or agree to waivers of specified documents,

•	enter into agreements that restrict dividends from subsidiaries, and

•	change the business Consolidated conducts.

In general, the Credit Facilities will restrict Consolidated’s ability to pay dividends to the amount of Consolidated’s “Cumulative Available Cash”, defined as Available Cash accumulated after October 1, 2005, plus $23,697,000, less certain permitted distributions. “Available Cash” will be defined in the Credit Facilities as consolidated EBITDA (generally, earnings before interest, taxes, depreciation and amortization, subject to certain additions and subtractions to be determined) (a) minus, to the extent not deducted in the determination of consolidated EBITDA, (i) non-cash dividend income, (ii) consolidated interest expense net of debt issuance costs incurred in connection with, or prior to, the Merger, (iii) capital expenditures from internally generated funds, (iv) cash income taxes paid, (v) scheduled principal payments of indebtedness, (vi) certain prepayments of indebtedness, (vii) net increases in outstanding revolving loans, (viii) the cash costs of any extraordinary or unusual losses or charges and (ix) cash payments made on account of losses or charges expensed, (b) plus, to the extent not included in consolidated EBITDA, (i) cash interest income, (ii) the cash amount realized in respect of extraordinary or unusual gains, and (iii) net decreases in outstanding revolving loans.

Consolidated will also be restricted from paying dividends under the indenture governing Consolidated’s senior notes. However, the indenture restriction is less restrictive than the restriction that will be contained in the Credit Facilities. That is because the restricted payments covenant in the Credit Facilities will allow a lower amount of dividends to be paid from the borrowers (CCI, CCAT and North Pittsburgh) to Consolidated than the comparable covenant in the indenture (referred to as the build-up amount) permits Consolidated to pay to its stockholders. However, the amount of dividends Consolidated will be able to make under the indenture in the future will be based, in part, on the amount of cash distributed by the borrowers under the Credit Facilities.

Under the Credit Facilities, if Consolidated’s total net leverage ratio, as of the end of any fiscal quarter, is greater than 5.25:1.00 (stepping down to 5.10:1.00 after the first anniversary of the closing date of the Credit Facilities), Consolidated will be required to suspend dividends on Consolidated’s common stock unless otherwise permitted by an exception for dividends that may be paid from the portion of proceeds of any sale of equity not used to make mandatory prepayments of loans and not used to fund acquisitions, capital expenditures or make other investments. During any dividend suspension period, Consolidated will be required to repay debt in an amount equal to 50.0% of any increase in “Available Cash” during such dividend suspension period, among other things. In addition, Consolidated will not be permitted to pay dividends if an event of default under the Credit Facilities has occurred and is continuing. Among other things, it will be an event of default if:

•	Consolidated’s total net leverage ratio (defined as the ratio of consolidated indebtedness, net of unrestricted cash and cash equivalents in excess of $5,000,000 but not to exceed $25,000,000, to consolidated EBITDA for the immediately preceding four fiscal quarters), as of the end of any fiscal quarter, is greater than 5.50:1.00 (stepping down to 5.25:1.00 after the first anniversary of the closing date of the Credit Facilities); or

•	Consolidated’s interest coverage ratio (defined as the ratio of consolidated EBITDA to consolidated cash interest expense for the immediately preceding four fiscal quarters) as of the end of any fiscal quarter is not at least 2.25:1.00.

Dissenters’ Rights

Under Pennsylvania law, holders of North Pittsburgh common stock will not be entitled to dissenters’ rights in connection with the Merger because shares of North Pittsburgh common stock are listed on NASDAQ.

North Pittsburgh Employee Benefits Matters

Pursuant to the Merger Agreement, Consolidated has agreed that it will, and will cause the surviving corporation and its subsidiaries to, honor in accordance with their terms all of North Pittsburgh’s and its subsidiaries’ employee benefit plans and labor union contracts. For at least 1 year following the closing, Consolidated will, and will cause the surviving corporation and its subsidiaries to, provide employees of the surviving corporation and its subsidiaries with compensation and employee benefits which, in the aggregate, are no less favorable to such employees than the compensation and employee benefits in effect for employees of North Pittsburgh or any of its subsidiaries immediately prior to the effective time of the Merger.

The Merger Agreement further provides that Consolidated will, and will cause the surviving corporation and its subsidiaries to, (i) credit all service with North Pittsburgh or any of its subsidiaries or predecessors (including service recognized by North Pittsburgh or any of its subsidiaries for service with other entities) for purposes of determining vesting and eligibility, and for purposes of determining the level of benefits with respect to vacation, paid time off and severance, under any employee benefit plan, policy or program maintained by Consolidated or the surviving corporation or any of their respective subsidiaries that cover employees or former employees of North Pittsburgh after the closing of the Merger, (ii) waive any pre-existing condition or limitation or exclusion with respect to employees of North Pittsburgh or any of its subsidiaries under any group health plan or other welfare benefit plan to the extent they were waived or would be waived under comparable plans of North Pittsburgh and its subsidiaries, and (iii) recognize the dollar amount of all expenses incurred by employees of North Pittsburgh or any of its subsidiaries and their dependents in the plan year in which the closing of the Merger occurs for purposes of deductibles, co-payments and maximum out-of pocket limits under any group health plan.

In addition, Consolidated will, or will cause the surviving corporation and its subsidiaries to, pay severance benefits to persons who were salaried employees of North Pittsburgh or any of its subsidiaries prior to the effective time of the Merger and whose employment with North Pittsburgh, the surviving corporation or any of their respective subsidiaries is terminated within 2 years following the closing of the Merger, in accordance with the terms of North Pittsburgh’s severance plan for salaried employees as in effect immediately prior to the effective time of the Merger.

Resale of Consolidated Common Stock

Consolidated common stock issued in the Merger will not be subject to any restrictions on transfer arising under the Securities Act, except for shares issued to any North Pittsburgh shareholder who may be deemed to be an “affiliate” of North Pittsburgh or Consolidated for purposes of Rule 145 under the Securities Act.

Consolidated Stockholder Approval

Consolidated stockholders are not required to approve the Merger Agreement or the issuance of shares of Consolidated common stock pursuant to the Merger.

THE MERGER AGREEMENT

This section describes the material terms of the Merger Agreement. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex I and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety.

The Merger Agreement has been included to provide you with information regarding its terms. Except for its status as the contractual document that establishes and governs the legal relations among North Pittsburgh, Consolidated and Merger Sub with respect to the Merger, the Merger Agreement is not intended to be a source of factual, business or operational information about North Pittsburgh, Consolidated, Merger Sub or their respective affiliates. The Merger Agreement contains representations and warranties the parties thereto made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that North Pittsburgh and Consolidated have exchanged in connection with signing the Merger Agreement and that modify, qualify and create exceptions to the representations and warranties contained in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since (i) they were made only as of the date of the Merger Agreement or a prior, specified date, (ii) in some cases they are subject to qualifications with respect to materiality, knowledge and/or other matters, including materiality standards that may differ from those generally applicable to shareholders, (iii) they are modified in important part by the underlying disclosure schedules and (iv) they may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Each of North Pittsburgh’s and Consolidated’s disclosure schedule contains information that has been included in the prior public disclosures of such company, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the public disclosures of the applicable company.

Conditions to the Completion of the Merger

The obligations of the parties to complete the Merger are subject to the satisfaction or waiver of the following mutual conditions:

•	North Pittsburgh Shareholder Approval. The Merger Agreement having been approved and adopted by North Pittsburgh shareholders.

•	HSR Act. The waiting period under the HSR Act having expired or been terminated. (This condition has been satisfied; see “The Merger — Regulatory Matters — United States Antitrust”.)

•	FCC; Pennsylvania PUC. The approvals of the FCC and the Pennsylvania PUC required to permit consummation of the Merger having been obtained.

•	Statutes. No statute, rule or regulation having been enacted or promulgated by any federal or state governmental entity that prohibits the completion of the Merger.

•	Injunctions. No judgment, order, writ, decree or injunction of any court being in effect that precludes, restrains, enjoins or prohibits the completion of the Merger.

•	Consolidated’s Registration Statement. Consolidated’s registration statement relating to the shares of Consolidated common stock to be issued in the Merger having been declared effective by the SEC and no stop order suspending such effectiveness being in effect, and no proceeding for such purpose being pending before or, to the knowledge of North Pittsburgh or Consolidated, threatened by the SEC.

•	NASDAQ Approval. The shares of Consolidated common stock to be issued in the Merger having been approved for listing on NASDAQ.

The obligations of Consolidated and Merger Sub to complete the Merger are subject to the satisfaction or waiver of the following additional conditions:

•	Performance of Obligations. The performance, in all material respects, by North Pittsburgh of its agreements and covenants in the Merger Agreement.

•	Representations and Warranties. The truth and correctness in all material respects of North Pittsburgh’s representations and warranties on the day of the closing of the Merger (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such date or time), subject to the following qualifications:

•	The representations and warranties regarding certain matters relating to North Pittsburgh’s capitalization, power and authority, the North Pittsburgh Rights Agreement, certain provisions of the Pennsylvania Business Corporation Law and North Pittsburgh’s articles of incorporation, receipt of Evercore’s fairness opinion, the absence of undisclosed broker’s fees and the absence of a Company Material Adverse Effect (as described below under “— Material Adverse Effect Definitions — Company Material Adverse Effect”) must be true and correct in all respects, except for any immaterial inaccuracies.

•	The representations and warranties qualified with respect to materiality or a Company Material Adverse Effect must be true and correct in all respects (giving effect to that qualification).

•	Closing Certificate. North Pittsburgh’s delivery to Consolidated at the closing of a certificate with respect to the satisfaction of the conditions relating to North Pittsburgh’s representations, warranties, covenants and agreements.

•	Other Governmental Approvals. North Pittsburgh having obtained all governmental approvals (other than with respect to the HSR Act, the FCC and the Pennsylvania PUC) required to be obtained by it for the consummation of the transactions contemplated by the Merger Agreement.

North Pittsburgh’s obligation to complete the Merger is subject to the following additional conditions:

•	Performance of Obligations. The performance, in all material respects, by Consolidated and Merger Sub of their agreements and covenants in the Merger Agreement.

•	Representations and Warranties. The truth and correctness in all material respects of Consolidated’s and Merger Sub’s representations and warranties on the day of the closing of the Merger (except for representations and warranties that expressly speak only as of a specific date or time, which need only be true and correct in all material respects as of such date or time), subject to the following qualifications:

•	The representations and warranties regarding certain matters relating to Consolidated’s and/or Merger Sub’s capitalization, power and authority, Consolidated’s qualification to be the transferee of North Pittsburgh’s licenses and certificates of public convenience issued by the Pennsylvania PUC and the FCC, financing commitments, the purpose and operations of Merger Sub, lack of ownership of North Pittsburgh common stock, the absence of undisclosed agreements with officers and directors of North Pittsburgh and the absence of a Parent Material Adverse Effect (as described below under “— Material Adverse Effect Definitions — Parent Material Adverse Effect”) must be true and correct in all respects, except for any immaterial inaccuracies.

•	The representations and warranties qualified with respect to materiality or a Parent Material Adverse Effect must be true and correct in all respects (giving effect to that qualification).

•	Closing Certificate. The delivery by Consolidated at the closing of the Merger of a certificate with respect to the satisfaction of the conditions relating to Consolidated’s and Merger Sub’s representations, warranties, covenants and agreements.

•	Other Governmental Approvals. Consolidated having obtained all governmental approvals (other than with respect to the HSR Act, the FCC and the Pennsylvania PUC) required to be obtained by it for the consummation of the transactions contemplated by the Merger Agreement.

•	Accountants’ Comfort Letter. North Pittsburgh having received from Consolidated’s independent registered public accounting firm a letter, dated the closing date of the Merger, in form and substance reasonably satisfactory to North Pittsburgh, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to the financial information of Consolidated contained or incorporated by reference in the registration statement relating to the shares of Consolidated common stock to be issued in the Merger.

Material Adverse Effect Definitions

Certain of the representations and warranties of North Pittsburgh and Consolidated, and certain other provisions in the Merger Agreement, are qualified by references to a “Company Material Adverse Effect” or a “Parent Material Adverse Effect”.

Company Material Adverse Effect

For purposes of the Merger Agreement, “Company Material Adverse Effect” means any material adverse effect on (i) the business, financial condition or results of operations of North Pittsburgh and its subsidiaries, taken as a whole, or (ii) North Pittsburgh’s ability to perform its obligations under the Merger Agreement. However, none of the following matters will be deemed, either alone or in combination, to constitute, and none of the following matters will be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:

•	any failure by North Pittsburgh or any of its subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of the Merger Agreement (however, this exception does not apply to the underlying cause or causes of any such failure);

•	any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including (i) the absence of consents, waivers or approvals relating to the Merger from any governmental entity or other person or (ii) any litigation brought by any shareholder(s) of North Pittsburgh in connection with the Merger Agreement or any of the transactions contemplated thereby;

•	any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (i) the telecommunications industry as a whole that are not specifically related to North Pittsburgh and its subsidiaries and do not have a materially disproportionate adverse effect on North Pittsburgh and its subsidiaries, taken as a whole, or (ii) the United States economy as a whole, including changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war, natural disaster or otherwise, that do not have a materially disproportionate adverse effect on North Pittsburgh and its subsidiaries, taken as a whole;

•	any change in the market price or trading volume of North Pittsburgh’s securities;

•	any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in U.S. generally accepted accounting principles or any change in applicable laws or the interpretation or enforcement thereof that, in each case, do not have a materially disproportionate adverse effect on North Pittsburgh and its subsidiaries, taken as a whole;

•	any change, occurrence, development, event, series of events or circumstance arising out of, resulting from or attributable to any action taken or threatened to be taken by any member(s) of the Bulldog Group (as defined in the Merger Agreement) in connection with North Pittsburgh’s 2007 annual meeting of shareholders, the Merger Agreement or any of the transactions contemplated thereby, or any related matter;

•	any costs or expenses incurred or accrued by North Pittsburgh and its subsidiaries in connection with the Merger Agreement or any of the transactions contemplated thereby; and

•	any actions taken, or failures to take action, or such other changes, occurrences, developments, events, series of events or circumstances, to which Consolidated has consented in writing, or the failure of North Pittsburgh to take any action requiring Consolidated’s consent under Section 6.1 of the Merger Agreement due to Consolidated’s withholding of such consent.

Parent Material Adverse Effect

For purposes of the Merger Agreement, “Parent Material Adverse Effect” means any material adverse effect on (i) the business, financial condition or results of operations of Consolidated and its subsidiaries, taken as a whole, or (ii) Consolidated’s or Merger Sub’s ability to perform their respective obligations under the Merger Agreement. However, none of the following matters will be deemed, either alone or in combination, to constitute, and none of the following matters will be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect:

•	any failure by Consolidated or any of its subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of the Merger Agreement (however, this exception does not apply to the underlying cause or causes of any such failure);

•	any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including (i) the absence of consents, waivers or approvals relating to the Merger from any governmental entity or other person or (ii) any litigation brought by any stockholder(s) of Consolidated in connection with the Merger Agreement or any of the transactions contemplated thereby;

•	any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (i) the telecommunications industry as a whole that are not specifically related to Consolidated and its subsidiaries and do not have a materially disproportionate adverse effect on Consolidated and its subsidiaries, taken as a whole, or (ii) the United States economy as a whole, including changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war, natural disaster or otherwise, that do not have a materially disproportionate adverse effect on Consolidated and its subsidiaries, taken as a whole;

•	any change in the market price or trading volume of Consolidated’s securities;

•	any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in U.S. generally accepted accounting principles or any change in applicable laws or the interpretation or enforcement thereof that, in each case, do not have a materially disproportionate adverse effect on Consolidated and its subsidiaries, taken as a whole;

•	any costs or expenses incurred or accrued by Consolidated and its subsidiaries in connection with the Merger Agreement or any of the transactions contemplated thereby; and

•	any actions taken, or failures to take action, or such other changes, occurrences, developments, events, series of events or circumstances, to which North Pittsburgh has consented in writing, or the failure of Consolidated to take any action requiring North Pittsburgh’s consent under Section 6.2 of the Merger Agreement due to North Pittsburgh’s withholding of such consent.

No Solicitation

North Pittsburgh has agreed that, until the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms, North Pittsburgh and its subsidiaries, and their respective officers, directors, employees, agents, advisors and other representatives, will not:

•	initiate or solicit (including by way of furnishing non-public information) or knowingly facilitate the making of any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal (described below); or

•	engage in any substantive discussions or negotiations concerning, or provide any non-public information with respect to, an Alternative Proposal.

For purposes of the Merger Agreement, an “Alternative Proposal” is any offer, proposal or indication of interest that relates to:

•	a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving North Pittsburgh or the issuance or acquisition of shares of North Pittsburgh common stock or other equity securities of North Pittsburgh representing 25% (in number or voting power) or more of the outstanding capital stock of North Pittsburgh (other than the Merger);

•	any tender offer or exchange offer that, if consummated, would result in any person, together with all affiliates of such person, becoming the beneficial owner of shares of North Pittsburgh common stock or other equity securities of North Pittsburgh representing 25% (in number or voting power) or more of the outstanding capital stock of North Pittsburgh; or

•	the acquisition, license or purchase by any person (other than North Pittsburgh and its subsidiaries), or any other disposition by North Pittsburgh or any of its subsidiaries, of 25% or more of the consolidated assets of North Pittsburgh and its subsidiaries, taken as a whole (other than the Merger).

Prior to the approval and adoption of the Merger Agreement by North Pittsburgh shareholders, North Pittsburgh may engage in substantive discussions or negotiations with a person that makes a bona fide Alternative Proposal (under circumstances in which North Pittsburgh has complied in all material respects with its non-solicitation obligations described above) and may furnish such person information concerning, and may afford it access to, North Pittsburgh, its subsidiaries and their businesses, properties, assets, books and records if:

•	the North Pittsburgh Board of Directors determines in its good faith judgment, after consultation with North Pittsburgh’s financial advisor and outside counsel, that such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (described below), and

•	prior to furnishing such information or access to, or entering into substantive discussions or negotiations with, such person,

•	North Pittsburgh receives an executed confidentiality agreement from such person that contains confidentiality and standstill provisions that are no less favorable in the aggregate to North Pittsburgh than those contained in the confidentiality agreement North Pittsburgh has entered into with Consolidated, dated May 25, 2007 (such executed confidentiality agreement is referred to below as an “Acceptable Confidentiality Agreement”), and

•	North Pittsburgh notifies Consolidated of its intent to furnish information to, or intent to enter into substantive discussions or negotiations with, such person.

For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Alternative Proposal (provided, that for purposes of this definition, the applicable percentages in the definition of Alternative Proposal are 50% rather than 25%) which (on its most recently amended or modified terms, if amended or modified) the North Pittsburgh Board of Directors determines in good faith, if consummated, would result in a transaction that is more favorable to North Pittsburgh’s shareholders (other than Consolidated, Merger Sub and their respective affiliates), from a financial point of view, than the Merger. In making such determination the North Pittsburgh Board of Directors may take into account, among other things, (i) the terms of such Alternative Proposal and (ii) such legal, financial, regulatory, timing and other aspects of such Alternative Proposal, including the person making such Alternative Proposal, which the North Pittsburgh Board of Directors deems relevant.

Additionally, North Pittsburgh may:

•	comply with Rules 14e-2 and 14d-9 under the Exchange Act with regard to a tender or exchange offer,

•	make “stop-look-and-listen” communications to North Pittsburgh shareholders of the nature contemplated by Rule 14d-9 under the Exchange Act; and

•	make such other disclosures to North Pittsburgh shareholders, and take such other actions, as are required by law.

Except (i) as described in the second bulleted item under “— North Pittsburgh Shareholders Meeting; Recommendation of the North Pittsburgh Board of Directors” below or (ii) as set forth in the following paragraph, the North Pittsburgh Board of Directors may not withdraw or modify, in a manner adverse to Consolidated, its approval or recommendation that North Pittsburgh shareholders approve and adopt the Merger Agreement. The North Pittsburgh Board of Directors also may not approve or recommend an Alternative Proposal or cause North Pittsburgh or any of its subsidiaries to enter into a letter of intent, acquisition agreement or similar agreement (other than an Acceptable Confidentiality Agreement) related to any Alternative Proposal.

Notwithstanding the foregoing, at any time prior to the approval and adoption of the Merger Agreement by North Pittsburgh shareholders, if the North Pittsburgh Board of Directors determines in good faith, after consultation with North Pittsburgh’s financial advisor and outside counsel, that any unsolicited Alternative Proposal constitutes a Superior Proposal, the North Pittsburgh Board of Directors may:

•	withdraw or modify its approval or recommendation of the Merger and the Merger Agreement;

•	approve or recommend such Superior Proposal;

•	cause North Pittsburgh or any of its subsidiaries to enter into a binding written agreement with respect to such Superior Proposal (and amend the North Pittsburgh Rights Agreement in connection therewith); and

•	terminate the Merger Agreement, in which case North Pittsburgh will be required (i) to pay Consolidated a $11,250,000 termination fee and (ii) to reimburse Consolidated for its actual and reasonable documented out-of-pocket expenses incurred in connection with the Merger Agreement on or prior to the termination of the Merger Agreement up to a maximum amount of $1,500,000. See “— Termination of the Merger Agreement” and “— Termination Fee and Expenses” below.

Prior to terminating the Merger Agreement,

•	North Pittsburgh must give Consolidated 4 business days’ notice (or, in certain circumstances, 2 business days’ notice), attaching the executed copy (or latest draft) of the Superior Proposal agreement (which notice must only be given once unless the Superior Proposal is modified in any material respect); and

•	if within those 4 business days (or if applicable, 2 business days), Consolidated makes an offer that the North Pittsburgh Board of Directors determines in good faith is more favorable to North Pittsburgh shareholders (other than Consolidated, Merger Sub and their respective affiliates), from a financial point of view, than the Superior Proposal (taking into account, among other things, (i) the terms of such offer and (ii) such legal, financial, regulatory, timing and other aspects of such offer as the North Pittsburgh Board of Directors deems relevant), and Consolidated agrees in writing to all adjustments in the terms and conditions of the Merger Agreement necessary to reflect its offer, then North Pittsburgh’s notice of termination will be rescinded and, if North Pittsburgh has entered into a Superior Proposal agreement, it must promptly terminate the Superior Proposal agreement.

North Pittsburgh has also agreed:

•	to promptly advise Consolidated in writing of any Alternative Proposal, specifying in writing the material terms of and the identity of the person making such Alternative Proposal; and

•	to promptly make available to Consolidated any material non-public information concerning North Pittsburgh or its subsidiaries that is made available to such person which was not previously made available to Consolidated and Merger Sub.

North Pittsburgh Shareholders Meeting; Recommendation of the North Pittsburgh Board of Directors

The Merger Agreement provides that North Pittsburgh will duly call and hold a meeting of its shareholders for the purpose of voting on the approval and adoption of the Merger Agreement.

The Board of Directors of North Pittsburgh is required by the Merger Agreement to recommend that North Pittsburgh’s shareholders vote in favor of the approval and adoption of the Merger Agreement, except that:

•	The Board of Directors may withdraw, modify or amend its recommendation in accordance with the provisions described above under “— No Solicitation”.

•	The Board of Directors may withdraw, modify or amend its recommendation if, other than in connection with an Alternative Proposal, the Board of Directors determines in good faith (after consultation with North Pittsburgh’s outside counsel) that the failure to take such action is inconsistent with its fiduciary duties under applicable law. In such case, North Pittsburgh is still required to hold the shareholders meeting to vote on the approval and adoption of the Merger Agreement.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after North’s Pittsburgh’s shareholders approve and adopt the Merger Agreement, as follows:

•	by mutual written consent of the parties;

•	by either North Pittsburgh or Consolidated, if:

•	any court, regulatory agency or other governmental authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the Merger Agreement (including the Merger) and such order or other action is final and non-appealable;

•	the effective time of the Merger has not occurred on or before April 1, 2008, except that if all required regulatory approvals have not been obtained by April 1, 2008, then under certain conditions such date will automatically be extended to June 30, 2008 (in each case, the “Outside Date”);

•	any state or federal law, order, rule or regulation is adopted or issued which has the effect of prohibiting the Merger;

•	North Pittsburgh shareholders do not approve and adopt the Merger Agreement at the annual meeting (or any adjournment thereof); or

•	there is a breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the Merger Agreement such that the closing conditions with respect thereto would not be satisfied and such breach has not been cured within 30 days following notice by the terminating party or cannot be cured by the applicable Outside Date;

•	by North Pittsburgh, if:

•	the Consolidated Board of Directors withdraws or modifies, in a manner adverse to North Pittsburgh, its approval of the Merger Agreement, the Merger or the issuance of Consolidated common stock pursuant to the Merger; or

•	the North Pittsburgh Board of Directors approves a Superior Proposal in accordance with the terms of the Merger Agreement described above under “— No Solicitation”;

•	by Consolidated, if:

•	the North Pittsburgh Board of Directors withdraws or modifies, in a manner adverse to Consolidated, its approval of the Merger Agreement or the Merger or its recommendation that North Pittsburgh shareholders approve and adopt the Merger Agreement;

•	the North Pittsburgh Board of Directors recommends to shareholders an Alternative Proposal or Superior Proposal; or

•	the North Pittsburgh Board of Directors enters into any letter of intent, agreement in principle, merger agreement, acquisition agreement or similar agreement (other than an Acceptable Confidentiality Agreement) with respect to any Alternative Proposal or Superior Proposal.

In some cases, termination of the Merger Agreement would require North Pittsburgh to pay a termination fee to Consolidated, and reimburse Consolidated for certain expenses, as described below under “— Termination Fee and Expenses”.

Termination Fee and Expenses

North Pittsburgh has agreed to pay to Consolidated a termination fee of $11,250,000 at or prior to termination of the Merger Agreement by North Pittsburgh or within 2 business days of termination of the Merger Agreement by Consolidated if:

•	North Pittsburgh terminates the Merger Agreement because the North Pittsburgh Board of Directors approves a Superior Proposal in accordance with the terms of the Merger Agreement described above under “— No Solicitation”;

•	Consolidated terminates the Merger Agreement because the North Pittsburgh Board of Directors withdraws or modifies, in a manner adverse to Consolidated, its recommendation that North Pittsburgh shareholders approve and adopt the Merger Agreement (except for a change in recommendation described in the second bulleted item above under “— North Pittsburgh Shareholders Meeting; Recommendation of the North Pittsburgh Board of Directors”) or recommends to shareholders an Alternative Proposal or Superior Proposal, or North Pittsburgh enters into a definitive agreement with respect thereto; or

•	the North Pittsburgh Board of Directors changes its recommendation, as described in the second bulleted item above under “— North Pittsburgh Shareholders Meeting; Recommendation of the North Pittsburgh Board of Directors”, and, thereafter, the shareholders of North Pittsburgh fail to approve and adopt the Merger Agreement and the Merger Agreement is terminated.

In the event that the Merger Agreement is terminated and North Pittsburgh is obligated to pay the termination fee to Consolidated, North Pittsburgh will also reimburse Consolidated for its actual and reasonable documented out-of-pocket expenses incurred in connection with the Merger Agreement on or prior to the termination of the Merger Agreement, up to a maximum amount of $1,500,000.

Conduct of North Pittsburgh’s Business Pending the Merger

Under the Merger Agreement, North Pittsburgh has agreed that, subject to certain exceptions, between July 1, 2007 and the effective time of the Merger, unless Consolidated gives its prior written consent:

•	North Pittsburgh and its subsidiaries will conduct business in all material respects in the ordinary course of business; and

•	North Pittsburgh will use commercially reasonable efforts to preserve substantially intact its and its subsidiaries’ business organizations and the goodwill of those having business relationships with them and retain the services of their present officers and key employees.

North Pittsburgh has also agreed that, during the same time period, subject to certain exceptions, neither North Pittsburgh nor any of its subsidiaries will take any of the following actions, unless Consolidated gives its prior written consent:

•	issue any shares of, grant options or rights to acquire, or take certain other actions that would encumber, its capital stock;

•	redeem any outstanding shares of its capital stock;

•	split, combine, subdivide or reclassify any shares of its capital stock or declare or pay any dividend or other distribution on its capital stock, except for (i) payment of North Pittsburgh’s regular quarterly cash dividend of $0.20 per share paid in July 2007, (ii) declaration and payment of North Pittsburgh’s regular quarterly cash dividend of $0.20 per share scheduled to be paid in October 2007 and (iii) dividends declared or paid by any North Pittsburgh subsidiary to any other North Pittsburgh subsidiary or to North Pittsburgh;

•	other than in the ordinary course of business, incur any indebtedness for borrowed money, or guarantee any such indebtedness, or make any loans, advances or capital contributions to any person other than North Pittsburgh or a subsidiary of North Pittsburgh;

•	other than in the ordinary course of business, sell, transfer, encumber or otherwise dispose of any of its properties or assets with a net book value in excess of $500,000 individually or $1,000,000 in the aggregate other than to North Pittsburgh or a wholly-owned subsidiary of North Pittsburgh, or cancel or assign any indebtedness in excess of $500,000;

•	make any acquisition or investment other than in the ordinary course of business or in a wholly-owned subsidiary of North Pittsburgh, except (i) for acquisitions or investments that are not in excess of $500,000 in the aggregate or (ii) to the extent contemplated by North Pittsburgh’s capital expenditure budget for 2007 or 2008;

•	other than in the ordinary course of business, increase the rate or terms of compensation payable by it to any of its directors, officers or employees;

•	other than in the ordinary course of business, grant or increase the rate or terms of any bonus, pension, severance or other employee benefit plan or arrangement with, for or in respect of any of its directors, officers or employees;

•	amend North Pittsburgh’s and its subsidiaries’ articles of incorporation or by-laws;

•	without consulting with Consolidated, engage in certain activities with respect to which the Merger Agreement affords Consolidated consultation rights (but not approval rights);

•	other than in the ordinary course of business, terminate, renew, extend, amend or modify in any material respect certain material contracts;

•	implement any layoff of employees that would implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended;

•	make any change in accounting method or accounting principles and practices, except for any such change required by reason of a change in U.S. generally accepted accounting principles or by Regulation S-X under the Exchange Act;

•	make any material tax election; or

•	authorize, recommend, propose or announce an intention to take, or enter into any contract, agreement, commitment or arrangement to take, any of the actions described above.

Without in any way limiting the rights or obligations of any party under the Merger Agreement, Consolidated, North Pittsburgh and Merger Sub also agreed that (i) nothing in the Merger Agreement gives Consolidated, directly or indirectly, the right to control or direct the operations of North Pittsburgh or any of its subsidiaries prior to the effective time of the Merger and (ii) prior to the effective time of the Merger, North Pittsburgh will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its subsidiaries’ operations.

Conduct of Consolidated’s Business Pending the Merger

Under the Merger Agreement, Consolidated has agreed that, subject to certain exceptions, between July 1, 2007 and the effective time of the Merger, unless North Pittsburgh gives its prior written consent, neither Consolidated nor any of its subsidiaries will take any of the following actions:

•	engage in any material repurchase of, or any recapitalization or other change, restructuring or reorganization with respect to, the Consolidated common stock, including payment of any dividend or other distribution on the Consolidated common stock, except for (i) the declaration and payment by Consolidated of regular quarterly cash dividends of $0.38738 per share and (ii) dividends declared or paid by any Consolidated subsidiary to any other Consolidated subsidiary or to Consolidated;

•	alter the corporate structure of Consolidated or take any other action that could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger or any of the other transactions contemplated by the Merger Agreement, including taking any actions that could reasonably be expected to delay or otherwise adversely affect the funding of the full amount of Consolidated’s financing for the Merger or payment of the aggregate amount of the cash consideration;

•	engage in certain acquisition transactions, unless such acquisition would not (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any governmental entity necessary to consummate the Merger, (ii) increase the risk of any governmental entity entering an order prohibiting the consummation of the Merger or (iii) increase the risk of not being able to remove any such order on appeal or otherwise;

•	alter any terms of the Consolidated common stock; or

•	authorize, recommend, propose or announce an intention to take, or enter into any contract, agreement, commitment or arrangement to take, any of the actions described above.

Representations and Warranties

North Pittsburgh

North Pittsburgh makes various representations and warranties in the Merger Agreement that are subject, in some cases, to exceptions and qualifications. Its representations and warranties relate to, among other things:

•	North Pittsburgh and its subsidiaries’ due incorporation, valid existence, good standing and qualification to do business;

•	its articles of incorporation and by-laws;

•	its capitalization, including the number of shares of North Pittsburgh common stock authorized, issued and outstanding;

•	its subsidiaries;

•	its corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement (including the Merger), and enforceability of the Merger Agreement against North Pittsburgh;

•	the required vote of its shareholders in connection with the approval and adoption of the Merger Agreement;

•	the approval and recommendation by the North Pittsburgh Board of Directors of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of certain specified violations of, or conflicts with, its governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	its SEC filings made since January 1, 2005, including the financial statements contained therein;

•	its disclosure controls and procedures and internal control over financial reporting;

•	its compliance with the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of NASDAQ;

•	the absence of certain undisclosed liabilities;

•	the absence of a “Company Material Adverse Effect” since March 31, 2007; and the absence of certain other changes or events related to North Pittsburgh or its subsidiaries from March 31, 2007 to July 1, 2007;

•	legal proceedings;

•	tangible personal property and real property;

•	taxes;

•	licenses and certificates of public convenience issued by any applicable state or federal agency, including the Pennsylvania PUC and the FCC;

•	compliance with applicable laws;

•	employment and labor matters affecting North Pittsburgh or its subsidiaries, including matters relating to its or its subsidiaries’ employee benefit plans;

•	contracts;

•	environmental laws and regulations;

•	intellectual property;

•	insurance;

•	transactions with affiliates;

•	the amendment of the North Pittsburgh Rights Agreement such that the Preferred Stock Purchase Rights issued thereunder are inapplicable the Merger Agreement and the transactions contemplated thereby (see “The Merger — Background to the Merger”);

•	the inapplicability to the Merger Agreement and the Merger of certain restrictions imposed on business combinations by certain provisions of the Pennsylvania Business Corporation Law and North Pittsburgh’s articles of incorporation (see “The Merger — Background to the Merger”);

•	the receipt by the North Pittsburgh Board of Directors of a fairness opinion from Evercore; and

•	the absence of undisclosed broker’s fees.

Consolidated; Merger Sub

The Merger Agreement also contains various representations and warranties made by Consolidated and Merger Sub that are subject, in some cases, to exceptions and qualifications. The representations and warranties relate to, among other things:

•	their respective due incorporation, valid existence, good standing and qualification to do business;

•	the certificate of incorporation and by-laws of Consolidated and articles of incorporation and by-laws of Merger Sub;

•	their respective capitalization, including the number of shares of Consolidated common stock authorized, issued and outstanding;

•	Consolidated’s ownership of Merger Sub;

•	their respective corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement (including the Merger), and enforceability of Merger Agreement against each of them;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	the absence of certain specified violations of, or conflicts with, their respective governing documents, applicable law or certain agreements as a result of their entering into the Merger Agreement and consummating the Merger;

•	Consolidated’s SEC filings made since January 1, 2005, including the financial statements contained therein;

•	Consolidated’s disclosure controls and procedures and internal control over financial reporting;

•	Consolidated’s compliance with the Sarbanes-Oxley Act of 2002 and the applicable listing and corporate governance rules and regulations of NASDAQ;

•	the absence of certain undisclosed liabilities;

•	the absence of a “Parent Material Adverse Effect” since March 31, 2007; and the absence of certain other changes or events related to Consolidated or its subsidiaries from March 31, 2007 to July 1, 2007;

•	legal proceedings;

•	taxes;

•	licenses and certificates of public convenience issued by any applicable state or federal agency, and Consolidated’s qualification to be the transferee of North Pittsburgh’s licenses and certificates of public convenience issued by the Pennsylvania PUC and the FCC;

•	compliance with laws;

•	environmental laws and regulations;

•	Consolidated’s financing for the Merger;

•	the purpose of Merger Sub, and Merger Sub having no liabilities other than its obligations under the Merger Agreement;

•	Consolidated’s and Merger Sub’s lack of ownership of North Pittsburgh common stock;

•	the absence of any undisclosed agreements between Consolidated or Merger Sub and any officer or director of North Pittsburgh;

•	the absence of undisclosed broker’s fees;

•	employee benefits; and

•	contracts.

The representations and warranties in the Merger Agreement of each of North Pittsburgh, Consolidated and Merger Sub will expire at the effective time of the Merger.

Indemnification and Insurance for Directors and Officers

The Merger Agreement provides that, after the Merger, Consolidated and the surviving corporation will, jointly and severally, and Consolidated will cause the surviving corporation to, undertake certain indemnification obligations with respect to individuals who are now, or have been at any time prior to the execution of the Merger Agreement or who become such prior to the effective time of the Merger, a director, officer or employee of North Pittsburgh or any of its subsidiaries. Additionally, the Merger Agreement provides that the surviving corporation will provide, for a period of 6 years after the Merger becomes effective, directors’ and officers’ liability insurance covering certain persons. See “The Merger — Interests of North Pittsburgh Directors and Executive Officers in the Merger — Indemnification and Insurance” for a more detailed discussion of these obligations.

Additional Covenants

Obligations to Cooperate; Regulatory Filings

Subject to the terms and conditions of the Merger Agreement, each of Consolidated, Merger Sub and North Pittsburgh has agreed to cooperate with each other and use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and to consummate the transactions contemplated by the Merger Agreement as promptly as practicable.

In addition, each of Consolidated, Merger Sub and North Pittsburgh has agreed to use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the Merger by or under the HSR Act, the Pennsylvania PUC or the FCC, including using commercially reasonable efforts to obtain clearance, or if such clearance cannot be obtained, to reach an agreement, settlement, consent providing for divestiture, a “hold separate” agreement, contractual undertakings with third persons or any other relief, with the applicable governmental entity investigating the Merger. However, none of the parties is required to agree to any asset divestiture or restriction on its or any of its subsidiaries’ business operations or any other imposed condition to a governmental approval that would be reasonably expected to have a material adverse effect on the business, results of operations, financial condition or assets and liabilities, taken as a whole, of either North Pittsburgh and its subsidiaries, taken as a whole, or Consolidated and its subsidiaries, taken as a whole. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private person, is instituted (or threatened to be instituted) challenging the Merger as violative of the HSR Act or any other antitrust law or other law in any jurisdiction, the parties have agreed to cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger, including defending through litigation on the merits any claim asserted in any such action or proceeding by any person.

As described above under “The Merger — Regulatory Matters”, Consolidated and North Pittsburgh or its appropriate subsidiaries have made filings with respect to the Merger under the HSR Act and with the FCC and the Pennsylvania PUC, and have received early termination of the waiting period under the HSR Act.

Obligations of Merger Sub

Consolidated and Merger Sub have agreed that prior to the effective time of the Merger or the termination of the Merger Agreement:

•	Merger Sub will not, and Consolidated will cause Merger Sub not to, undertake any business activities other than in connection with the Merger Agreement and engaging in the Merger; and

•	Consolidated will take all actions necessary to cause Merger Sub to perform its obligations under the Merger Agreement and to consummate the Merger.

Articles of Incorporation and By-laws of the Surviving Corporation

The Merger Agreement provides that at the effective time of the Merger, the articles of incorporation and the by-laws of North Pittsburgh in effect immediately prior to the effective time of the Merger will be the articles of incorporation and by-laws of the surviving corporation, until amended in accordance with applicable law.

Directors and Officers of the Surviving Corporation

The Merger Agreement provides that at the effective time of the Merger, the directors of Merger Sub and the officers of North Pittsburgh immediately prior to the effective time will be the directors and officers, respectively, of the surviving corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with applicable law and the articles of incorporation and by-laws of the surviving corporation.

Amendment; Waiver

Subject to applicable law, the Merger Agreement may be amended by the written agreement of the parties at any time prior to the effective time of the Merger, whether before or after the approval and adoption of the Merger Agreement by North Pittsburgh shareholders, provided that after such approval and adoption, no amendment, modification or supplement may be made to the Merger Agreement that changes the Merger Consideration or adversely affects the rights of the North Pittsburgh shareholders under the Merger Agreement without prior approval by North Pittsburgh shareholders.

The Merger Agreement also provides that, at any time prior to the effective time of the Merger, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•	waive compliance with any of the agreements or conditions contained in the Merger Agreement.

Specific Performance

The parties to the Merger Agreement have agreed that irreparable damage would occur in the event any provision of the Merger Agreement is not performed in accordance with its terms and that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically its terms and provisions in the Court of Common Pleas of Allegheny County in the Commonwealth of Pennsylvania or in the United States District Court in the Western District of Pennsylvania, in addition to any other remedy to which they are entitled at law or in equity.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based upon the historical consolidated financial statements of Consolidated and North Pittsburgh incorporated by reference into this proxy statement/prospectus and have been prepared to reflect the Merger based on the purchase method of accounting, with Consolidated treated as the acquiror. The historical consolidated financial statements have been adjusted to give effect to pro forma events that are directly attributable to the Merger and factually supportable and, in the case of the statements of operations, that are expected to have a continuing impact. The unaudited pro forma condensed combined balance sheet has been prepared as of June 30, 2007 and gives effect to the Merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of operations, which have been prepared for the 6 months ended June 30, 2007 and for the year ended December 31, 2006, give effect to the Merger as if it had occurred on January 1, 2006.

As of the date of this proxy statement/prospectus, Consolidated has not finalized the detailed valuation studies necessary to arrive at the required estimates of the fair market value of the North Pittsburgh assets to be acquired and the liabilities to be assumed and the related allocations of the purchase price, nor has Consolidated identified the adjustments necessary, if any, to conform North Pittsburgh data to Consolidated accounting policies. As indicated in Note 1 to the unaudited pro forma condensed combined financial statements, Consolidated has made certain adjustments to the historical book values of the assets and liabilities of North Pittsburgh to reflect certain preliminary estimates of the fair values necessary to prepare the unaudited pro forma condensed combined financial statements, with the excess of the estimated purchase price over the historical net assets of North Pittsburgh, as adjusted to reflect estimated fair values, recorded as goodwill. Actual results are expected to differ from these unaudited pro forma condensed combined financial statements once Consolidated has determined the final purchase price (as determined by the market price of Consolidated common stock on the closing date of the Merger) for North Pittsburgh, completed the valuation studies necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes for North Pittsburgh. There can be no assurances that such finalization will not result in material changes.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical consolidated financial statements and accompanying notes of Consolidated and North Pittsburgh incorporated by reference into this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the Merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial condition of the combined company.

The unaudited pro forma condensed combined financial statements do not include the realization of future cost savings or synergies or restructuring charges that are expected to result from Consolidated’s acquisition of North Pittsburgh.

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR SIX MONTHS ENDED JUNE 30, 2007
(dollars in thousands, except per share amounts)

		North	Pro Forma		Pro Forma
	Consolidated	Pittsburgh	Adjustments	Note	Combined

Revenues	$163,924	$48,737	$—		$212,661
Operating expenses:
Cost and expenses (exclusive of depreciation and amortization)	96,012	38,069	—		134,081
Depreciation and amortization	33,235	7,088	2,762	(3)	43,085

Operating income	34,677	3,580	(2,762)		35,495

Other income (expense):
Interest income	441	1,192	—		1,633
Interest expense	(23,302)	(608)	(11,685)	(4)	(35,595)
Investment income	3,054	4,859	—		7,913
Minority interest	(290)	—	—		(290)
Other, net	276	(41)	—		235

Income before income taxes	14,856	8,982	(14,447)		9,391
Income tax expense	4,744	3,766	(5,779)	(5)	2,731

Net income	$10,112	$5,216	$(8,668)		$6,660

Net income per common share — Basic and Diluted	$0.39	$0.35			$0.23

Number of shares for calculation:
Basic	25,757,471	15,005,000			29,077,161

Diluted	26,080,203	15,005,000			29,399,893

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2006
(dollars in thousands, except per share amounts)

		North	Pro Forma		Pro Forma
	Consolidated	Pittsburgh	Adjustments	Note	Combined

Revenues	$320,767	$103,465	$—		$424,232
Operating expenses:
Cost and expenses (exclusive of depreciation and amortization)	204,026	65,386	—		269,412
Depreciation and amortization	67,430	13,138	6,556	(3)	87,124

Operating income	49,311	24,941	(6,556)		67,696

Other income (expense):
Interest income	974	2,546	—		3,520
Interest expense	(43,873)	(1,402)	(25,949)	(4)	(71,224)
Investment income	7,691	8,643	—		16,334
Gain on redemption of investment	—	19,622	—		19,622
Minority interest	(721)	—	—		(721)
Other, net	290	(133)	—		157

Income from continuing operations before income taxes	13,672	54,217	(32,505)		35,384
Income tax expense	405	22,473	(13,002)	(5)	9,876

Net income from continuing operations	$13,267	$31,744	$(19,503)		$25,508

Net income from continuing operations per common share —
Basic	$0.48	$2.12			$0.82

Diluted	$0.47	$2.12			$0.81

Number of shares for calculation:
Basic	27,739,697	15,005,000			31,059,387

Diluted	28,170,501	15,005,000			31,490,191

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2007
(dollars in thousands)

		North	Pro Forma		Pro Forma
	Consolidated	Pittsburgh	Adjustments	Note	Combined

ASSETS
Current assets:
Cash and cash equivalents	$16,082	$46,825	$(49,195)	(6)	$13,712
Marketable securities	10,625	592	—		11,217
Accounts receivable	34,276	9,563	—		43,839
Inventories	4,014	1,985	—		5,999
Deferred income taxes	2,081	597	—		2,678
Prepaid expenses and other current assets	8,772	2,576	—		11,348

Total current assets	75,850	62,138	(49,195)		88,793
Property, plant and equipment, net	304,076	73,846	15,654	(7)	393,576
Intangibles and other assets:
Investments	40,343	16,550	35,450	(7)	92,343
Goodwill	316,034	—	225,175	(7)	541,209
Customer lists, net	103,830	—	48,700	(7)	152,530
Tradenames	14,291	—	7,800	(7)	22,091
Deferred financing costs and other assets	22,277	4,588	(1,297)	(8)	25,568

Total assets	$876,701	$157,122	$282,287		$1,316,110

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,210	$3,076	$—		$13,286
Current portion of long term debt and capital lease obligations	—	4,086	(3,085)	(9)	1,001
Advance billings and customer deposits	16,391	1,939	—		18,330
Dividends payable	10,048	3,001	—		13,049
Accrued expenses	21,328	3,775	(3,680)	(10)	21,423

Total current liabilities	57,977	15,877	(6,765)		67,089
Long-term debt and capital lease obligations	594,000	16,171	282,115	(9)	892,286
Deferred income taxes	56,996	—	38,473	(10)	95,469
Pension and postretirement benefit obligations	53,947	23,249	—		77,196
Other liabilities	1,256	2,117	—		3,373

Total liabilities	764,176	57,414	313,823		1,135,413

Minority interest	3,985	—	—		3,985

Total stockholders’ equity	108,540	99,708	(99,708)	(11)	176,712
			(6,853)	(11)
			75,025	(11)

Total liabilities and stockholders’ equity	$876,701	$157,122	$282,287		$1,316,110

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

1.	Description of the Transaction

On July 1, 2007, Consolidated and North Pittsburgh entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides for a business combination whereby Fort Pitt Acquisition Sub Inc. (“Merger Sub”), a Pennsylvania corporation and wholly-owned subsidiary of Consolidated, will merge with and into North Pittsburgh (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and North Pittsburgh will continue as the surviving corporation and a wholly-owned subsidiary of Consolidated.

At the effective time of the Merger, 80% of the shares of North Pittsburgh common stock (other than shares held in treasury by North Pittsburgh or owned by any North Pittsburgh subsidiary, Consolidated, Merger Sub or any other subsidiary of Consolidated) will be converted into the right to receive $25.00 in cash, without interest, per share, for an approximate total of $300,100 in cash, and the remainder of the shares of North Pittsburgh common stock (other than shares held in treasury by North Pittsburgh or owned by any North Pittsburgh subsidiary, Consolidated, Merger Sub or any other subsidiary of Consolidated) will be converted into the right to receive 1.1061947 shares of common stock of Consolidated, or an approximate total of 3.32 million shares of Consolidated common stock. North Pittsburgh shareholders may elect to exchange each share of North Pittsburgh common stock for either $25.00 in cash or 1.1061947 shares of Consolidated’s common stock, subject to proration so that 80% of the North Pittsburgh shares will be exchanged for cash and 20% for stock.

Consolidated will account for its acquisition of North Pittsburgh using the purchase method of accounting. The pro forma adjustments reflect preliminary estimates of the purchase price allocation, which are expected to change upon finalization of appraisals and other valuation studies. The final allocation will be based on the actual purchase price and the assets and liabilities that exist as of the date of the North Pittsburgh acquisition. The final adjustments could be materially different from the unaudited pro forma adjustments presented herein.

The unaudited pro forma condensed combined statements of operations include certain accounting adjustments related to the acquisition that are expected to have a continuing impact on the combined results, such as increased depreciation and amortization on the acquired tangible and intangible assets, increased interest expense on the debt expected to be incurred to complete the acquisition, amortization of deferred financing fees incurred in connection with the new credit facilities and the tax impact of these pro forma adjustments.

The unaudited pro forma condensed combined statements of operations do not reflect certain adjustments that are expected to result from the acquisition that may be significant, such as transaction related costs incurred by North Pittsburgh as well as costs that may be incurred by Consolidated for integration and restructuring efforts, because they are considered to be of a non-recurring nature. They also do not reflect income recorded from discontinued operations of North Pittsburgh in 2006.

Consolidated expects to realize synergies following the acquisition that are not reflected in the pro forma adjustments. No assurance can be given with respect to the ultimate level of such synergies or the timing of their realization.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS — (Continued)
(dollars in thousands, except per share amounts)

2.	Estimated Purchase Price

The following is a preliminary estimate of the purchase price to be paid by Consolidated in the acquisition of North Pittsburgh:

Number of shares of North Pittsburgh common stock estimated to be outstanding at the effective time of the Merger (a)	15,005,000
Number of shares convertible into Consolidated common stock (b)	3,001,000
Exchange ratio	1.1061947
Number of shares of Consolidated common stock to be issued to holders of North Pittsburgh common stock (c)	3,319,690
Multiplied by cost per share of Consolidated common stock (d)	$22.60

Stock portion of the merger consideration		$75,025
Cash portion of the merger consideration (e)		300,100
Estimated transaction costs — Consolidated		5,500

		$380,625

(a)	Based on the number of shares of North Pittsburgh stock outstanding as of June 30, 2007.

(b)	Represents 20% of the total consideration payable in Consolidated stock.

(c)	Represents the product of the number of shares convertible into common stock and the exchange ratio.

(d)	Represents the closing price of Consolidated common stock as of June 29, 2007, the last trading day prior to the announcement of the Merger.

(e)	Represents the product of 80% of the estimated number of North Pittsburgh shares outstanding at the announcement of the Merger and $25.00 per share.

For purposes of preparing the unaudited pro forma condensed combined financial statements, the above estimated purchase price has been allocated based on the preliminary estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be based on the estimated fair values at the completion of the Merger and could vary significantly from the pro forma amounts due to various factors, including but not limited to, changes in the composition of North Pittsburgh’s assets and liabilities and changes in interest rates prior to the completion of the Merger. Accordingly, the preliminary estimated fair values of these assets and liabilities are subject to change pending additional information that may be developed by Consolidated and North Pittsburgh. Allocation of an increased portion of the purchase price to property, plant and equipment or any identifiable intangible asset with a finite life will reduce the amount of the purchase price allocated to goodwill in the unaudited condensed combined financial statements and may result in increased depreciation and/or amortization expense, which could be material.

3.	Depreciation and Amortization

The pro forma adjustments to depreciation and amortization reflect (a) the removal of the historical basis of depreciation and amortization for the North Pittsburgh assets and (b) based on the write-up of these assets to fair value in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141), the increase in depreciation and amortization expense for property and equipment and intangible assets acquired in the North Pittsburgh acquisition.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS — (Continued)
(dollars in thousands, except per share amounts)

	Year Ended	Six Months
	December 31,	Ended June 30,
	2006	2007

Removing historical depreciation and amortization	$(13,138)	$(7,088)
Recording new depreciation and amortization	19,694	9,850

	$6,556	$2,762

4.	Interest Expense

The pro forma adjustments to interest expense are based on the amounts borrowed and the rates assumed to be in effect at the closing of the North Pittsburgh transaction. Amounts outstanding under the anticipated new term loan facility bear interest at 225 basis points above LIBOR.

	Estimated	Estimated	Year Ended	Six Months
	Principal	Interest	December 31,	Ended
	Outstanding	Rates	2006	June 30, 2007

Removal of historical interest expense
North Pittsburgh interest expense			$1,402	$608
Consolidated interest expense			43,873	23,302

			45,275	23,910
Recording of new interest expense
Term loan	$760,000	LIBOR+2.25%	(57,836)	(28,918)
Senior notes	130,000	9.75%	(12,675)	(6,338)
Swap adjustment			2,096	1,049
Capital lease	3,287	7.40%	—	(122)
	3,755	7.40%	(278)	—
Revolver commitment fee			(250)	(125)
Administrative agent’s fee			(100)	(50)
Amortization of debt issuance costs			(2,181)	(1,091)

Total new interest expense			(71,224)	(35,595)

Net adjustment to interest expense			$(25,949)	$(11,685)

The LIBOR rate used for purposes of computing interest expense for the year ended December 31, 2006 and the 6 months ended June 30, 2007 was 5.36%. An increase or decrease of 0.125% in the interest rate of the debt would change pro forma interest expense for the year ended December 31, 2006 and the 6 months ended June 30, 2007 by $450 and $225, respectively.

5.	Income tax expense

The blended effective tax rate applied to the pro forma adjustments related to the Merger and related financing is 40% for the periods presented.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS — (Continued)
(dollars in thousands, except per share amounts)

6.	Cash

Pro forma adjustments to cash are the result of cash used to fund the acquisition of North Pittsburgh, estimated transaction costs, and costs associated with entering into the new credit facilities. Entries have been made to reflect these transactions as follows:

Cash consideration for acquisition	$(300,100)
Estimated transaction costs — Consolidated	(5,500)
Estimated transaction costs — North Pittsburgh	(12,500)
Deferred financing costs	(10,125)
Incremental borrowings	279,030

Net cash used	$(49,195)

7.	Estimated purchase price allocation

The estimated purchase price has been allocated to the net tangible and intangible assets and liabilities acquired on a preliminary basis as follows:

Estimated purchase price		$380,625

Current assets	$49,638
Property, plant & equipment	89,500
Tradenames	7,800
Customer lists	48,700
Investments	52,000
Goodwill	182,133
Other assets	4,588
Current liabilities	(12,197)
Assumption of long term debt	(16,171)
Pension & other postretirement benefit obligations	(23,249)
Other liabilities	(2,117)

		$380,625

Goodwill has been further adjusted by $43,042 to reflect the establishment of deferred taxes for the non-deductible step-up in the value of property, plant and equipment and other long lived assets at a rate of 40% (See Note 10).

8.	Write off of deferred financing costs

In connection with the Merger, Consolidated will borrow $760,000 under a term loan in order to finance the acquisition and replace Consolidated’s current $464,000 term loan. As a result, deferred financing costs of $11,422 as of June 30, 2007 will be written off for the existing credit facility. Consolidated expects to incur $10,125 of deferred financing costs related to the new credit facilities:

Write-off of deferred financing costs associated with the existing debt	$(11,422)
Recording of new deferred financing costs associated with the new credit facilities	10,125

$(1,297)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
STATEMENTS — (Continued)
(dollars in thousands, except per share amounts)

9.	Long-term debt

Reflects the payment and incurrence of debt as follows:

Non-current portion:
Repayment of existing Consolidated credit facilities	$(464,000)
Repayment of existing North Pittsburgh credit facility	(13,885)
Borrowings under new credit facilities	760,000

Adjustment to non-current portion of long-term debt	$282,115

Current portion:
Repayment of existing North Pittsburgh credit facility	$(3,085)

10.	Income taxes

These adjustments reflect the tax impact assuming a marginal combined state and federal tax rate of 40% of the pro forma adjustments resulting from the Merger and related debt financing. The adjustment to accrued expenses includes the tax deductible portion of estimated transaction costs for North Pittsburgh. The adjustment to long-term deferred tax liabilities includes the write off of the pro rata share of the deferred financing costs associated with the modification of Consolidated’s credit facilities as well as the non-deductible portion of the step up in value of property, plant and equipment, tradenames, customer lists and investments.

11.	Stockholders’ equity

The pro forma stockholders’ equity reflects the following adjustments:

Equity issued to North Pittsburgh shareholders	$75,025
Write-off of deferred financing costs, net of tax	(6,853)
Elimination of historical North Pittsburgh shareholders’ equity	(99,708)

ACCOUNTING TREATMENT

The Merger will be accounted for by Consolidated using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the assets acquired will be allocated to goodwill.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Consolidated common stock is listed for trading on the NASDAQ Global Market under the trading symbol “CNSL”, and North Pittsburgh common stock is listed for trading on the NASDAQ Global Select Market under the trading symbol “NPSI”. The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of Consolidated common stock and North Pittsburgh common stock as reported in published financial sources. For current price information, North Pittsburgh shareholders are urged to consult publicly available sources.

	Consolidated			North Pittsburgh
	Common Stock			Common Stock
			Dividends			Dividends
Calendar Period	High	Low	Declared	High	Low	Declared

2004
First Quarter	NA	NA	NA	$20.61	$16.94	$0.18
Second Quarter	NA	NA	NA	20.40	17.55	0.18
Third Quarter	NA	NA	NA	21.59	18.00	0.18
Fourth Quarter	NA	NA	NA	26.24	19.55	0.18
2005
First Quarter	NA	NA	NA	25.33	18.60	0.18
Second Quarter	NA	NA	NA	21.54	17.33	0.19
Third Quarter (1)	$15.10	$13.20	$0.41	21.60	18.73	0.19
Fourth Quarter	14.14	12.00	0.39	20.60	18.10	0.19
2006
First Quarter	16.33	12.41	0.39	24.16	19.00	0.19
Second Quarter	17.00	14.50	0.39	28.35	19.81	1.20	(2)
Third Quarter	19.55	14.68	0.39	28.24	23.27	0.20
Fourth Quarter	21.19	16.61	0.39	27.00	23.17	0.20
2007
First Quarter	23.00	18.71	0.39	24.95	20.76	0.20
Second Quarter	23.71	19.30	0.39	22.30	18.47	0.20
Third Quarter (through [ ], 2007)	[ ]	[ ]	[ ]	[ ]	[ ]	0.20	(3)

(1)	For Consolidated common stock, beginning July 27, 2005, the date of Consolidated’s IPO.

(2)	Includes a $1.00 per share special dividend declared in April 2006.

(3)	Payable on October 15, 2007 to shareholders of record on October 1, 2007.

The following table presents:

•	the high, low and closing prices per share of Consolidated common stock, as reported by the NASDAQ Global Market;

•	the high, low and closing prices per share of North Pittsburgh common stock, as reported by the NASDAQ Global Select Market; and

•	the market value of a share of North Pittsburgh common stock on an equivalent value per share basis, as determined by multiplying (i) the closing price per share of Consolidated common stock, as reported by the NASDAQ Global Market, by (ii) 1.1061947, which is the exchange ratio for the stock consideration that North Pittsburgh shareholders may elect to receive in the Merger, subject to proration (see “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections”);

in each case, on June 29, 2007, the last full trading day prior to the public announcement of the Merger, and on [          ], 2007, the latest practicable date before the date of this proxy statement/prospectus.

Equivalent Value
	Consolidated			North Pittsburgh			per Share of
	Common Stock			Common Stock			North Pittsburgh
	High	Low	Close	High	Low	Close	Common Stock

June 29, 2007	$23.40	$22.60	$22.60	$21.86	$21.20	$21.25	$25.00
[ ], 2007	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]	[ ]

Shareholders are urged to obtain current market quotations for shares of Consolidated common stock and North Pittsburgh common stock prior to making any decision with respect to the Merger.

No assurance can be given as to the market price of Consolidated common stock or the market price of North Pittsburgh common stock at the effective time of the Merger. Because the exchange ratio for the stock consideration will not be adjusted for changes in the market price of Consolidated common stock, the market value of the stock consideration at the effective time of the Merger may vary significantly from the market value of the shares of Consolidated common stock that would have been issued in the Merger if the Merger had been consummated on the date of the Merger Agreement or on the date of this proxy statement/prospectus. The market price of Consolidated common stock will continue to fluctuate after the effective time of the Merger. See “Risk Factors Relating to the Merger”.

The equivalent value per share of North Pittsburgh common stock set forth in the table above has been calculated based on the exchange ratio for the stock consideration and does not reflect the $25.00 per share cash consideration that North Pittsburgh shareholders may elect to receive in the Merger (subject to proration). See “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections”. If the market price of Consolidated common stock at the effective time of the Merger is less than $22.60 per share, the value of the stock consideration will be less than the value of the cash consideration at that time.

As a result of the proration procedures in the Merger Agreement, even if you properly make a cash election for all of your North Pittsburgh shares, if more than 80% of the outstanding North Pittsburgh shares are subject to cash elections, you will receive Consolidated common stock in the Merger in exchange for some of your North Pittsburgh shares. See “The Merger — North Pittsburgh Shareholders Making Cash and Stock Elections”.

DESCRIPTION OF CONSOLIDATED CAPITAL STOCK

The following summary of the capital stock of Consolidated is subject in all respects to applicable Delaware law, the Consolidated certificate of incorporation and the Consolidated by-laws. See “Comparison of Rights of Common Shareholders of North Pittsburgh and Common Stockholders of Consolidated” and “Where You Can Find More Information”.

The total authorized shares of capital stock of Consolidated consist of (i) 100,000,000 shares of common stock, par value $0.01 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on [          ], 2007, [          ] shares of Consolidated common stock were issued and outstanding and no shares of Consolidated preferred stock were issued and outstanding.

The rights of holders of Consolidated common stock are subject to, and may be adversely affected by, the rights of holders of any Consolidated preferred stock that may be issued in the future. The Board of Directors of Consolidated is authorized to provide for the issuance from time to time of Consolidated preferred stock in 1 or more series and, as to each series, to fix the designations, powers, preferences, rights, qualifications, limitations and restrictions thereof (including but not limited to provisions related to dividends, conversion, voting, redemption and liquidation preference, which may be superior to those of the Consolidated common stock).

COMPARISON OF RIGHTS OF COMMON SHAREHOLDERS OF NORTH PITTSBURGH AND COMMON STOCKHOLDERS OF CONSOLIDATED

North Pittsburgh is a Pennsylvania corporation subject to the provisions of the Pennsylvania Business Corporation Law, which we refer to in this proxy statement/prospectus as “Pennsylvania law”. Consolidated is a Delaware corporation subject to the provisions of the Delaware General Corporation Law, which we refer to in this proxy statement/prospectus as “Delaware law”. If the Merger is completed, North Pittsburgh shareholders, whose rights are currently governed by the North Pittsburgh articles of incorporation, the North Pittsburgh by-laws and Pennsylvania law, will, if and to the extent that they receive Consolidated common stock as Merger Consideration, become stockholders of Consolidated and their rights will be governed by the Consolidated certificate of incorporation, the Consolidated by-laws and Delaware law.

The following description summarizes material differences that may affect the rights of Consolidated stockholders and North Pittsburgh shareholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Shareholders should read carefully the relevant provisions of Delaware law, Pennsylvania law, the Consolidated certificate of incorporation, the Consolidated by-laws, the North Pittsburgh articles of incorporation and the North Pittsburgh by-laws.

North Pittsburgh is a “registered corporation” under Pennsylvania law, because North Pittsburgh common stock is registered under the Exchange Act.

Capitalization

Consolidated

Consolidated’s authorized capital stock is described above under “Description of Consolidated Capital Stock”.

North Pittsburgh

The total authorized shares of capital stock of North Pittsburgh consist of (i) 40,000,000 shares of common stock, par value $0.15625 per share, (ii) 151,000 shares of Class A Junior Participating Preferred Stock, par value $1.00 per share, and (iii) an additional 9,849,000 shares of capital stock which may be divided by the Board of Directors of North Pittsburgh into 1 or more classes of common stock (the voting power per share of which may not be greater than the voting power per share of the existing common stock) and/or 1 or more classes or series of preferred stock. At the close of business on [          ], 2007, 15,005,000 shares of North Pittsburgh common stock were issued and outstanding, and no shares of Class A Junior Participating Preferred Stock were issued and outstanding.

The Class A Junior Participating Preferred Stock was created in 2003 in connection with the adoption of North Pittsburgh’s shareholder rights plan. As described below under “— Rights Plan — North Pittsburgh”, the shareholder rights plan will expire immediately prior to the effective time of the Merger.

Number, Election, Vacancy and Removal of Directors

Consolidated

The Consolidated certificate of incorporation and by-laws provide that the total number of Consolidated directors, which will be not less than 3, will be from time to time fixed by resolution adopted by the Consolidated Board of Directors (subject to the terms of any preferred stock). Consolidated currently has 5 directors. The Board of Directors of Consolidated is divided into 3 classes with approximately 1/3 of the Board of Directors elected each year for a 3-year term. Under Delaware law, directors are elected by a plurality of the votes of the shares present at the meeting.

Consolidated’s stockholders do not have cumulative voting rights in the election of directors.

The Consolidated certificate of incorporation and by-laws provide that vacancies on the Consolidated Board of Directors may be filled only by a majority vote of the directors then in office (subject to the terms of any preferred stock). The Consolidated certificate of incorporation and by-laws provide that directors may be removed at any time, but only for cause, by vote of 66 2/3% of the outstanding common stock (subject to the terms of any preferred stock).

North Pittsburgh

The North Pittsburgh by-laws provide that the total number of North Pittsburgh directors will not be less than 7 nor more than 9, as determined by the North Pittsburgh Board of Directors from time to time and that, except in the case of a vacancy, all directors are elected at each annual meeting of shareholders to serve until the next annual meeting (subject to the terms of any preferred stock). North Pittsburgh currently has 7 directors. Under Pennsylvania law, those candidates for director who receive the highest number of affirmative votes are elected.

North Pittsburgh’s shareholders do not have cumulative voting rights in the election of directors.

The North Pittsburgh by-laws provide that vacancies on the North Pittsburgh Board of Directors may be filled by a majority vote of the directors then in office. Under Pennsylvania law, North Pittsburgh shareholders may remove any director of North Pittsburgh without cause, and may remove the entire Board of Directors for cause, by the vote of a majority of the votes cast on the proposal at a shareholders meeting, and the shareholders may remove the entire Board of Directors without cause by unanimous vote (subject in each case to the terms of any preferred stock). The shareholders may elect new directors at the same shareholders meeting.

Amendments to Charter Documents

Consolidated

Under Delaware law, a proposed amendment to a corporation’s certificate of incorporation requires (i) approval by its board of directors and (ii) adoption by an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment (subject to any class voting rights required by the corporation’s certificate of incorporation, the terms of any preferred stock, or Delaware law). The Consolidated certificate of incorporation provides that it may be amended in any manner prescribed by Delaware law, provided that the amendment of provisions dealing with the Board of Directors, stockholder action by written consent, amendment of the by-laws and director indemnification and liability would require the affirmative vote of not less than 66 2/3% of the outstanding common stock and the amendment of provisions dealing with the approval of any merger, consolidation or sale of all or substantially all of the assets would require the affirmative vote of not less than 75% of the outstanding common stock.

North Pittsburgh

Under Pennsylvania law, every amendment to a registered corporation’s articles of incorporation must be (i) proposed or approved by the corporation’s board of directors and (ii) with certain exceptions, adopted by an affirmative vote of a majority of the votes cast by shareholders entitled to vote on the amendment (subject to any class voting rights required by the corporation’s articles of incorporation, the terms of any preferred stock, or Pennsylvania law), unless the corporation’s articles of incorporation or a specific provision of Pennsylvania law requires a greater vote. The North Pittsburgh articles of incorporation provide that a majority of shares entitled to vote generally in the election of directors, other than those held by certain interested shareholders and their affiliates and associates who in the aggregate beneficially own shares entitled to cast 10% or more of the votes that all outstanding shares are entitled to cast generally in the election of directors, is required to approve any amendment relating to the approval requirements for certain business combinations. Under Pennsylvania law, unless the corporation’s articles of incorporation restrict the power, a corporation’s board of directors, without shareholder approval, may amend the corporation’s articles of incorporation to:

•	change the corporation’s name;

•	provide for perpetual existence of the corporation;

•	in certain circumstances, reflect a reduction in authorized shares effected in connection with an acquisition by the corporation of its own shares;

•	add or delete a provision authorizing that shares of the corporation not be represented by certificates;

•	add, change or eliminate the par value of any class or series of shares, if the par value does not have any substantive effect on the terms of any shares of the corporation; and/or

•	under certain circumstances, split the corporation’s voting shares and/or, subject to certain limitations, increase the number of authorized voting shares of the corporation in connection with a stock split or stock dividend of the corporation’s voting shares.

The North Pittsburgh articles of incorporation do not restrict this power of the North Pittsburgh Board of Directors.

Amendments to By-laws

Consolidated

The Consolidated certificate of incorporation and by-laws provide that the Consolidated by-laws may be amended, altered or repealed, in whole or in part, by the vote of a majority of the whole Board of Directors or by the affirmative vote of a majority of the outstanding shares of Consolidated common stock, provided that the amendment of provisions dealing with annual or special meetings of stockholders, Board vacancies and removal of directors, and amending of the by-laws would require the affirmative vote of not less than 66 2/3% of the outstanding common stock.

North Pittsburgh

The North Pittsburgh articles of incorporation provide that the Board of Directors may amend the North Pittsburgh by-laws, subject to the power of the shareholders to change such action of the Board of Directors.

The North Pittsburgh by-laws provide that the North Pittsburgh by-laws may be changed at any regular or special meeting of the Board of Directors by a majority vote of the directors present at the meeting. This authority in the Board of Directors is subject to the authority of the shareholders of North Pittsburgh to rescind or alter such amendment or to amend, alter or modify the by-laws by a majority vote of all stock represented in person or by proxy at an annual or special meeting of the shareholders.

Action by Written Consent

Consolidated

Under Delaware law, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, without prior notice and without a vote, upon the written consent of stockholders who would have been entitled to cast the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Consolidated certificate of incorporation does not modify or eliminate the right of Consolidated’s stockholders to take action by written consent as permitted by Delaware law.

North Pittsburgh

Under Pennsylvania law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by consents by all the shareholders entitled to vote on the action and delivered to the corporation, unless otherwise provided in the articles of incorporation or by-laws. Pennsylvania law allows shareholder action without a meeting by less than unanimous consent of the shareholders only if the corporation’s articles of incorporation (or, in the case of corporations that, unlike North Pittsburgh, are not registered corporations, the by-laws) provide for that. Neither the North Pittsburgh articles of incorporation nor the North Pittsburgh by-laws contain provisions with respect to shareholder action by written consent.

Notice of Stockholder/Shareholder Actions

Consolidated

Delaware law and the Consolidated by-laws provide that written notice of the time, place and purpose or purposes of any annual or special meeting of stockholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting. The Consolidated by-laws further provide that the only matters, including election of directors, that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:

•	through the notice of meeting;

•	by or at the direction of the Chairman of the Board of Directors of Consolidated; or

•	by a stockholder entitled to vote at such meeting.

Generally, the Consolidated by-laws require a stockholder who intends to bring matters, including election of directors, before an annual meeting to provide advance notice of such intended action not less than 90 days nor more than 120 days prior to the first anniversary of the date of the proxy statement relating to the prior year’s annual meeting of stockholders. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting and must identify any material interest of the stockholder in such proposed business. The person presiding at the meeting is required by the by-laws to refuse to permit any business proposed by a stockholder to be brought before the meeting without compliance with these procedures.

North Pittsburgh

Pennsylvania law provides that written notice of the time, place and date of a meeting of shareholders must be given or sent to each shareholder of record entitled to vote at the meeting at least 10 days prior to the day named for a meeting that will consider a “fundamental change” or 5 days prior to the day named for the meeting in any other case. The North Pittsburgh by-laws require that notice of a meeting of shareholders state the purpose or purposes of the meeting and be sent to each shareholder entitled to vote at the meeting not less than 5 days before the meeting. Pursuant to the North Pittsburgh by-laws, the only business to be conducted at any meeting of the shareholders is such business properly brought before the meeting by or at the direction of the Board of Directors of North Pittsburgh or, in the case of an annual meeting, by any shareholder who provides North Pittsburgh with advance notice in accordance with requirements set forth in the by-laws or, in the case of a special meeting, by the Chairman of the Board or the President of North Pittsburgh. The person presiding at the meeting will have the discretion to determine whether any item of business was properly brought before such meeting.

Generally, the North Pittsburgh by-laws require a shareholder who intends to bring any matter before an annual meeting to provide advance notice of such intended action not less than 120 days prior to the first anniversary of the date of the proxy statement relating to the prior year’s annual meeting. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting and must identify any personal or other material interest of the shareholder in such proposed business.

Special Stockholder/Shareholder Meetings

Consolidated

Under the Consolidated by-laws (subject to the terms of any preferred stock), a special meeting of the stockholders may be called only by (i) the Chairman of the Board of Directors or the President of Consolidated, (ii) the Secretary of Consolidated upon the direction of a majority of the directors then in office or (iii) the Secretary of Consolidated upon the request of stockholders owning in the aggregate at least 50% of the outstanding shares of Consolidated common stock.

North Pittsburgh

Under the North Pittsburgh by-laws (subject to the terms of any preferred stock), a special meeting of shareholders may be called at any time by the Board of Directors, the Chairman of the Board or the President of

North Pittsburgh. Under Pennsylvania law, shareholders of registered companies do not have a statutory right to call special meetings, except that an “interested shareholder” (generally, a beneficial owner of shares entitling the shareholder to cast 20% of the votes that all shareholders are entitled to cast in an election of directors, or certain affiliates or associates of the corporation) may call a special meeting for the purpose of approving certain business combinations.

Stockholder/Shareholder Inspection Rights

Consolidated

Under Delaware law, a record or beneficial stockholder of a corporation has the right, for any proper purpose and upon written demand under oath stating the purpose for such demand, to inspect and make copies and extracts from the corporation’s stock ledger, a list of its stockholders, and its other books and records. A proper purpose is any purpose reasonably related to such person’s interest as a stockholder.

North Pittsburgh

Under Pennsylvania law, a shareholder of record of a corporation has the right for any proper purpose and upon written, verified demand stating the purpose of such demand, to examine the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts from any of the foregoing. A proper purpose is any purpose reasonably related to the interest of the person as a shareholder.

Limitation of Personal Liability and Indemnification of Directors and Officers

Consolidated

Under Delaware law, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action, suit or proceeding involving such person by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Delaware law mandates such indemnification of expenses to the extent that a present or former director or officer of the corporation has been successful in defense of any proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Delaware law also provides that the permitted indemnifications described above are not exclusive.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts relating to unlawful payment of a dividend or an unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Consolidated certificate of incorporation provides that, to the fullest extent permitted by Delaware law and except as otherwise provided in the Consolidated by-laws, none of Consolidated’s directors will be liable to Consolidated or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the Consolidated certificate of incorporation permits indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of Consolidated, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at Consolidated’s request to the fullest extent authorized under Delaware law against all expenses, liabilities and losses reasonably incurred by such person. The Consolidated by-laws provide that such indemnification must be provided to directors and officers of Consolidated. Further, the Consolidated by-laws provide that Consolidated may purchase and maintain insurance on Consolidated’s own behalf and on behalf of any other person who is or was a director, officer or agent of Consolidated or was serving at Consolidated’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

North Pittsburgh

Under Pennsylvania law, unless otherwise restricted in its articles of incorporation or by-laws, a corporation may indemnify any directors, officers, employees and agents of the corporation against expenses and, except in the case of an action by or in the right of the corporation, liabilities actually and reasonably incurred by such person in connection with any action or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, provided that (i) such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful and (ii) in the case of an action by or in the right of the corporation, no indemnification of expenses may be made in respect of any matter as to which such person is adjudged liable to the corporation unless and only to the extent such indemnification is approved by a court. Pennsylvania law mandates such indemnification of expenses to the extent the present or former director, officer, employee or agent has been successful in defense of any action or proceeding described above, and permits advancement of expenses to a director or officer if the corporation receives an undertaking that the amount advanced will be repaid if it is determined that such person is not entitled to indemnification. Pennsylvania law also provides that the permitted indemnifications described above are not exclusive.

The North Pittsburgh by-laws provide that, to the fullest extent permitted under Pennsylvania law, no director of North Pittsburgh will be personally liable for monetary damages for any action taken, or failure to take any action, as a director of North Pittsburgh. Pennsylvania law permits such limitation on directors’ personal liability unless the director has breached or failed to perform the duties as a director and such breach or failure constitutes self-dealing, willful misconduct or recklessness or if the responsibility or liability of the director is pursuant to any criminal statute or for the payment of taxes.

The North Pittsburgh by-laws provide that, except as prohibited by law, every director and officer of North Pittsburgh is entitled to be indemnified by North Pittsburgh against reasonable expense and any liability, including judgments, attorney fees, excise taxes, fines, penalties and amounts paid in settlement, paid or incurred by the director or officer in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, in which such person is or may be involved, as a party or otherwise, by reason of the fact that such person is or was a director or officer of North Pittsburgh or is or was serving at the request of North Pittsburgh as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The North Pittsburgh by-laws provide further that the right to indemnification includes the right to have reasonable expenses incurred by the indemnified person in connection with such claim, action, suit or proceeding paid in advance of its final disposition. The North Pittsburgh by-laws also provide that North Pittsburgh may purchase and maintain insurance to protect itself and any person eligible to be indemnified under the North Pittsburgh by-laws or otherwise, whether or not North Pittsburgh would have the power to indemnify such persons against such liability or expense.

North Pittsburgh has entered into indemnification agreements with each of its directors and executive officers. See “The Merger — Background to the Merger”.

Dividends

Consolidated

Under Delaware law, subject to certain limitations, the board of directors of a corporation may declare and pay dividends to the corporation’s stockholders either out of surplus (generally net assets in excess of capital) or, if there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The Consolidated certificate of incorporation and by-laws provide that the Board of Directors of Consolidated may declare dividends on Consolidated’s outstanding shares out of assets or funds of Consolidated available for such purpose under Delaware law.

North Pittsburgh

Under Pennsylvania law, a board of directors of a corporation may not authorize and pay dividends to its shareholders if after giving it effect:

•	the corporation would not be able to pay its debts as they become due in the usual course of business; or

•	the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the dividend if the corporation were to be dissolved at the time this valuation is measured.

Subject to the foregoing restrictions, the North Pittsburgh by-laws authorize the Board of Directors of North Pittsburgh to declare and pay dividends out of net profits or surplus.

Conversion; Preemptive Rights

Consolidated

Holders of Consolidated common stock have (i) no rights to convert their shares into any other securities and (ii) no preemptive rights to subscribe for any additional securities which may be issued by Consolidated.

North Pittsburgh

Holders of North Pittsburgh common stock have (i) no rights to convert their shares into any other securities and (ii) no preemptive rights to subscribe for any additional securities which may be issued by North Pittsburgh.

Rights Plan

Consolidated

Consolidated does not have a stockholder rights plan.

North Pittsburgh

The Board of Directors of North Pittsburgh adopted a shareholder rights plan on September 25, 2003. To implement the shareholder rights plan, the Board of Directors entered into the North Pittsburgh Rights Agreement with Wells Fargo Bank Minnesota, N.A., as Rights Agent, and declared a dividend of 1 Preferred Stock Purchase Right (a “Right”) for each outstanding share of North Pittsburgh common stock to shareholders of record at the close of business on October 6, 2003. The North Pittsburgh Rights Agreement also provides in general for the issuance of Rights with any shares of common stock issued by North Pittsburgh after October 6, 2003.

Each Right entitles the registered holder to purchase from North Pittsburgh 1/100 of a share of Class A Junior Participating Preferred Stock at a purchase price of $60.00 per such hundredth of a share, subject to adjustment. However, the Rights are not exercisable until the earlier of:

•	10 business days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of North Pittsburgh common stock (thereby becoming an “acquiring person”); or

•	10 business days (or such later day as may be determined by action of the North Pittsburgh Board of Directors prior to such time as any person or group becomes an acquiring person) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

Unless and until the Rights are exercisable, the Rights will be evidenced only by the certificates representing shares of North Pittsburgh common stock and will be transferred with and only with such common stock. If the Rights become exercisable, Rights certificates will be mailed to holders of record of North Pittsburgh common stock.

In the event that a person or group becomes an acquiring person, each holder of a Right other than the acquiring person will have the right to receive, upon exercise of the Right at the then current exercise price, shares of North Pittsburgh common stock (or, in certain circumstances, common stock equivalents) having a value equal to 2 times the exercise price of the Right. In the event that, at any time after a person or group becomes an acquiring person, North Pittsburgh engages in certain types of merger or other business combination transactions, each holder of a Right other than the acquiring person will have the right to receive, upon exercise of the Right at the then current exercise price, shares of common stock of the acquiring company having a value equal to 2 times the exercise price of the Right. At any time after a person or group becomes an acquiring person and prior to the acquisition of 50% or more of the outstanding North Pittsburgh common stock, the Board of Directors of North Pittsburgh may exchange each Right (other than Rights owned by the acquiring person), in whole, but not in part, for 1 share of North Pittsburgh common stock (or, in certain circumstances, 1 common stock equivalent) per Right. At any time prior to the time at which a person or group becomes an acquiring person, North Pittsburgh may redeem the Rights in whole, but not in part, at a price of $0.01 per Right (subject to adjustment).

The Rights expire at 5:00 p.m. (New York City time) on October 6, 2013, unless earlier redeemed or exchanged by North Pittsburgh. In addition, on July 1, 2007, prior to the execution of the Merger Agreement, the North Pittsburgh Rights Agreement was amended in order to exempt the Merger and related transactions from the North Pittsburgh Rights Agreement and to provide that the Rights issued thereunder will expire immediately prior to the effective time of the Merger.

Voting Rights; Required Vote for Authorization of Certain Actions

Consolidated

Voting Rights.  Each holder of Consolidated common stock is entitled to 1 vote for each share held of record.

Merger, Consolidation or Sale of Assets — General.  Under Delaware law, the consummation of a merger or consolidation requires the approval of the board of directors of the corporation which desires to merge or consolidate and requires that the agreement and plan of merger be adopted by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon at an annual or special meeting for the purpose of acting on the agreement. However, no such approval and vote are required if such corporation is the surviving corporation and:

•	such corporation’s certificate of incorporation is not amended;

•	the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after the effective date of the merger; and

•	either no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered under the plan of merger do not exceed 20% of the shares of common stock of such corporation outstanding immediately prior to the effective date of the merger.

Under Delaware law, a sale of all or substantially all of a corporation’s assets requires the approval of such corporation’s board of directors and the affirmative vote of a majority of the outstanding stock of the corporation entitled to vote thereon.

In addition to the requirements of Delaware law, the Consolidated certificate of incorporation requires the affirmative vote of not less than 75% of the outstanding shares of Consolidated common stock for the approval or authorization of any merger, consolidation or sale of all or substantially all of the assets of Consolidated.

Business Combinations with Interested Stockholder.  Consolidated is subject to Section 203 of Delaware law (“Section 203”), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of 3 years following the time that such stockholder became an interested stockholder, unless:

•	prior to the time that such stockholder became an interested stockholder, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time that such stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 2/3 of the outstanding voting stock that is not owned by the interested stockholder.

Subject to certain exceptions, an “interested stockholder” is a person or group who or which owns 15% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous 3 years. In general, Section 203 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. Consolidated has not “opted out” of this provision.

Control-Share Acquisitions.  Delaware law does not have a “control share” statute similar to that described below under “— North Pittsburgh”.

North Pittsburgh

Voting Rights.  Except as provided below under “— Control-Share Acquisitions”, each holder of North Pittsburgh common stock is entitled to 1 vote for each share held of record.

Merger, Consolidation or Sale of Assets — General.  Under Pennsylvania law, the consummation of a merger or consolidation generally requires the approval of the board of directors of the corporation of the plan of merger or consolidation and, except where the approval of shareholders is not required, the approval of the plan by a majority of the votes cast by all shareholders of the corporation entitled to vote thereon. Approval of the shareholders of a constituent Pennsylvania corporation is not required if:

•	whether or not the constituent corporation is the surviving corporation:

•	the surviving or new corporation is a Pennsylvania corporation and, except for amendments the board of directors is authorized to make without shareholder approval (which are described in the bulleted list under “— Amendments to Charter Documents — North Pittsburgh”), its articles of incorporation are identical to the articles of incorporation of the constituent corporation;

•	each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation will continue as or be converted into, except as may otherwise be agreed by the shareholder, an identical share of the surviving or new corporation after the effective date of the merger or consolidation; and

•	the plan of merger or consolidation provides that the shareholders of the constituent corporation will hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the merger or consolidation entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors;

•	immediately prior to the adoption of the plan of merger or consolidation and at all times after the adoption and prior to its effective date, another corporation that is a party to the plan owns 80% or more of the outstanding shares of each class of the constituent corporation; or

•	no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors.

Under Pennsylvania law, a sale of all or substantially all of a corporation’s assets generally requires the approval of the corporation’s board of directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the transaction.

Business Combinations with Interested Shareholder.  Under Pennsylvania law, in connection with a business combination an “interested shareholder” of a registered corporation (which includes North Pittsburgh) is (i) any person that is the beneficial owner, directly or indirectly, of shares of the corporation entitled to cast at least 20% of the votes all shareholders would be entitled to cast in an election of directors of the corporation or (ii) an affiliate or associate of such corporation and at any time within the 5-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitled to cast at least 20% of the votes all shareholders would be entitled to cast in an election of directors of the corporation. Certain shares outstanding since the beginning of 1983, and certain shares distributed with respect of those shares, may be excluded for purposes of calculating the 20% voting power. A “business combination” generally includes:

•	a merger, consolidation, share exchange or division of the corporation or a subsidiary of the corporation with an interested shareholder, or with, involving or resulting in any other corporation which is, or after such transaction would be, an affiliate or associate of the interested shareholder;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with the interested shareholder, or any affiliate or associate of the interested shareholder, of assets of the corporation or a subsidiary having an aggregate market value equal to 10% or more of the market value of all the assets or outstanding shares of the corporation or representing 10% or more of the earning power or net income of the corporation;

•	with certain exceptions, the issuance or transfer by the corporation or a subsidiary to the interested shareholder or an affiliate or associate of the interested shareholder of shares of the corporation or subsidiary having an aggregate market value equal to 5% or more of the market value of all the outstanding shares of the corporation;

•	adoption of any plan or proposal for the liquidation or dissolution of the corporation that was proposed by or pursuant to any agreement or understanding with the interested shareholder or an affiliate or associate of the interested shareholder;

•	a split, reverse split, dividend or distribution of shares, other reclassification of securities, recapitalization or other transaction proposed by or pursuant to any agreement or understanding with the interested shareholder or an affiliate or associate of the interested shareholder that has the effect of increasing the interested shareholder’s or its affiliate’s or associate’s proportionate share, whether owned directly or indirectly, of the outstanding shares of any class or series of voting shares, or securities convertible into voting shares, of the corporation or a subsidiary of the corporation; and

•	the receipt by the interested shareholder or any affiliate or associate of the interested shareholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by or through the corporation, other than such a benefit received proportionately as a shareholder of the corporation.

Pennsylvania law provides for a 5-year moratorium on business combinations between a registered corporation and any person that is an interested shareholder of the corporation, unless:

•	the board of directors of the corporation had approved the acquisition of shares that made the person an interested shareholder of the corporation before the interested shareholder became an interested shareholder of the corporation; or

•	the proposed business combination was approved by (i) the board of directors of the corporation before the person became an interested shareholder of the corporation, or (ii) all of the holders of the outstanding shares of common stock of the corporation, or (iii) the holders of shares entitled to cast a majority of the votes all shareholders would be entitled to cast in an election of directors of the corporation (not including any shares of voting stock beneficially owned by the interested shareholder or its affiliates or associates) at a meeting called for such purpose no earlier than 3 months after the interested shareholder became the beneficial owner, directly or indirectly, of shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors of the corporation, if the interested shareholder at the time of the meeting is the beneficial owner, directly or indirectly, of shares entitled to cast at least 80% of the votes all shareholders would be entitled to cast in an election of directors of the corporation and certain other criteria relating to per share consideration are met.

Following expiration of the 5-year moratorium, a business combination between a registered corporation and an interested shareholder is still prohibited, unless it is approved at a shareholders meeting called for such purpose no earlier than 5 years after the interested shareholder became an interested shareholder of the corporation and (i) such approval is by the affirmative vote of the holders of shares entitled to cast a majority of the votes all shareholders would be entitled to cast in an election of directors of the corporation (not including any shares of voting stock held by the interested shareholder or its affiliates or associates) or (ii) the business transaction meets certain per share consideration criteria and, with certain exceptions, the interested shareholder has not become the beneficial owner of any additional voting shares of the corporation since he became an interested shareholder.

In addition to the requirements of Pennsylvania law, the North Pittsburgh articles of incorporation require that certain business combinations with holders of 10% or more of the outstanding stock of North Pittsburgh be approved by the affirmative vote of a majority of the shares held by the other shareholders.

On July 1, 2007, in connection with the North Pittsburgh Board of Directors’ approval of the Merger Agreement, the Board of Directors took all necessary action such that the restrictions imposed on business combinations by the aforementioned provisions of Pennsylvania law and the North Pittsburgh articles of incorporation are inapplicable to the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger).

Control-Share Acquisitions.  Under Pennsylvania law, subject to various exceptions, a control-share acquisition is an acquisition in which a person acquires, directly or indirectly, voting power over shares of certain registered corporations that are entitled to vote generally in the election of directors of the corporation which, when added to all voting power the person and the person’s affiliates and associates have over other such voting shares of the corporation, entitle the acquiring person to vote or direct the voting of at least 20%, at least 33 1/3% or more than 50% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. Certain shares outstanding since the beginning of 1988, and certain shares distributed with respect of those shares, may be excluded for purposes of calculating the voting power of the acquiring person. Two or more persons acting in concert may constitute an “acquiring person” for purposes of these provisions of Pennsylvania law. Under Pennsylvania law and for purposes of this description, an acquiring person may be a person who has acquired control shares or who has not acquired control shares but proposes to acquire control shares in a control-share acquisition.

Control shares are the shares the acquiring person acquires in the control-share acquisition that cause the acquisition to constitute a control-share acquisition, plus any voting shares of the corporation that the acquiring person acquired either within 180 days of the control-share acquisition or with the intention of making a control-share acquisition. Under Pennsylvania law, control shares have no voting rights until their voting rights have been restored by 2 shareholder votes as described below or until they have been transferred to a person, other than any affiliate or associate of the acquiring person, in whose hands the shares do not constitute control shares.

The acquiring person may request that the question of restoring the voting rights of his control shares be submitted to the shareholders of the corporation at the next annual or special meeting of the shareholders. The acquiring person may accelerate consideration of the question by requesting a special meeting of the shareholders for that purpose and agreeing to pay or reimburse the corporation for expenses of the special meeting. In either case, the acquiring person must furnish to the corporation an information statement containing information about the acquiring person and each of the acquiring person’s affiliates and associates, about the completed or proposed control-share acquisition and the acquiring person’s related financing, about the acquiring person’s plans and proposals with regard to the corporation, and other matters. With the notice of the shareholders meeting, the shareholders must be given copies of the acquiring person’s information statement and a statement disclosing whether the board of directors of the corporation recommends approval of, expresses no opinion about, recommends rejection of, or is unable to take a position with respect to the restoration of the voting rights of the control shares.

Restoration of the voting rights of control shares will be approved by the shareholders of the corporation only if it is approved by 2 separate shareholder votes. To be approved, a resolution to restore the voting rights must be approved by the affirmative vote of the holders of a majority of the voting power of (i) all the “disinterested shares” of the corporation and also (ii) all shares of the corporation that would be entitled to vote in an election of directors of the corporation.

Unless prohibited by the corporation’s articles of incorporation in effect before the control-share acquisition occurred, the corporation may redeem the control shares from the acquiring person within 24 months after (i) the date the control-share acquisition occurs, unless within 30 days after the control-share acquisition takes place the acquiring person properly requests that the question of restoring the voting rights of the control shares be presented to the shareholders or (ii) the proposal of restoring the voting rights of the control shares is submitted to but not approved by the shareholders or (iii) such voting rights are restored and subsequently lapse under certain circumstances. Such redemption of the control shares shall be at the average of the high and low prices of the shares on a national exchange or quotation system or similar service on the day the corporation gives the acquiring person notice of the call of the shares for redemption.

The Merger is not subject to the control-share acquisition provisions under Pennsylvania law.

Other Corporate Constituencies

Consolidated

Delaware law does not have an “other constituency” statute similar to that described below under “— North Pittsburgh”.

North Pittsburgh

Under Pennsylvania law, in discharging the duties of their respective positions, the board of directors of a corporation and individual directors may consider, to the extent they deem appropriate, the effects of any action on shareholders, employees, suppliers, customers, creditors, the communities in which offices or other establishments of the corporation are located and any other factors that they consider pertinent. Directors are not required to redeem any rights or render inapplicable any shareholder rights plan or any antitakeover protections available to the corporation under Pennsylvania law or to take or decline to take any action solely because of the effect that the action might have on a potential acquisition of control of the corporation or the consideration that may be offered or paid to shareholders in such an acquisition.

Pennsylvania law explicitly provides that there will be no different or higher degree of scrutiny imposed upon director actions relating to or affecting potential changes in control.

Appraisal Rights and Dissenters’ Rights

Consolidated

Under Delaware law, stockholders have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares pursuant to, and in compliance with procedures set forth in, the “appraisal rights” provisions of Delaware law. However, unless the certificate of incorporation otherwise provides, Delaware law states that stockholders do not have such appraisal rights in connection with a merger or consolidation with respect to shares:

•	listed on a national securities exchange or held of record by more than 2,000 holders; and

•	for which, pursuant to the plan of merger or consolidation, stockholders will receive only (i) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (ii) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (iii) cash in lieu of fractional shares or (iv) any combination of the foregoing.

In addition, Delaware law provides that, unless the certificate of incorporation provides otherwise, stockholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s stockholders. The Consolidated certificate of incorporation does not contain any provisions with respect to appraisal rights.

North Pittsburgh

Under Pennsylvania law, unless the articles of incorporation or by-laws provide otherwise, shareholders of a Pennsylvania corporation generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are listed on a national securities exchange, or held beneficially or of record by more than 2,000 persons, on the record date fixed to determine the shareholders entitled to notice of and vote at the meeting at which a merger or consolidation will be voted upon. Neither the North Pittsburgh articles of incorporation nor the North Pittsburgh by-laws contain provisions with respect to dissenters’ rights.

North Pittsburgh shareholders will not be entitled to dissenters’ rights in connection with the Merger because shares of North Pittsburgh common stock are listed on NASDAQ.

Interested Directors

Consolidated

Delaware law and the Consolidated by-laws provide that no contract or transaction between Consolidated and 1 or more of its directors or officers, or between Consolidated and any other corporation, partnership, association, or other organization in which 1 or more of its directors or officers are directors or officers, or have a financial interest, will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee of the Board of Directors which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to Consolidated as of the time it is authorized, approved or ratified by the Board of Directors, committee or stockholders.

North Pittsburgh

Pennsylvania law provides that a contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, joint venture, trust or other enterprise in which one or more of its directors or officers are directors or officers or have a financial or other interest shall not be void or voidable solely for that reason, or solely because the director or officer is present at or participates in the meeting of the board of directors that authorizes the contract or transaction, or solely because his or their votes are counted for that purpose if (i) the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the board of directors authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even if the disinterested directors are less than a quorum; or (ii) the material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the shareholders entitled to vote thereon and the contract or transaction is specifically approved in good faith by vote of those stockholders; or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors or the shareholders.

The North Pittsburgh by-laws provide that no director may vote on any matter involving North Pittsburgh’s contracting with any other company or entity (other than a wholly-owned subsidiary of North Pittsburgh) of which such director is an officer, director, 10% shareholder or holder of any other 10% equity or security interest.

PROPOSAL 2: ELECTION OF DIRECTORS OF NORTH PITTSBURGH

Nominees for Election

The North Pittsburgh by-laws provide that North Pittsburgh shall be managed by a Board of Directors of not less than 7 nor more than 9 members and that the number of directors to be elected shall be determined by the Board of Directors. Upon the recommendation of its Corporate Governance and Nominating Committee, the Board of Directors has established at 7 the number of directors to be elected at the annual meeting.

The Corporate Governance and Nominating Committee of the Board of Directors has recommended to the Board of Directors, and the Board of Directors has nominated, the persons named below (the “Nominees”) for election as directors of North Pittsburgh to serve until the 2008 annual meeting of North Pittsburgh shareholders and until their successors are elected and qualify (or until the effective time of the Merger if the Merger is completed). All of the Nominees are present directors of North Pittsburgh and were elected at the 2006 annual meeting of shareholders.

Unless authority to vote for any or all of the Nominees is withheld, the persons named as proxies in the proxy card that accompanies this proxy statement/prospectus intend to vote for the election of the 7 Nominees. If any of the Nominees should become unavailable as a candidate for any reason, which is not anticipated, the Board of Directors in its discretion may designate a substitute nominee, in which event votes will be cast for such substitute nominee pursuant to the accompanying proxy.

There are no arrangements or understandings between or among any director, Nominee, North Pittsburgh, any of North Pittsburgh’s subsidiaries, or any other person, pursuant to which a director or Nominee was or is to be nominated or elected a director of North Pittsburgh.

The information which follows includes as to each Nominee, the Nominee’s age, the year in which the Nominee’s service as a director of North Pittsburgh or its predecessor commenced, the Nominee’s current position and offices held with North Pittsburgh, the Nominee’s business experience during the past 5 years, and certain other information. Information regarding each Nominee’s holdings of North Pittsburgh securities may be found under “Security Ownership of Certain Beneficial Owners and Management of North Pittsburgh — Security Ownership of Management”.

Service as a director means service as a director of North Pittsburgh Systems, Inc. for service on or after May 31, 1985, and service as a director of North Pittsburgh Telephone Company, its predecessor, for periods before that date.

Unless otherwise indicated, a Nominee has had the same principal occupation for the past 5 years. With the exception of North Pittsburgh Telephone Company (“NPTC”), no corporation or organization named in the biographical summaries below is a parent, subsidiary or other affiliate of North Pittsburgh or its subsidiaries. None of the Nominees is a director of any other company with a class of equity securities registered pursuant to the Exchange Act or otherwise subject to the periodic reporting requirements of that Act, or of any company registered as an investment company under the Investment Company Act of 1940.

HARRY R. BROWN	Director since 1989

President and Chief Executive Officer of North Pittsburgh
President of NPTC

Mr. Brown, 70, has been President of North Pittsburgh since 1998 and its Chief Executive Officer since 2002, and President of NPTC since 1998. He was Vice President of North Pittsburgh from 1992 to 1998. Mr. Brown also held the following positions with NPTC: General Manager from 1998 to 2007, Vice President — Operations from

1987 to 1998, Assistant Vice President — Operations from 1986 to 1987, Network Engineering Manager from 1984 to 1986, and Equipment Supervisor from 1975 to 1984.

DR. CHARLES E. COLE	Director since 1968

Retired Physician

Dr. Cole, 77, is a retired physician. Before retiring, Dr. Cole practiced with the Cole-Lechmanick division of Genesis Medical Associates in McCandless, PA.

FREDERICK J. CROWLEY	Director since 2003

Certified Public Accountant

Mr. Crowley, 62, is a licensed certified public accountant, presently retired. From 1998 to 2001, he served as the Chief Financial Officer at Lutheran Affiliated Services, a not-for-profit company that manages long-term elderly care facilities. Prior thereto, Mr. Crowley was employed by or a partner in KPMG LLP, a public accounting and tax firm, for 29 years. During his tenure at KPMG LLP, Mr. Crowley held various positions with responsibilities in auditing and financial reporting, including 21 years as an audit partner.

ALLEN P. KIMBLE	Director since 1998

Senior Vice President and Chief Accounting Officer of North Pittsburgh
Senior Vice President — Finance of NPTC

Mr. Kimble, 61, has been Senior Vice President of North Pittsburgh since 2005 and its Chief Accounting Officer since 2002 and has been Senor Vice President — Finance of NPTC since 2005. From 2002 to July 1, 2007 he also served as Chief Financial Officer of North Pittsburgh. Mr. Kimble was Vice President from 1989 to 2005 and Treasurer from 1985 to 2005 of North Pittsburgh. Mr. Kimble also held the following positions with NPTC: Vice President from 1989 to 2005, Treasurer from 1979 to 2005, Secretary from 1993 to 1998, Assistant Vice President from 1987 to 1989, Assistant Secretary from 1979 to 1993, Assistant Secretary-Treasurer from 1977 to 1979, and Assistant to Vice President — Finance from 1976 to 1977.

STEPHEN G. KRASKIN	Director since 1999

Attorney and Managing Member of Communications Advisory Counsel, LLC

Mr. Kraskin, 56, is an attorney and managing member in the legal and consulting firm of Communications Advisory Counsel, LLC, formerly known as Kraskin, Moorman & Cosson, LLC, which he founded in 2004. Mr. Kraskin was an attorney and managing partner in the legal and consulting firm of Kraskin, Lesse & Cosson, LLP from 1992 to 2004. Mr. Kraskin’s professional practice is concentrated in the provision of legal, regulatory and business planning services to a wide variety of telecommunications companies. Prior to entering private practice, Mr. Kraskin was General Counsel to a telecommunications consulting firm, and he served as Deputy General Counsel of the National Association of Regulatory Utility Commissioners.

DAVID E. NELSEN	Director since 1999

Chief Executive Officer of TalkShoe

Mr. Nelsen, 46, has since February 2006 been Chief Executive Officer of PCS Corp., doing business as TalkShoe, a consumer-focused interactive podcasting service he founded in 2005. From 1998 to 2006, Mr. Nelsen was Chief Executive Officer of CoManage Corporation, a telecom operations software company. From 1996 to 1998, Mr. Nelsen was Senior Director at FORE Systems, a Pittsburgh area high technology manufacturing company, with responsibility for product management and marketing of FORE’s service provider products, business planning, and strategy. Prior thereto, Mr. Nelsen served as FORE’s Director of Marketing from 1994 to 1996, with responsibility for video and telco product management and marketing. Before joining FORE, Mr. Nelsen held a variety of positions during almost 12 years at AT&T, including ATM Service Product Manager at AT&T

Business Communication Services (1991-1994) and Private Packet Network Services Technical Manager at AT&T Bell Laboratories (1988-1991).

CHARLES E. THOMAS, JR.	Director since 1993

Chairman of Board of Directors of North Pittsburgh
Partner of Thomas, Thomas, Armstrong & Niesen

Mr. Thomas, 64, has been Chairman of the Board of Directors of North Pittsburgh since 1998. Mr. Thomas also has been a partner in the law firm of Thomas, Thomas, Armstrong & Niesen, Harrisburg, PA, since the formation of the firm in 1991. Before that, Mr. Thomas was a partner in the law firm of Thomas & Thomas from 1977 to 1990. Mr. Thomas’s law practice concentrates in the areas of public utility, securities regulation and corporate law.

The Board of Directors unanimously recommends that North Pittsburgh shareholders vote “FOR” the nominees named above for election as directors of North Pittsburgh.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors of North Pittsburgh has determined that Charles E. Cole, Frederick J. Crowley, Stephen G. Kraskin and David E. Nelsen are independent directors, as that term is defined in Rule 4200 of the listing standards of NASDAQ (“Independent Directors”). The Board of Directors has determined, further, that Charles E. Cole, Frederick J. Crowley and David E. Nelsen, who comprise the members of the Audit Committee of the Board of Directors, also meet the additional criteria of independence required of audit committee members by the listing standards of NASDAQ.

In making those determinations of independence, the Board of Directors of North Pittsburgh considered any past, existing or contemplated compensation, indebtedness or other transactions, relationships or arrangements between the director, any immediate family member (as such phrase is defined in Item 404 of Regulation S-K promulgated by the SEC) of the director or any entity (other than North Pittsburgh or any of its subsidiaries) of which the director is a director, executive officer or 10% or greater equity owner, on the one hand, and North Pittsburgh or any of its subsidiaries, on the other hand. In making those determinations, the Board of Directors considered that North Pittsburgh has engaged and in the future may engage for legal services the legal and consulting firm of which Mr. Kraskin is a member. The Board of Directors also considered that NPTC has contracted to provide teleconferencing and Internet services and equipment to PCS Corp. (doing business as TalkShoe), which Mr. Nelsen founded and of which he is Chief Executive Officer. See “— Transactions with Related Persons” for more information about North Pittsburgh’s transactions with both of these companies.

North Pittsburgh Board Committees; Meetings of Committees and the Board

The Board of Directors of North Pittsburgh has a standing Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee.

Audit Committee

The Board of Directors of North Pittsburgh has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee throughout 2006 were Frederick J. Crowley, Chairman, Charles E. Cole and David E. Nelsen, all of whom are Independent Directors who also meet the additional criteria of independence required of audit committee members by the listing standards of NASDAQ. The Audit Committee during 2006 held 3 meetings on days when the Board of Directors was not meeting and also 4 meetings on days when the whole Board of Directors met. In addition, Audit Committee matters were considered during regularly scheduled meetings of the Board of Directors; these matters included monthly review of unaudited financial reports and discussions with North Pittsburgh’s Chief Financial and Accounting Officer and Treasurer regarding those reports. In addition, the Audit Committee met during March of 2007 to consider matters related to the audit of the financial statements of North Pittsburgh for the year ended December 31, 2006. See “North Pittsburgh Audit Committee Information — Report of the Audit Committee of North Pittsburgh”.

A copy of the Audit Committee’s Charter is available at North Pittsburgh’s website at www.northpittsburgh.com.

Audit Committee Financial Expert.  The Board of Directors has determined that Frederick J. Crowley is an audit committee financial expert, as that term is used in the rules of the SEC. In reaching this determination, the Board of Directors made a qualitative assessment of Mr. Crowley’s level of knowledge and experience based on a number of factors, including his formal education, the ongoing maintenance of his license as a certified public accountant, his experience in public accounting, including responsibilities in auditing and financial reporting during his 29 years with KPMG LLP, and his experience as a chief financial officer.

Compensation Committee

The members of the Compensation Committee throughout 2006 were David E. Nelsen, Chairman, Charles E. Cole, Frederick J. Crowley and Stephen G. Kraskin, all of whom are Independent Directors. The Compensation Committee during 2006 held 1 meeting on a day when the Board of Directors was not meeting and also 4 meetings on days when the whole Board of Directors met. The Compensation Committee does not have a charter. The responsibilities of the Compensation Committee are described under “Compensation of Executive Officers — Compensation Discussion and Analysis — The Compensation Committee”.

Corporate Governance and Nominating Committee

The members of the Corporate Governance and Nominating Committee throughout 2006 were Stephen G. Kraskin, Chairman, Charles E. Cole and Frederick J. Crowley, all of whom are Independent Directors. The Corporate Governance and Nominating Committee held 1 meeting in 2006. When creating it, the Board of Directors charged the Corporate Governance and Nominating Committee with the responsibility of identifying and evaluating potential candidates for consideration for election as directors of North Pittsburgh and recommending to the Board of Directors nominees for election as directors of North Pittsburgh. The Board of Directors also directed the Corporate Governance and Nominating Committee to consider for recommendation for nomination for election as directors of North Pittsburgh potential candidates recommended by North Pittsburgh shareholders and to consider and evaluate those potential candidates in the same manner as the Corporate Governance and Nominating Committee considers and evaluates other potential candidates for recommendation for nomination for election as directors of North Pittsburgh. The Corporate Governance and Nominating Committee has not set specific minimum qualifications for a potential candidate to be considered or to be recommended to the Board of Directors, other than that at least 1 of the directors of North Pittsburgh must qualify as an audit committee financial expert as that term is used in the rules of the SEC. The Corporate Governance and Nominating Committee has not established formal procedures for identifying and evaluating potential candidates for recommendation for nomination for election as directors of North Pittsburgh.

The Corporate Governance and Nominating Committee’s charter specifies that shareholders’ recommendations for consideration for nomination to serve as directors of North Pittsburgh must be in writing, must include appropriate biographical information about each person being recommended, and must be accompanied by a signed statement of each person being recommended to the effect that the biographical information about that person submitted with the recommendation is correct and that such person consents to being considered and perhaps nominated for election as a director of North Pittsburgh and to serve as a director of North Pittsburgh if elected. If the Merger is completed, North Pittsburgh will not hold a 2008 annual meeting of shareholders. If the Merger is not completed, any such recommendation that a shareholder wishes to be considered by the Corporate Governance and Nominating Committee in connection with the 2008 annual meeting of North Pittsburgh shareholders must be received by the same deadline that applies to shareholder proposals for inclusion in North Pittsburgh’s proxy statement and proxy card for that meeting, as set forth under “Future Shareholder Proposals” below — that is, not later than [          ], 2008. Shareholders’ recommendations for consideration for nomination to serve as directors of North Pittsburgh should be sent to the Corporate Governance and Nominating Committee, c/o Secretary, North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, PA 15044-9311.

The charter of the Corporate Governance and Nominating Committee provides also that the Corporate Governance and Nominating Committee shall, among other things: consider committee member qualifications, appointment and removal; provide oversight in the evaluation of the North Pittsburgh Board of the Directors and each committee of the North Pittsburgh Board of Directors; in consultation with the Audit Committee, develop and recommend procedures for monitoring and enforcing compliance with North Pittsburgh’s Code of Ethics for

Executive Management, Directors and All Other Employees and Agents (the “Code of Ethics”); at the request of the Audit Committee, review and investigate conduct alleged to be in violation of North Pittsburgh’s Code of Ethics; monitor the independence of the directors and review any potential conflict of interests between a director and North Pittsburgh; review and recommend changes to the North Pittsburgh articles of incorporation and the North Pittsburgh by-laws; and develop a policy regarding continuing education for directors.

A copy of the Corporate Governance and Nominating Committee’s charter is available on North Pittsburgh’s website at www.northpittsburgh.com.

Meetings of the Board

The North Pittsburgh Board of Directors held 13 meetings during 2006, consisting of 10 regular meetings, 2 special meetings and the organizational meeting of the Board following the 2006 annual meeting of shareholders. The Independent Directors were given the opportunity to meet separately from the other directors during a recess in each meeting of the Board of Directors held during 2006 and met in executive sessions during 2 of such meetings.

During 2006, each director of North Pittsburgh attended 75% or more of the aggregate of the meetings of the Board of Directors and the meetings of the committees of the Board on which he served.

North Pittsburgh urges all directors to attend the annual meetings of North Pittsburgh shareholders. Six of North Pittsburgh’s 7 directors attended the 2006 annual meeting.

Compensation of Directors

The following table sets forth the compensation paid to each non-employee director of North Pittsburgh for the year ended December 31, 2006.

DIRECTOR COMPENSATION IN 2006

Name	Fees Earned or Paid in Cash	Total

Charles E. Cole	$38,043	$38,043
Frederick J. Crowley	$41,762	$41,762
Stephen G. Kraskin	$27,587	$27,587
David E. Nelsen	$34,042	$34,042
Charles E. Thomas, Jr.	$66,204	$66,204

North Pittsburgh does not pay any Board or Board committee fees to any director of North Pittsburgh who is also an employee of North Pittsburgh or its subsidiaries. Messrs. Brown and Kimble therefore receive no compensation for their services as directors of North Pittsburgh.

North Pittsburgh pays its non-employee directors monthly retainers, Board and Board committee meeting attendance fees and, in the case of the chairman of the Audit Committee, a monthly chairmanship retainer, as described in more detail below. North Pittsburgh provides no other compensation, and no equity, retirement or other benefit, to any director of North Pittsburgh for the director’s services as a director. North Pittsburgh provides no insurance other than directors’ and officers’ liability insurance and fiduciary liability insurance to its non-employee directors.

During 2006, the directors of North Pittsburgh other than Messrs. Brown, Kimble and Thomas each received a retainer of $1,360 per month and $816 for each regular meeting of the Board of Directors that the director attended and for each special meeting of the Board of Directors that he attended for which attendance by the directors in person had been requested; Mr. Thomas, as Chairman of the Board, received a retainer of $4,081 per month and $1,247 for each regular meeting of the Board of Directors he attended and for each special meeting of the Board of Directors he attended for which attendance by the directors in person had been requested. No director receives payment for attending the organizational meeting of the Board of Directors following the annual meeting of North Pittsburgh shareholders. No director receives payment for participating in any special meeting of the Board of Directors that is conducted only telephonically.

During 2006: (i) each member of the Audit Committee received $1,134 for each Audit Committee meeting he attended; (ii) the chairman of the Audit Committee also received $1,134 for each meeting, if any, he had with North Pittsburgh’s independent auditors at the request of the Audit Committee or of the independent auditors; (iii) the chairman of the Audit Committee also received $567 per month for his services as chairman of the Audit Committee; and (iv) the chairman of the Compensation Committee received $785 for each Compensation Committee meeting he attended, each other member of the Compensation Committee received $567 for each Compensation Committee meeting he attended, and each member of the Corporate Governance and Nominating Committee received $567 for each Corporate Governance and Nominating Committee meeting he attended, except that no member of either such committee received compensation for attending a Compensation Committee or Corporate Governance and Nominating Committee meeting that was held on the same day that the full Board of Directors met.

The directors of North Pittsburgh are also the directors of North Pittsburgh’s subsidiary North Pittsburgh Telephone Company. The Board of Directors of North Pittsburgh Telephone Company has a Retirement Board Committee. During 2006, each member of the North Pittsburgh Telephone Company Retirement Board Committee other than Messrs. Brown and Kimble received $567 for each Retirement Board Committee meeting he attended.

Effective January 1, 2007, the fees payable to the directors increased approximately 4% over the amounts described above. Effective January 1, 2007, therefore:

•	the directors of North Pittsburgh other than Messrs. Brown and Kimble and Chairman Thomas each receives a retainer of $1,414 per month and $849 for each regular meeting of the Board of Directors that the director attends and for each special meeting of the Board of Directors that he attends for which attendance by the directors in person is requested;

•	the Chairman of the Board receives a retainer of $4,244 per month and $1,297 for each regular meeting of the Board of Directors he attends and for each special meeting of the Board of Directors he attends for which attendance by the directors in person is requested;

•	each member of the Audit Committee receives $1,179 for each Audit Committee meeting he attends;

•	the chairman of the Audit Committee also receives $1,179 for each meeting, if any, he has with North Pittsburgh’s independent auditors at the request of the Audit Committee or of the independent auditors;

•	the chairman of the Audit Committee also receives $590 per month for his services as chairman of the Audit Committee;

•	the chairman of the Compensation Committee receives $816 for each Compensation Committee meeting he attends, each other member of the Compensation Committee receives $590 for each Compensation Committee meeting he attends, and each member of the Corporate Governance and Nominating Committee receives $590 for each Corporate Governance and Nominating Committee meeting he attends, except that no member of either such committee receives compensation for attending a Compensation Committee or Corporate Governance and Nominating Committee meeting that is held on the same day that the full Board of Directors meets; and

•	each member of the North Pittsburgh Telephone Company Retirement Board Committee other than Messrs. Brown and Kimble receives $590 for each Retirement Board Committee meeting he attends.

The policies that directors receive no payment for attending the organizational meeting of the Board of Directors following the annual meeting of North Pittsburgh shareholders and no payment for participating in any special meeting of the Board of Directors that is conducted only telephonically continue in effect.

Shareholder Communications with the North Pittsburgh Board of Directors

The Board of Directors of North Pittsburgh has not established a formal process or formal procedures for shareholders to send communications to the Board of Directors. When the President, Secretary or any Vice President of North Pittsburgh receives a written communication from a shareholder that is directed to the Board of Directors or any specific director or directors, and when any director of North Pittsburgh receives any written communication from a shareholder that is directed to the whole Board of Directors or any other director or directors of North Pittsburgh, the recipient of that communication promptly delivers the communication (or a copy of it) to each of the directors or to such specific directors, respectively. The Board of Directors deems its current practices with respect to such communications satisfactory and knows of no problem or dissatisfaction of any shareholder with those practices. The Board of Directors of North Pittsburgh recommends that all shareholder communications to the Board of Directors, any committee of the Board of Directors or any specific director of North Pittsburgh be in writing and be sent c/o Secretary, North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, PA 15044-9311. The Board of Directors requests that the shareholder include in each such communication a statement that he or she owns shares of North Pittsburgh’s common stock and, if such shareholder’s shares are held of record by a broker or other nominee rather than in the shareholder’s name, the name of the broker or other nominee in whose name the shares are registered.

Code of Ethics

The North Pittsburgh Board of Directors has adopted a Code of Ethics for Executive Management, Directors and All Other Employees and Agents (the “Code of Ethics”) for North Pittsburgh’s chief executive officer, chief financial officer, chief accounting officer, all other members of management, all directors and all employees and agents of North Pittsburgh. The Code of Ethics is intended to promote the highest standards of honest and ethical conduct throughout North Pittsburgh, full, accurate and timely reporting, and compliance with law, among other things. A copy of North Pittsburgh’s Code of Ethics is posted on North Pittsburgh’s website at www.northpittsburgh.com.

The Code of Ethics prohibits any waiver from the principles of the Code of Ethics without the prior written consent of the Board of Directors of North Pittsburgh. North Pittsburgh intends to post on its website, www.northpittsburgh.com, in accordance with the rules of the SEC any amendment of, and any waiver from, the Code of Ethics that applies to North Pittsburgh’s chief executive officer, chief financial officer, chief accounting officer, or any person performing similar functions.

Transactions with Related Persons

North Pittsburgh and its subsidiaries paid approximately $2,538,000 to JUDCO Management, Inc., a subsidiary of Armstrong Holdings, Inc., for data processing functions during 2006 and had approximately $316,000 of payables outstanding to JUDCO Management, Inc. as of December 31, 2006. In addition, in the ordinary course of business, North Pittsburgh and its subsidiaries both provide and receive telecommunication transport services from Boulevard Communications, L.L.P. (“Boulevard”), a competitive access provider jointly owned by North Pittsburgh and a company in the Armstrong Holdings, Inc. group of companies (“Armstrong Group”). For 2006, total revenues recognized from providing services to Boulevard were approximately $25,000, and total expenses incurred from receiving services from Boulevard were approximately $112,000. North Pittsburgh and its subsidiaries also provide in the ordinary course of business telecommunication and transport services to other member companies of the Armstrong Group, and recognized total revenues for such telecommunication and transport services of approximately $140,000 for 2006. The receivables and payables outstanding between North Pittsburgh and its subsidiaries, on the one hand, and Boulevard and the companies in the Armstrong Group, on the other hand, as of December 31, 2006 were negligible.

North Pittsburgh was related to Armstrong Holdings, Inc. by a common shareholder who directly or beneficially owned more than 5% of North Pittsburgh’s outstanding common stock. In April 2006, counsel for the Armstrong Holdings, Inc.-related group advised representatives of North Pittsburgh that all shares of North Pittsburgh common stock held directly or indirectly by this shareholder had been sold.

Charles E. Thomas, Jr., Chairman of the Board of North Pittsburgh, is a partner in the law firm of Thomas, Thomas, Armstrong & Niesen in Harrisburg, PA. Thomas, Thomas, Armstrong & Niesen has been retained as general counsel to North Pittsburgh since before 2006 and may be retained by North Pittsburgh in the future. North Pittsburgh and its subsidiaries paid Thomas, Thomas, Armstrong & Niesen a total of approximately $193,378 in fees during 2006 and at December 31, 2006 owed Thomas, Thomas, Armstrong & Niesen approximately $103,693 for services rendered before, but not billed until after, December 31, 2006, which amount was paid in 2007. During the 6-month period ended June 30, 2007, North Pittsburgh and its subsidiaries have also paid Thomas,

Thomas, Armstrong & Niesen a total of approximately $134,058 in fees for services rendered in 2007. At June 30, 2007, they owed Thomas, Thomas, Armstrong & Niesen approximately $274,033 for services rendered before, but not billed until after, June 30, 2007.

Stephen G. Kraskin, a member of the Compensation Committee, is an attorney and managing member in the legal and consulting firm of Communications Advisory Counsel, LLC, formerly known as Kraskin, Moorman & Cosson, LLC, Washington, DC, and was a partner in its predecessor, Kraskin, Lesse & Cosson, LLP. Communications Advisory Counsel, LLC and such predecessor firm have been retained by North Pittsburgh for legal services relating to federal regulation of telecommunications companies from time to time since before 2006 and may be retained by North Pittsburgh in the future. North Pittsburgh and its subsidiaries paid Communications Advisory Counsel, LLC or Kraskin, Moorman & Cosson, LLC a total of approximately $5,494 in fees during 2006 and at December 31, 2006 owed Communications Advisory Counsel, LLC nothing for services rendered. North Pittsburgh and its subsidiaries paid Communications Advisory Counsel, LLC a total of $4,400 in fees during the 6-month period ended June 30, 2007 and at June 30, 2007 owed Communications Advisory Counsel, LLC nothing for services rendered.

David E. Nelsen, a director of North Pittsburgh, is the founder and Chief Executive Officer of PCS Corp. (doing business as TalkShoe). In May 2006, NPTC entered into a contract to provide teleconferencing bridging services, related Internet access, downloading and streaming services, and use of related equipment and facilities to PCS Corp. PCS Corp. agreed to pay to NPTC amounts which would enable NPTC to recover its net related capital investments and expenses incurred from time to time over the term of the contract, plus a return on such investments and expenses, over a 13-quarter period from the time each is incurred by NPTC. No amounts were owed or paid to NPTC by PCS Corp. in 2006 or the 6-month period ended June 30, 2007. NPTC estimates that PCS Corp. will be required to pay NPTC approximately $50,000 during the last 6 months of 2007. The services provided under this contract are available to business customers on a non-discriminatory basis, and the pricing in this contract is consistent with the section in NPTC’s Pennsylvania PUC tariff governing special types of services and equipment, for which rates are not expressly provided in the tariff.

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

North Pittsburgh’s policies and procedures for the review, approval or ratification of any transaction with related persons (as such term is defined in Item 404 of Regulation S-K promulgated by the SEC) are reflected in North Pittsburgh’s Code of Ethics.

The Code of Ethics provides that executive officers, senior financial personnel and directors of North Pittsburgh, as well all other employees and agents of North Pittsburgh, are required to disclose to the chairman of the Audit Committee of the Board of Directors any proposed conduct or transaction that would or could reasonably be expected to involve the existence of, or even the appearance of, any conflict between what is in the best interest of North Pittsburgh and what could result in material personal tangible or intangible gain for any employee, director or other person or entity affiliated with North Pittsburgh and to cooperate with all investigations and assessments by or on behalf of the Audit Committee or the Board of Directors of North Pittsburgh of any such actual or suspected conflict of interests. The Code of Ethics mandates that no executive officer, senior financial personnel or director of North Pittsburgh, and no other employee or agent of North Pittsburgh, is to engage in any activity or transaction that gives rise to such a conflict of interests, or an appearance of such a conflict of interests, without the prior written approval of the chairman of the Audit Committee or the chairman of the Board of Directors of North Pittsburgh, which approval states that such activity or transaction has been approved by a vote of a majority of the members of the Audit Committee or of the Board of Directors of North Pittsburgh, respectively, who do not have a conflict of interests in connection with the activity or transaction.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis covers North Pittsburgh’s policies and practices and the role of the Board of Directors’ Compensation Committee with respect to the compensation of North Pittsburgh’s “Executive Officers”, namely: Harry R. Brown (President and Chief Executive Officer), Kevin J. Albaugh (Vice President), N. William Barthlow (currently Executive Vice President and Chief Operating Officer and Secretary and during 2006 Vice President and Secretary), Allen P. Kimble (currently Senior Vice President and Chief Accounting Officer and during 2006 Senior Vice President and Chief Financial and Accounting Officer), Frank A. Macefe (currently Executive Vice President and during 2006 Vice President), Matthew D. Poleski (currently Vice President, Treasurer and Chief Financial Officer and during 2006 Vice President and Treasurer) and Albert W. Weigand (Vice President). References to “Named Executive Officers” refer to those officers included in the Summary Compensation Table, namely Messrs. Brown, Kimble, Barthlow, Macefe and Albaugh.

The Compensation Committee

Committee Responsibilities.  The principal responsibilities of the Compensation Committee are to:

•	Consider and make recommendations to the Board of Directors relating to the compensation for Executive Officers, including but not limited to annual salaries, bonuses and other awards.

•	Consider and make recommendations to the Board of Directors with respect to employment agreements, bonus plans and other plans, arrangements and programs relating to compensation and employment for Executive Officers.

•	Administer North Pittsburgh’s annual Executive Officers Bonus Plan with all decisions and determinations by the Compensation Committee to be final and binding on the parties and the Compensation Committee having authority to interpret the Bonus Plan, to establish and revise rules and regulations relating to the Bonus Plan and to make any other determinations that it believes necessary and advisable for administration of the Bonus Plan.

•	Provide oversight with respect to employee benefits and incentive programs.

•	Regularly review other elements of compensation for Executive Officers with the objective of structuring packages that effectively attract and retain qualified executives to manage North Pittsburgh for both the shorter and longer terms.

•	Consider and make recommendations to the Board of Directors with respect to succession planning.

•	Review and discuss North Pittsburgh’s Compensation Discussion and Analysis with management.

•	Prepare a report on executive compensation for inclusion in North Pittsburgh’s annual proxy statement and, when appropriate, North Pittsburgh’s Annual Report to the SEC on Form 10-K.

Committee Membership.  Only directors determined by the Board of Directors to be independent can serve on the Compensation Committee. Compensation Committee members are elected by the Board of Directors at its organizational meeting following the annual meeting of North Pittsburgh shareholders. At the organizational meeting of the Board of Directors held on May 19, 2006 following the 2006 annual meeting of shareholders, the following directors were reelected to serve as the Compensation Committee of the Board of Directors until such time as their successors are appointed: David E. Nelsen, who serves as chairman, Charles E. Cole, Frederick J. Crowley and Stephen G. Kraskin.

Committee Meetings.  Meetings of the Compensation Committee are scheduled as often as necessary to fulfill the Committee’s duties and responsibilities, but no less than 2 times a year. Such 2 times are: late in the fourth quarter, to determine salaries for the coming year; and at least once in the first quarter, to determine Executive Officers Bonus Plan results for the prior year and award bonuses under the prior year’s Executive Officers Bonus

Plan. If not done at one of those meetings, the Compensation Committee must meet at least 1 additional time, to establish a Bonus Plan for the current year after receiving recommendations of the President and Chief Executive Officer for appropriate targets under the new Bonus Plan. In addition to Compensation Committee members, invited guests at Compensation Committee meetings may include the Chief Executive Officer, Chairman of the Board, Chief Financial Officer, Chief Accounting Officer, various Vice Presidents and external advisors, as appropriate.

External Advisors.  In October 2004, Peter R. Johnson & Company was engaged to review the base salary and bonus payments of North Pittsburgh’s top executives to ensure that reasonable, fair and competitive wages are provided (the “Johnson Report”). The Compensation Committee requested this review in order to obtain comparative compensation benchmarks for the Executive Officers as a means of evaluating the competitiveness of North Pittsburgh’s compensation practices. These types of studies cover in detail only those individuals for whom compensation information is disclosed publicly. As a result, these studies typically include only the 5 most highly compensated officers at each company, which would generally correlate to the Named Executive Officers of North Pittsburgh. As a result of this study, the Compensation Committee annually considers methods and processes to improve North Pittsburgh’s overall market competitiveness of total compensation for Executive Officers. An important factor in these considerations is the impact of any additional expenses on the financial performance of North Pittsburgh.

The Johnson Report provided a detailed study and analysis of the requested executive positions against peer market data in the areas of base, short-term and long-term incentive compensation. The defined peer market included similarly sized telecommunications companies in the national market, namely D & E Communications of Ephrata, PA; SureWest Communications of Roseville, CA; CT Communications of Concord, NC; Hickory Tech Corporation of Mankato, MN; Lynch Interactive of Rye, NY; and Commonwealth Telephone Enterprises of Dallas, PA.

The Johnson Report indicated that the executives of North Pittsburgh are receiving internally equitable and externally competitive base salaries. A key measurement of external competitiveness is the compa-ratio analysis which compares current base pay levels to recommended salary midpoints (average market rates). The overall base salary compa-ratio for North Pittsburgh executives of 97.0% indicated that they are receiving, in the aggregate, base salaries which are very close to the competitive labor market as defined. Using the same external comparative group, the total compensation compa-ratio (considering variable compensation — that is, bonuses) is 88.0%, indicating that bonus distributions by North Pittsburgh could be slightly higher. In any event, the 97.0% base salary compa-ratio, which is competitive, puts North Pittsburgh’s bonus compensation “at risk”. This is certainly a competitive practice in which 75% — 100% total compensation compa-ratio opportunity is available for the executive.

The Johnson Report concluded in summary that the North Pittsburgh bonus plan is sound with design features corresponding to competitive practices and appropriate safeguards and that the base salary and bonus opportunities at North Pittsburgh would not result in excessive compensation for North Pittsburgh executives.

In December 2006, the Compensation Committee consulted the law firm of Kirkpatrick & Lockhart Preston Gates Ellis LLP (“Kirkpatrick & Lockhart”) to inform and advise the Compensation Committee with respect to key aspects of employment agreements for its senior management team members and any changes in those arrangements that could be appropriate under market conditions and circumstances appropriate for the Compensation Committee’s consideration. Kirkpatrick & Lockhart provided information on market conditions for employment agreements in similar businesses and in public companies more generally.

In addition, compensation practices and levels in the financial services industry, and the services and manufacturing industries, in the greater Pittsburgh area are also considered by the Compensation Committee during compensation deliberations.

Actions During 2006.  The Compensation Committee of the Board of Directors met on 5 occasions during 2006 with respect to matters impacting executive compensation for 2006. The Compensation Committee met on February 24, 2006 for the purpose of approving calculated 2005 Executive Officers Bonus Plan payouts and starting to develop the 2006 Executive Officers Bonus Plan. The Compensation Committee met on March 28, 2006 to complete the 2006 Executive Officers Bonus Plan. At that meeting, the Compensation Committee approved the

2006 Executive Officers Bonus Plan for recommendation to the Board of Directors at the meeting of the Board of Directors scheduled for and held on March 30, 2006. As in the case of the 2005 Executive Officers Bonus Plan, the components of the 2006 Executive Officers Bonus Plan consisted of criteria closely tied to North Pittsburgh’s business plan that could be objectively measured. These included specific dividend payout and stock performance metrics, the successful completion of 2 specific operations projects and, for selected services, new service growth measured on a net adds basis. The bonuses for the chief executive officer and other members of the executive team covered by the 2006 Executive Officers Bonus Plan were based upon the same criteria and equal in amount. After discussion and with Messrs. Brown and Kimble abstaining, the Board of Directors approved and adopted the 2006 Executive Officers Bonus Plan as recommended by the Committee.

The Compensation Committee also met on May 19, 2006 and June 22, 2006, to discuss executive employment agreements, to consider a supplemental death benefit for Mr. Brown to make up for benefits he would have lost under the North Pittsburgh Telephone Company pension plans if he died before he retired (see “— Potential Payments Upon Termination or Change-In-Control — Employment Agreements”), and to discuss the North Pittsburgh Telephone Company Retirement Income Restoration Plan, among other things.

At its final meeting of the year, held December 1, 2006, the Compensation Committee considered whether adjustments to executive compensation levels were advisable. After considering this information, the Compensation Committee adopted a motion recommending to the full Board of Directors specific increases in salary for each Executive Officer, including North Pittsburgh’s chief executive officer, which kept the officer’s salary around mid-range relative to comparable and competitive positions. After receiving such recommendation of the Compensation Committee, at a meeting also held on December 1, 2006 the Board of Directors approved and adopted the Compensation Committee’s recommendations, with Messrs. Brown and Kimble abstaining.

Material Elements of Compensation

General Procedures Followed.  North Pittsburgh provides its Executive Officers with a mix of compensation, including base pay and an incentive bonus plan. All compensation, bonuses and other compensation to Executive Officers must be recommended by the Compensation Committee for approval by the Board of Directors. The Compensation Committee has complete discretion as to the elements of compensation that it recommends to the Board of Directors and, with respect to each Executive Officer, to recommend compensation absent attainment of business plan goals. In this regard, a key consideration is whether results are impacted by matters beyond the Executive Officer’s control. The Compensation Committee also has discretion to recommend the payment of bonuses in addition to those contemplated by the Executive Officers Bonus Plan. However, the Compensation Committee does not have discretion to increase or reduce the size of any award to which an Executive Officer is contractually entitled. Often, the Chief Executive Officer makes recommendations to the Compensation Committee regarding base pay increases for the Executive Officers and also suggests for consideration Bonus Plan targets and criteria. Market data is used to determine the overall market rate of compensation for each Executive Officer and, to a lesser extent, the components of compensation. For all compensation, bonuses and other compensation, the Compensation Committee may engage outside consultants for advice and, as previously discussed, during recent years the Compensation Committee has used the services of Peter R. Johnson & Company and the law firm of Kirkpatrick & Lockhart.

Base Salaries and Bonuses.  The Compensation Committee has determined that base salaries and an annual cash incentive via a bonus plan are the most appropriate forms of compensation for the Executive Officers of North Pittsburgh and its subsidiaries. As North Pittsburgh Telephone Company is the principal operating subsidiary and each Executive Officer of North Pittsburgh is also an officer of North Pittsburgh Telephone Company, the base salaries are the financial responsibility of North Pittsburgh Telephone Company.

In considering the material compensation elements for 2006, the Compensation Committee concluded that long term compensation and non-cash compensation, including awards of equity-based compensation such as stock grants and options, had been subject to investor and media criticism and, particularly in view of the North Pittsburgh Telephone Company pension plans, currently were not necessary for the purpose of furthering long term growth and earnings and producing adequate free cash flow for the ongoing payments of dividends on North Pittsburgh common stock.

North Pittsburgh believes a competitive base salary and benefits are important to attract well-qualified executives. The base pay structure has been designed to ensure North Pittsburgh’s ability to attract, motivate and retain well-qualified executives capable of managing North Pittsburgh and its subsidiaries for financial success and maximizing shareholder value. The Compensation Committee has determined the amount of each type of compensation for each Executive Officer by reviewing publicly available information regarding other companies which are similar to North Pittsburgh, by assessing possible demand for our executives by competitors and other companies, and by evaluating the compensation appropriate to attract executives to western Pennsylvania. Based on that review, the Compensation Committee has concluded that North Pittsburgh’s program, although lacking non-cash elements, such as stock and option plans, and with the bonus plan providing only a limited incentive element, currently is adequate and sufficient to attract and retain qualified executives. Additionally, in determining base salaries, the Compensation Committee has considered the executive’s qualifications and experience, scope of responsibilities, past performance, competitive market data, competitive salary practices at companies in the study groups, and internal pay equity. Actual individual pay levels and merit increases are set and awarded to recognize achievements and ensure appropriate competitiveness within the marketplace.

With respect to bonuses, North Pittsburgh believes annual performance-based cash incentives are valuable in recognizing and rewarding executive achievement. The incentive compensation structure ties bonus awards to both company-wide performance and the achievement of specific operational goals within areas under the control of the Executive Officers. When establishing the 2006 Executive Officers Bonus Plan, it was decided that no bonuses would be paid unless shareholders received dividends during 2006 equal to or greater than the total shareholder dividends of $0.74 per share in 2005. Assuming the achievement of this general criterion, the specific bonus criteria for 2006 were the implementation of Phase 1 of North Pittsburgh Telephone Company’s Fiber-to-the-Node project, implementation of business Voice over Internet Protocol (VoIP) service, DSL and Multi Megabit Ethernet circuit increases, and the total return of North Pittsburgh common stock (including the reinvestment of dividends) outperforming the average total return of the Standard and Poor’s (“S&P”) 500 Telecom Services and NASDAQ US Indexes. For a discussion of the amount of bonus payable with respect to each of these criteria see “— Grants of Plan-Based Awards”. Bonuses paid by comparable companies were also reviewed by the Compensation Committee, but they were determined to be inappropriate or too company-specific for application to North Pittsburgh’s Executive Officers.

Change of Control.  Provisions relating to changes of control under arrangements in effect during 2006 are discussed in North Pittsburgh’s Form 10-K/A Amendment No. 1 to its Annual Report on Form 10-K for the year ended December 31, 2006, which was filed with the SEC on April 30, 2007 (the “Form 10-K/A”). Change of control provisions in effect in 2007 are discussed in this proxy statement/prospectus under “— Potential Payments Upon Termination or Change-In-Control”. In selecting the “triggers” for such payments, the Compensation Committee has utilized common practices which it believed were not excessive and were competitive in the marketplace.

Supplemental Benefits and Perquisites.  NPTC maintains a tax-qualified pension plan (the North Pittsburgh Telephone Company Retirement Plan) and a supplemental pension plan (the North Pittsburgh Telephone Company Retirement Income Restoration Plan), which are described in footnote (d) to the Summary Compensation Table and under “— Pension Benefits”. Amendments to the supplemental pension plan that were adopted in 2007 are discussed in this Compensation Discussion and Analysis under “— Compensation Developments in 2007 — Retirement Income Restoration Plan”. Supplemental benefits of personal use of a company automobile and life insurance, as well as employer contributions to a 401(k) qualified deferred compensation plan and group health insurance (which are available generally to all salaried employees of North Pittsburgh Telephone Company and do not discriminate in favor of executives), are provided to ensure that Executive Officers’ total compensation packages are structured in a way that attracts and retains well-qualified executives. Executive Officer perquisites, consisting primarily of the use of company automobiles and life insurance mentioned above, are reviewed annually by the President and Chief Executive Officer to make certain they serve a business purpose. North Pittsburgh maintains an airline club membership (at a cost of $300 per year) for its President and Chief Executive Officer, and until mid-November 2006 reimbursed its President and Chief Executive Officer $70 per month for membership in a club, where the officer holds business meetings from time to time. Company credit cards are not provided, and North Pittsburgh does not have a matching program for charitable contributions by Executive Officers.

Compensation Principles and Objectives

North Pittsburgh’s executive compensation is designed to enable North Pittsburgh to attract and retain leaders and reward them for achieving business plan and strategic objectives. At the same time, North Pittsburgh also strives to make certain that the interests of its Executive Officers do not compromise the interests of its shareholders and other stakeholder constituencies. Among the principles impacting compensation decisions are the following:

•	Total compensation and accountability should generally increase with position and responsibility. Thus, total compensation is higher for individuals with greater responsibility and greater ability to influence achievement.

•	Compensation decisions should promote the interests of shareholders by motivating North Pittsburgh’s Executive Officers to achieve superior performance through the alignment of Executive Officer compensation with the successful implementation of North Pittsburgh’s business plan, including the payment of bonuses based upon specific earnings metrics, completion of specific operations projects, and for selected services new service growth as measured on a net adds basis.

•	Base pay structure should provide market-competitive compensation and market-competitive benefits sufficient to allow North Pittsburgh to attract and retain executives.

•	Incentive plans should motivate and reward the achievement of specific goals on both a short-term and long-term basis in a manner which ensures long-term success and profitability.

•	The deductibility of executive compensation under Section 162(m) of the Internal Revenue Code is also considered. However, under North Pittsburgh’s current pay structure, no individual receives compensation that is near the deductible limit of $1,000,000.

Sufficiency of Compensation

The Compensation Committee believes that its compensation for Executive Officers is sufficient to compensate executives in a manner that encourages performance consistent with shareholder expectations and at the same time to attract and retain qualified executives by providing compensation packages which are competitive within the marketplace.

Equity Ownership by Executive Officers

Information about the Named Executive Officers’ ownership of North Pittsburgh common stock is provided under the heading “Security Ownership of Certain Beneficial Owners and Management of North Pittsburgh — Security Ownership of Management”. North Pittsburgh has no requirement or guideline regarding ownership of North Pittsburgh equity by its Executive Officers.

Compensation Developments in 2007

Employment Agreements.  North Pittsburgh and North Pittsburgh Telephone Company entered into new employment agreements with each of the Executive Officers of North Pittsburgh effective July 1, 2007. The new employment agreements replace the Executive Officers’ prior employment agreements, the Retention Payment Program, and the key person arrangement with Mr. Brown, all of which are described in North Pittsburgh’s Form 10-K/A.

The new employment agreements all terminate on March 31, 2008. They provide for the following annual base salaries through December 31, 2007, and annual review thereafter:

Harry R. Brown	$310,400
Kevin J. Albaugh	$215,855
N. William Barthlow	$255,800
Allen P. Kimble	$256,200
Frank A. Macefe	$240,800
Matthew D. Poleski	$250,855
Albert W. Weigand	$215,855

The agreements also provide that NPTC will (i) include the executive as a participant in each of its benefit programs for salaried employees and provide to the executive under such programs benefits that are no less favorable than those that were provided to the executive under each such plan on May 31, 2007, (ii) provide the executive with use of an automobile, (iii) provide the executive with certain amounts of life insurance (equal to no less than 3 1/4 times the executive’s annual base salary), and (iv) provide that compensation payable under North Pittsburgh’s executive bonus plan will be included in the calculation of the executive’s retirement benefits. They also provide that North Pittsburgh will maintain (or use its best efforts to cause any successor to maintain) an executive bonus plan and include the officer as a participant in such plan. Provisions of the new employment agreements regarding payments upon termination of employment (including a death benefit for Mr. Brown that was previously provided as a separate key person arrangement) are described under the heading “— Potential Payments Upon Termination or Change-In-Control — Employment Agreements”.

The new employment agreements do not continue certain change of control-related provisions that were included in the prior employment agreements, namely (i) the right to a severance payment equal to 2 times the executive’s annual salary in the event of the executive’s involuntary termination without “cause” or the executive’s voluntary termination for “good reason” after a change of control of North Pittsburgh or NPTC, and (ii) the right to a “gross-up” payment to reimburse the executive on an after-tax basis for any excise tax imposed with respect to “excess parachute payments” under Section 280G of the Internal Revenue Code. However the new employment agreements continue a provision for severance in the event of the executive’s involuntary termination without “cause” under a formula which results in a severance payment of 1.25 times the executive’s annual salary.

2007 Executive Officers Bonus Plan.  The 2007 Executive Officers Bonus Plan was adopted by North Pittsburgh on July 1, 2007 and covers the President and all Vice Presidents of North Pittsburgh (currently the 7 Executive Officers of North Pittsburgh). The plan establishes a bonus pool equal to 20% of the aggregate base salaries paid to the Executive Officers during 2007. Based on the salaries paid to such officers through June 30, 2007 and their current base salaries, the bonus pool is expected to be $345,070.

The payment of bonuses under the plan is contingent upon North Pittsburgh paying dividends during 2007 of not less than $0.80 per share. The portion of the bonus pool actually paid under the plan will be determined based on the achievement of the following performance objectives adopted by the North Pittsburgh Board of Directors on July 1, 2007:

(i) 40% of the bonus pool is payable upon successful completion of NPTC’s Fiber-to-the-Node project,

(ii) amounts ranging from 10% to 40% of the bonus pool are payable based on increases in multi megabit broadband products, as follows:

% of Bonus Pool	Increased Products (#)
0%	less than 900
10%	900-1100
20%	1101-1301
30%	1302-1502
40%	1503

(iii) 20% of the bonus pool is payable upon successful completion of the first phase of the migration of NPTC’s IT system to a new data center provider.

The bonus pool, to the extent earned by satisfaction of the performance criteria, will be divided equally among all eligible officers, generally subject to pro rata reduction if the officer dies, retires, or is removed from an eligible office before year-end, and to total forfeiture if the retired or terminated officer seeks or enters into employment with a competing business.

If a change of control (as defined in the plan) occurs before December 31, 2007, the bonus payable to each eligible officer will be the officer’s share of the maximum bonus pool, assuming for purposes of calculating the pool that all eligible officers continued to be employed by North Pittsburgh through the end of 2007 at their base salaries in effect immediately prior to the change of control. Such bonuses will be paid no later than 30 days after the change of control.

Shareholder Approval Bonus Plan.  The Shareholder Approval Bonus Plan was adopted by North Pittsburgh on July 1, 2007. It provides that within 30 days after approval by the shareholders of North Pittsburgh of a Transformative Transaction (as defined), North Pittsburgh will pay $975,000 (net of applicable withholding and payroll taxes) to each of Harry R. Brown, Kevin J. Albaugh, N. William Barthlow, Allen P. Kimble, Frank A. Macefe, Matthew D. Poleski, and Albert W. Weigand, the 7 Executive Officers of North Pittsburgh, if such person is a full-time employee of North Pittsburgh and/or its subsidiaries on the date of such shareholder approval. The payments are not contingent on securing regulatory approval or the actual completion of any Transformative Transaction. Amounts paid under this plan are not taken into account in determining benefits under any retirement or other benefit plan of North Pittsburgh or its subsidiaries.

A Transformative Transaction is defined in general terms as one of the following (in each case excluding action by North Pittsburgh and including only transactions recommended or approved by the North Pittsburgh Board of Directors): (i) the acquisition, or agreement to acquire, by any person or group of securities constituting 50% or more of the voting power of North Pittsburgh; (ii) the commencement, or agreement to commence, by any person or group of a tender offer to acquire securities constituting 50% or more of the voting power of North Pittsburgh (in which case the shareholder approval requirement of the plan is satisfied if the minimum number of shares required under the terms of the tender offer are tendered into the tender offer); (iii) the commencement, or agreement to commence, by any person or group of a proxy solicitation for the purpose of electing or removing 50% or more of the members of the North Pittsburgh Board of Directors; or (iv) a merger, consolidation, share exchange, division or sale or other disposition of stock or assets of North Pittsburgh as a result of which the shareholders of North Pittsburgh immediately prior to such transaction do not hold, immediately after the transaction, a majority of the voting power of the surviving, resulting, or acquiring corporation, or, in the case of a division or sale of assets, of the corporation which acquired 50% or more of the consolidated assets of North Pittsburgh.

If North Pittsburgh’s shareholders approve and adopt the Merger Agreement, such approval will constitute shareholder approval of a Transformative Transaction for purposes of the Shareholder Approval Bonus Plan and each Executive Officer will be entitled to the payment described above, subject to the terms and conditions of the Shareholder Approval Bonus Plan.

Retirement Income Restoration Plan.  The North Pittsburgh Telephone Company Retirement Income Restoration Plan (the “Restoration Plan”), which supplements benefits under the North Pittsburgh Telephone Company Retirement Plan (the “Qualified Pension Plan”), was amended on July 1, 2007.

The amendments provide that if the service of the participating executive ends for a reason other than retirement, purely voluntary resignation, or termination for “cause”, (i) the period of time remaining in the term of the participant’s employment agreement will be included for purposes of calculating the participant’s benefits under the Restoration Plan and (ii) the age and service used for calculating the participant’s benefits under the Restoration Plan will include the age and years of service that the participant would have attained at the end of the term of his employment agreement (which is March 31, 2008 under the employment agreements dated as of July 1, 2007). These amendments incorporate into the Restoration Plan provisions that were in the employment agreements that most of the participants had with North Pittsburgh before those agreements were replaced with the new employment agreements dated July 1, 2007. The amendments also specify how to determine the compensation with which the terminated participant is to be credited in respect of the period after his termination of employment for purposes of calculating the benefits to which the participant is entitled under the Restoration Plan.

The amendments clarify that a participant cannot be credited with age or service enhancements pursuant to both the provision described above and the Early Retirement Incentive program adopted in November 2006 which is described in footnote (d) to the Summary Compensation Table and under “— Pension Benefits” below.

The amendments adopted on July 1, 2007 also provide that in the event of a change of control of North Pittsburgh, no amendment of the Restoration Plan can have the effect of reducing or eliminating the accrued benefits, optional forms of benefit, or other rights or entitlements of any participant under that plan.

When the Qualified Pension Plan was amended in November 2006 to freeze benefit accruals for non-union participants in the Qualified Pension Plan effective December 31, 2006, the Restoration Plan was also amended. The concurrent amendment of the Restoration Plan provides, among other things, that, beginning January 1, 2007, benefits under the Restoration Plan will be determined using the formula under the Qualified Pension Plan without regard to the freeze of benefits under the Qualified Pension Plan. The effect of this amendment is that, beginning January 1, 2007, benefits that Restoration Plan participants would have accrued under the Qualified Pension Plan if accruals under that plan had not been frozen will instead be accrued under the Restoration Plan (together with the other benefit enhancements provided by the Restoration Plan).

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement/prospectus and, based on such review and discussion, recommended to the Board of Directors of North Pittsburgh that such Compensation Discussion and Analysis be included herein.

Submitted by the Compensation Committee:

David E. Nelsen, Chairman
Charles E. Cole
Frederick J. Crowley
Stephen G. Kraskin

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee throughout 2006 were David E. Nelsen, Chairman, Charles E. Cole, Frederick J. Crowley and Stephen G. Kraskin. No member of the Compensation Committee was an employee of North Pittsburgh or any of its subsidiaries during North Pittsburgh’s last fiscal year, and none of them ever has been an officer of North Pittsburgh or any of its subsidiaries.

See “Corporate Governance — Transactions With Related Persons” for a description of transactions between North Pittsburgh and the legal and consulting firm of which Mr. Kraskin is a member and transactions between NPTC and the corporation which Mr. Nelsen founded and of which he is Chief Executive Officer.

Summary Compensation Table

The following Summary Compensation Table sets forth information concerning the compensation provided for the fiscal year ended December 31, 2006 to the officers who during 2006 were North Pittsburgh’s President and Chief Executive Officer, Senior Vice President and Chief Financial and Accounting Officer, and the 3 other most highly compensated executive officers. (The executive officers named in the Summary Compensation Table below are sometimes referred to in this proxy statement/prospectus as the “Named Executive Officers”.) Compensation that was deferred by these officers under the North Pittsburgh Telephone Company Employees’ Savings and Retirement Plan (the “NPTC 401(k) Plan”) is included in the Summary Compensation Table as compensation paid. North Pittsburgh has no stock, option or other equity based plan or arrangement.

SUMMARY COMPENSATION TABLE

				Change in
				Pension
				Value and
				Nonqualified
			Non-Equity	Deferred
Name and			Incentive Plan	Compensation	All Other
Principal Position (a)	Year	Salary (b)	Compensation (c)	Earnings (d)	Compensation (e)	Total

Harry R. Brown, President and Chief Executive Officer	2006	$298,500	$39,134	$592,559	$23,570	$953,763

Allen P. Kimble, Senior Vice President and Chief Financial and Accounting Officer	2006	246,400	39,134	462,413	14,123	762,070

N. William Barthlow, Vice President and Secretary	2006	221,900	39,134	446,356	9,720	717,110

Frank A. Macefe, Vice President	2006	221,900	39,134	410,566	11,477	683,077

Kevin J. Albaugh, Vice President	2006	207,555	39,134	332,670	10,799	590,158

(a)	The principal position titles shown in this Summary Compensation Table are the titles the Named Executive Officers had during 2006, the fiscal year covered by the Summary Compensation Table. In 2007 Mr. Barthlow’s titles were changed to Executive Vice President, Chief Operating Officer and Secretary, Mr. Macefe’s title was changed to Executive Vice President, Mr. Kimble’s titles were changed to Senior Vice President and Chief Accounting Officer, and Matthew D. Poleski, who had been Vice President and Treasurer, was appointed to the additional position of Chief Financial Officer.

(b)	In 2002 NPTC entered into Amended and Restated Employment Agreements with the Named Executive Officers and also with its Vice President — Operations and in 2003 extended and amended those agreements. Such employment agreements as so extended and amended are sometimes referred to in this proxy statement/prospectus as the “Employment Agreements”. The Employment Agreements with the Named Executive Officers and such other officer all were substantially the same except for their termination dates and the officers’ titles, salaries and job descriptions. Each Named Executive Officer’s Employment Agreement specified the salary the officer was to receive when the parties entered into the Employment Agreement. The Employment Agreements provided that NPTC at least annually would review the officer’s salary to determine any increase which may be justified or merited. Each of the Employment Agreements also required that the officer be a participant in North Pittsburgh’s annual executive bonus plans throughout the term of the Employment Agreement. In July 2007 the Employment Agreements, the NPTC Retention Payment Program, and the key person arrangement with Mr. Brown were replaced by new employment agreements, which are described under “— Compensation Discussion and Analysis — Compensation Developments in 2007” and “— Potential Payments Upon Termination or Change-In-Control”. Additional information about the Employment Agreements and other arrangements as in effect during 2006 is provided in North Pittsburgh’s Form 10-K/A under the heading “— Potential Payments Upon Termination or Change-In-Control”.

(c)	Amounts shown in the “Non-Equity Incentive Plan Compensation” column were paid under North Pittsburgh’s 2006 Executive Officers Bonus Plan, which is discussed under “— Compensation Discussion and Analysis” and under “— Grants of Plan-Based Awards”.

(d)	The amounts shown in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column consist only of changes in the terms of, and actuarially determined present value of, the Named Executive Officers’ pensions. None of the Named Executive Officers presently participates in, nor during 2006 participated in, had any assets held by or had any right under, the North Pittsburgh Telephone Company Deferred Compensation Plan.

The changes in pension value in 2006 arise from 4 factors, 2 of which are non-recurring factors. One of the non-recurring factors will not result in the related changes in pension values included in the Summary Compensation Table above actually becoming payable to any Named Executive Officer who does not elect to and actually retire on or before March 31, 2008 under North Pittsburgh’s current voluntary early retirement incentive program that was implemented in 2006 (the “Early Retirement Incentive”).

The 2 recurring, year-over-year factors affecting the 2006 changes in pension value are (i) increased pension benefits based on the officer’s additional year of service and age and annual increases in covered compensation and (ii) any changes in actuarial assumptions that underlie the determination of actuarial present values.

A third factor affecting the 2006 changes in actuarial present value of the Named Executive Officers’ pensions is an amendment adopted effective July 1, 2006 to the Restoration Plan. As described more fully under “— Pension Benefits”, the principal purpose of the Restoration Plan is to supplement the participant’s retirement income so that the actuarial equivalent of what the participant receives through the combination of such participant’s benefit payments from the Restoration Plan and the Qualified Pension Plan equals the benefit payments that the participant would have received from the Qualified Pension Plan if Internal Revenue Service limits on compensation and benefits applicable to qualified pension plans and the Qualified Pension Plan’s exclusion of bonus and certain other compensation did not exist. In reviewing the Restoration Plan, North Pittsburgh realized that the purpose of the Restoration Plan was not being achieved, because an economic differential existed between the actuarial equivalent of the supplement the participant would receive from the Restoration Plan compared to what the participant would have received from the Qualified Pension Plan if those limits and exclusions did not apply to the Qualified Pension Plan. This economic differential existed because of the mandatory single lump sum payment feature in the Restoration Plan (as contrasted with the life annuity payments options available under the Qualified Pension Plan) and because of the difference in the tax treatment of certain elements of a payment received from the Restoration Plan as compared to a payment received from the Qualified Pension Plan. In 2006, North Pittsburgh amended the Restoration Plan to correct this economic differential by incorporating an adjustment factor into the calculation of a participant’s benefit under the Restoration Plan. The effect of this amendment on the changes in actuarial present value of the Named Executive Officers’ pensions is referred to in the table below as the “Adjustment factor effective July 1, 2006”.

The fourth factor affecting the changes in actuarial present value of the Named Executive Officers’ pensions is the voluntary Early Retirement Incentive. In November 2006, the Qualified Pension Plan was amended to freeze benefit accruals for non-union participants in the Qualified Pension Plan effective December 31, 2006. Concurrently, North Pittsburgh announced the Early Retirement Incentive program for eligible non-union participants in the Qualified Pension Plan. The retirement benefit calculation for an eligible employee who elects to take early retirement under the Early Retirement Incentive will be enhanced by adding 3 additional years of service to the participant’s actual service. In addition, for purposes of determining early retirement eligibility and any reduction for early benefit commencement, 3 years will be added to both the age and years of service of the participant who elects to take advantage of the Early Retirement Incentive. All of the Named Executive Officers are employees eligible to participate in the Early Retirement Incentive.

The changes in pension value included in the table above that arise from the Early Retirement Incentive will not become payable to any Named Executive Officer who does not elect to and actually retire on or before March 31, 2008. These changes in pension value related to the Early Retirement Incentive are included in the Summary Compensation Table above, however, because the Early Retirement Incentive opportunity is not revocable by North Pittsburgh and the related changes in pension value therefore as of December 31, 2006 were contingent pension obligations of NPTC.

The following table shows for each of the Named Executive Officers the amount that each of these 4 factors contributed to the amount stated in the “Changes in Pension Value” column of the Summary Compensation Table for that officer.

COMPONENTS OF “CHANGE IN PENSION VALUE”

		Qualified
		Pension
Name	Reason for Change	Plan	Restoration Plan	Combined

Harry R. Brown	Additional benefit accrual	$13,920	$111,741	$125,661
	Change in assumptions	8,233	(19,264)	(11,031)
	Adjustment factor
	effective July 1, 2006	0	282,482	282,482
	Early retirement incentive	0	195,447	195,447

	Total change for 2006	$22,153	$570,406	$592,559

Allen P. Kimble	Additional benefit accrual	$55,736	$68,228	$123,964
	Change in assumptions	17,819	(10,901)	6,918
	Adjustment factor
	effective July 1, 2006	0	123,469	123,469
	Early retirement incentive	0	208,062	208,062

	Total change for 2006	$73,555	$388,858	$462,413

N. William Barthlow	Additional benefit accrual	$72,882	$44,325	$117,207
	Change in assumptions	17,342	(10,090)	7,252
	Adjustment factor
	effective July 1, 2006	0	93,772	93,772
	Early retirement incentive	0	228,125	228,125

	Total change for 2006	$90,224	$356,132	$446,356

Frank A. Macefe	Additional benefit accrual	$62,637	$41,178	$103,815
	Change in assumptions	19,177	(8,565)	10,612
	Adjustment factor
	effective July 1, 2006	0	90,294	90,294
	Early retirement incentive	0	205,845	205,845

	Total change for 2006	$81,814	$328,752	$410,566

Kevin J. Albaugh	Additional benefit accrual	$63,423	$20,251	$83,674
	Change in assumptions	6,016	(4,005)	2,011
	Adjustment factor
	effective July 1, 2006	0	30,275	30,275
	Early retirement incentive	0	216,710	216,710

	Total change for 2006	$69,439	$263,231	$332,670

(e)	The amounts shown in the “All Other Compensation” column consist of (i) the annual employer contributions made to the NPTC 401(k) Plan and (ii) the cost of providing group term life insurance during 2006. The amounts reported under “All Other Compensation” for 2006 consist of the following:

	Mr. Brown	Mr. Kimble	Mr. Barthlow	Mr. Macefe	Mr. Albaugh

Contribution to NPTC 401(k) Plan	$7,700	$7,700	$7,700	$7,700	$7,264
Group term life insurance	15,870	6,423	2,020	3,777	3,535

Total	$23,570	$14,123	$9,720	$11,477	$10,799

Each Executive Officer of North Pittsburgh also receives the right to use a company-owned vehicle for personal use and free dial tone telephone service; the value of such personal use of a vehicle and telephone service and of any other perquisites and personal benefits made available to any Named Executive Officer during 2006

(including, in the case of the President and Chief Executive Officer, maintaining an airline club membership for him and until mid-November 2006 reimbursing him $70 per month for a club membership, at which clubs he holds business meetings from time to time), and the incremental cost to North Pittsburgh of providing such perquisites and personal benefits to the officer, was less than $10,000. In accordance with regulations of the SEC, such perquisites and personal benefits therefore are not included in the Summary Compensation Table above.

Grants of Plan-Based Awards

GRANTS OF PLAN-BASED AWARDS

	Estimated Future (a) Payouts Under
	Non-Equity Incentive Plan Awards
Name	Threshold	Target	Maximum

Harry R. Brown	$—	$46,040	$—
Allen P. Kimble	—	46,040	—
N. William Barthlow	—	46,040	—
Frank A. Macefe	—	46,040	—
Kevin J. Albaugh	—	46,040	—

(a)	All bonuses that will be awarded under North Pittsburgh’s 2006 Executive Officers Bonus Plan have been awarded and paid, and the amounts paid to the Named Executive Officers are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There are no future payments to be made under the 2006 Executive Officers Bonus Plan. The amounts shown in this Grants of Plan-Based Awards table are the total target amounts that could have been awarded under the 2006 Executive Officers Bonus Plan.

North Pittsburgh has no stock, option or other equity incentive plan.

North Pittsburgh annually adopts an Executive Officers Bonus Plan (the “Bonus Plan”). As described under “— Compensation Discussion and Analysis”, the purpose of each Bonus Plan adopted by North Pittsburgh to date has been to further the long-term growth and earnings of North Pittsburgh and its subsidiaries by offering incentive to those officers of North Pittsburgh who will be largely responsible for such growth during that fiscal year. The Bonus Plans have provided for the awarding and payout of lump sum payments of cash bonuses after the end of North Pittsburgh’s fiscal year (or earlier if a change of control of North Pittsburgh has occurred before the end of that fiscal year).

The maximum amount potentially payable under the 2006 Executive Officers Bonus Plan was equal to 20% of the aggregate 2006 base salaries of the 7 participants in the 2006 Bonus Plan for a total bonus pool of $322,280; those 7 participants were the Executive Officers of North Pittsburgh. The 2006 Executive Officers Bonus Plan provided that amounts awarded under it, if any, were to be distributed equally among the participants, except in the circumstance of a participant having died, retired or, subject to certain conditions, been removed from an eligible office.

Awards under the 2006 Executive Officers Bonus Plan were conditioned upon North Pittsburgh paying dividends during 2006 of not less than $0.74 per share. The amounts of the bonuses actually paid under the plan were determined based on the achievement of the following performance objectives determined by the Board of Directors of North Pittsburgh upon the recommendation of the Compensation Committee of the Board of Directors:

(i) 50% of the bonus pool was payable upon successful completion of Phase I of NPTC’s Fiber-to-the-Node project,

(ii) 20% of the bonus pool was payable upon the successful implementation of a business VoIP service;

(iii) amounts ranging from 5% to 20% of the bonus pool were payable based on increases in DSL and multi megabit Ethernet lines, as follows:

% of Bonus Pool	Increased Lines (#)
0%	less than 1250
5%	1250-1450
10%	1451-1651
15%	1652-1852
20%	1853

(iv) amounts ranging from 2 1/2% to 10% of the bonus pool were payable based on the percentage by which the total return on North Pittsburgh common stock for 2006 outperformed the average of the total returns of the S&P 500 Telecom Services and NASDAQ US Indexes for 2006, as follows:

% of	Outperformance of S&P
Bonus Pool	and NASDAQ Indexes by
0%	less than 1%
2 1/2%	1%
5%	2%
7 1/2%	3%
10%	4% or more

In February 2007, the Compensation Committee assessed that in 2006 all but the third of these performance objectives had been fully achieved or exceeded and the third objective had been achieved at the level providing for payment of 5% of the bonus pool. Accordingly, bonuses of 85% of the bonus pool, in the amount of $39,134 per participant, were awarded under the 2006 Executive Officers Bonus Plan.

Additional information about the 2006 Executive Officers Bonus Plan is provided in note (g) to the table showing benefits payable under arrangements in effect during 2006 under “— Potential Payments Upon Termination or Change-In-Control — Effect of Termination or Change-In-Control under 2006 Arrangements”.

Pension Benefits

The table below shows the present value as of December 31, 2006 of accumulated benefits payable to each of the Named Executive Officers, and the number of years of service credited to each of the Named Executive Officers, under each of the Qualified Pension Plan and the Restoration Plan, determined using interest rate and mortality rate assumptions used in connection with North Pittsburgh’s financial statements. The valuation method and material assumptions applied in quantifying the present value of accumulated benefits presented in the table below are provided in Note 6 of the Notes to Consolidated Financial Statements included in North Pittsburgh’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which has been filed with the SEC.

Information regarding the Qualified Pension Plan and the Restoration Plan is provided in the text that follows this table.

PENSION BENEFITS

			Present Value
			of	Payouts During
		Number of Years of	Accumulated	Last Fiscal
Name	Plan Name	Credited Service (a)	Benefit (b)	Year

Harry R. Brown	NPTC Retirement Plan	46	$1,289,320	$0
	NPTC Retirement Income Restoration Plan	49	1,150,506	0

Allen P. Kimble	NPTC Retirement Plan	30	$1,084,932	$0
	NPTC Retirement Income Restoration Plan	33	625,505	0

N. William Barthlow	NPTC Retirement Plan	29	$1,204,563	$0
	NPTC Retirement Income Restoration Plan	32	545,163	0

Frank A. Macefe	NPTC Retirement Plan	31	$1,167,360	$0
	NPTC Retirement Income Restoration Plan	34	511,124	0

Kevin J. Albaugh	NPTC Retirement Plan	13	$363,839	$0
	NPTC Retirement Income Restoration Plan	16	319,070	0

(a)	The numbers of years of credited service shown with respect to the NPTC Retirement Plan (referred to in this proxy statement/prospectus as the “Qualified Pension Plan”) are the Named Executive Officers’ respective numbers of actual years of service with North Pittsburgh and its subsidiaries.

The numbers of years of credited service shown with respect to the NPTC Retirement Income Restoration Plan (referred to in this proxy statement/prospectus as the “Restoration Plan”) include 3 years of additional service that are to be credited to the Named Executive Officer if the officer elects to retire on or before March 31, 2008 pursuant to the Early Retirement Incentive program. The Early Retirement Incentive program and such possible enhancements of the officers’ years of credited service are discussed in more detail in note (d) to the Summary Compensation Table under “— Summary Compensation Table” and under “— Potential Payments Upon Termination or Change-In-Control — Restoration Plan”.

The difference between the present value of each Named Executive Officer’s accrued benefits under the Restoration Plan without such enhancements and the present value of the officer’s benefits under the Restoration Plan with such enhancements, and the resulting benefit accrual, are shown in the Components of “Change in Pension Value” table in note (d) to the Summary Compensation Table under “— Summary Compensation Table”.

(b)	Mr. Brown’s age of 70 exceeds the Qualified Pension Plan’s and Restoration Plan’s normal retirement age of 65, and Mr. Brown therefore could have retired at December 31, 2006 with full benefits under both such plans.

Although Messrs. Kimble, Barthlow and Macefe have not reached the Qualified Pension Plan’s and Restoration Plan’s normal retirement age of 65, each of them has years of credited service and age that added together exceed 76, and Messrs. Kimble, Barthlow and Macefe each therefore was qualified at December 31, 2006 for early unreduced benefits pursuant to the Qualified Pension Plan’s Rule of 76 (as described in more detail under the heading “— Qualified Pension Plan” immediately below these notes to the Pension Benefits table).

Mr. Albaugh’s combined age and credited years of service totaled 68.6 at December 31, 2006, and he therefore could not retire and receive immediate benefits without a reduction to such benefits as prescribed by the Qualified Pension Plan and Restoration Plan, even after taking into consideration the 3 years of age and 3 years of credited service that North Pittsburgh’s current voluntary Early Retirement Incentive program offers. Because Mr. Albaugh at December 31, 2006 could not retire without a reduction of his retirement benefits, SEC rules and regulations require that for purposes of calculating the actuarial present value of his accumulated benefits under the Qualified Pension Plan and the Restoration Plan, Mr. Albaugh is assumed to continue to work at North Pittsburgh until he reaches the early retirement age at which he may retire under the Rule of 76 with unreduced benefits. Using that assumption, the present value of Mr. Albaugh’s combined benefit under the Qualified Pension Plan and Restoration Plan equaled $682,909 at December 31, 2006 (as shown in this Pension Benefits table). If Mr. Albaugh were to have retired or been terminated by North Pittsburgh for cause at December 31, 2006, however, the actual present value of his accumulated benefits under the Qualified Pension Plan and the Restoration Plan would have been $244,958 and $337,103, respectively, for a combined total of $582,061. The difference from the $682,909 amount shown in the Pension Benefits table above is attributable to the fact that Mr. Albaugh would not have qualified for unreduced early retirement benefits at December 31, 2006. For purposes of calculating enhanced retirement benefits shown in the table under “— Potential Payments Upon Termination or Change-In-Control — Effect of Termination or Change-In-Control under 2006 Arrangements”, Mr. Albaugh’s enhanced benefits, when any, are calculated from the above-described, actual $582,061 present value of accumulated benefits.

Qualified Pension Plan

The Qualified Pension Plan is a qualified, noncontributory defined benefit retirement plan. Substantially all employees of NPTC are covered by the Qualified Pension Plan. Until November 1, 2004, any employee of NPTC became a participant in the Qualified Pension Plan when the employee had reached the age of 21 years and been credited with 1,000 hours of service in a consecutive 12-month period; pursuant to an amendment of the Qualified Pension Plan in 2004, any employee hired on or after November 1, 2004 is not eligible to participate in the Qualified Pension Plan.

An employee’s retirement benefits under the Qualified Pension Plan are based on the employee’s years of credited service and compensation. In general, an employee’s monthly retirement benefit commencing at normal retirement is 1.46% of the employee’s average monthly compensation (determined by averaging the employee’s monthly compensation during the 5 twelve-consecutive-month periods in which such compensation was the highest) multiplied by his years of credited service. “Compensation” for this purpose means basic compensation but does not include bonus, commissions, overtime compensation or other fringe or supplemental compensation; “compensation” for purposes of the Qualified Pension Plan is subject to the Internal Revenue Service limits ($220,000 for 2006) on compensation per employee that may be covered for defined benefit plans in any year. Effective December 31, 2006, benefit accruals under the Qualified Pension Plan have been frozen for employees who are not covered by NPTC’s collective bargaining agreement, and no compensation received after December 31, 2006 by an employee who is not covered by the collective bargaining agreement will be included in the calculation of the employee’s benefits under the Qualified Pension Plan.

The normal retirement age under the Qualified Pension Plan is age 65. When an employee’s age and credited years of service add up to at least 76 (the “Rule of 76”), the employee is entitled to early retirement without a reduction in benefits under the Qualified Pension Plan. As noted in footnote (b) to the Pension Benefits table above, Harry R. Brown has attained the normal retirement age and Named Executive Officers Kimble, Barthlow and Macefe are qualified under the Rule of 76 to early retirement with unreduced benefits under the Qualified Pension Plan. An employee may retire with reduced benefits under the Qualified Pension Plan when the employee is at least 55 years old and has at least 5 credited years of service; the Qualified Pension Plan benefits otherwise payable to an employee electing such early retirement are reduced by 5% for each year (prorated for any partial year) by which the employee’s commencement of receiving benefits under the Qualified Pension Plan precedes the employee’s 65th birthday.

Retiring employees may elect to receive their benefits under the Qualified Pension Plan in any of several alternative forms (such as a monthly income for life or one of several types of qualified joint and survivor annuities), but the Qualified Pension Plan stipulates that the alternatives shall be actuarially equivalent.

Early Retirement Incentive.  In late 2006, NPTC offered a voluntary Early Retirement Incentive program to full-time employees (including the Named Executive Officers) who are not covered by NPTC’s collective bargaining agreement and who either would be at least 52 years old by March 31, 2007 or whose age and credited years of service as of March 31, 2007 would add up to at least 70. The Early Retirement Incentive provided that the

Qualified Pension Plan retirement benefit for any eligible employee who elected to retire under the Early Retirement Incentive program would be enhanced by (i) adding 3 additional years of service to the participant’s actual service for purposes of calculating the employee’s retirement benefit and (ii) adding 3 years to both the employee’s age and years of service for purposes of determining early retirement eligibility and the amount of any reduction of benefits for early benefit commencement. The Qualified Pension Plan was amended to accommodate this Early Retirement Incentive. Eligible employees had to elect to retire on or before March 31, 2007 in order to participate in this Early Retirement Incentive program.

Restoration Plan

The Restoration Plan is a nonqualified pension plan. The principal purpose of the Restoration Plan is to restore those benefits that are precluded under the Qualified Pension Plan by Internal Revenue Service limits on compensation and benefits applicable to qualified pension plans and by the exclusion of bonus and certain other compensation from the Qualified Pension Plan’s definition of compensation for purposes of calculating benefits under the Qualified Pension Plan. The Restoration Plan supplements the participant’s retirement income so that the actuarial equivalent of what the participant receives through the combination of his or her benefit payments from the Restoration Plan and the Qualified Pension Plan equals at least the benefit payments that the participant would have received from the Qualified Pension Plan if such Internal Revenue Service limits and Qualified Pension Plan exclusions of bonus and certain other compensation did not exist.

Any member of the management of NPTC who is eligible to participate in the Qualified Pension Plan and in NPTC’s Deferred Compensation Plan is a participant in the Restoration Plan except that, pursuant to an amendment of the Restoration Plan adopted in 2006, no one who was not participating in the Restoration Plan as of December 31, 2006 may become a participant in the Restoration Plan thereafter.

A participant’s retirement benefits under the Restoration Plan are the actuarial equivalent of the excess of the benefits calculated under the Restoration Plan over the benefits received under the Qualified Pension Plan, adjusted to compensate for the different tax effect of a lump sum payment (as compared to the taxation of the life annuity payments option available under the Qualified Pension Plan) and the different tax treatment given to certain elements of a payment received from the Restoration Plan. Except as described otherwise below in connection with the Early Retirement Incentive program, benefits under the Restoration Plan are calculated by the same formula based on years of service and compensation as is used under the Qualified Pension Plan without giving effect to the freezing of benefit accruals under the Qualified Pension Plan and related disregarding of compensation received after December 31, 2006 that became effective December 31, 2006 under the Qualified Pension Plan. However, “compensation” for purposes of the Restoration Plan includes not only the amounts included in “compensation” under the Qualified Pension Plan but also bonuses paid under performance-based bonus plans, fringe or supplemental compensation, compensation deferred under any nonqualified deferred compensation plan maintained by NPTC, certain amounts, if any, payable under executive officers’ employment agreements upon terminations of employment due to a change of control or otherwise other than for cause, and compensation excluded from the Qualified Pension Plan calculations by the Internal Revenue Service limits on the amount of compensation that may be covered for qualified defined benefit plans. “Compensation” for purposes of the Restoration Plan does not include severance payments and also does not include amounts payable under the Shareholder Approval Bonus Plan adopted in 2007. (As described in note (f) to the table under “— Potential Payments Upon Termination or Change-In-Control — Effect of Termination or Change-In-Control under 2007 Arrangements”, the Restoration Plan provides for certain enhanced benefits in the event of involuntary termination without “cause”, but such benefits are not available if they provide a lesser benefit than the enhancement provided under the Early Retirement Incentive program.)

“Retirement” under the Restoration Plan means retirement under the Qualified Pension Plan, whether that is a normal or early retirement under the Qualified Pension Plan.

Benefits under the Restoration Plan are paid in a lump sum payment of the entire benefit. Unless the participant has died, the participant’s benefit under the Restoration Plan is not to be paid until 6 months after the employee has separated from service with North Pittsburgh and its subsidiaries.

Early Retirement Incentive.  As described above in connection with the Qualified Pension Plan, in late 2006 NPTC offered a voluntary Early Retirement Incentive program to certain employees. At the same time, NPTC amended the Restoration Plan to provide that the benefits payable under the Restoration Plan to any participant in the Restoration Plan who retires from NPTC between January 1, 2007 and March 31, 2008 will be enhanced by (i) adding 3 additional years of service to the participant’s actual service for purposes of calculating the participant’s retirement benefit and (ii) adding 3 years to both the participant’s age and years of service for purposes of determining eligibility for early retirement and the amount of any reduction of benefits for early benefit commencement.

Nonqualified Deferred Compensation

NPTC established the North Pittsburgh Telephone Company Deferred Compensation Plan (the “Deferred Compensation Plan”) as a nonqualified deferred compensation plan in 1983. As last amended in 1988, the plan entitles the Chairman of the Board, Vice Chairman of the Board, President, Vice Presidents and Treasurer of North Pittsburgh Telephone Company to defer portions of their regular monthly salaries up to a maximum of $5,000 per month, provided that the participating employee has entered into an Individual Deferred Compensation Agreement under the Deferred Compensation Plan. The Deferred Compensation Plan provides that any such Individual Deferred Compensation Agreement will expire on the date of the employee’s normal or actual retirement or such other date or condition as may be agreed upon between such employee and NPTC. Other details, such as the interest rate or other measure of earnings on a participant’s assets held under the Deferred Compensation Plan and provisions governing payouts, withdrawals and other distributions, are not provided in the Deferred Compensation Plan but rather would be set forth in the participant’s Individual Deferred Compensation Agreement with NPTC.

None of the Named Executive Officers presently participates in, nor during 2006 participated in, had any assets held by or had any right under, the Deferred Compensation Plan. There is no Deferred Compensation Plan Individual Deferred Compensation Agreement in effect between NPTC and any of the Named Executive Officers.

Potential Payments Upon Termination or Change-In-Control

North Pittsburgh and NPTC entered into new employment agreements with each of the Executive Officers of North Pittsburgh effective July 1, 2007. The new employment agreements replace the executive officers’ prior employment agreements, the Retention Payment Program, and the key person arrangement with Mr. Brown, all of which are described in North Pittsburgh’s Form 10-K/A. The following description of potential payments upon a termination of employment or change in control reflects the July 1, 2007 employment agreements and other compensation and benefits arrangements in effect as of July 1, 2007, which are described under the heading “— Compensation Discussion and Analysis — Compensation Developments in 2007”. A description of the termination of employment and change of control provisions in effect during 2006 is contained in North Pittsburgh’s Form 10-K/A under the heading “Potential Payments Upon Termination or Change-In-Control”.

Employment Agreements

Payments upon Termination of Employment.  The 2007 employment agreements between North Pittsburgh, NPTC and the Executive Officers provide that if NPTC terminates the officer’s employment other than for “cause”, the officer is entitled to severance under a formula which results in a severance payment equal to 125% of the officer’s annual base salary as in effect at the date of termination. Such severance is to be paid by NPTC in a lump sum within 30 days after the termination of employment.

No severance is payable if the officer voluntarily retires or resigns or if the officer’s employment is terminated for “cause”, which is defined to include (but need not be limited to) (i) the officer violating the terms of the employment agreement, (ii) disloyalty, insubordination, dishonesty toward NPTC or commission or conviction of a felony or any crime involving moral turpitude, (iii) persistent incompetence or neglect of duties, (iv) public actions which may damage the business interests or image of North Pittsburgh or its subsidiaries, or (v) workplace conduct that violates NPTC’s standards of employee conduct.

Payments upon Death.  The 2007 employment agreements provide that if the officer dies while employed, NPTC will pay to the officer’s estate the compensation that would otherwise be payable to the officer to the end of the month in which the officer died.

In addition, the 2007 employment agreement with Harry R. Brown, President and Chief Executive Officer of North Pittsburgh, continues the prior key person arrangement which provided that if Mr. Brown dies before he retires from his employment with NPTC, NPTC will pay for the benefit of Mr. Brown’s wife the actuarial differential between (i) the aggregate benefits payable under the Qualified Pension Plan and the Restoration Plan if Mr. Brown had retired as of the date of his death and elected the 100% joint and survivor benefit option and (ii) the aggregate benefits actually payable under such plans as a result of his death while still employed by NPTC. The differential arises because the Qualified Pension Plan and the Restoration Plan both provide for only a 50% joint and survivor benefit upon the death of the employee before the employee has retired; most retiring married employees, however, benefit from taking the 100% joint and survivor benefit option under the plans, because that option typically provides higher benefits to the surviving spouse after the retired employee dies. The additional payment described in this paragraph would be made in one lump sum after Mr. Brown’s death. NPTC has purchased term life insurance on Mr. Brown’s life payable to NPTC to cover most of this obligation.

Non-solicitation.  The 2007 employment agreements provide that while employed and for 15 months after the officer’s termination of employment he will not, for himself or for another business, hire or solicit any then-current employee or customer of North Pittsburgh or its subsidiaries.

2007 Executive Officers Bonus Plan

The 2007 Executive Officers Bonus Plan, which covers the Executive Officers of North Pittsburgh, establishes a bonus pool equal to 20% of the aggregate base salaries paid to the Executive Officers during 2007. Subject to achievement of specified performance objectives, the bonus pool is, with certain exceptions, to be divided equally among the eligible officers. If the officer dies, retires, or is removed from an eligible office before year-end, the officer will generally be entitled to a portion of the bonus pool (to the extent earned by satisfaction of the performance criteria), but reduced to reflect the portion of the year in which he was employed in an eligible office. If a change of control (as defined in the plan) occurs before December 31, 2007, the bonus payable to each eligible officer will be the officer’s share of the maximum bonus pool, assuming for purposes of calculating the pool that all eligible officers continued to be employed by North Pittsburgh through the end of 2007 at their base salaries in effect immediately prior to the change of control. Such bonuses will be paid no later than 30 days after the change of control.

Shareholder Approval Bonus Plan

The Shareholder Approval Bonus Plan provides that within 30 days after approval by the shareholders of North Pittsburgh of a Transformative Transaction (as defined), North Pittsburgh will pay $975,000 (net of applicable withholding and payroll taxes) to each of the 7 Executive Officers of North Pittsburgh, if such person is a full-time employee of North Pittsburgh and/or its subsidiaries on the date of such shareholder approval. The payments are not contingent on securing regulatory approval or the actual completion of any Transformative Transaction.

A Transformative Transaction is defined in general terms as one of the following (in each case excluding action by North Pittsburgh and including only transactions recommended or approved by the North Pittsburgh Board of Directors): (i) the acquisition, or agreement to acquire, by any person or group of securities constituting 50% or more of the voting power of North Pittsburgh; (ii) the commencement, or agreement to commence, by any person or group of a tender offer to acquire securities constituting 50% or more of the voting power of North Pittsburgh (in which case the shareholder approval requirement of the plan is satisfied if the minimum number of shares required under the terms of the tender offer are tendered into the tender offer); (iii) the commencement, or agreement to commence, by any person or group of a proxy solicitation for the purpose of electing or removing 50% or more of the members of the North Pittsburgh Board of Directors; or (iv) a merger, consolidation, share exchange, division or sale or other disposition of stock or assets of North Pittsburgh as a result of which the shareholders of North Pittsburgh immediately prior to such transaction do not hold, immediately after the transaction, a majority of the voting power of the surviving, resulting, or acquiring corporation, or, in the case of a division or sale of assets, of the corporation which acquired 50% or more of the consolidated assets of North Pittsburgh.

If North Pittsburgh shareholders approve and adopt the Merger Agreement, such approval will constitute shareholder approval of a Transformative Transaction for purposes of the Shareholder Approval Bonus Plan and each Executive Officer will be entitled to the payment described above, subject to the terms and conditions of the Shareholder Approval Bonus Plan.

Restoration Plan

The Restoration Plan as amended in 2007 contains a provision previously included in the executive Employment Agreements that if the service of the participating executive ends for a reason other than retirement, purely voluntary resignation, or termination for “cause”, (i) the period of time remaining in the term of the participant’s employment agreement will be included for purposes of calculating the participant’s benefits under the Restoration Plan and (ii) the age and service used for calculating the participant’s benefits under the Restoration Plan will include the age and years of service that the participant would have attained at the end of the term of his employment agreement (which is March 31, 2008 under the 2007 employment agreements). However, a participant cannot be credited with age or service enhancements pursuant to both this provision and the Early Retirement Incentive program described under “— Pension Benefits — Restoration Plan” and quantified in footnote (d) to the Summary Compensation Table.

In the event of a change of control of North Pittsburgh, no amendment of the Restoration Plan can have the effect of reducing or eliminating the accrued benefits, optional forms of benefit, or other rights or entitlements of any participant under such plan.

Effect of Termination or Change-In-Control under 2007 Arrangements

The following table summarizes the incremental payments which would have been payable to the Named Executive Officers at, following, or in connection with a termination of employment or a change in control of North Pittsburgh assuming such trigger event had occurred on July 1, 2007, reflecting the officers’ 2007 employment agreements and other compensation and benefits arrangements in effect as of that date.

In accordance with regulations of the SEC, the following table does not include payments and benefits under certain plans and arrangements that do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all salaried employees of North Pittsburgh and/or NPTC. The table also does not report pension payments that are disclosed in the Pension Benefits table under “— Pension Benefits” above or that would have been disclosed in such table had that table reflected benefits as of July 1, 2007; instead, the following table shows only the amount by which such “normal course” pension benefits would be enhanced by virtue of the occurrence of the specified triggering event if the event had occurred on July 1, 2007. Note (e) to the following table shows the increase in the present value of aggregate pension benefits for each Named Executive Officer from December 31, 2006 (shown in the Pension Benefits table) to July 1, 2007 attributable to the additional 6 months of age and service attained by the officer between the two dates.

POTENTIAL INCREMENTAL PAYMENTS UPON
HYPOTHETICAL TERMINATION OR CHANGE-IN-CONTROL
AT JULY 1, 2007

	If Triggering Event Had Occurred July 1, 2007
	Triggering Event
			Termination by	In Connection
	Voluntary	Termination by	Company	with
	Termination by	Company	Without	Change-in-
Name	Officer	for Cause	Cause (a)	Control (b)	Death

Harry R. Brown
Employment Agreement	$0	$0	$388,000	$0	$1,368,391	(c)
Shareholder Approval Bonus Plan (d)	0	0	0	975,000	0
Retirement Plans (e)(f)	0	0	0	0	0
2007 Bonus Plan (g)	0	0	0	49,296	0

Total	$0	$0	$388,000	$1,024,296	$1,368,391

Allen P. Kimble
Employment Agreement	$0	$0	$320,250	$0	$21,350	(c)
Shareholder Approval Bonus Plan (d)	0	0	0	975,000	0
Retirement Plans (e)(f)	0	0	0	0	0
2007 Bonus Plan (g)	0	0	0	49,296	0

Total	$0	$0	$320,250	$1,024,296	$21,350

N. William Barthlow
Employment Agreement	$0	$0	$319,750	$0	$21,317	(c)
Shareholder Approval Bonus Plan (d)	0	0	0	975,000	0
Retirement Plans (e)(f)	0	0	0	0	0
2007 Bonus Plan (g)	0	0	0	49,296	0

Total	$0	$0	$319,750	$1,024,296	$21,317	(c)

Frank A. Macefe
Employment Agreement	$0	$0	$301,000	$0	$20,067	(c)
Shareholder Approval Bonus Plan (d)	0	0	0	975,000	0
Retirement Plans (e)(f)	0	0	0	0	0
2007 Bonus Plan (g)	0	0	0	49,296	0

Total	$0	$0	$301,000	$1,024,296	$20,067	(c)

Kevin J. Albaugh
Employment Agreement	$0	$0	$269,819	$0	$17,988	(c)
Shareholder Approval Bonus Plan (d)	0	0	0	975,000	0
Retirement Plans (e)(f)	0	0	0	0	0
2007 Bonus Plan (g)	0	0	0	49,296	0

Total	$0	$0	$269,819	$1,024,296	$17,988	(c)

(a)	The 2007 employment agreements provide for a severance payment under a formula which results in a severance payment equal to 125% of the officer’s annual base salary upon a termination of the officer’s employment without “cause”, whether before or after a change in control.

(b)	Amounts shown in this column are those payable solely on account of a change of control. Amounts payable on account of a termination of the officer’s employment without “cause”, which are not affected by whether the termination occurred before or after a change of control, are shown in the “Termination by Company Without Cause” column and not in the “In Connection with Change-in-Control” column.

(c)	Reflects compensation payable for the month in which the executive’s death occurs, as provided in the 2007 employment agreements. (A similar benefit was provided in the prior employment agreements, but is not reflected in the table under “Effect of Termination or Change-In-Control under 2006 Agreements” because that table assumes that the executive’s death occurred on the last day of the month.) In addition, the amount for Mr. Brown includes a death benefit which was previously provided under a separate arrangement referred to as the key person arrangement, which was rolled into Mr. Brown’s employment agreement in 2007 and is described under “— Potential Payments Upon Termination or Change-In-Control — Employment Agreements”.

(d)	This benefit is provided under the Shareholder Approval Bonus Plan adopted in July 2007. It provides for a payment upon shareholder approval of specified change of control transactions, even if the transaction fails to be completed. The inclusion in this table of payments under the Shareholder Approval Bonus Plan assumes that the hypothetical change of control transaction assumed to have occurred on July 1, 2007 qualified as a Transformative Transaction under the Shareholder Approval Bonus Plan and that the transaction had received shareholder approval.

(e)	Amounts shown in this table with respect to “Retirement Plans” reflect the aggregate enhancement of retirement benefits arising as a result of the specified triggering event beyond the amounts shown in the Pension Benefits table or that would have been shown in that table had it been calculated as of July 1, 2007. The table below in this note (e) updates the Pension Benefits table to July 1, 2007 by showing the change in present value of the pension benefits for the period from December 31, 2006 to July 1, 2007 as a result of the additional 6 months of age and service credited to the officers for such period.

		Present Value
		of	Present Value of	Present Value
		Accumulated	Change in Benefit	of
		Benefit	from 12/31/06 to	Accumulated Benefit
Name	Plan Name	at 12/31/06	7/1/07	at 7/1/07

Harry R. Brown	NPTC Retirement Plan	$1,289,320	$(43,308)	$1,246,012
	NPTC Retirement Income Restoration Plan	1,150,506	90,803	1,241,309

Allen P. Kimble	NPTC Retirement Plan	$1,084,932	$0	$1,084,932
	NPTC Retirement Income Restoration Plan	625,505	116,518	742,023

N. William Barthlow	NPTC Retirement Plan	$1,204,563	$0	$1,204,563
	NPTC Retirement Income Restoration Plan	545,163	122,560	667,723

Frank A. Macefe	NPTC Retirement Plan	$1,167,360	$(22,718)	$1,144,642
	NPTC Retirement Income Restoration Plan	511,124	91,236	602,360

Kevin J. Albaugh	NPTC Retirement Plan	$363,839	$10,398	$374,237
	NPTC Retirement Income Restoration Plan	319,070	77,280	396,350

All of the Named Executive Officers other than Mr. Albaugh were (at both December 31, 2006 and July 1, 2007) eligible to retire with unreduced pension benefits. Accordingly, the amounts shown for them in the Pension Benefits table and the above table reflect the present value of the benefits they would receive if they retired on such dates, respectively. Mr. Albaugh was not eligible to retire with immediately-commencing unreduced benefits at either of such dates (even taking into account the additional age and service credited under the Early Retirement Incentive program). In accordance with SEC rules, the benefit amounts shown for Mr. Albaugh in the above table (and in the Pension Benefits table) are the present value of his retirement benefits at the earliest date at which he would be eligible to retire with unreduced benefits. If Mr. Albaugh had retired on July 1, 2007 and commenced his pension benefits on such date, the present value of his actual pension benefits, as reduced to reflect the early commencement of such benefits, would have been $639,350.

(f)	The Restoration Plan provides that in the event of an executive’s involuntary termination without “cause” the executive’s retirement benefit is enhanced by crediting the executive with the age and service he would have attained had he continued in employment through the term of his employment agreement (March 31, 2008 under the 2007 employment agreements). The 2007 amendment to the Restoration Plan clarifies that in the event of an involuntary termination without “cause”, an executive who is eligible for the Early Retirement Incentive under the Restoration Plan is entitled to either the Early Retirement Incentive or the enhancement described in the preceding sentence — but not both. As of July 1, 2007, each of the Named Executive Officers was eligible to retire under the Early Retirement Incentive program and the value of such Incentive is included in his accumulated benefit at July 1, 2007 as shown in note (e). Since the value of the Early Retirement Incentive is greater than the value of the benefit enhancement described in the first sentence of this note, no incremental retirement benefit has been shown in the “Termination by Company Without Cause” column in the table.

(g)	The 2007 Executive Officers Bonus Plan provides for payment of the maximum bonus pool if a change of control occurs before December 31, 2007 and provides that such payment would be made no later than 30 days following the change of control. The amount shown in this table for payments in connection with a change of control assumes a maximum bonus pool of $345,070 based on the salaries paid to North Pittsburgh’s executive officers through June 30, 2007 and their current base salaries. See “— Compensation Discussion and Analysis — Compensation Developments in 2007 — 2007 Executive Officers Bonus Plan”. No amount is shown in this table for payments under the 2007 Executive Officer Bonus Plan for any of the other triggering events because neither the right to a payment nor the amount of the bonus payable is enhanced as a result of any such event. The amount of bonus payable under the plan to an officer who dies, retires, or is removed from an eligible office before year-end is generally a prorated amount of the bonus the officer would have received in the normal course had he continued in office through year-end. Depending on the extent to which the performance goals under the 2007 Executive Officers Bonus Plan are achieved by December 31, 2007, an officer who died, retired, or was removed from an eligible office on July 1, 2007 (other than following a change of control) could receive a prorated bonus ranging from $0 to $24,648.

Effect of Termination or Change-In-Control under 2006 Arrangements

The following table summarizes the incremental payments that would have been payable to the Named Executive Officers at, following, or in connection with any termination of employment or a change in control of North Pittsburgh or a change in the Named Executive Officer’s responsibilities under each contract, agreement, plan or arrangement that was in effect during 2006, assuming such event occurred on December 31, 2006. As described above, the arrangements currently in place differ from those in effect during 2006 in a number of ways. Accordingly, while the amounts shown in the following table reflect the payments the Named Executive Officers would have been entitled to if a termination of employment or change of control of North Pittsburgh had occurred on December 31, 2006, the amounts shown in the table do not reflect the amounts that would be payable to such officers in connection with the Merger.

In accordance with regulations of the SEC, the following table does not include payments and benefits under certain plans and arrangements that do not discriminate in scope, terms or operation in favor of executive officers and that are available generally to all salaried employees of North Pittsburgh and/or NPTC. The table also does not report pension payments that are disclosed in the Pension Benefits table under “— Pension Benefits” above, and instead shows only the amount by which such “normal course” pension payments would be enhanced by virtue of the occurrence of the specified triggering event if the event had occurred on December 31, 2006.

POTENTIAL INCREMENTAL PAYMENTS UPON
HYPOTHETICAL TERMINATION OR CHANGE-IN-CONTROL
UNDER ARRANGEMENTS IN EFFECT IN 2006

	If Triggering Event Had Occurred December 31, 2006
	Triggering Event
					In Connection
	Voluntary	Termination by	Termination by		with
	Termination by	Company for	Company Without		Change-in-
Name	Officer	Cause	Cause (a)		Control (b)		Death

Harry R. Brown Employment Agreement	$0	$0	$373,125		$597,000		$0
Retention Payment Program	0	0	0		104,475		0
280G Tax Gross-up (c)	0	0	0		311,012		0
Retirement Plans (d)	0	0	651	(e)	228,029	(f)	0
2006 Bonus Plan (g)	0	0	0		0		0
Key person arrangement	0	0	0		0		1,326,546

Total	$0	$0	$373,776		$1,240,516		$1,326,546

Allen P. Kimble Employment Agreement	$0	$0	$328,533		$492,800		$0
Retention Payment Program	0	0	0		86,240		0
280G Tax Gross-up (c)	0	0	0		265,933		0
Retirement Plans (d)	0	0	147,216	(e)	204,982	(f)	0
2006 Bonus Plan (g)	0	0	0		0		0

Total	$0	$0	$475,749		$1,049,955		$0

N. William Barthlow Employment Agreement	$0	$0	$351,342		$443,800		$0
Retention Payment Program	0	0	0		77,665		0
280G Tax Gross-up (c)	0	0	0		228,547		0
Retirement Plans (d)	0	0	134,587	(e)	172,365	(f)	0
2006 Bonus Plan (g)	0	0	0		0		0

Total	$0	$0	$485,929		$922,377		$0

Frank A. Macefe Employment Agreement	$0	$0	$277,375		$443,800		$0
Retention Payment Program	0	0	0		77,665		0
280G Tax Gross-up (c)	0	0	0		0		0
Retirement Plans (d)	0	0	85,317	(e)	154,173	(f)	0
2006 Bonus Plan (g)	0	0	0		0		0

Total	$0	$0	$362,692		$675,638		$0

Kevin J. Albaugh Employment Agreement	$0	$0	$259,444		$415,110		$0
Retention Payment Program	0	0	0		72,644		0
280G Tax Gross-up (c)	0	0	0		0		0
Retirement Plans (d)	0	0	24,419	(e)	79,886	(f)	0
2006 Bonus Plan (g)	0	0	0		0		0

Total	$0	$0	$283,863		$567,640		$0

(a)	The amounts shown in the “Termination by Company Without Cause” column of this table with respect to the officers’ Employment Agreements reflect the hypothetical termination of the executive’s employment by NPTC without “cause” prior to any change of control of North Pittsburgh.

(b)	The amounts shown in the “In Connection with Change-in-Control” column of this table with respect to the officers’ Employment Agreements reflect the hypothetical termination of the executive’s employment by NPTC (or its successor or purchaser) without “cause” after a change of control has occurred or the officer’s termination of his employment for “good reason” after a change of control has occurred. The amount shown in such column of this table with respect to the officer’s Employment Agreement would not be payable if none of those circumstances occurred with respect to the officer during the term of the officer’s Employment Agreement. The description of the Employment Agreements (including a description of the events constituting “cause”, “good reason” and a change of control) is contained in North Pittsburgh’s Form 10-K/A under the heading “Potential Payments Upon Termination or Change-In-Control”.

The amounts shown in the “In Connection with Change-in-Control” column of this table with respect to the Retention Payment Program assume the officer had continued his employment for 6 months following the change of control or died, became disabled or was terminated without “cause” before the 6-month anniversary of the change of control. The amount shown in such column with respect to the Retention Payment Program would not be payable if the officer voluntarily terminated his employment within 6 months after the change of control occurs.

The amounts shown in the “In Connection with Change-in-Control” column of this table with respect to “280G Tax Gross-up” are based on the assumption that all other amounts shown in this “In Connection with Change-in-Control” column were payable and paid. As noted in the foregoing paragraphs of this note (b), the facts of whether the officer does or does not continue to be employed after an actual change of control and, if he does not, the circumstances under which the termination occurred, would determine whether such other amounts would or would not be payable.

The amounts shown in the “In Connection with Change-in-Control” column of this table with respect to the Retirement Plans assume that the officer’s employment terminated after one or another of the circumstances described in the first paragraph of this note had occurred and that, pursuant to the officer’s Employment Agreement, the officer’s retirement benefits were calculated as if the officer had remained employed through the end of the term of his Employment Agreement (as extended to the second annual anniversary of the date the change of control occurred, if applicable).

(c)	Whether any 280G Tax Gross-up payments would be incurred and, if any, the amount of such payments have been calculated by reference to the officer’s W-2 wages during the 5 taxable years ending December 31, 2005. (This is a change from the calculation included in North Pittsburgh’s Form 10-K/A, which used W-2 wages during the 5 taxable years ending December 31, 2006; this change has been made to reflect an SEC staff interpretation issued in August 2007.) In addition, the officers were assumed to be subject to the maximum Federal and Pennsylvania income and other payroll taxes, aggregating to an effective tax rate of 39.1%.

(d)	The amount shown in the table above with respect to “Retirement Plans” shows the aggregate enhancement of retirement benefits arising as a result of the specified triggering event. All of such enhancements payable to any of the Named Executive Officers would be payable under the Restoration Plan.

(e)	The amounts shown in the “Termination by Company Without Cause” column of this table with respect to the officers’ retirement benefits report the enhancements of each officer’s retirement benefits provided for in the officer’s Employment Agreement in connection with such termination (which credit the officer with the age and service he would have attained had he continued in employment through the term of his Employment Agreement). Assuming that the officer could not avail himself of both such enhancements under the Employment Agreement and also the retirement benefit enhancements available to the officer under the Early Retirement Incentive program, the amount of retirement benefit enhancements shown in this “Termination by Company Without Cause” column of this table would not be in addition to all of the accrued benefits shown for that officer in the Pension Benefits table under “— Pension Benefits”, because, as noted in footnote (a) to such Pension Benefits table, the amounts shown in such Pension Benefits table with respect to the Restoration Plan include the Early Retirement Incentive enhancements currently available to the officer. If the officer were entitled to retirement benefit enhancements in connection with a termination without just or good cause prior to a change of control of North Pittsburgh and not the enhancements in connection with retiring under the Early Retirement Incentive, the actual aggregate retirement benefits to which the officer would have been entitled in connection with such termination would be only the aggregate present value of the officer’s benefits accrued as of December 31, 2006 without the enhancements under the Early Retirement Incentive program, plus the enhancements to which the officer would have been entitled under his Employment Agreement with respect to the termination without just or good cause. In that case, the aggregate retirement benefit to which the officer would have been entitled upon the hypothetical termination without just or good cause deemed to occur on December 31, 2006 and prior to a change of control of North Pittsburgh would have been less than the amount of the aggregate present value of accrued benefits shown on the Pension Benefits table under “— Pension Benefits” or, in the case of Mr. Albaugh, less than the $582,061 actual present value of his accrued benefits stated in the third paragraph of note (b) to the Pension Benefits table, by the following amounts: for Mr. Brown: $194,796 less; for Mr. Kimble, $60,846 less; for Mr. Barthlow, $93,538 less; for Mr. Macefe, $120,529 less; and for Mr. Albaugh, $243,471 less.

(f)	The amounts shown in the “In Connection with Change-in-Control” column of this table with respect to the officers’ retirement benefits report the enhancements of each officer’s retirement benefits that were provided for in the officer’s Employment Agreement in connection with a change of control (as defined in the Employment Agreements). Assuming that the officer could not avail himself of both such enhancements under the Employment Agreement and also the retirement benefit enhancements available to the officer under the Early Retirement Incentive program, the amount of retirement benefit enhancements shown in this “In Connection with Change-in-Control” column of this table would not be in addition to all of the accrued benefits shown for that officer in the Pension Benefits table under “— Pension Benefits”, because, as noted in footnote (a) to such Pension Benefits table, the amounts shown in such Pension Benefits table with respect to the Restoration Plan include the Early Retirement Incentive enhancements currently available to the officer. If the officer were entitled to the retirement benefit enhancements in connection with a change of control and not the enhancements in connection with retiring under the Early Retirement Incentive, the actual aggregate retirement benefits to which the officer would have been entitled in connection with the change of control would have been only the aggregate present value of the officer’s benefits accrued as of December 31, 2006 without the enhancements under the Early Retirement Incentive program, plus the enhancements to which the officer would have been entitled under his Employment Agreement with respect to the change of control. In that case, the aggregate retirement benefit to which the officer would have been entitled in connection with the hypothetical change of control deemed to occur on December 31, 2006 would be more or less than the amount of the aggregate present value of accrued benefits shown on the Pension Benefits table or, in the case of Mr. Albaugh, less than the $582,061 actual present value of his accrued benefits stated in the third paragraph of note (b) to the Pension Benefits table, by the following amounts: for Mr. Brown: $32,582 more; for Mr. Kimble, $3,080 less; for Mr. Barthlow, $55,760 less; for Mr. Macefe, $51,673 less; and for Mr. Albaugh, $188,004 less.

(g)	The 2006 Executive Officers Bonus Plan, which is described under “— Grants of Plan-Based Awards”, provided that if a change of control occurred before December 31, 2006, the period for determining bonuses would be reduced from the full calendar year to the period from January 1, 2006 to the date the change of control occurred. It also provided that if a change of control occurred before December 31, 2006, the aggregate amount of bonus payable under the 2006 Bonus Plan would be 20% times the greater of (i) the aggregate total base salaries of all participants in the 2006 Bonus Plan during the period from January 1, 2006 to the date of the change of control or (ii) the product of 50% times the sum of the annualized base salaries of the Plan participants in effect immediately prior to the change of control (including, in either case, the highest annualized base salary that had been paid during the year to a holder of an office that is vacant immediately prior to the change of control but if not vacant would entitle the holder of the office to participate in the 2006 Bonus Plan). The 2006 Bonus Plan also provided that bonuses under the Plan were to be determined and paid as promptly as practicable after the end of the period for determining the bonuses to be paid and, in the event of a change of control, no later than 30 days after the change of control occurred.

As noted above for purposes of the quantitative disclosures in this table, the hypothetical change of control referred to in the table is deemed to have taken place on December 31, 2006. Such hypothetical change of control therefore would not have changed the period in respect of which bonuses were to be determined and would not have invoked any change in the amount of bonuses payable under the 2006 Bonus Plan that might have been effected if the change of control were deemed to have occurred on an earlier date. If the hypothetical change of control were deemed to have occurred on December 29, 2006, the last business day in 2006, the bonus payable to each of the Named Executive Officers under the 2006 Bonus Plan would have been $6,654 more than the amount the officer actually received under the 2006 Bonus Plan.

The definition of “change of control” in the 2006 Bonus Plan was the same as the definition of that term in the Employment Agreements, as described in North Pittsburgh’s Form 10-K/A.

NORTH PITTSBURGH AUDIT COMMITTEE INFORMATION

Report of the Audit Committee of North Pittsburgh

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of North Pittsburgh Systems, Inc. is responsible primarily to assist the Board of Directors in fulfilling its responsibility for providing oversight of North Pittsburgh’s financial reporting process. The Audit Committee’s responsibilities and functions are more fully described in its written charter approved by the Board of Directors. The Audit Committee charter is reviewed annually and is available on North Pittsburgh’s website, www.northpittsburgh.com.

Management is responsible for North Pittsburgh’s financial statements, system of internal controls and financial accounting and reporting processes. The independent auditors are responsible for performing an audit of North Pittsburgh’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and for issuing a report thereon. The independent auditors are also responsible for performing an audit of management’s assessment of, and the effective operation of, internal control over financial reporting in accordance with the standards of the PCAOB and for issuing a report thereon. The Audit Committee’s responsibility is to assist the Board of Directors in monitoring and overseeing these processes. In addition, the Audit Committee has the sole authority to appoint, determine the compensation of, evaluate and, where appropriate, replace the independent auditors.

In connection with these responsibilities, the Audit Committee met with management and North Pittsburgh’s independent auditors to review and discuss North Pittsburgh’s audited December 31, 2006 financial statements. Management represented to the Audit Committee that North Pittsburgh’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee discussed with the independent auditors the matters required to be discussed with them by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee also received the written disclosures from North Pittsburgh’s independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the PCAOB in Rule 3200T, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors, and the Audit Committee’s review of the representations of management and the independent auditors, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in North Pittsburgh’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Frederick J. Crowley, Chairman
Charles E. Cole
David E. Nelsen

Principal Accountant Fees and Services

The following table presents the aggregate fees billed to North Pittsburgh by KPMG LLP (“KPMG”) for services in 2006 and 2005:

	2006	2005

Audit Fees	$527,275	$464,000
Audit Related Fees	0	0
Tax Fees	47,500	27,600
All Other Fees	0	0

Total Fees	$574,775	$491,600

In the above table, in accordance with the definitions and rules of the SEC, “Audit Fees” are fees North Pittsburgh paid KPMG for professional services for the audit of North Pittsburgh’s consolidated financial statements included in its Annual Report on Form 10-K and review of financial statements included in North Pittsburgh’s Quarterly Reports on Form 10-Q, for the audit of North Pittsburgh’s internal control over financial reporting, for the attestation of management’s report on the effectiveness of internal control over financial reporting, and fees for services that are normally provided by independent accountants in connection with statutory and regulatory filings or engagements, such as audit services related to the issuance of compliance audit reports to the Rural Utilities Service for a subsidiary of North Pittsburgh as required by the subsidiary’s debt covenants. “Tax Fees” consist of fees for services rendered by KPMG in association with the preparation of North Pittsburgh’s income tax returns and tax consultation.

Pre-Approval of Services of Independent Auditors

The Audit Committee of North Pittsburgh adopted during 2003 policies and procedures for pre-approving all non-audit work performed by KPMG. All additional work outside the scope of the audit and tax engagement letters (which are annually reviewed and approved by the Audit Committee) must be pre-approved by the Audit Committee. The Audit Committee also considers whether the providing of non-audit services is compatible with maintaining KPMG’s independence and concluded for 2006 and 2005 that it was.

No fees paid to KPMG during 2006 were paid under the de minimis exception to the general requirement for Audit Committee pre-approval of certain non-audit services.

Availability at Annual Meeting

Representatives of KPMG will be present at the North Pittsburgh annual meeting, will be given an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions by North Pittsburgh shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF
NORTH PITTSBURGH

Beneficial Owners of More Than 5% of Outstanding Securities

The following Table I sets forth information with respect to all persons and “groups” (as such term is used in Rule 13d-5 under the Exchange Act) known to North Pittsburgh to be beneficial owners of more than 5% of North Pittsburgh’s securities as of [          ], 2007:

TABLE I

	Name and Business Address of	Amount and Nature
Title of Class	Beneficial Owner	of Beneficial Ownership		Percent of Class

Common Stock	Royce & Associates, LLC (a) 1414 Avenue of the Americas New York, NY 10019	1,138,649		7.59%
Common Stock	Bulldog Investors, Phillip Goldstein, Andrew Dakos, Santa Monica Partners Opportunity Fund, L.P., Santa Monica Partners L.P., Santa Monica Partners II L.P., Lawrence J. Goldstein, Monarch Activist Partners L.P., James Chadwick, Sohail Malad, and Nadel and Gussman Funds LLC, as a group (b) 60 Heritage Drive Pleasantville, NY 10570	804,844	(c)	5.36%

(a)	The information provided in this Table I with respect to Royce & Associates, LLC is based on the information set forth in the Schedule 13G of Royce & Associates, LLC filed with the SEC on January 24, 2007.

(b)	Based on the information set forth in the Amendment No. 7 to Schedule 13D of Bulldog Investors, Phillip Goldstein, Andrew Dakos, Santa Monica Partners Opportunity Fund, L.P., Santa Monica Partners L.P., Santa Monica Partners II L.P., Lawrence J. Goldstein, Monarch Activist Partners L.P., James Chadwick, Sohail Malad, and Nadel and Gussman Funds LLC filed with the SEC on July 13, 2007. The original Schedule 13D to which such Amendment No. 7 relates, as amended by the Amendment Nos. 1 through 7 thereto, is referred to in this proxy statement/prospectus as the “Bulldog Schedule 13D”. The Bulldog Schedule 13D indicates that the persons and entities named in the Bulldog Schedule 13D as reporting persons are members of a “group” (the “Bulldog Group”). The Bulldog Schedule 13D sets forth different addresses for various members of the Bulldog Group. The information provided in this Table I and in notes (b) and (c) to this Table I with respect to Bulldog Investors and the persons and other entities listed with it is based on the information set forth in the Bulldog Schedule 13D.

(c)	The Bulldog Schedule 13D states that (i) Phillip Goldstein or Andrew Dakos or the 2 of them jointly have voting power and power of disposition with respect to 446,706 shares of North Pittsburgh common stock, (ii) Lawrence J. Goldstein has voting power and power of disposition with respect to 255,150 shares of North Pittsburgh common stock, (iii) James Chadwick has voting power and power of disposition with respect to 100,046 shares of North Pittsburgh common stock, (iv) Chadwick Capital Management LLC has voting power and power of disposition with respect to 2,942 shares of North Pittsburgh common stock beneficially owned by Nadel and Gussman Funds LLC, and (v) James Chadwick is the managing partner of Chadwick Capital Management LLC.

On December 22, 2005, Armstrong Holdings, Inc., AGOC Investments, Inc. (a wholly-owned direct subsidiary of Armstrong Holdings, Inc.), the Sedwick Foundation, the Jud L. Sedwick Family Trust No. 2, the Jay L. Sedwick 1998 Trust, the Dru A. Sedwick 2001 Trust, the Joy L. Moon 2001 Separate Trust, the Jay L. Sedwick, Jr. 2001 Separate Trust, the Cyd K. Johnston 2001 Separate Trust, Jay L. Sedwick, Dru A. Sedwick, Jay L. Sedwick’s brother-in-law and his spouse, an unrelated officer of Armstrong Holdings, Inc. and his spouse, and certain other persons, both individually and in respect of certain of their capacities as officers of Armstrong Holdings, Inc. or trustees of one or another of such trusts (collectively, the “Armstrong Reporting Persons”) filed with the SEC Amendment No. 7, dated December 22, 2005, to the Restatement of Schedule 13D previously filed with the SEC by certain of such Armstrong Reporting Persons. Such Amendment No. 7 reported beneficial ownership by Armstrong Reporting Persons of an aggregate of 1,419,398 shares of North Pittsburgh common stock, constituting 9.46% of the shares of North Pittsburgh common stock outstanding. To the knowledge of North Pittsburgh, such Amendment No. 7 is the most recent filing made with the SEC by any of the Armstrong Reporting Persons with respect to North Pittsburgh common stock. However, in April 2006, counsel to Armstrong Holdings, Inc. advised representatives of North Pittsburgh that all shares of North Pittsburgh common stock that were held by the Armstrong Reporting Persons had been sold.

Security Ownership of Management

The following Table II sets forth information with respect to the beneficial ownership of North Pittsburgh securities as of [          ], 2007 of each current director of North Pittsburgh, of each executive officer of North Pittsburgh named in the Summary Compensation Table under “Compensation of Executive Officers — Summary Compensation Table”, and of all directors and executive officers of North Pittsburgh as a group.

TABLE II

	Name of	Amount and Nature
Title of Class	Beneficial Owner	of Beneficial Ownership (a)		Percent of Class

Common Stock	Kevin J. Albaugh	0		*
Common Stock	N. William Barthlow	1,550	(b)	*
Common Stock	Harry R. Brown	34,090	(c)	*
Common Stock	Charles E. Cole	74,000	(d)	*
Common Stock	Frederick J. Crowley	1,000		*
Common Stock	Allen P. Kimble	1,129	(e)	*
Common Stock	Stephen G. Kraskin	3,000		*
Common Stock	Frank A. Macefe	1,360	(f)	*
Common Stock	David E. Nelsen	2,500	(g)	*
Common Stock	Charles E. Thomas, Jr.	66,710	(h)	*
Common Stock	All directors and executive officers as a group (12 persons)	186,209	Total (i)	1.24%

*	Less than 1%.

(a)	Included in the shares set forth in this Table II are (i) shares owned by the director or officer and shares beneficially owned by his or her spouse, minor children and others living in his or her house, which are includable in this Table II under rules of the SEC, and (ii) shares which are deemed to be beneficially owned because the director or officer has voting power or power of disposition with respect to the shares. Except as otherwise indicated, the director or officer has sole voting power and sole investment power with respect to the shares shown as beneficially owned by him. No person identified in this Table II or included in the group of all directors and executive officers has a right to acquire beneficial ownership of any shares of North Pittsburgh common stock within 60 days after [ ], 2007.

Share amounts are reported as of [ ], 2007, and percentages of share ownership are calculated based upon the 15,005,000 shares of North Pittsburgh common stock outstanding as of that date. The information provided in this Table II and the footnotes below is based on information furnished by the persons named in the table or included in the group of all directors and executive officers, on public filings and on North Pittsburgh’s records.

(b)	N. William Barthlow has sole voting power and sole investment power with respect to 850 shares held by him and also with respect to 300 shares held by Mr. Barthlow under the Pennsylvania Uniform Transfers to Minors Act as custodian for 3 children. Mr. Barthlow and his wife share voting power and investment power with respect to 400 shares.

(c)	Harry R. Brown has sole voting power and sole investment power with respect to 15,924 shares and shares with his wife voting power and investment power with respect to 1,354 shares. Mr. Brown is deemed to be the beneficial owner of the 16,812 shares held individually by his wife.

(d)	Charles E. Cole has sole voting power and sole investment power with respect to 41,392 shares. Dr. Cole is deemed to be the beneficial owner of the 32,608 shares held individually by his wife.

(e)	Allen P. Kimble and his wife share voting power and investment power with respect to all 1,129 shares.

(f)	Frank A. Macefe has sole voting power and sole investment power with respect to 600 shares held by Mr. Macefe as custodian for 2 daughters. Mr. Macefe and his wife share voting power and investment power with respect to 760 shares.

(g)	David E. Nelsen and his wife share voting power and investment power with respect to all 2,500 shares.

(h)	Charles E. Thomas, Jr. has sole voting power and sole investment power with respect to 25,910 shares held by him and also with respect to 25,000 shares held by Mr. Thomas under the Pennsylvania Uniform Transfers to Minors Act as custodian for 5 children. Mr. Thomas and his wife share voting power and investment power with respect to 9,800 shares. Mr. Thomas is deemed to be the beneficial owner of an aggregate of 6,000 shares held individually by 3 of his children. Of the 25,910 shares held by Mr. Thomas individually, 23,905 shares are held in a margin account with his broker.

(i)	Includes 113,976 shares as to which the director or officer has sole voting and investment power, 16,813 shares as to which the director or officer has shared voting and investment power, and 55,420 shares as to which the director or officer is deemed to be the beneficial owner of shares held individually by his wife or children. Includes 23,905 shares held in a margin account.

No director or officer of North Pittsburgh or, to the knowledge of North Pittsburgh, “group” as defined in Rule 13d-5 under the Exchange Act is a beneficial owner of more than 5% of North Pittsburgh’s common stock by virtue of any voting trust or similar arrangement.

Neither North Pittsburgh nor any of its subsidiaries has any compensation plan or individual compensation arrangement under which any equity securities of North Pittsburgh are authorized for issuance.

Section 16(a) Beneficial Ownership Reporting Compliance of North Pittsburgh

Section 16(a) of the Exchange Act requires North Pittsburgh’s directors and executive officers, and persons who own more than 10% of a registered class of North Pittsburgh equity securities, to file reports of ownership and changes in ownership with the SEC and NASDAQ. Directors, executive officers and 10% shareholders are required by SEC regulations to furnish North Pittsburgh with copies of all Section 16(a) forms they file.

Solely on the basis of its review of the copies it received of such forms and written representations from certain reporting persons, North Pittsburgh believes that all filing requirements under Section 16(a) applicable to its directors and executive officers during 2006 were timely met.

LEGAL MATTERS

The legality of the securities offered by this proxy statement/prospectus will be passed upon for Consolidated by Schiff Hardin LLP. James E. Brown, a partner of the firm, holds 8,180 shares of Consolidated common stock.

EXPERTS

The consolidated financial statements of Consolidated appearing in Consolidated’s Annual Report (Form 10-K) for the year ended December 31, 2006 (including the schedule appearing therein), and Consolidated management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment are, and audited financial statements and Consolidated’s management’s assessments of the effectiveness of internal control over financial reporting to be included in subsequently filed documents will be, incorporated herein, in reliance upon the reports of Ernst & Young LLP pertaining to such consolidated financial statements and management’s assessment (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The financial statements of GTE Mobilnet of Texas #17 Limited Partnership as of December 31, 2006 and 2005, and for each of the three years ended December 31, 2006 incorporated in this proxy statement/prospectus by reference from Consolidated’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedules of North Pittsburgh and its subsidiaries as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, the Board of Directors of North Pittsburgh knows of no matters that will be presented for consideration at the annual meeting, other than as described in this proxy statement/prospectus, except items incident to the conduct of the annual meeting, including the approval of the minutes of the 2006 annual meeting of North Pittsburgh shareholders. Approval of the minutes of the 2006 annual meeting will not constitute approval or disapproval of any of the matters referred to in those minutes. If such incidental or any other business properly comes before the annual meeting, votes may be cast pursuant to the proxies solicited hereby in respect to such business in accordance with the discretion of the person or persons acting under the proxies.

FUTURE SHAREHOLDER PROPOSALS

If the Merger is completed, North Pittsburgh will not hold a 2008 annual meeting of shareholders. If the Merger is not completed, shareholders will continue to be entitled to attend and participate in North Pittsburgh shareholder meetings and North Pittsburgh will hold a 2008 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2008 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act. Shareholder proposals intended for presentation at the 2008 annual meeting must be received at the office of the Secretary, North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, PA 15044-9311 not later than [          ], 2008.

Pursuant to North Pittsburgh’s by-laws, any shareholder who does not submit a proposal for inclusion in North Pittsburgh’s proxy statement and proxy card for the 2008 annual meeting of shareholders, as described in the paragraph immediately above, but who intends to present a proposal, nomination or other business for consideration at the 2008 annual meeting of shareholders must notify the Secretary of North Pittsburgh in writing of such intended proposal, nomination or other business on or before [          ], 2008. North Pittsburgh’s by-laws contain requirements that the shareholder’s notification to the Secretary of North Pittsburgh must satisfy. If a shareholder does not comply with those notice requirements, including the deadline of [          ], 2008, the shareholder’s proposal will be untimely and the persons named as proxies in the proxy card for the 2008 annual meeting of shareholders may use their discretion in voting the proxies on any such matters that come before the 2008 meeting. Any such shareholder notice and any request for a copy of North Pittsburgh’s by-laws should be in writing and sent to the Secretary, North Pittsburgh Systems, Inc., 4008 Gibsonia Road, Gibsonia, PA 15044-9311.

It is recommended that shareholder proposals be sent to North Pittsburgh by certified mail, return receipt requested.

WHERE YOU CAN FIND MORE INFORMATION

Consolidated and North Pittsburgh file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information that Consolidated and North Pittsburgh file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning Consolidated may also be obtained at its website at www.consolidated.com and at the offices of The Nasdaq Stock Market, Inc. at One Liberty Plaza, New York, New York 10006. Reports, proxy statements and other information concerning North Pittsburgh may also be obtained at its website at www.northpittsburgh.com and at the offices of The Nasdaq Stock Market, Inc. at One Liberty Plaza, New York, New York 10006.

The SEC allows Consolidated and North Pittsburgh to “incorporate by reference” information into this proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference into this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that Consolidated and North Pittsburgh have previously filed with the SEC.

Consolidated Filings	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2006
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	Filed on February 26, 2007, March 2, 2007, March 16, 2007, July 2, 2007, July 2, 2007, July 6, 2007, July 18, 2007, July 24, 2007 and September 12, 2007
Registration Statement on Form 8-A	Filed on July 19, 2005

North Pittsburgh Filings	Period

Annual Report on Form 10-K	Fiscal Year ended December 31, 2006
Amendment No. 1 to Annual Report on Form 10-K (Form 10-K/A)	Fiscal Year ended December 31, 2006
Quarterly Reports on Form 10-Q	Quarters ended March 31, 2007 and June 30, 2007
Current Reports on Form 8-K	Filed on January 5, 2007, March 27, 2007, July 2, 2007, July 5, 2007, July 6, 2007, and July 17, 2007
The description of North Pittsburgh common stock set forth in North Pittsburgh’s registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

Consolidated and North Pittsburgh also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the completion of the Merger. These include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements.

Consolidated has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to Consolidated, and North Pittsburgh has supplied all such information relating to North Pittsburgh.

If you are a North Pittsburgh shareholder, you may have previously received some of the documents incorporated by reference into this proxy statement/prospectus, but you can obtain any of them through North Pittsburgh, the SEC or the SEC’s website as described above. Documents incorporated by reference are available from the appropriate company without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Shareholders may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

North Pittsburgh Systems, Inc.	Consolidated Communications Holdings, Inc.
4008 Gibsonia Road	121 South 17th Street
Gibsonia, PA 15044-9311	Mattoon, Illinois 61938
Attention: Investor Relations	Attention: Investor Relations
Telephone: (724) 443-9583	Telephone: (217) 235-3311

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. Consolidated and North Pittsburgh have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [          ], 2007. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of Consolidated common stock in the Merger creates any implication to the contrary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which this proxy statement/prospectus refers, contain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Any statements contained in this proxy statement/prospectus, or any such documents, that are not statements of historical fact, including statements about Consolidated’s and/or North Pittsburgh’s beliefs and expectations, are forward-looking statements and should be evaluated as such.

Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “intend”, “plan”, “may”, “estimate”, “target”, “project”, “should”, “will”, “can”, “likely”, similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical facts. These forward-looking statements are subject to numerous risks and uncertainties. Such forward-looking statements reflect, among other things, Consolidated’s and/or North Pittsburgh’s current expectations, plans, strategies and anticipated financial results and involve a number of known and unknown risks, uncertainties, and factors that may cause Consolidated’s and/or North Pittsburgh’s actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties and factors include, but are not limited to, the following:

•	Consolidated’s and North Pittsburgh’s ability to complete the Merger;

•	Consolidated’s ability to successfully integrate North Pittsburgh’s operations and to realize the synergies from the acquisition;

•	failure of North Pittsburgh’s shareholders to approve and adopt the Merger Agreement;

•	failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory approvals;

•	various risks to shareholders of not receiving dividends;

•	risks to Consolidated’s ability to pursue growth opportunities if Consolidated continues to pay dividends according to its current dividend policy;

•	the price and volatility of Consolidated’s common stock;

•	the substantial amount of Consolidated’s debt and Consolidated’s ability to incur additional debt in the future;

•	Consolidated’s need for a significant amount of cash to service and repay its debt and to pay dividends on its common stock;

•	restrictions contained in Consolidated’s debt agreements that limit the discretion of management in operating the business;

•	Consolidated’s ability to refinance its existing debt as necessary;

•	rapid development and introduction of new technologies in the telecommunications industry;

•	intense competition in the telecommunications industry;

•	unanticipated higher capital spending for, or delays in, the deployment of new technologies, and the pricing and availability of equipment, materials and inventories;

•	risks associated with Consolidated’s possible pursuit of further acquisitions;

•	economic conditions in the Consolidated and North Pittsburgh service areas in Illinois, Texas and Pennsylvania;

•	North Pittsburgh’s ability to continue to successfully penetrate its CLEC edge-out markets;

•	system failures;

•	losses of large customers or government contracts;

•	risks associated with the rights-of-way for the network;

•	disruptions in the relationships with third party vendors;

•	losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future;

•	changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services;

•	telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of Consolidated’s or North Pittsburgh’s network;

•	high costs of regulatory compliance;

•	the competitive impact of legislation and regulatory changes in the telecommunications industry; and

•	liability and compliance costs regarding environmental regulations.

These and other uncertainties related to the businesses of Consolidated and North Pittsburgh are described in greater detail in the section entitled “Risk Factors Relating to the Merger” beginning on page 15 and in the filings of Consolidated and of North Pittsburgh with the SEC, including Consolidated’s and North Pittsburgh’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. See “Where You Can Find More Information”. Many of these risks are beyond each of Consolidated’s and North Pittsburgh’s management’s ability to control or predict. All forward-looking statements attributable to Consolidated, North Pittsburgh or persons acting on behalf of them are expressly qualified in their entirety by the cautionary statements contained, and risk factors identified, in this proxy statement/prospectus and the companies’ filings with the SEC. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. Except as required under the federal securities laws or the rules and regulations of the SEC, neither Consolidated nor North Pittsburgh undertakes any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise.

ANNEX I

AGREEMENT AND PLAN OF MERGER
by and among
NORTH PITTSBURGH SYSTEMS, INC.,
CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.
and
FORT PITT ACQUISITION SUB INC.
Dated as of July 1, 2007

ARTICLE I DEFINITIONS
Section 1.1.	Certain Definitions	I-1
Section 1.2.	Certain Other Definitions	I-6

ARTICLE II THE MERGER
Section 2.1.	The Merger	I-7
Section 2.2.	Closing	I-7
Section 2.3.	Effective Time	I-7
Section 2.4.	Articles of Incorporation and By-laws of the Surviving Corporation	I-8
Section 2.5.	Directors and Officers of the Surviving Corporation	I-8
Section 2.6.	Proxy Statement/Prospectus; Parent Registration Statement; Company Shareholders’ Meeting	I-8

ARTICLE III TREATMENT OF SECURITIES
Section 3.1.	Conversion of Capital Stock	I-9
	(a) Common Stock of Merger Sub	I-9
	(b) Cancellation of Certain Company Common Stock	I-9
	(c) Conversion of Company Common Stock	I-10
	(d) No Fractional Shares	I-10
	(e) Adjustments	I-10
Section 3.2.	Election Procedures	I-11
Section 3.3.	Proration	I-12
	(a) Cash Conversion Number	I-12
	(b) If Cash Election Number Equals or Exceeds the Cash Conversion Number	I-12
	(c) If Cash Election Number Is Less Than the Cash Conversion Number	I-12
Section 3.4.	Delivery of the Merger Consideration	I-13
	(a) Deposits with Exchange Agent	I-13
	(b) Exchange Procedures	I-13
	(c) Dividends and Distributions	I-14
	(d) Transfer Books; No Further Ownership Rights in Shares	I-14
	(e) Termination of Fund; No Liability	I-14
	(f) Lost, Stolen or Destroyed Certificates	I-14
	(g) Withholding Taxes	I-14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1.	Corporate Organization	I-15
Section 4.2.	Capitalization	I-15
Section 4.3.	Authority	I-16
Section 4.4.	Consents and Approvals; No Violations	I-16
Section 4.5.	SEC Documents; Financial Statements; Undisclosed Liabilities	I-17
Section 4.6.	Absence of Certain Changes or Events	I-18
Section 4.7.	Litigation; Other Proceedings	I-19
Section 4.8.	Personal Property; Real Property	I-19
Section 4.9.	Taxes	I-20
Section 4.10.	Licenses	I-20

I-i

I-ii

ARTICLE VII CONDITIONS
Section 7.1.	Conditions to Each Party’s Obligations to Effect the Merger	I-39
	(a) Company Shareholder Approval	I-39
	(b) HSR Act; Certain Regulatory Approvals	I-39
	(c) Statutes	I-39
	(d) Injunctions	I-39
	(e) Parent Registration Statement	I-39
	(f) NASDAQ Approval	I-39
Section 7.2.	Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger	I-39
	(a) Performance of Obligations of the Company	I-39
	(b) Representations and Warranties	I-39
	(c) Closing Certificate	I-40
	(d) Company Required Statutory Approvals	I-40
Section 7.3.	Additional Conditions to Obligation of the Company to Effect the Merger	I-40
	(a) Performance of Obligations of Parent	I-40
	(b) Representations and Warranties	I-40
	(c) Closing Certificate	I-40
	(d) Parent Required Statutory Approvals	I-40
	(e) Accountants’ Comfort Letter	I-40

ARTICLE VIII TERMINATION
Section 8.1.	Termination	I-41
Section 8.2.	Effect of Termination	I-42
Section 8.3.	Company Termination Fee	I-42

ARTICLE IX MISCELLANEOUS
Section 9.1.	Amendment and Modification	I-43
Section 9.2.	Extension; Waiver	I-43
Section 9.3.	Nonsurvival of Representations and Warranties	I-43
Section 9.4.	Notices	I-43
Section 9.5.	Counterparts	I-44
Section 9.6.	Entire Agreement; Third Party Beneficiaries	I-44
Section 9.7.	Severability	I-44
Section 9.8.	Governing Law	I-45
Section 9.9.	Binding Effect; Assignment	I-45
Section 9.10.	Schedules	I-45
Section 9.11.	Specific Performance	I-45
Section 9.12.	Submission to Jurisdiction; Waivers	I-45
Section 9.13.	Expenses	I-46
Section 9.14.	Construction of Agreement	I-46
Section 9.15.	Merger Sub	I-46

I-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 1, 2007, by and among North Pittsburgh Systems, Inc., a Pennsylvania corporation (the “Company”), Consolidated Communications Holdings, Inc., a Delaware corporation (“Parent”), and Fort Pitt Acquisition Sub Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of the Company, Parent and (upon its formation) Merger Sub have determined that it is advisable and in the best interests of their respective corporations and shareholders that Merger Sub be merged with and into the Company (the “Merger”), and that the Company continue as the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Board of Directors of the Company has approved and adopted this Agreement, including all the terms and conditions set forth herein, and all the Transactions (as defined in Section 1.1), including the Merger, and has resolved, subject to the terms of this Agreement, to recommend to the shareholders of the Company to vote to approve and adopt this Agreement;

WHEREAS, the Board of Directors of each of Parent and (upon its formation) Merger Sub (and Parent as the sole shareholder of Merger Sub) have approved and adopted this Agreement, including all the terms and conditions set forth herein, and all the Transactions;

WHEREAS, immediately prior to the execution of this Agreement, and as a condition to Parent and Merger Sub entering into this Agreement, the Company and Wells Fargo Bank Minnesota, N.A., as Rights Agent, have executed an amendment (the “Rights Agreement Amendment”) to that certain Rights Agreement, dated as of September 25, 2003 (the “Rights Agreement”), so as to render the Preferred Stock Purchase Rights issued thereunder (the “Company Rights”) inapplicable to this Agreement and the Transactions;

WHEREAS, Parent shall cause Merger Sub to be formed, and to execute a counterpart of this Agreement, promptly after the date hereof as provided in Section 9.15;

WHEREAS, each of the Company, Parent and (upon its formation) Merger Sub desires to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the consummation thereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1.  Certain Definitions.  As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not prohibit the making or amendment of any Alternative Proposal).

“Affiliate” has the meaning assigned to that term in Rule 12b-2 of the Exchange Act Rules.

“Alternative Proposal” means any offer, proposal or indication of interest by any Person (or group of Persons) that relates to (i) a transaction or series of transactions (including any merger, consolidation, recapitalization, reorganization, liquidation or other direct or indirect business combination) involving the Company or the issuance or acquisition of shares of Company Common Stock or other equity securities of the

Company representing twenty-five percent (25%) (in number or voting power) or more of the outstanding capital stock of the Company (other than the Transactions), (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person, together with all Affiliates thereof, becoming the beneficial owner of shares of Company Common Stock or other equity securities of the Company representing twenty-five percent (25%) (in number or voting power) or more of the outstanding capital stock of the Company, or (iii) the acquisition, license or purchase by any Person or group of Persons (other than the Company and the Company Subsidiaries), or any other disposition by the Company or any Company Subsidiaries, of twenty-five percent (25%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole (other than the Transactions).

“Bulldog Group” means any one or more of the following Persons, or any of their respective Affiliates: Bulldog Investors, Phillip Goldstein, Andrew Dakos, Santa Monica Partners Opportunity Fund, L.P., Santa Monica Partners L.P., Santa Monica Partners II L.P., Lawrence J. Goldstein, Monarch Activist Partners L.P., James Chadwick, Sohail Malad, Nadel and Gussman Funds LLC, Full Value Partners L.P., Peter Saulnier, and any other Person purporting to be a member of, or to represent the interests of, the so-called North Pittsburgh Systems Shareholder Committee.

“Business Day” means a day other than Saturday or Sunday or any other day on which banks in New York, New York are required to be or may be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended.

“Company Articles” means the Company’s Articles of Incorporation, as amended.

“Company By-laws” means the Company’s By-laws, as amended.

“Company Material Adverse Effect” means any material adverse effect on (i) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (ii) the Company’s ability to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (1) any failure by the Company or any of the Company Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (it being understood that this clause (1) does not and shall not be deemed to apply to the underlying cause or causes of any such failure); (2) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including (A) the absence of consents, waivers or approvals relating to the Merger from any Governmental Entity or other Person or (B) any litigation brought by any shareholder(s) of the Company in connection with this Agreement or any of the Transactions; (3) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (A) the telecommunications industry as a whole that are not specifically related to the Company and the Company Subsidiaries and do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, or (B) the United States economy as a whole, including changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war, natural disaster or otherwise, that do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole; (4) any change in the market price or trading volume of the Company’s securities; (5) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation or enforcement thereof that, in each case, do not have a materially disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole; (6) any change, occurrence, development, event, series of events or circumstance arising out of, resulting from or attributable to any action taken or threatened to be taken by any member(s) of the Bulldog Group in connection with the Company’s 2007 annual meeting of shareholders, this Agreement or any of the Transactions, or any related matter; (7) any costs or expenses incurred or accrued by the Company and the Company Subsidiaries in connection with this Agreement or any of the Transactions; and (8) any actions taken, or failures to take action, or such other changes, occurrences, developments, events, series of events or circumstances, to which Parent has consented in writing, or the failure of the Company to take any action referred to in Section 6.1 due to Parent’s withholding of consent.

“Company Material Subsidiary” means any Company Subsidiary that is a “Significant Subsidiary” within the meaning of Rule 405 promulgated under the Securities Act.

“Company Subsidiary” means any Subsidiary of the Company.

“Company’s Knowledge” means the actual knowledge of the directors and executive officers of the Company, without investigation.

“Confidentiality Agreement” means the confidentiality agreement, dated May 25, 2007, between the Company and Parent.

“Contract” means any written contract, agreement, lease, instrument or other legally binding contractual commitment.

“Environmental Law” means all applicable Laws as in effect on the date of this Agreement relating to: (i) pollution or protection or restoration of the environment or natural resources, (ii) the handling, use, presence, disposal, release, threatened release or distribution in commerce of chemicals or substances or mixtures to protect human health or the environment, or (iii) the protection of worker health and safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Act Rules” means the rules promulgated by the SEC under the Exchange Act.

“FCC” means the United States Federal Communications Commission.

“FCC Rules” means the rules and regulations promulgated by the FCC.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any federal, state or local court, administrative or regulatory agency or commission or other governmental or quasi-governmental authority or instrumentality.

“Hazardous Substance” means (i) any substance that is listed, classified or otherwise regulated as hazardous or toxic or a pollutant or contaminant under any Environmental Law; or (ii) any petroleum, natural gas, natural gas liquids or coal product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all trade secrets, know-how, designs, patents and patent applications, all unregistered and registered trademarks, service marks and tradenames and applications for registration thereof, all unregistered and registered copyrights and applications for registration thereof, all Internet domain name registrations and all computer software programs and databases.

“Law” means any federal, state, regional, local or municipal law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree, injunction, constitution or other similar legally enforceable requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“License” means any license or certificate of public convenience issued by any applicable state or federal agency, including the PPUC and the FCC.

“Lien” means any lien, mortgage, deed of trust, encumbrance, claim or security interest.

“NASDAQ” means, with respect to Parent, the NASDAQ Global Market and, with respect to the Company, the NASDAQ National Market System.

“Parent Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock based, severance, retention, employment, change-in-control, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each material bonus, incentive, vacation or other material employee benefit plan, agreement, program, policy or arrangement with respect to current or former employees, any of which is maintained or sponsored by Parent or any of the Parent Subsidiaries or with respect to which Parent or any of the Parent Subsidiaries is obligated to make any contributions, other than any plans maintained or sponsored by a union.

“Parent By-laws” means Parent’s By-laws, as amended.

“Parent Certificate” means Parent’s Certificate of Incorporation, as amended.

“Parent Material Adverse Effect” means any material adverse effect on (i) the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole, or (ii) Parent’s or Merger Sub’s ability to perform their respective obligations under this Agreement; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (1) any failure by Parent or any of the Parent Subsidiaries to meet any internal or published projections, forecasts, or revenue or earnings predictions for any period ending prior to, on or after the date of this Agreement (it being understood that this clause (1) does not and shall not be deemed to apply to the underlying cause or causes of any such failure); (2) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger including (A) the absence of consents, waivers or approvals relating to the Merger from any Governmental Entity or other Person or (B) any litigation brought by any stockholder(s) of Parent in connection with this Agreement or any of the Transactions; (3) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting (A) the telecommunications industry as a whole that are not specifically related to Parent and the Parent Subsidiaries and do not have a materially disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole, or (B) the United States economy as a whole, including changes in economic and financial markets and regulatory or political conditions, whether resulting from acts of terrorism, war, natural disaster or otherwise, that do not have a materially disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole; (4) any change in the market price or trading volume of Parent’s securities; (5) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to any change in GAAP or any change in applicable Laws or the interpretation or enforcement thereof that, in each case, do not have a materially disproportionate adverse effect on Parent and the Parent Subsidiaries, taken as a whole; (6) any costs or expenses incurred or accrued by Parent and the Parent Subsidiaries in connection with this Agreement or any of the Transactions; and (7) any actions taken, or failures to take action, or such other changes, occurrences, developments, events, series of events or circumstances, to which the Company has consented in writing, or the failure of Parent to take any action referred to in Section 6.2 due to the Company’s withholding of consent.

“Parent Material Subsidiary” means each of (i) Merger Sub and (ii) any other Parent Subsidiary that is a “Significant Subsidiary” within the meaning of Rule 405 promulgated under the Securities Act.

“Parent Stock” means common stock, par value $.01 per share, of Parent.

“Parent Subsidiary” means any Subsidiary of Parent.

“Parent’s Knowledge” means the actual knowledge of the directors and executive officers of Parent, without investigation.

“PBCL” means the Pennsylvania Business Corporation Law of 1988, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens for Taxes or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith, (ii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the ordinary course of business, (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (iv) zoning, entitlement and other land use and environmental regulations by Governmental Entities, (v) with respect to Owned Real Property, any matters disclosed in title reports delivered or made available to Parent prior to the date of this Agreement and all Liens of record, (vi) with respect to leasehold interests, Liens incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without the consent of the lessee, (vii) Liens in favor of the Company or any Company Subsidiary securing intercompany borrowing by any Company Subsidiary, (viii) Liens set forth on Section 4.8 of the Company Disclosure Schedule, (ix) Liens specifically disclosed in the Company SEC Financial Statements, (x) purchase money Liens arising in the ordinary course of business, and (xi) such other Liens as would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect.

“Person” shall be construed as broadly as possible and shall include an individual or natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a Governmental Entity.

“PPUC” means the Pennsylvania Public Utility Commission.

“PPUC Rules” means the rules and regulations promulgated by the PPUC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Act Rules” means the rules promulgated by the SEC under the Securities Act.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors, or others performing similar functions with respect to such corporation or other organization, is beneficially owned or controlled, directly or indirectly, by such Person or by any one or more of its Subsidiaries (as defined in the preceding clause) or by such Person and one or more of its Subsidiaries.

“Superior Proposal” means any bona fide written Alternative Proposal (provided, that for purposes of this definition, the applicable percentages in clauses (i), (ii) and (iii) of the definition of Alternative Proposal shall be fifty percent (50%) rather than twenty-five percent (25%)), which (on its most recently amended or modified terms, if amended or modified) the Board of Directors of the Company determines in good faith, if consummated, would result in a transaction that is more favorable to the Company’s shareholders (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than the Merger, taking into account, among other things, (i) the terms of such Alternative Proposal and (ii) such legal, financial, regulatory, timing and other aspects of such Alternative Proposal, including the Person making such Alternative Proposal, which the Company’s Board of Directors deems relevant.

“Tax” means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, social security, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, any tax required by the Public Utility Realty Tax Act, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, imposed by any Governmental Entity, together with any interest, penalty or addition to tax imposed with respect thereto.

“Transactions” means, collectively, all of the transactions contemplated by this Agreement, including the Merger. For the avoidance of doubt, references herein to the Transactions or to any of the Transactions shall not be deemed to include or mean the Financing.

Section 1.2.  Certain Other Definitions.  The following terms are defined in the respective Sections of the Agreement indicated:

Defined Term	Section

Agreement	Preamble
Articles of Merger	2.3
Cash Consideration	3.1(c)(i)
Cash Conversion Number	3.3(a)(i)
Cash Electing Company Share	3.1(c)(i)
Cash Election	3.1(c)(i)
Cash Election Number	3.3(b)
Certificate	3.1(c)
Closing	2.2
Closing Date	2.2
Company	Preamble
Company Benefit Plan	4.12(a)
Company Benefit Plans	4.12(a)
Company Common Stock	3.1(b)
Company Disclosure Schedule	Article IV
Company Preferred Stock	4.2(a)
Company Reimbursement Amount	8.3(b)
Company Representatives	6.3(a)
Company Required Statutory Approvals	4.4(a)
Company Rights	Recitals
Company SEC Documents	4.5(a)
Company SEC Financial Statements	4.5(c)
Company Shareholder Approval	4.3(a)
Company Shareholders’ Meeting	2.6(a)(i)
Company Tax Returns	4.9
Company Termination Fee	8.3(a)(y)
Company Union Contracts	4.13(a)(iii)
Department of State	2.3
Disclosing Party	6.5(a)
Effective Time	2.3
Electing Company Share	3.1(c)(ii)
Election Deadline	3.2(b)
Evercore	4.20
Exchange Agent	3.2(a)
Excluded Shares	3.1(b)
Financing	5.12
Financing Commitments	5.12
Form of Election	3.2(b)
Indemnified Liabilities	6.8(a)
Indemnified Parties	6.8(a)
Indemnified Party	6.8(a)
Leased Real Property	4.8(c)

Defined Term	Section

Merger	Recitals
Merger Consideration	3.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	3.1(a)
Non-Electing Company Holder	3.4(b)
Non-Electing Company Share	3.1(c)(iii)
Owned Real Property	4.8(b)
Parent	Preamble
Parent Disclosure Schedule	Article V
Parent Preferred Stock	5.2(a)
Parent Registration Statement	2.6(a)(i)
Parent Required Statutory Approvals	5.4(a)
Parent SEC Documents	5.5(a)
Parent SEC Financial Statements	5.5(c)
Parent Stock Consideration	3.1(c)(ii)
Parent Stock Issuance	2.6(a)(i)
Parent Tax Returns	5.8
Proceeding	6.8(a)
Proxy Statement/Prospectus	2.6(a)(i)
PUHCA	5.9(b)
Rights Agreement	Recitals
Rights Agreement Amendment	Recitals
Shortfall Number	3.3(c)
Stock Electing Company Share	3.1(c)(ii)
Stock Election	3.1(c)(ii)
Superior Proposal Agreement	6.3(c)(y)
Surviving Corporation	Recitals

ARTICLE II

THE MERGER

Section 2.1.  The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the provisions of Subchapter C of Chapter 19 of the PBCL and the separate corporate existence of Merger Sub shall cease and (b) the Company shall be the Surviving Corporation and shall continue its corporate existence under the PBCL. The Merger shall have the effects set forth in Section 1929 of the PBCL.

Section 2.2.  Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, at 10:00 a.m., local time, on a date designated by the Company which is reasonably satisfactory to Parent, which shall be as soon as practicable, but not later than five (5) Business Days, after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied on the Closing Date), or at such other place, time and date as the parties hereto shall agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date”.

Section 2.3.  Effective Time.  As soon as practicable during the Closing, Merger Sub and the Company shall cause articles of merger providing for the Merger (the “Articles of Merger”) to be executed and filed in the Department of State of the Commonwealth of Pennsylvania (the “Department of State”) as provided in Sections 1926 and 1927 of the PBCL, and shall take such other and further actions as may be required by applicable

Law to make the Merger effective. The Merger shall become effective at the time that the Articles of Merger are duly filed in the Department of State or such later time as is agreed upon by the parties hereto and specified in the Articles of Merger. The time when the Merger becomes effective is hereinafter referred to as the “Effective Time”.

Section 2.4.  Articles of Incorporation and By-laws of the Surviving Corporation.  At the Effective Time, the Articles of Incorporation and the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corporation until thereafter amended in compliance with the PBCL.

Section 2.5.  Directors and Officers of the Surviving Corporation.  The directors of Merger Sub and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the PBCL and the Articles of Incorporation and By-laws of the Surviving Corporation.

Section 2.6.  Proxy Statement/Prospectus; Parent Registration Statement; Company Shareholders’ Meeting.

(a) Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them:

(i) prepare and file with the SEC as soon as is reasonably practicable (x) proxy materials (the “Proxy Statement/Prospectus”) under the Exchange Act with respect to a meeting of the shareholders of the Company (the “Company Shareholders’ Meeting”) for the purpose of considering and taking action upon this Agreement, and (y) a Registration Statement on Form S-4 or other appropriate Form under the Securities Act (the “Parent Registration Statement”) with respect to the issuance of shares of Parent Stock pursuant to the Merger (the “Parent Stock Issuance”) in which the Proxy Statement/Prospectus shall be included as a prospectus;

(ii) use commercially reasonable efforts to have, as promptly as practicable, (x) the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and (y) the Parent Registration Statement declared effective by the SEC under the Securities Act;

(iii) take all such action as shall be required under applicable state blue sky or securities Laws in connection with the Transactions; and

(iv) cooperate with each other in determining whether any filings are required to be made or consents are required to be obtained in any foreign jurisdiction prior to the Effective Time in connection with the Transactions, and in making any such filings promptly and in seeking to obtain timely any such consents.

(b) Subject to the terms and conditions of this Agreement (including the rights of the Company under Sections 6.3(c) and 8.1(c)), the Company, acting through its Board of Directors, shall:

(i) include in the Proxy Statement/Prospectus the recommendation of the Company’s Board of Directors that the Company’s shareholders vote in favor of the approval and adoption of this Agreement at the Company Shareholders’ Meeting; provided, however, that such recommendation may be withdrawn, modified or amended, in each case, (x) in accordance with Section 6.3(c) or (y) if, other than in connection with an Alternative Proposal, the Company’s Board of Directors shall have determined in good faith (after consultation with the Company’s outside counsel) that the failure to take such action is inconsistent with its fiduciary duties under applicable Law (it being understood and agreed that notwithstanding any withdrawal, modification or amendment made pursuant to this clause (y), the Company shall still be required to hold the Company Shareholders’ Meeting pursuant to Section 2.6(b)(ii));

(ii) as soon as reasonably practicable after the date on which the Proxy Statement/Prospectus has been cleared by the SEC and the Parent Registration Statement has been declared effective by the SEC, (x) mail the Proxy Statement/Prospectus to the Company’s shareholders and (y) duly call, give notice of, and convene and hold the Company Shareholders’ Meeting; and

(iii) subject to the proviso in Section 2.6(b)(i), use commercially reasonable efforts to solicit from the Company’s shareholders proxies in favor of the approval and adoption of this Agreement.

(c) In connection with the preparation of the Proxy Statement/Prospectus and the Parent Registration Statement, Parent shall furnish to the Company all information concerning Parent, Merger Sub and the other Parent Subsidiaries as the Company may reasonably request, and the Company shall furnish to Parent all information concerning the Company and the Company Subsidiaries as Parent may reasonably request. Each of the Company and Parent agrees that the information with respect to it or any of its Subsidiaries included or incorporated by reference in the Proxy Statement/Prospectus, the Parent Registration Statement, any amendment or supplement thereto or any other document filed in connection with this Agreement or any of the Transactions with any Governmental Entity (in any such case to the extent such information was furnished by the Company or Parent, as the case may be, for inclusion or incorporation by reference therein) (i) at the respective times that the applicable document is filed with the SEC or such other Governmental Entity and first mailed or otherwise disseminated to the Company’s shareholders, (ii) in addition, in the case of the Proxy Statement/Prospectus, at the time of the Company Shareholders’ Meeting, and (iii) in addition, in the case of the Parent Registration Statement, at the time the Parent Registration Statement becomes effective and at the Effective Time, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) The Company and the Company’s counsel, and Parent and Parent’s counsel, shall each be given a reasonable opportunity to review and comment upon the Proxy Statement/Prospectus and Parent Registration Statement prior to the filing thereof with the SEC, and shall provide any comments thereon to the other party as soon as practicable (but in no event later than three (3) Business Days after being asked to comment thereon). The Company shall provide Parent and Parent’s counsel, and Parent shall provide the Company and the Company’s counsel, promptly after receipt thereof, with copies of any written comments or other material communications that it or its counsel receives from time to time from the SEC or its staff with respect to the Proxy Statement/Prospectus or Parent Registration Statement, with copies of any written responses to, and telephonic notification of any material verbal responses received from, the SEC or its staff by it or its counsel with respect to the Proxy Statement/Prospectus or Parent Registration Statement, and with notice of any stop order or the suspension of qualification of the Parent Stock issuable pursuant to the Merger for offering or sale in any jurisdiction. If at any time Parent or the Company shall become aware of the occurrence of any event or other circumstance relating to it or any of its Subsidiaries as to which an amendment or supplement to the Proxy Statement/Prospectus or Parent Registration Statement shall be required, it shall notify the other party thereof, and Parent and the Company shall together, or pursuant to an allocation of responsibility to be agreed upon between them, promptly prepare and file such amendment or supplement with the SEC and, if applicable, disseminate such amendment or supplement to the Company’s shareholders. Neither the Company nor Parent shall disseminate or file any such amendment or supplement without reasonable advance consultation with the other party and its counsel.

(e) Parent and Merger Sub shall, at the Company Shareholders’ Meeting, vote, or cause to be voted, all shares of Company Common Stock owned by any of Parent, Merger Sub and any other Affiliate of Parent in favor of the approval and adoption of this Agreement.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1.  Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any share of capital stock of the Company, Parent or Merger Sub:

(a) Common Stock of Merger Sub.  Each share of common stock, without par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Certain Company Common Stock.  Each share of common stock, par value $0.15625 per share, of the Company (“Company Common Stock”) that immediately prior to the Effective Time is owned by Parent, Merger Sub or any other Parent Subsidiary, and each share of Company Common

Stock held in the treasury of the Company or owned by any Company Subsidiary, shall automatically be canceled and retired and shall cease to exist without any conversion thereof, and no consideration shall be delivered in exchange therefor. Shares of Company Common Stock that are canceled and retired pursuant to this Section 3.1(b) are hereinafter referred to as the “Excluded Shares”.

(c) Conversion of Company Common Stock.  Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall automatically be converted into the right to receive the following consideration:

(i) Each share of Company Common Stock with respect to which an election to receive cash (a “Cash Election”) has been effectively made and not revoked or lost pursuant to Section 3.2 (each, a “Cash Electing Company Share”) shall (subject to Section 3.3) be converted into the right to receive $25.00 in cash without interest (such per share amount is hereinafter referred to as the “Cash Consideration”).

(ii) Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 3.2 (each, a “Stock Electing Company Share” and, together with each Cash Electing Company Share, an “Electing Company Share”) shall (subject to Section 3.3) be converted into the right to receive 1.1061947 validly issued, fully paid and nonassessable shares of Parent Stock, subject to adjustment in accordance with Section 3.1(e) (such per share amount, together with any cash in lieu of fractional shares of Parent Stock to be paid pursuant to Section 3.1(d), is hereinafter referred to as the “Parent Stock Consideration”).

(iii) Each share of Company Common Stock that is not (x) an Excluded Share or (y) a share of Company Common Stock with respect to which a Cash Election or a Stock Election has been properly made and not revoked or lost pursuant to Section 3.2 (each, a “Non-Electing Company Share”) shall be converted into the right to receive the Cash Consideration or the Parent Stock Consideration, as determined pursuant to Section 3.3.

Effective as of the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such share of Company Common Stock (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 3.4. For purposes of this Agreement, the term “Merger Consideration” with respect to a given share of Company Common Stock shall mean either the Cash Consideration (with respect to a share of Company Common Stock representing the right to receive the Cash Consideration) or the Parent Stock Consideration (with respect to a share of Company Common Stock representing the right to receive the Parent Stock Consideration).

(d) No Fractional Shares.  No fractional shares of Parent Stock shall be issued in respect of shares of Company Common Stock that are to be converted in the Merger into the right to receive shares of Parent Stock. Each holder of a Certificate (other than holders of Certificates representing Excluded Shares) shall be entitled to receive in lieu of any fractional share of Parent Stock to which such holder would otherwise have been entitled pursuant to Sections 3.1(c) and 3.3 an amount in cash (without interest), rounded to the nearest whole cent, equal to the product obtained by multiplying (i) the fractional share of Parent Stock to which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time, such holder’s unrevoked Cash Elections and Stock Elections and the provisions of Section 3.3) by (ii) the average of the closing price on NASDAQ for a share of Parent Stock for the five (5) consecutive trading days immediately preceding the Effective Time.

(e) Adjustments.  If, on or after the date of this Agreement and prior to the Effective Time, Parent pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Parent Stock, then the Parent Stock Consideration and any dependent items shall be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Parent Stock Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.

Section 3.2.  Election Procedures.

(a) Promptly after the execution of this Agreement, Parent shall designate and appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent hereunder (the “Exchange Agent”) for the purpose of exchanging Certificates.

(b) Parent shall prepare and file as an exhibit to the Parent Registration Statement a form of election, and other appropriate and customary transmittal materials, in such form and containing such provisions as Parent and the Company shall mutually agree (collectively, the “Form of Election”). The Form of Election shall permit each Person who, at or prior to the Election Deadline (as defined below), is a record holder (or, in the case of nominee record holders, the beneficial owner, through proper instructions and documentation) of any share of Company Common Stock (other than Excluded Shares) to specify (i) the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Cash Election and/or (ii) the number of such holder’s shares of Company Common Stock with respect to which such holder makes a Stock Election. The Form of Election shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Form of Election and any Certificates to the Exchange Agent. The Company shall mail the Form of Election with the Proxy Statement/Prospectus to all Persons who are record holders of shares of Company Common Stock as of the record date for the Company Shareholders’ Meeting and shall use commercially reasonable efforts to make the Form of Election available to all Persons who become holders of shares of Company Common Stock during the period between the record date for the Company Shareholders’ Meeting and the Election Deadline. As used in this Agreement, “Election Deadline” means 5:00 p.m., New York City time, on the date that is two (2) Business Days immediately preceding the Closing Date (or on such other date as the parties hereto mutually agree).

(c) Any such election shall have been properly made only if the Exchange Agent shall have received at its designated office, by the Election Deadline, a Form of Election properly completed and signed and accompanied by Certificates representing the shares of Company Common Stock to which such Form of Election relates (or by an appropriate guarantee of delivery of such Certificates as set forth in such Form of Election from a firm that is an “eligible guarantor institution” (as defined in Rule 17Ad-15 under the Exchange Act); provided, that such Certificates are in fact delivered to the Exchange Agent by the time set forth in such guarantee of delivery). Any share of Company Common Stock (other than Excluded Shares) with respect to which a proper Cash Election or Stock Election has not been made as aforesaid shall be deemed to be a Non-Electing Company Share. After a Cash Election or a Stock Election is properly made with respect to any share of Company Common Stock, no further registration of transfers of such share shall be made on the stock transfer books of the Company, unless and until such Cash Election or Stock Election is properly revoked.

(d) Parent and the Company shall publicly announce the anticipated date of the Election Deadline at least five (5) Business Days prior to the anticipated Closing Date. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(e) Any Cash Election or Stock Election may be revoked with respect to all or any portion of the shares of Company Common Stock subject thereto (but only in whole share amounts) by the holder who submitted the applicable Form of Election by such holder submitting to the Exchange Agent a written notice of such revocation received by the Exchange Agent at or prior to the Election Deadline. In addition, all Cash Elections and Stock Elections shall automatically be revoked if this Agreement is terminated in accordance with Article VIII. If a Cash Election or Stock Election is revoked with respect to any shares of Company Common Stock, the Certificates representing such shares shall be promptly returned to the holder that submitted the same to the Exchange Agent, except to the extent (if any) a subsequent Cash Election and/or Stock Election is properly made with respect to any or all of the shares of Company Common Stock represented by such Certificate.

(f) The good faith determination of the Exchange Agent (or the joint determination of Parent and the Company, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not Cash Elections and Stock Elections shall have been properly made or revoked pursuant to this Section 3.2 and as to when Cash Elections, Stock Elections and revocations were received by the Exchange Agent. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Forms of

Election. The Exchange Agent (or Parent and the Company jointly, in the event that the Exchange Agent declines to make the following computations) shall also make all computations as to the proration contemplated by Section 3.3, and absent manifest error such computations shall be conclusive and binding on Parent, the Company and all holders of Company Common Stock. The Exchange Agent may, with the written agreement of Parent after Parent’s reasonable consultation with the Company, make any rules that are consistent with this Section 3.2 for the implementation of the Cash Elections and Stock Elections provided for in this Agreement and shall be necessary or desirable to effect the Cash Elections and Stock Elections.

Section 3.3.  Proration.  Notwithstanding anything in this Agreement to the contrary:

(a) Cash Conversion Number .  With respect to all shares of Company Common Stock (other than the Excluded Shares) issued and outstanding immediately prior to the Effective Time:

(i) eighty percent (80%) of such shares (such number of shares, the “Cash Conversion Number”) shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the remainder of such shares shall be converted into the right to receive the Parent Stock Consideration per share.

(b) If Cash Election Number Equals or Exceeds the Cash Conversion Number.  If the aggregate number of Cash Electing Company Shares (such number of shares, the “Cash Election Number”) equals or exceeds the Cash Conversion Number, then:

(i) all Stock Electing Company Shares and all Non-Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share; and

(ii) the number of Cash Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (x) the number of Cash Electing Company Shares of such shareholder by (y) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number, and the remaining number of such holder’s Cash Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share.

(c) If Cash Election Number Is Less Than the Cash Conversion Number.  If the Cash Election Number is less than the Cash Conversion Number (such difference between the Cash Election Number and the Cash Conversion Number, the “Shortfall Number”), then:

(i) all Cash Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration; and

(ii) the Stock Electing Company Shares and the Non-Electing Company Shares shall be treated in the following manner:

(x) if the Shortfall Number is less than or equal to the aggregate number of Non-Electing Company Shares, then (A) all Stock Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share and (B) the number of Non-Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Non-Electing Company Shares of such shareholder by (2) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the aggregate number of Non-Electing Company Shares, and the remaining number of such holder’s Non-Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share; or

(y) if the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares, then (A) all Non-Electing Company Shares shall be converted into the right to receive an amount per share equal to the Cash Consideration and (B) the number of Stock Electing Company Shares of each shareholder of the Company that shall be converted into the right to receive an amount per share equal to the Cash Consideration shall be equal to the product obtained by multiplying (1) the number of Stock Electing Company Shares of such shareholder by (2) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the aggregate number of Non-Electing Company Shares and the denominator of which is the aggregate number of Stock Electing Company Shares, and the remaining number of such holder’s Stock Electing Company Shares shall be converted into the right to receive the Parent Stock Consideration per share.

Section 3.4.  Delivery of the Merger Consideration.

(a) Deposits with Exchange Agent.  Prior to the Effective Time (and, with respect to Parent Stock, from time to time after the Effective Time as applicable), Parent shall deposit with the Exchange Agent, pursuant to an agreement providing for the matters set forth in this Section 3.4 and such other matters as may be appropriate and the terms of which shall be mutually acceptable to Parent and the Company, an amount in cash and certificates representing shares of Parent Stock sufficient to effect the conversion of each share of Company Common Stock (other than Excluded Shares) into the Merger Consideration pursuant to this Agreement.

(b) Exchange Procedures.

(i) Promptly after the Effective Time, but in any event not more than five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record as of immediately prior to the Effective Time of Non-Electing Company Shares (each such holder, a “Non-Electing Company Holder” ), subject to Section 3.3, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to each Certificate representing any Non-Electing Company Shares held by such Non-Electing Company Holder shall pass, only upon delivery of the completed letter of transmittal and such Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company shall mutually agree) and (ii) instructions for use in effecting the surrender of each such Certificate in exchange for the total amount of Merger Consideration that such Non-Electing Company Holder is entitled to receive in exchange for such holder’s Non-Electing Company Shares in the Merger pursuant to this Agreement. From and after the Effective Time, until surrendered as contemplated by this Section 3.4, each Certificate representing Non-Electing Company Shares held by a Non-Electing Company Holder shall be deemed to represent only the right to receive the total amount of Merger Consideration to which such Non-Electing Company Holder is entitled in exchange for such Non-Electing Company Shares as contemplated by this Article III.

(ii) Upon surrender by a Non-Electing Company Holder to the Exchange Agent of all Certificates representing such holder’s Non-Electing Company Shares, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, each Non-Electing Company Holder shall be entitled to receive in exchange therefor (and the Exchange Agent shall mail to such Non-Electing Holder within ten (10) Business Days following such surrender): (A) a certificate (or certificates in the aggregate) representing the number of whole shares of Parent Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, and such Certificates so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.4(g)) equal to (I) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Stock to be paid pursuant to Section 3.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, plus (II) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.4(c).

(iii) As of the Effective Time, each former shareholder of the Company who properly made and did not revoke a Cash Election and/or a Stock Election shall be entitled to receive in exchange for such shareholder’s Electing Company Shares (and the Exchange Agent shall mail to such former shareholder within ten (10) Business Days following the Effective Time, unless such former shareholder is also a Non-Electing Company Holder, in which case the Exchange Agent shall include in its mailing to such former shareholder pursuant to Section 3.4(b)(ii)): (A) a certificate (or certificates in the aggregate) representing the number of whole shares of Parent Stock, if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, and such Certificates so surrendered shall be forthwith cancelled, and (B) a check in an amount of U.S. dollars (after giving effect to any required withholdings pursuant to Section 3.4(g)) equal to (I) the amount of cash (consisting of the Cash Consideration and cash in lieu of a fractional share of Parent Stock to be paid pursuant to Section 3.1(d)), if any, into which such holder’s shares of Company Common Stock represented by such holder’s properly surrendered Certificates were converted in accordance with this Article III, plus (II) any cash dividends and other distributions that such holder has the right to receive pursuant to Section 3.4(c).

(c) Dividends and Distributions.  No dividends or other distributions with respect to shares of Parent Stock shall be paid to the holder of any unsurrendered Certificate until such Certificate is surrendered as provided in this Article III. Subject to the effect of applicable Laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Parent Stock issued in exchange for shares of Company Common Stock represented immediately prior to the Effective Time by such Certificate (i) when any payment or distribution of a certificate representing any share(s) of Parent Stock is made to such holder pursuant to Section 3.4(b)(ii) or (iii), all dividends and other distributions payable in respect of such Parent Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) on the appropriate payment date, the dividends or other distributions payable with respect to such Parent Stock with a record date after the Effective Time but prior to surrender and with a payment date subsequent to such surrender. For purposes of dividends and other distributions in respect of Parent Stock, all shares of Parent Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(d) Transfer Books; No Further Ownership Rights in Shares.  After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. After the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares, except the right to receive the Merger Consideration and such dividends and other distributions on or in respect of Parent Stock as provided herein or as otherwise provided by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

(e) Termination of Fund; No Liability.  At any time following twelve (12) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent (i) certificates representing shares of Parent Stock and (ii) cash held by the Exchange Agent for payment of Cash Consideration and cash payments in lieu of fractional shares of Parent Stock, in each case, not delivered to holders of Certificates. Thereafter, holders of Certificates shall be entitled to look only to Parent, which shall thereafter act as the Exchange Agent (subject to abandoned property, escheat or other similar Laws), as general creditors of Parent with respect to the delivery of the Merger Consideration (including payment of cash in lieu of fractional shares of Parent Stock). None of Parent, the Surviving Corporation and the Exchange Agent shall be liable to any Person for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates.  In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit attesting to that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Surviving Corporation, the delivery by such Person of a bond (in such amount as Parent or the Surviving Corporation may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation on account of the alleged loss, theft or destruction of such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a certificate representing shares of Parent Stock and/or deliver a check for Cash Consideration, and pay the cash in lieu of any fractional share of Parent Stock to which such holder is entitled, which constitute the total amount of Merger Consideration deliverable in respect of such Certificate as determined in accordance with this Article III.

(g) Withholding Taxes.  The right of any Person to receive payment or consideration payable upon surrender of a Certificate pursuant to the Merger will be subject to any applicable requirements with respect to the withholding of any Tax. To the extent amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock in respect of which the deduction and withholding was made and (ii) Parent shall, or shall cause the Surviving Corporation or the Exchange Agent, as the case may be, to, promptly pay over such withheld amounts to the appropriate Governmental Entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as reasonably apparent from disclosure in the Company SEC Documents filed on or prior to the date hereof (excluding, with respect to the first sentence of Section 4.6 only, any disclosures in the first two sentences of the first paragraph under the caption “We are subject to a complex and uncertain regulatory environment” in Section 1A. Risk Factors of the Company’s Annual Report on Form 10-K for year ended December 31, 2006) or (ii) as set forth in a separate disclosure schedule (the “Company Disclosure Schedule”) which has been delivered by the Company to Parent at or prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty, or covenant, to the extent specified therein and such other representations, warranties and covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty, or covenant, reasonably apparent on its face), the Company hereby represents and warrants to Merger Sub and Parent as follows:

Section 4.1.  Corporate Organization.

(a) Each of the Company and the Company Material Subsidiaries is a corporation, duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and the Company Material Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not be reasonably expected to have, when aggregated with all other such failures, a Company Material Adverse Effect.

(b) The copies of the Company Articles and Company By-laws most recently filed with the Company SEC Documents are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2.  Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of capital stock, of which (i) 40,000,000 shares have been designated as shares of Company Common Stock and (ii) 151,000 shares have been designated as shares of Class A Junior Participating Preferred Stock, par value $1.00 per share, of the Company (“Company Preferred Stock”) for issuance upon exercise of the Company Rights pursuant to the Rights Agreement. At the close of business on June 29, 2007, (i) 15,005,000 shares of Company Common Stock were issued and outstanding, (ii) 35,000 shares of Company Common Stock were held in the Company’s treasury, (iii) no shares of Company Common Stock were reserved for issuance, (iv) no shares of Company Preferred Stock were issued and outstanding (but 151,000 shares of Company Preferred Stock were reserved for issuance upon exercise of the Company Rights pursuant to the Rights Agreement), and (v) no other class or series of shares of capital stock of the Company had been designated, issued or reserved for issuance. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights. Except as provided in this Agreement and except for the Company Rights, there are no outstanding subscriptions, options, warrants, calls, commitments, rights, arrangements, undertakings or agreements of any character calling for the purchase, issuance, redemption or repurchase of any securities of the Company to which the Company or any Company Subsidiary is a party, including any securities representing the right to purchase or otherwise receive any shares of Company Common Stock.

(b) Section 4.2(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each Company Material Subsidiary. The Company directly or indirectly owns, beneficially and of record, all of the issued and outstanding shares of the capital stock of each Company Material Subsidiary, free and clear of any Liens, except for (i) Liens imposed under federal or state securities Laws, (ii) Liens specifically disclosed in the Company SEC Financial Statements and (iii) Liens that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights. Neither the Company nor any of the Company Material Subsidiaries has any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of any of the Company Material Subsidiaries, including any securities representing the right to purchase or otherwise receive any shares of capital stock of any of the Company Material Subsidiaries. There are no restrictions on the Company with respect to voting the stock of any Company Material Subsidiary.

(c) Section 4.2(c) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, each corporation, limited liability company, partnership or other entity in which the Company has a direct or indirect ownership interest and which is not a Company Material Subsidiary, and the Company’s percentage ownership thereof. The Company owns all interests set forth in Section 4.2(c) of the Company Disclosure Schedule free and clear of any Liens, except for (i) Liens imposed under the applicable partnership or similar governing agreement or under federal or state securities Laws, (ii) Liens specifically disclosed in the Company SEC Financial Statements, and (iii) Liens that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3.  Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it, subject to the Company obtaining, prior to the Effective Time, the affirmative vote for the approval and adoption of this Agreement of a majority of the votes cast on the matter by the holders of Company Common Stock at the Company Shareholders’ Meeting when a quorum is present (the “Company Shareholder Approval”). The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions to be consummated by it, have been duly authorized and approved by the Board of Directors of the Company and, except for obtaining the Company Shareholder Approval, no other corporate action on the part of the Company or its shareholders is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by it. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery of this Agreement by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

(b) At a meeting duly called and held, the Board of Directors of the Company, subject to the proviso to Section 2.6(b)(i) and to Section 6.3(c), (i) adopted and approved this Agreement, the Merger and each of the other Transactions and the submission of this Agreement to the Company’s shareholders for approval and (ii) resolved to recommend that the Company’s shareholders vote in favor of the approval and adoption of this Agreement at the Company Shareholders’ Meeting. None of the aforesaid actions by the Board of Directors of the Company has been amended, rescinded or modified as of the date of this Agreement.

Section 4.4.  Consents and Approvals; No Violations.

(a) Except for (i) the consents and approvals set forth in Section 4.4(a) of the Company Disclosure Schedule, (ii) the filing with the SEC of the Proxy Statement/Prospectus and an amendment to the Company’s Registration Statement on Form 8-A with respect to the Rights Agreement Amendment, (iii) the filing with the Department of State of the Articles of Merger and the related docketing statements, (iv) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Exchange Act Rules, the HSR Act, and the applicable requirements of NASDAQ, (v) filings with, and the approval required by, the FCC under the Communications Act or the FCC Rules, and (vi) filings with, and the approval required by, the PPUC under the Pennsylvania Public Utility Code or the PPUC Rules (all of the foregoing, collectively, the “Company Required Statutory Approvals”), no consent or approval of, or filing, declaration or registration with, any Governmental Entity, which has not been received or made, is required to be obtained by or made by the Company for the consummation by the Company of the Transactions to be consummated by it, other than such consents, approvals, filings, declarations or registrations that if not obtained or made, would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions to be consummated by it, and compliance by the Company with any of the terms and provisions of this Agreement, will (i) violate any provision of the Company Articles or Company By-laws or the Articles of Incorporation or By-laws (or any similar organizational documents with a different name) of any Company Material Subsidiary or (ii) assuming that the Company Shareholder Approval and the Company Required Statutory Approvals are obtained or made, as the case may be, prior to the Effective Time, (x) violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or the award of any arbitrator or panel of arbitrators applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (y) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiary under any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective properties or assets may be bound or affected, in any such case involving payments to or from the Company or any Company Subsidiary of more than $50,000 per year, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act and the Securities Act Rules, or the Exchange Act and the Exchange Act Rules, in each such case since January 1, 2005 (collectively, and in each case including all annexes and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). As of their respective dates (or if subsequently amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Documents is the subject of ongoing SEC review.

(b) The Company is in compliance with, and has complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, to the Company’s independent registered accounting firm and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, of which there is Company’s Knowledge that involves management or other employees who have a significant role in the Company’s internal control over financial reporting for the year ended December 31, 2006. The Company has made available to Parent a summary of any such disclosures made by management to such accounting firm or audit committee for the year ended December 31, 2006.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (the “Company SEC Financial Statements”) (i) have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, (ii) complied in all material respects with published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the respective dates thereof and the consolidated statements of income, cash flows and (in the case of audited annual statements) shareholders’ equity for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

(d) As of March 31, 2007, neither the Company nor any of the Company Subsidiaries had any liabilities or obligations that would have been required by GAAP to be reflected in the consolidated balance sheet of the Company and the Company Subsidiaries as of such date, except (i) for such liabilities and obligations reflected, reserved against or otherwise disclosed in the consolidated balance sheet of the Company and the Company Subsidiaries as of such date (including the notes thereto) that is included in the Company SEC Financial Statements and (ii) for such liabilities and obligations as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect (it is understood and agreed that the representations and warranties contained in this Section 4.5(d): (x) do not apply to matters described in any of Section 4.4, the other portions of this Section 4.5, and Sections 4.7, 4.9, 4.10, 4.11, 4.12, 4.14, 4.15 and 4.16 (which are addressed exclusively in those Sections) and (y) shall not be deemed breached if such breach relates to a matter which is covered by a representation or warranty of the Company contained in this Article IV (other than this Section 4.5(d)) that contains a “Company’s Knowledge” qualification).

(e) Since December 31, 2006 to the date of this Agreement, (i) neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any director, officer, auditor, accountant or representative of the Company or any of the Company Subsidiaries has received any written complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to the Company and the Company Subsidiaries, taken as a whole, (ii) no attorney representing the Company or any Company Subsidiary has made a report to the Company’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) the Company has disclosed to its outside auditors any fraud, whether or not material, of which there is Company’s Knowledge that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 4.6.  Absence of Certain Changes or Events.  Except as expressly contemplated by this Agreement, since March 31, 2007, no events have occurred which have had or would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. From March 31, 2007 to the date of this Agreement, (i) the Company and the Company Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business and (ii) there has been no:

(a) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company, other than the declaration and payment by the Company of regular quarterly cash dividends on the shares of Company Common Stock;

(b) redemption or other acquisition by the Company of any of its capital stock;

(c) stock split, reverse stock split, combination or reclassification of the shares of Company Common Stock;

(d) increase in the rate or terms of compensation payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees whose annual base compensation exceeds $100,000, or grant or increase in the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees whose annual base compensation exceeds $100,000, except in any such case for grants or increases (i) required pursuant to the terms of plans or agreements in effect on the date of this Agreement, (ii) occurring in the ordinary course of business, or (iii) required by Law;

(e) adoption or amendment (except as may be required by Law) of any Company Benefit Plan or any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any employee, director or former director or employee;

(f) material change by the Company in accounting methods, principles or practices except as required by GAAP;

(g) amendment of any material Company Tax Return or the making of any material Tax election; or

(h) any agreement or commitment, whether in writing or otherwise, to take any action described in clauses (a) through (g) above.

Section 4.7.  Litigation; Other Proceedings.  Except (i) as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) for any litigation (or threatened litigation) concerning this Agreement or any of the Transactions or relating to the Company’s 2007 annual meeting of shareholders, there is no action, arbitration, suit, formal complaint (other than complaints by customers (other than carriers) in the ordinary course of business) or proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of the Company or any Company Subsidiary) before any Governmental Entity.

Section 4.8.  Personal Property; Real Property.

(a) None of the tangible personal property of the Company or any Company Subsidiary is subject to any Liens, other than Permitted Liens. The Company and the Company Subsidiaries have good title to, or a valid leasehold interest in, or with respect to licensed assets only, a valid license to use, the tangible personal assets and properties used or held for use by the Company and the Company Subsidiaries in connection with the conduct of their respective businesses as conducted as of the date of this Agreement, except where failure to have good title or a valid leasehold or license would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.8(b) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property owned by the Company or any Company Subsidiary (other than property rights with respect to land upon which telephone poles or wires are located) (collectively, the “Owned Real Property”) and, for each parcel of Owned Real Property, identifies the street address (or other identifying information) of such Owned Real Property.

(c) Section 4.8(c) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any Company Subsidiary (other than property rights with respect to land upon which telephone poles or wires are located) (collectively, including the improvements thereon, the “Leased Real Property”) and, for each parcel of Leased Real Property, identifies the street address (or other identifying information) of such Leased Real Property.

(d) The Company or a Company Subsidiary has good fee simple title to all Owned Real Property, and, to the Company’s Knowledge, enjoys peaceful and undisturbed possession of all Leased Real Property, free and clear of all Liens, except Permitted Liens.

(e) Except for Permitted Liens, as of the date of this Agreement, none of the Owned Real Properties is subject to any lease, sublease, license or other agreement granting to any Person (other than the Company or any Company Subsidiary) any right to the use or occupancy of such Owned Real Property or any part thereof. Except as would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge there does not exist any condemnation or eminent domain proceeding that affects any Owned Real Property or Leased Real Property.

Section 4.9.  Taxes.  Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Tax returns, reports and similar statements, including information returns and reports, claims for refund, and amended or substituted returns and reports (including any schedules attached thereto) required to be filed by or on behalf of the Company or any of the Company Subsidiaries (collectively, the “Company Tax Returns”) have been timely filed (taking into account any extensions), (ii) as of the times of filing, the Company Tax Returns were correct, (iii) the Company and the Company Subsidiaries have timely paid, withheld or made provision for all Taxes shown as due and payable on the Company Tax Returns that have been filed or that are otherwise due and owing, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on the Company’s most recent consolidated financial statements, and (iv) to the Company’s Knowledge, as of the date of this Agreement, there are no pending or threatened claims against or with respect to the Company or any of the Company Subsidiaries in respect of any Tax.

Section 4.10.  Licenses.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Licenses required for the operation of the businesses of the Company and the Company Subsidiaries as currently conducted are in full force and effect, (ii) all fees due and payable by the Company or any of the Company Subsidiaries to any Governmental Entities pursuant to the rules governing such Licenses have been paid, (iii) the Company and the Company Subsidiaries are in compliance with the terms of each such License of which it is a licensee, and (iv) there is no proceeding being conducted by any Governmental Entity of which the Company or any Company Subsidiary has received notice or, to the Company’s Knowledge, any proceeding or investigation threatened by any Governmental Entity, seeking the termination, suspension, modification, cancellation, revocation or nonrenewal of any of such Licenses or the imposition on the Company or any of the Company Subsidiaries of any penalty or fine with respect to any of such Licenses.

Section 4.11.  Compliance with Laws.

(a) Except with respect to matters described in any of Sections 4.4, 4.5, 4.7, 4.9, 4.10, 4.12, 4.14, 4.15 and 4.16, which are excluded from the provisions of this Section 4.11, and except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to the Company or any of the Company Subsidiaries or any award of any arbitrator or panel of arbitrators applicable to the Company or any of the Company Subsidiaries.

(b) Neither the Company nor any of the Company Subsidiaries is in violation of any requirement of applicable Law related to privacy, data protection or the collection and use of personal information gathered or used by the Company and the Company Subsidiaries applicable to the Company or any of the Company Subsidiaries or by which the Company or any of the Company Subsidiaries or any of their respective businesses or properties is bound, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.  Employee Benefits.

(a) Set forth in Section 4.12(a) of the Company Disclosure Schedule is a complete and correct list as of the date of this Agreement of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), each stock based, severance, retention, employment, change-in-control, deferred compensation or supplemental retirement agreement, program, policy or arrangement, and each material bonus, incentive, vacation or other material employee benefit plan, agreement, program, policy or arrangement with respect to current or former employees, any of which is maintained or sponsored by the Company or any of the Company Subsidiaries or with respect to which the Company or any of the Company Subsidiaries is obligated to make any contributions. All such plans, agreements, programs, policies and arrangements, other than any plans maintained or sponsored by the Communications Workers of America, are hereinafter referred to collectively as the “Company Benefit Plans” and individually as a “Company Benefit Plan.”

(b) With respect to each Company Benefit Plan, the Company has made available to Parent (i) a complete and current copy of such plan or a summary of such plan if no written plan document exists; (ii) the most recent determination letter, if applicable; (iii) the current summary plan description, if any; (iv) the most recent actuarial valuation report, if applicable; (v) the most recent annual reports on Form 5500, and (vi) service agreements, insurance policies and the most recent trust agreement, if applicable.

(c) Each Company Benefit Plan has been operated and administered, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter as to its qualification or is a prototype plan that is the subject of a favorable opinion letter from the Internal Revenue Service, and, to the Company’s Knowledge, nothing has occurred since the date of such determination or opinion letter that would adversely affect such qualification.

(d) [Intentionally omitted]

(e) Neither the Company nor any of the Company Subsidiaries makes or is obligated to make contributions, or has within the last six (6) years made contributions, to a “multiemployer plan” within the meaning of Section 4001(a) (3) of ERISA.

(f) With respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained or contributed to by the Company or any of the Company Subsidiaries: (i) no liability to the PBGC has been incurred (other than for premiums not yet due); (ii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (iii) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists.

(g) There are no actions, suits, claims (other than routine claims for benefits in the ordinary course) or governmental audits pending or, to the Company’s Knowledge, threatened with respect to any Company Benefit Plan, other than any such actions, suits, claims or audits that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) No Company Benefit Plan provides medical or dental benefits with respect to current or former employees of the Company or any Company Subsidiary beyond their termination of employment (other than to the extent required by applicable Law).

(i) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will: (i) increase any benefits otherwise payable under any Company Benefit Plan; (ii) result in any acceleration of the time of payment or vesting of any such benefits; (iii) limit or prohibit the ability to amend or terminate any Company Benefit Plan; (iv) require the funding of any trust or other funding vehicle; or (v) renew or extend the term of any agreement in respect of compensation for an employee of the Company or any of the Company Subsidiaries that would create any liability to the Company or any of the Company Subsidiaries after consummation of the transactions contemplated hereby.

(j) No Affiliates of the Company, other than the Company Subsidiaries, would be considered an “ERISA Affiliate” (i.e., an Affiliate or Person that, together with the Company, would be treated as a single employer under Section 414(b), (c), (d), or (o) of the Code).

(k) No breach of fiduciary duty under ERISA or prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l) All contributions to such Company Benefit Plans, all payments under such Company Benefit Plans (other than those to be made from a trust qualified under Code Section 401(a)) and all payments with respect to such Company Benefit Plans have been paid when due, and to the extent unpaid, are reflected on the Company’s consolidated financial statements if and to the extent required in accordance with GAAP.

Section 4.13.  Contracts.

(a) Section 4.13(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Contract that is of a type described below:

(i) any Contract to which the Company or any of the Company Subsidiaries is a party relating to indebtedness for borrowed money in excess of $500,000;

(ii) any guarantee of any obligation for borrowed money in excess of $500,000 with respect to which the Company or any of the Company Subsidiaries is a guarantor;

(iii) any collective bargaining agreement to which the Company or any of the Company Subsidiaries is a party (collective, the “Company Union Contracts”);

(iv) any Contract to which the Company or any of the Company Subsidiaries is a party granting a right of first refusal, right of first offer or similar preferential right to purchase or acquire any of the Company’s or any of the Company Subsidiaries’ capital stock or assets;

(v) any Contract to which the Company or any of the Company Subsidiaries is a party limiting, restricting or prohibiting the Company or any of the Company Subsidiaries from conducting business anywhere in the United States or elsewhere in the world, or any Contract to which the Company or any of the Company Subsidiaries is a party limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business or to compete with any other Person;

(vi) any joint venture or partnership agreement to which the Company or any of the Company Subsidiaries is a party; and

(vii) any other Contract (including all amendments thereto) that would be required to be filed by the Company with the SEC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act as of the date of this Agreement, other than this Agreement and the Rights Agreement Amendment.

The Company has, prior to the date of this Agreement, delivered or made available to Parent and Merger Sub true and correct copies of all Contracts referred to clauses (i) through (vii) above (except, with respect to any such Contract, to the extent that the Company or the applicable Subsidiary is precluded or restricted from doing so by the terms of such Contract or by any confidentiality agreement to which the Company or such Company Subsidiary is a party or by which it is bound).

(b) With respect to each Contract to which the Company or any Company Subsidiary is a party, (i) neither the Company nor any of the Company Subsidiaries has breached or is in default under, nor has any of them received written notice of breach or default under, such Contract, (ii) to the Company’s Knowledge, no other party to such Contract has breached or is in default of any of its obligations thereunder, and (iii) such Contract is a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries and to the Company’s Knowledge, of the other party or parties thereto, and is in full force and effect, except in any such case for breaches, defaults or failures to be valid, binding and legally enforceable or to be in full force and effect that would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

Section 4.14.  Environmental Laws and Regulations.  Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries are in compliance with all applicable Environmental Laws; (ii) to the Company’s Knowledge, no property currently owned or operated by the Company or any of the Company Subsidiaries is contaminated with any Hazardous Substance which would reasonably be expected to result in liability under any Environmental Law; (iii) neither the Company nor any of the Company Subsidiaries would reasonably be expected to incur liability under any Environmental Law for any Hazardous Substance release to, disposal on or contamination of any property by the Company or any of the Company Subsidiaries (or, to the Company’s Knowledge, by any other Person); (iv) there are no legal, administrative, arbitral or other proceedings, claims, actions or causes of action currently pending before any Governmental Entity or arbitrator or panel of arbitrators or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, seeking to impose on the Company or any of the Company Subsidiaries liability or obligations arising under Environmental Laws; and (v) neither the Company nor any of the Company Subsidiaries is subject to any agreement, order, judgment or decree by or with any Governmental Entity imposing any liability or obligation under Environmental Laws.

Section 4.15.  Labor Relations.

(a) As of the date of this Agreement, no employees of the Company or any of the Company Subsidiaries are covered by a collective bargaining agreement other than the Company Union Contracts.

(b) As of the date of this Agreement, there is no labor or employment-related charge, complaint or claim of any sort against the Company or any Company Subsidiary pending or, to the Company’s Knowledge, threatened before any Governmental Entity, except for such charges, complaints or claims that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no strike, lockout, work slowdown or stoppage or, to the Company’s Knowledge, labor organizing activity actually pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries, with such exceptions as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.16.  Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedule sets forth a complete and correct list (or, in the case of copyrights, a description) as of the date of this Agreement of all trademark and service mark registrations and pending applications, copyright registrations and pending applications, and Internet domain name registrations owned by the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries as applicable (i) are the sole and exclusive owners of record of all such registrations and applications and (ii) have paid all taxes and fees required to renew and maintain in force and effect through the date of this Agreement all such registrations and applications, except where the failure to pay such fees and taxes would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries owns or has any interest in any patents or patent applications. No Person has been granted a license or right to use any Intellectual Property owned by the Company or any of the Company Subsidiaries, except in connection with products or services offered by the Company in the ordinary course of business.

(b) The Company and the Company Subsidiaries own or possess adequate licenses or other rights to use all Intellectual Property necessary to conduct their respective businesses as currently conducted, except where the failure to own or possess such rights would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect. Except as would not be reasonably expected to have, in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of the Company Subsidiaries is infringing, misappropriating or violating any Intellectual Property of any other Person, (ii) neither the Company nor any of the Company Subsidiaries is in breach of, or in default under, any license of Intellectual Property by any other Person to the Company or any of the Company Subsidiaries, (iii) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Intellectual Property owned by the Company or any of the Company Subsidiaries, and (iv) the Company and the Company Subsidiaries have taken commercially reasonable steps to establish policies and procedures requiring employees and contractors with access to Intellectual Property owned by the Company or any of the Company Subsidiaries to maintain the confidentiality of non-public information.

Section 4.17.  Insurance.  The Company and each of the Company Subsidiaries maintains insurance coverage against such risks and in such amounts as the Company believes to be customary for companies of its size, in its geographic region and in the businesses in which the Company and the Company Subsidiaries operate.

Section 4.18.  Transactions with Affiliates.  As of the date of this Agreement, there are no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company Subsidiaries), on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.19.  Rights Agreement; Restrictions on Business Combinations.  The Board of Directors of the Company has (i) approved the execution of the Rights Agreement Amendment such that the Company Rights issued pursuant to the terms of the Rights Agreement are inapplicable to this Agreement and the Transactions and (ii) taken all necessary action such that the restrictions imposed on business combinations by Section 2538 and Subchapters E, F, G, H, I and J of Chapter 25 of the PBCL (to the extent such Subchapters apply to this Agreement and the Transactions), and Article X of the Company Articles, are inapplicable to this Agreement and the Transactions. The Rights Agreement, as so amended, has not been further amended or modified (except, following the date of this Agreement, in accordance with Section 6.3(c)(y)). A copy of the Rights Agreement Amendment has been previously provided to Parent.

Section 4.20.  Opinion of Financial Advisor.  The Board of Directors of the Company has received the opinion of Evercore Group L.L.C. (“Evercore”), the Company’s financial advisor, to the effect that, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates).

Section 4.21.  Broker’s Fees.  Except for Evercore and the fees and expenses payable to it, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers or directors on behalf of the Company or the Company Subsidiaries, has employed any investment banker, financial advisor, broker, finder or other financial services intermediary, or incurred any liability for any related advisory fees, broker’s fees, commissions, finder’s fees or other compensation, in connection with any of the Transactions.

Section 4.22.  No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty on behalf of the Company. The Company hereby disclaims any such other representation or warranty, whether by the Company, any Company Subsidiary, or any of their respective representatives or any other Person, notwithstanding the delivery or disclosure to Parent, Merger Sub or any other Person of any documentation or other written or oral information by the Company, any Company Subsidiary or any of their respective representatives or any other Person, and neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from such delivery or disclosure, or Parent’s or Merger Sub’s use, of any such documentation or other information (including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions).

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

Except (i) as reasonably apparent from disclosure in the Parent SEC Documents filed on or prior to the date hereof or (ii) as set forth in a separate disclosure schedule (the “Parent Disclosure Schedule”) which has been delivered by the Parent and Merger Sub to the Company at or prior to the execution of this Agreement (each section of which qualifies the correspondingly numbered representation and warranty, or covenant, to the extent specified therein and such other representations, warranties and covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to the information called for by such other representation and warranty, or covenant, reasonably apparent on its face), Merger Sub and the Parent hereby jointly and severally represent and warrant to the Company as follows:

Section 5.1.  Corporate Organization.

(a) Each of Parent, Merger Sub and the Parent Material Subsidiaries is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power, corporate or otherwise, and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent, Merger Sub and the Parent Material Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary except where the failure to be so licensed or qualified would not be reasonably expected to have, when aggregated with all other such failures, a Parent Material Adverse Effect.

(b) The copies of the Parent Certificate and Parent By-laws most recently filed with the Parent SEC Documents are true, complete and correct copies of such documents, and the copies of the Articles of Incorporation and By-laws of Merger Sub delivered to the Company prior to the date of this Agreement are true, complete and correct copies of such documents, in each case as in effect as of the date of this Agreement.

Section 5.2.  Capitalization.

(a) The authorized capital stock of Parent consists of 110,000,000 shares of capital stock, of which 100,000,000 shares have been designated as shares of Parent Stock and 10,000,000 shares have been designated as shares of preferred stock, par value $0.01 per share, of Parent (“Parent Preferred Stock”). At the close of business on June 29, 2007, (i) 26,130,618 shares of Parent Stock were issued and outstanding, (ii) no shares of Parent Stock were held in Parent’s treasury, (iii) 508,916 shares of Parent Stock were reserved for issuance pursuant to the Parent Benefit Plans (and no shares of Parent Stock were reserved for any other purpose), (iv) no shares of Parent Preferred Stock were issued and outstanding (or reserved for any purpose), and (v) no other class or series of shares of capital stock of Parent had been designated, issued or reserved for issuance. All of the issued and outstanding shares of Parent Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights. Except as provided in this Agreement and except as set forth in clause (iii) of the second sentence of this Section 5.2(a), there are no outstanding subscriptions, options, warrants, calls, rights, arrangements, undertakings, commitments or agreements of any character calling for the purchase, issuance, redemption or repurchase of any securities of Parent to which Parent or any Parent Subsidiary is a party, including any securities representing the right to purchase or otherwise receive any shares of Parent Stock. The shares of Parent Stock to be issued pursuant to the Merger, when issued in accordance with the terms and subject to the conditions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights, and will not be subject to any restrictions on the resale thereof under federal or state securities Laws.

(b) The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock, all of which shares are issued and outstanding and are owned, of record and beneficially, solely by Parent.

(c) Parent owns, directly or indirectly, all of the issued and outstanding shares of the capital stock or partnership or member interests of each Parent Material Subsidiary, free and clear of any Liens, except for (i) Liens imposed under federal or state securities Laws, (ii) Liens specifically disclosed in the Parent SEC Financial Statements and (iii) Liens that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. All such shares of capital stock are duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights. Neither Parent nor any of the Parent Material Subsidiaries has any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of any of the Parent Material Subsidiaries, including any securities representing the right to purchase or otherwise receive any shares of capital stock of any of the Parent Material Subsidiaries. There are no restrictions on Parent with respect to voting the stock of any Parent Material Subsidiary.

(d) With respect to each corporation, limited liability company, partnership or other entity in which Parent or any of the Parent Subsidiaries has a direct or indirect ownership interest in which it invested and/or to which is loaned more than $20,000,000 and which is not a Parent Material Subsidiary, Parent owns such ownership interest free and clear of any Liens, except for (i) Liens imposed under the applicable partnership or similar governing agreement or under federal or state securities Laws, (ii) Liens specifically disclosed in the Parent SEC Financial Statements and (iii) Liens that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.3.  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions to be consummated by it. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions to be consummated by them, have been duly authorized and approved by the respective Boards of Directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate action on the part of Parent or its stockholders, or Merger Sub or its shareholders, is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions to be consummated by them, including the Parent Stock Issuance. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due and valid authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

Section 5.4.  Consents and Approvals; No Violations.

(a) Except for (i) the consents and approvals set forth in Section 5.4(a) of the Parent Disclosure Schedule, (ii) the filing with the SEC of the Parent Registration Statement, (iii) the filing with the Department of State of the Articles of Merger and related docketing statements, (iv) such filings and approvals as may be required to be made or obtained under the state blue sky or securities Laws of various states in connection with the issuance of shares of Parent Stock pursuant to this Agreement, (v) such filings as may be required to cause the shares of Parent Stock to be issued pursuant to this Agreement to be approved for listing on NASDAQ, (vi) such other filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Exchange Act Rules or the HSR Act, (vii) filings with, and the approval required by, the FCC under the Communications Act or the FCC Rules and (viii) filings with, and the approval required by, the PPUC under the Pennsylvania Public Utility Code or the PPUC Rules (all of the foregoing, collectively, the “Parent Required Statutory Approvals”), no consent or approval of, or filing, declaration or registration with, any Governmental Entity, which has not been received or made, is required to be obtained by or made by Parent or Merger Sub for the consummation by Parent and Merger Sub of the Transactions to be consummated by them, other than such consents, approvals, filings, declarations or registrations that, if not obtained or made, would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions to be consummated by them, and compliance by Parent and Merger Sub with any of the terms and provisions of this Agreement, will (i) violate any provision of the Parent Certificate or Parent By-laws, the Articles of Incorporation or By-laws of Merger Sub, or the Certificate of Incorporation or By-laws (or any similar organizational documents with a different name) of any other Parent Material Subsidiary or (ii) assuming that the Parent Required Statutory Approvals are obtained or made, as the case may be, prior to the Effective Time, (x) violate any Law applicable to Parent, Merger Sub or any other Parent Subsidiary or any of their respective properties or assets, or the award of any arbitrator or panel of arbitrators applicable to Parent, Merger Sub or any other Parent Subsidiary or any of their respective properties or assets or (y) violate, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Merger Sub or any other Parent Subsidiary under any note, bond, mortgage, indenture, deed of trust, license, permit, lease, contract, agreement or other instrument to which Parent, Merger Sub or any other Parent Subsidiary is a party, or by which any of them or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, losses of benefits, defaults, events, terminations, rights of termination or cancellation, accelerations or Lien creations as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) Parent is qualified under applicable Laws to be a transferee of the Licenses issued by the FCC and PPUC. To Parent’s Knowledge, there is (i) no reason why the FCC or the PPUC will not grant their consent to the transfer of control to Parent of the Licenses issued by the FCC and the PPUC, respectively, and (ii) no fact that would reasonably be expected to lead to a condition of the consent of the FCC or the PPUC that would not allow Parent to consummate the Transactions. Parent does not have ten percent (10%) or greater foreign owners, including both equity and voting shares, and Parent is not controlled by foreigners such that the consent of the FCC will include Team Telecom review.

Section 5.5.  SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Parent has filed all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act and the Securities Act Rules, or the Exchange Act and the Exchange Act Rules, in each such case since January 1, 2005 (collectively, and in each case including all annexes and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”). As of their respective dates (or if subsequently amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To Parent’s Knowledge, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review.

(b) Parent is in compliance with, and has complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder, and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, and such assessment concluded that such controls were effective to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2006, to Parent’s independent registered accounting firm and the audit committee of the Board of Directors of Parent (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, of which there is Parent’s Knowledge that involves management or other employees who have a significant role in Parent’s internal control over financial reporting for the year ended December 31, 2006. Parent any has made available to the Company a summary of any such disclosures made by management to such accounting firm or audit committee for the year ended December 31, 2006.

(c) The consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent SEC Financial Statements”) (i) have been prepared in accordance with GAAP (except as may be otherwise indicated therein or in the notes thereto and except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the Exchange Act), applied on a consistent basis during the periods involved, (ii) complied in all material respects with published rules and regulations of the SEC with respect thereto, and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Parent Subsidiaries as of the respective dates thereof and the consolidated statements of income, cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments and the absence of footnotes).

(d) As of March 31, 2007, neither Parent nor any of the Parent Subsidiaries had any liabilities or obligations that would have been required by GAAP to be reflected in the consolidated balance sheet of Parent and the Parent Subsidiaries as of such date, except (i) for such liabilities and obligations reflected, reserved against or otherwise disclosed in the consolidated balance sheet of Parent and the Parent Subsidiaries as of such date (including the notes thereto) that is included in the Parent SEC Financial Statements and (ii) for such liabilities and obligations as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect (it is understood and agreed that the representations and warranties contained in this Section 5.5(d): (x) do not apply to matters described in any of Section 5.4, the other provisions of this Section 5.5, and Sections 5.7, 5.8, 5.9, 5.10, 5.11 and 5.17 (which are addressed exclusively in those Sections) and (y) shall not be deemed breached if such breach relates to a matter which is covered by a representation or warranty of Parent and Merger Sub contained in this Article V (other than this Section 5.5(d)) that contains a “Parent’s Knowledge” qualification).

(e) Since December 31, 2006 to the date of this Agreement, (i) neither Parent nor any Parent Subsidiary nor, to Parent’s Knowledge, any director, officer, auditor, accountant or representative of Parent or any of the Parent Subsidiaries has received any written complaint, allegation, assertion or claim that Parent or any of the Parent Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls relating to Parent and the Parent Subsidiaries, taken as a whole, (ii) no attorney representing Parent or any Parent Subsidiary has made a report to Parent’s chief legal officer, chief executive officer or Board of Directors (or any committee thereof) pursuant to the SEC’s Standards of Professional Conduct for Attorneys (17 CFR Part 205), and (iii) Parent has disclosed to its outside auditors any fraud, whether or not material, of which there is Parent’s Knowledge that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 5.6.  Absence of Certain Changes or Events.  Except as expressly contemplated in this Agreement, since March 31, 2007, no events have occurred which have had or would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. From March 31, 2007, to the date of this Agreement, (i) Parent and the Parent Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business and (ii) there has been no:

(a) declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Parent, other than the declaration and payment by Parent of regular quarterly cash dividends on the shares of Parent Stock;

(b) redemption or other acquisition by Parent of any of its capital stock;

(c) stock split, reverse stock split, combination or reclassification of the shares of Parent Stock;

(d) material change by Parent in accounting methods, principles or practices except as required by GAAP; or

(e) any agreement or commitment, whether in writing or otherwise, to take any action described in clauses (a) through (d) above.

Section 5.7.  Litigation; Other Proceedings.  Except (i) as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) for any litigation (or threatened litigation) concerning this Agreement or any of the Transactions, there is no action, arbitration, suit, formal complaint (other than complaints by customers (other than carriers) in the ordinary course of business) or proceeding pending or, to Parent’s Knowledge, threatened against Parent or any of the Parent Subsidiaries or any of their respective properties or assets or any of their respective officers or directors (in their capacity as officers or directors of Parent or any Parent Subsidiary) before any Governmental Entity.

Section 5.8.  Taxes.  Except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Tax returns, reports and similar statements, including information returns and reports, claims for refund, and amended or substituted returns and reports (including any schedules attached thereto) required to be filed by or on behalf of Parent or any of the Parent Subsidiaries (collectively, the “Parent Tax Returns”) have been timely filed (taking into account any extensions), (ii) as of the times of filing, the Parent Tax Returns were correct, (iii) Parent and the Parent Subsidiaries have timely paid, withheld or made provision for all Taxes shown as due and payable on the Parent Tax Returns that have been filed or that are otherwise due and owing, other than Taxes that are being contested in good faith, which have not been finally determined, and have been adequately reserved against in accordance with GAAP on Parent’s most recent consolidated financial statements, and (iv) to Parent’s Knowledge, as of the date of this Agreement, there are no pending or threatened claims against or with respect to Parent or any of the Parent Subsidiaries in respect of any Tax.

Section 5.9.  Licenses.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Licenses required for the operation of the businesses of Parent and the Parent Subsidiaries as currently conducted are in full force and effect, (ii) all fees due and payable by Parent or any of the Parent Subsidiaries to any Governmental Entities pursuant to the rules governing such Licenses have been paid, (iii) Parent and the Parent Subsidiaries are in compliance with the terms of each such License of which it is a licensee, and (iv) there is no proceeding being conducted by any Governmental Entity of which Parent has received notice or, to Parent’s Knowledge, any proceeding or investigation threatened by any Governmental Entity, seeking the termination, suspension, modification, cancellation, revocation or nonrenewal of any of such Licenses or the imposition on Parent or any of the Parent Subsidiaries of any penalty or fine with respect to any of such Licenses.

(b) Parent is not a “holding company” within the meaning of Section 16451(8)(A) of the Public Utility Holding Company Act of 2005 (“PUHCA”). Neither Parent nor any Parent Subsidiary is a “public utility” (as defined in PUHCA), a “public-utility company” (as defined in PUHCA) or a “natural gas company” (as defined in PUHCA).

Section 5.10.  Compliance with Laws.

(a) Except with respect to the matters described in Sections 5.4, 5.5, 5.7, 5.8, 5.9, 5.11 and 5.17, which are excluded from the provisions of this Section 5.10, and except as would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of the Parent Subsidiaries is in violation of any Law applicable to Parent or any of the Parent Subsidiaries or any award of any arbitrator or panel of arbitrators applicable to Parent or any of the Parent Subsidiaries.

(b) Neither Parent nor any of the Parent Subsidiaries is in violation of any requirement of applicable Law related to privacy, data protection or the collection and use of personal information gathered or used by Parent and the Parent Subsidiaries applicable to Parent or any of the Parent Subsidiaries or by which Parent or any of the Parent Subsidiaries or any of their respective businesses or properties is bound, except for conflicts, violations and defaults that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.  Environmental Laws and Regulations.  Except for those matters that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent and the Parent Subsidiaries are in compliance with all applicable Environmental Laws; (ii) to Parent’s Knowledge, no property currently owned or operated by Parent or any of the Parent Subsidiaries is contaminated with any Hazardous Substance which would reasonably be expected to result in liability under any Environmental Law; (iii) neither Parent nor any of the Parent Subsidiaries would reasonably be expected to incur liability under any Environmental Law for any Hazardous Substance release to, disposal on or contamination of any property by Parent or any of the Parent Subsidiaries (or, to Parent’s Knowledge, by any other Person); (iv) there are no legal, administrative, arbitral or other proceedings, claims, actions or causes of action currently pending before any Governmental Entity or arbitrator or panel of arbitrators or, to Parent’s Knowledge, threatened against Parent or any of the Parent Subsidiaries, seeking to impose on Parent or any of the Parent Subsidiaries liability or obligations arising under Environmental Laws; and (v) neither Parent nor any of the Parent Subsidiaries is subject to any agreement, order, judgment or decree by or with any Governmental Entity imposing any liability or obligation under Environmental Laws.

Section 5.12.  Sufficient Funds.  Prior to the date of this Agreement, Parent has delivered to the Company complete, correct and executed copies of all financing agreements and/or commitment letters (the “Financing Commitments”) with respect to the financing of the Transactions (the “Financing”), including all exhibits, schedules or amendments thereto. The Financing Commitments are in full force and effect, and there are no conditions precedent or other contingences related to the funding of the full amount of the Financing, other than as set forth in or expressly contemplated by the Financing Commitments. The aggregate proceeds contemplated by the Financing Commitments will be sufficient for Parent and Merger Sub to pay the aggregate amount of cash consideration for the shares of Company Common Stock determined pursuant to Article III (including the aggregate Cash Consideration and cash in lieu of fractional shares of Parent Stock to be paid pursuant to Section 3.1(d)), to perform Parent’s and Merger Sub’s other obligations under this Agreement and to pay all fees and expenses related to the Transactions payable by either of them. Parent and Merger Sub have no reason to believe that any of the conditions precedent to the Financing will not be satisfied in connection with the consummation of the Transactions or that the Financing will not be available to Merger Sub on the Closing Date.

Section 5.13.  Merger Sub’s Operation.  Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations, in each case since the date of its incorporation, other than in connection with the Transactions. Merger Sub has no liabilities or obligations other than its liabilities and obligations under this Agreement.

Section 5.14.  Ownership of Company Common Stock.  Neither Parent nor Merger Sub is an “interested shareholder” (as defined in Section 2553 of the PBCL) of the Company. None of Parent, Merger Sub, the other Parent Subsidiaries and their respective “Affiliates” and “Associates” (as defined on March 27, 1985 in Rule 12b-2 under the Exchange Act) owns beneficially or of record any shares of Company Common Stock.

Section 5.15.  Other Agreements.  None of Parent, Merger Sub or any other Parent Subsidiary has entered into any Contract with any officer or director of the Company or any of the Company Subsidiaries in connection with any of the Transactions.

Section 5.16.  Broker’s Fees.  Except for Wachovia Securities and the fees and expenses payable to it, neither Parent nor any of the Parent Subsidiaries or Parent’s Affiliates, nor any of their respective officers or directors on behalf of Parent or any of the Parent Subsidiaries or Parent’s Affiliates, has employed any investment banker, financial advisor, broker, finder or other financial services intermediary, or incurred any liability for any related advisory fees, broker’s fees, commissions, finder’s fees or other compensation, in connection with any of the Transactions.

Section 5.17.  Employee Benefits .

(a) Neither Parent nor any of the Parent Subsidiaries makes or is obligated to make contributions, or has within the last six (6) years made contributions, to a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

(b) With respect to any “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, maintained or contributed to by Parent or any of the Parent Subsidiaries: (i) no liability to the PBGC has been incurred (other than for premiums not yet due); (ii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; and (iii) no “accumulated funding deficiency,” within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, exists.

Section 5.18.  Contracts.  With respect to each Contract to which Parent or any Parent Subsidiary is a Party, (i) neither Parent nor any of the Parent Subsidiaries has breached or is in default under, nor has any of them received written notice of breach or default under, such Contract, (ii) to Parent’s Knowledge, no other party to such Contract has breached or is in default of any of its obligations thereunder, and (iii) such Contract is a valid, binding and enforceable obligation of Parent or one of the Parent Subsidiaries and, to Parent’s Knowledge, of the other party or parties thereto, and is in full force and effect, except in any such case for breaches, defaults or failures to be valid, binding and legally enforceable or to be in full force and effect that would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

Section 5.19.  No Other Representations or Warranties.  Except for the representations and warranties expressly contained in this Article V, neither Parent nor any other Person makes any express or implied representation or warranty on behalf of Parent. Parent hereby disclaims any such other representation or warranty, whether by Parent, any Parent Subsidiary, or any of their respective representatives or any other Person, notwithstanding the delivery or disclosure to the Company or any other Person of any documentation or other written or oral information by Parent, any Parent Subsidiary or any of their respective representatives or any other Person, and neither Parent nor any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from such delivery or disclosure, or the Company’s use, of any such documentation or other information (including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the Transactions).

ARTICLE VI

COVENANTS

Section 6.1.  Conduct of Businesses of Company Prior to the Effective Time.  Except as (x) set forth in Section 6.1 of the Company Disclosure Schedule, (y) expressly contemplated or permitted by this Agreement or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, unless Parent otherwise agrees in writing (such agreement not to be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business and (ii) use commercially reasonable efforts to maintain and preserve substantially intact its business organization and the goodwill of those having business or other third-party relationships with it, including Governmental Entities, and retain the services of its present officers and key employees. Without limiting the generality of the foregoing, and except as (x) set forth in Section 6.1 of the Company Disclosure Schedule, (y) expressly contemplated or permitted by this Agreement, or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall not, and shall not permit any of the Company Subsidiaries to, without the prior written consent of Parent (which consent, with respect to clause (a) below, may be given or withheld by Parent in its sole discretion and, in any other case, shall not be unreasonably withheld, delayed or conditioned), except as set forth in clause (g) below:

(a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, grant, disposition or pledge or other encumbrance of, (x) any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, other than in connection with the Rights Agreement, or (y) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date of this Agreement, (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other distribution in respect of any shares of capital stock, or otherwise make any payments to shareholders in their capacity as such, other than (x) payment by the Company of the regular quarterly cash dividend of $0.20 per share in respect of the Company Common Stock scheduled to be paid in July 2007, (y) declaration and payment by the Company of the regular quarterly cash dividend of $0.20 per share in respect of the Company Common Stock scheduled to be paid in October 2007 and (z) dividends declared or paid by any Company Subsidiary to any other Company Subsidiary or to the Company;

(b) other than in the ordinary course of business, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other Person other than to any of the Company and the Company Subsidiaries;

(c) (i) sell, (ii) transfer, (iii) mortgage, encumber or otherwise knowingly incur a Lien (other than Permitted Liens) with respect to or (iv) otherwise dispose of, any of its properties or assets with a net book value in excess of $500,000 individually and $1,000,000 in the aggregate, to any Person other than the Company or a wholly-owned Company Subsidiary, or cancel, release or assign any indebtedness in excess of $500,000 owed to the Company or any Company Subsidiary, except in any such case (x) in the ordinary course of business, (y) pursuant to contracts and agreements in force at the date of this Agreement or renewals of any such contract or agreement or (z) pursuant to plans disclosed in writing prior to the execution of this Agreement to Parent or Merger Sub or in the Company Disclosure Schedule;

(d) make any acquisition or investment (other than in the ordinary course of business), whether by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets, of or in any Person (i) other than a wholly-owned Company Subsidiary, (ii) to the extent contemplated by the Company’s capital expenditure budget for 2007 (as most recently updated if applicable), a copy of which has been provided to Parent prior to the date of this Agreement, or for 2008 or (iii) acquisitions or investments that are not in excess of $500,000 in the aggregate;

(e) increase the rate or terms of compensation payable by the Company or any of the Company Subsidiaries to any of their respective directors, officers or employees, or grant or increase the rate or terms of any bonus, pension, severance or other employee benefit plan, policy, agreement or arrangement with, for or in respect of any of their respective directors, officers or employees, except in any such case for grants or increases (i) required pursuant to the terms of plans or agreements in effect on the date of this Agreement (and, additionally, in the case of any of the Company Union Contracts, pursuant to any renegotiation thereof), (ii) occurring in the ordinary course of business or (iii) required by Law;

(f) amend the Company Articles or Company By-laws or the Articles of Incorporation or By-laws (or comparable governing documents) of any Company Material Subsidiary;

(g) engage in any of the activities described in Section 6.1(g) of the Company Disclosure Schedule without first consulting with Parent (it being understood and agreed that Parent shall not have any approval rights with respect to such activities);

(h) except in the ordinary course of business consistent with past practice, terminate, renew, extend, amend or modify in any material respect any Contract described in Section 4.13(a) of the Company Disclosure Schedule;

(i) effect or permit, with respect to the Company and any Company Subsidiary, a “plant closing” or “mass layoff”, as such terms are defined under the Worker Adjustment and Retraining Act of 1988, as amended;

(j) change the Company’s or any of the Company Subsidiaries’ method of accounting or accounting principles or practices, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by its independent public accountants;

(k) make any material Tax election; or

(l) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement commitment or arrangement to take any of the actions prohibited by this Section 6.1.

Without in any way limiting the rights or obligations of any party hereto under this Agreement, the parties hereto acknowledge and agree that (i) nothing in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of the Company Subsidiaries prior to the Effective Time and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 6.2.  Conduct of Businesses of Parent Prior to the Effective Time.  Except as (x) set forth in Section 6.2 of the Parent Disclosure Schedule, (y) expressly contemplated or permitted by this Agreement or (z) required by Law, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, Parent shall not, and shall not permit any of the Parent Subsidiaries to, without the prior written consent of the Company (which consent may be given or withheld by the Company in its sole discretion):

(a) engage in any material repurchase of, or any recapitalization or other change, restructuring or reorganization with respect to, Parent Stock, including payment of any dividend on or other distribution in respect to shares of Parent Stock, other than (i) the declaration and payment by Parent of regular quarterly cash dividends of $0.38738 per share in respect of the Parent Stock and (ii) dividends declared or paid by any Parent Subsidiary to any other Parent Subsidiary or to Parent;

(b) (i) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or organization of Parent or (ii) engage in any action or enter into any transaction or series of transactions, or permit any action to be taken or transaction or series of transactions to be entered into, that, in the case of either clause (i) or clause (ii), could reasonably be expected to delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions, including (x) withdrawing or modifying, in a manner adverse to the Company, the approval by the Board of Directors of Parent of this Agreement, the Merger or the Parent Stock Issuance or (y) engaging in any action or entering into any transaction or series of transactions, or permitting any action to be taken or transaction or series of transactions to be entered into, that could reasonably be expected to delay or otherwise adversely affect the funding of the full amount of the Financing or the ability of Parent and Merger Sub to pay the aggregate amount of cash consideration for the shares of Company Common Stock determined pursuant to Article III (including the aggregate Cash Consideration and cash in lieu of fractional shares of Parent Stock to be paid pursuant to Section 3.1(d));

(c) without limiting the generality of Section 6.2(b), acquire (whether through merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any material amounts of assets of or any equity in any Person or any business or division thereof, unless such acquisition or agreement would not (i) impose any delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or any of the other Transactions or the expiration or termination of any waiting period under the HSR Act or other Law, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or any of the other Transactions or (iii) increase the risk of not being able to remove any such order on appeal or otherwise;

(d) adopt any amendments to the Parent Certificate or Parent By-laws (or the comparable governing documents of any of the Parent Subsidiaries) which would alter any of the terms of Parent Stock; or

(e) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to take any of the actions prohibited by this Section 6.2.

Section 6.3.  No Solicitation.

(a) During the period beginning on the date of this Agreement and continuing until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company agrees that the Company and the Company Subsidiaries shall not, and neither the Company nor any of the Company Subsidiaries shall authorize any of their respective officers, directors, employees, agents, advisors and other representatives (including any investment banker, financial advisor, attorney or accountant retained by the Company or any of the Company Subsidiaries or any of the foregoing) (collectively, the “Company Representatives”) to, initiate or solicit (including by way of furnishing non-public information) or knowingly facilitate the making of any proposal or offer that constitutes, or is reasonably expected to lead to, an Alternative Proposal from any Person or group of Persons or engage in any substantive discussions or negotiations concerning, or provide any non-public information with respect to, an Alternative Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, the Company (directly or through its Company Representatives) may:

(i) until receipt of the Company Shareholder Approval, engage in substantive discussions or negotiations with a Person or group of Persons that makes a bona fide Alternative Proposal (under circumstances in which the Company has complied in all material respects with its non-solicitation obligations under Section 6.3(a)) and may furnish to such Person(s) and its/their representatives information concerning, and may afford such Person(s) and its/their representatives access to, the Company and the Company Subsidiaries and their businesses, properties, assets, books and records, if (x) in the good faith judgment of the Company’s Board of Directors (after consultation with the Company’s financial advisor and outside counsel), such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal, and (y) prior to furnishing such information or access to, or entering into substantive discussions (except as to the existence of this Section 6.3) or negotiations with, such Person(s), (A) the Company receives from such Person(s) an executed Acceptable Confidentiality Agreement and (B) the Company notifies Parent to the effect that it intends to furnish information or access to, or intends to enter into substantive discussions or negotiations with, such Person(s);

(ii) comply with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to a tender or exchange offer;

(iii) make “stop-look-and-listen” communications with respect to an Alternative Proposal of the nature contemplated by Rule 14d-9 of the Exchange Act Rules; and

(iv) make such other disclosures to the Company’s shareholders, and take such other actions, as are required by Law.

In addition to the obligations of the Company and the Company Subsidiaries set forth in clause (i) of this Section 6.3(b), the Company shall promptly notify Parent in writing of any Alternative Proposal made after the date of this Agreement, which notice shall specify the material terms and conditions of any such Alternative Proposal and the identity of the Person(s) making such Alternative Proposal. The Company agrees that it and the Company Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing such information to Parent. The Company shall promptly make available to Parent and Merger Sub any material non-public information concerning the Company or the Company Subsidiaries that is made available to such Person(s) which was not previously made available to Parent and Merger Sub.

(c) The Board of Directors of the Company may not (i) withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement (except as set forth in clause (y) of the proviso to Section 2.6(b)(i) or as set forth below in this Section 6.3(c)), (ii) approve or recommend an Alternative Proposal or (iii) cause the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Alternative Proposal (other than an Acceptable Confidentiality Agreement). Notwithstanding the foregoing, at any time prior to receipt of the Company Shareholder Approval, if the Board of Directors of the Company (after consultation with the Company’s financial advisor and outside counsel) determines in good faith that any Alternative Proposal referred to in Section 6.3(b) constitutes a Superior Proposal, the Board of Directors of the Company may:

(w) withdraw or modify its approval or recommendation of the Merger and this Agreement;

(x) approve or recommend such Superior Proposal;

(y) cause the Company or any of the Company Subsidiaries to enter into a binding written agreement with respect to such Alternative Proposal (a “Superior Proposal Agreement”) (and amend the Rights Agreement in connection therewith); and

(z) terminate this Agreement in accordance with Section 8.1(c); provided, however, that (A) prior to terminating this Agreement, the Company shall give Parent at least four (4) Business Days’ notice thereof (except as provided in the final sentence of this clause (z)), attaching the Superior Proposal Agreement (or, if applicable, the most current draft thereof), which notice need only be given once with respect to any Superior Proposal, unless such Superior Proposal is modified in any material respect, and (B) if, within such four (4) Business Day period (except as provided in the final sentence of this clause (z)), Parent makes an offer that the Board of Directors of the Company determines in good faith is more favorable to the shareholders of the Company (other than Parent, Merger Sub and their respective Affiliates), from a financial point of view, than such Superior Proposal (taking into account, among other things, (I) the terms of such offer and (II) such legal, financial, regulatory, timing and other aspects of such offer which the Company’s Board of Directors deems relevant), and agrees in writing to all adjustments in the terms and conditions of this Agreement as are necessary to reflect such offer, the Company’s notice of termination with respect to such Superior Proposal shall be deemed to be rescinded and of no further force and effect and, if the Company or any Company Subsidiary has entered into a Superior Proposal Agreement, it shall promptly terminate such agreement (it being agreed that the Company will cause any Superior Proposal Agreement entered into prior to the expiration of such four (4) Business Day period to include a provision permitting such termination). Notwithstanding the foregoing, in the event that the Company gives Parent at least four (4) Business Days’ notice of a Superior Proposal as provided above in this clause (z), then any subsequent notice of termination given by the Company under this clause (z) shall require only at least two (2) Business Days’ notice before taking effect and, accordingly, all references above in this clause (z) to four (4) Business Days shall instead be deemed to be two (2) Business Days.

Section 6.4.  Publicity.  The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, none of the Company, Parent and any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or any of the other Transactions without the prior written approval of the Company and Parent, except as may be required by Law or by any listing agreement with a securities exchange as determined in the good faith judgment of the party wanting to make such release or announcement.

Section 6.5.  Access to Information.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Parent and the Company (each a “Disclosing Party”) shall, and shall cause its Subsidiaries to, afford to the other Disclosing Party’s officers, employees, accountants, counsel and other representatives, during normal business hours during the period prior to the Effective Time, reasonable access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, each Disclosing Party shall, and shall cause its Subsidiaries to, make available to the other Disclosing Party and the other Disclosing Party’s appropriate representatives (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws (other than reports or documents which the Disclosing Party is not permitted to so disclose under applicable Law) and (ii) all other information concerning its business, properties and personnel as such other Disclosing Party may reasonably request. Neither Disclosing Party nor any of its Subsidiaries shall be required to provide access to or to disclose information if such access or disclosure would violate or prejudice the rights of its customers, suppliers or employees, jeopardize the work product privilege or the attorney-client privilege of the institution in possession or control of such information, or contravene any Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, provided that the applicable Disclosing Party gives notice to the other Disclosing Party of the same. The parties hereto will use commercially reasonable efforts to the extent practicable to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) None of the Company, Parent or Merger Sub makes any representation as to the accuracy of any information provided pursuant to Section 6.5(a), and no party hereto may rely on the accuracy of any such information, other than as expressly set forth in the Company’s representations and warranties in Article IV or Parent’s and Merger Sub’s representations and warranties in Article V, as the case may be.

(c) The information provided pursuant to Section 6.5(a) will be used solely for the purpose of effecting the Transactions and will be governed by the terms of the Confidentiality Agreement.

Section 6.6.  Further Assurances; Regulatory Matters; Shareholder Litigation.

(a) Subject to the terms and conditions of this Agreement, each of Parent, Merger Sub and the Company shall, and Parent shall cause Merger Sub to, cooperate with each other and use (and shall cause its Subsidiaries to use) commercially reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger or the other Transactions and, subject to the conditions set forth in Article VII, to consummate the Transactions as promptly as practicable and (ii) promptly to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to use commercially reasonable efforts, to obtain as soon as practicable after the date of this Agreement all necessary permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable in connection with consummating the Transactions, including the Company Required Statutory Approvals and Parent Required Statutory Approvals. Without limiting the generality of the foregoing provisions of this Section 6.6(a), each party hereto and/or its Subsidiaries shall, within fifteen (15) Business Days (and, with respect to the PPUC, ten (10) Business Days) after the execution of this Agreement, file to the extent necessary any initial documentation required to obtain all requisite approvals or termination of applicable waiting periods for the Merger and the other Transactions under the HSR Act, the Pennsylvania Public Utility Code, the PPUC Rules, the Communications Act, and the FCC Rules. In connection with the foregoing, Parent and the Company agree that the Company shall have primary responsibility for the preparation and filing of all applications, filings or other materials with the FCC and the PPUC and any other Federal or state regulatory agency or commission, in each case with respect to the Merger and the Transactions (with discrete responsibilities with respect to the preparation of such filings to be agreed upon by the Company and Parent); provided, however, that Parent and its counsel, and the Company and its counsel, shall each be given a reasonably opportunity to review and comment upon drafts of all such applications, filings and other materials, including testimony and responses to discovery requests, or portions thereof prepared by the other party, and shall provide any comments thereon to the other party as soon as practicable (but in no event later than three (3) Business Days after being asked to comment thereon).

(b) In furtherance and not in limitation of the covenants of the parties hereto contained in Section 6.6(a), each of the parties hereto shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to any of the Transactions by or under the FCC, the FCC Rules, the PPUC, the Pennsylvania Public Utility Code, the PPUC Rules, the HSR Act, the Federal Trade Commission or the Department of Justice, including using commercially reasonable efforts to obtain clearance, or if such clearance cannot be obtained, to reach an agreement, settlement, consent providing for divestiture, a “hold separate” agreement, contractual undertakings with third Persons or any other relief, with the Governmental Entity investigating the Merger or the other Transactions; provided, however, that the foregoing shall not require any party hereto to agree to any asset divestiture or restriction on its or any of its Subsidiaries’ business operations or any other condition imposed to a Company Required Statutory Approval or a Parent Required Statutory Approval that would be reasonably expected to have a material adverse effect on the business, results of operations, financial condition or assets and liabilities, taken as a whole, of either party and its Subsidiaries, taken as a whole. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging any of the Transactions as violative of the HSR Act or any other antitrust Law or other Law in any jurisdiction, the parties hereto shall cooperate in all respects with each other and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any judgment or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Transactions, including defending through litigation on the merits any claim asserted in any such action or proceeding by any Person.

Section 6.7.  Company Benefit Plans.

(a) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with their terms all the Company Benefit Plans and Company Union Contracts.

(b) Notwithstanding anything herein to the contrary, for at least one (1) year following the Closing, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide employees of the Surviving Corporation and it Subsidiaries with compensation and employee benefits which, in the aggregate, are no less favorable to such employees than the compensation and employee benefits in effect for such employees of the Company or any of the Company Subsidiaries immediately prior to the Effective Time; provided, however, that this Section 6.7(b) shall not apply to any negotiated labor agreements, which the Surviving Corporation shall honor according to their terms; and provided, further, that no further benefits shall be required to be accrued under the North Pittsburgh Telephone Company Retirement Income Restoration Plan on or after April 1, 2008.

(c) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, (i) credit all service with the Company and any of the Company Subsidiaries (including service recognized by the Company or any of the Company Subsidiaries for service with other entities) for purposes of determining vesting and eligibility, and for purposes of determining the level of benefits with respect to vacation, paid time off and severance, under any employee benefit plan, policy or program maintained by Parent or the Surviving Corporation or any of their respective Subsidiaries that cover employees or former employees of the Company after the Closing, (ii) waive any pre-existing condition or limitation or exclusion with respect to employees of the Company or any of the Company Subsidiaries under any group health plan or other welfare benefit plan to the extent they were waived or would be waived under the Company Benefit Plans, and (iii) recognize the dollar amount of all expenses incurred by employees of the Company or any of the Company Subsidiaries and their dependents in the plan year in which the Closing occurs for purposes of deductibles, co-payments and maximum out-of pocket limits under any group health plan.

(d) Without limiting the foregoing, Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, pay severance benefits to persons who were salaried employees of the Company or any of the Company Subsidiaries prior to the Effective Time and whose employment with the Company, the Surviving Corporation or any of their respective Subsidiaries is terminated within two (2) years following the Closing, in accordance with the terms of the North Pittsburgh Systems, Inc. Severance Plan as in effect immediately prior to the Effective Time.

Section 6.8.  Indemnification and Insurance.

(a) From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally (and Parent shall cause the Surviving Corporation to), indemnify, defend and hold harmless, to the fullest extent authorized or permitted under the PBCL or other applicable Law, each Person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer, director or employee of the Company or any of the Company Subsidiaries (individually, an “Indemnified Party,” and collectively, the “Indemnified Parties”) (in such Person’s capacity as such and not as shareholders of the Company) against any and all losses, claims, damages, costs, expenses (including attorneys’ fees and disbursements), fines, liabilities and judgments and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld, delayed or conditioned) (collectively, “Indemnified Liabilities”) incurred in connection with any pending, threatened or completed claim, action, suit, proceeding or investigation, whether civil, criminal or investigative (each, a “Proceeding”) based in whole or in part on, or arising in whole or in part out of, or pertaining in whole or in part to (i) the fact that such Person is or was an officer, director, employee, fiduciary or agent of the Company or any of the Company Subsidiaries or (ii) matters occurring or existing at or prior to the Effective Time (including acts or omissions occurring in connection with this Agreement or any of the Transactions), whether asserted or claimed prior to, at or after, the Effective Time. In the event any claim for Indemnified Liabilities is asserted or made by an Indemnified Party, any determination required to be made with respect to whether such Indemnified Party’s conduct complies with the standards set forth under the PBCL or other applicable Law shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to the Surviving Corporation. Parent shall, or shall cause the Surviving Corporation to, promptly advance all reasonable out-of-pocket expenses of each Indemnified Party in connection with any Proceeding as such expenses (including attorneys’ fees and disbursements) are incurred upon receipt from such Indemnified Party of a request therefor (accompanied by invoices or other relevant documentation), provided (if and to the extent required by the PBCL or other applicable Law) that such Indemnified Party undertakes to repay such amount if it is ultimately determined that such Indemnified Party is not entitled to be indemnified under the PBCL or other applicable Law with respect to such Proceeding. In the event that any Proceeding is brought against any Indemnified Party (and in connection with which indemnification could be sought by such Indemnified Party hereunder), Parent and the Surviving Corporation shall each use commercially reasonable efforts to assist in the vigorous defense of such matter; provided, however, that neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any such Proceeding without the prior written consent of such Indemnified Party if and to the extent the terms of the proposed settlement, compromise or judgment involve any non-monetary relief from such Indemnified Party.

(b) All rights to indemnification and advancement of expenses existing in favor of, and all exculpations and limitations of the personal liability of, the directors, officers, employees, fiduciaries and agents of any of the Company and the Company Subsidiaries in the Company Articles or Company By-laws (or comparable organizational documents of the Company Subsidiaries) as in effect as of the Effective Time with respect to matters occurring at or prior to the Effective Time, including the Merger and the other Transactions, shall continue in full force and effect for a period of not less than six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims asserted or made within such period shall continue until the final disposition of such claim. The Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, distribute or dispose of assets in a manner that would render the Surviving Corporation or any successor unable to satisfy any of its obligations pursuant to this Section 6.8.

(c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, and Parent shall cause the Surviving Corporation and its Subsidiaries to, maintain in effect the current directors’ and officers’ liability insurance policies maintained by any of the Company and the Company Subsidiaries for the benefit of those Persons who are covered by such policies at the date of this Agreement or the Effective Time with respect to claims arising in whole or in part from matters occurring or allegedly occurring at or prior to the Effective Time (provided that the Surviving Corporation and its Subsidiaries may substitute therefor policies of at least the same coverage containing terms and conditions that are at least as beneficial to the beneficiaries of the current policies and with reputable carriers having a rating comparable to the Company’s current carrier); provided, however, that each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, first use commercially reasonable efforts to obtain a “tail” policy on substantially the same terms and conditions for claims arising out of acts or conduct occurring on or prior to the Effective Time and effective for claims asserted during the full six (6)-year period referred to above (and, with respect to claims made during such period, until final resolution thereof), and only if Parent and the Surviving Corporation and its Subsidiaries are unable, after exerting their commercially reasonable efforts, to obtain such a “tail” policy, then Parent or the Surviving Corporation and its Subsidiaries will be required to obtain such coverage from such carriers in annual policies; provided, further, that (i) if the existing policies expire or are terminated or canceled during such six (6)-year period, each of Parent and the Surviving Corporation and its Subsidiaries shall, and Parent shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to obtain substantially similar policies with reputable carriers having a rating comparable to the Company’s current carrier, (ii) Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall not be required to spend as an annual premium therefor an amount in excess of $650,000 and (iii) if, during such six (6)-year period, such insurance coverage cannot be obtained at all or can be obtained only for an amount in excess of $650,000, Parent or the Surviving Corporation and its Subsidiaries, as the case may be, shall use commercially reasonable efforts to cause to be obtained as much directors’ and officers’ liability insurance coverage as can be obtained for $650,000, on terms and conditions substantially similar to the Company’s and the Company Subsidiaries’ existing directors’ and officers’ liability insurance.

(d) Notwithstanding the foregoing, prior to the Effective Time the Company shall be permitted to purchase prepaid “tail” policies in favor of the individuals referred to in Section 6.8(c) with respect to the matters described therein (provided that the annual premium therefor shall not exceed $650,000). If and to the extent such policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in effect and continue to honor the obligations of the Company thereunder.

(e) Parent shall, and shall cause the Surviving Corporation to, honor and perform in accordance with their terms all indemnification agreements in effect as of the date of this Agreement between the Company, on the one hand, and any director or officer of the Company, on the other hand.

(f) The provisions of this Section 6.8: (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on Parent and the Surviving Corporation and their respective successors and assigns and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, any Company Benefit Plan, the Company Articles or Company By-Laws (or comparable organizational documents of the Company Subsidiaries or the Surviving Corporation), or otherwise.

(g) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be (and such Person’s ultimate parent entity, if applicable), assume the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.8.

Section 6.9.  NASDAQ Approval.  Parent shall use commercially reasonable efforts to cause the shares of Parent Stock to be issued pursuant to the Merger to be approved for listing on NASDAQ upon official notice of issuance.

Section 6.10.  SEC Filings.  During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, each of the Company and Parent shall file in a timely manner all reports, schedules, forms and registration statements with the SEC required to be filed by it pursuant to the Securities Act or the Exchange Act and the rules and regulations of the SEC promulgated thereunder, which filings (including all financial statements included therein) at the time of such filing shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.11.  Certain Obligations of Merger Sub.  Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1:

(a) Merger Sub shall not, and Parent shall cause Merger Sub not to, undertake any business or activities other than in connection with this Agreement and engaging in the Merger and the other Transactions.

(b) Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other Transactions on the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS

Section 7.1.  Conditions to Each Party’s Obligations to Effect the Merger.  The obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (which may be waived in whole or in part by such party):

(a) Company Shareholder Approval.  The Company Shareholder Approval shall have been obtained.

(b) HSR Act; Certain Regulatory Approvals.  (i) Any applicable waiting period under the HSR Act relating to the Transactions shall have expired or been terminated, (ii) any approval required by the FCC under the Communications Act or the FCC Rules relating to the Transactions shall have been obtained and (iii) any approval required by the PPUC under the Pennsylvania Public Utility Code or the PPUC Rules relating to the Transactions shall have been obtained.

(c) Statutes.  No statute, rule or regulation shall have been enacted or promulgated by any federal or state Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.

(d) Injunctions.  There shall be no judgment, order, writ, decree or injunction of any court of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e) Parent Registration Statement.  The Parent Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Parent Registration Statement shall be in effect and no proceeding for such purpose shall be pending before or, to the Company’s Knowledge or Parent’s Knowledge, threatened by the SEC.

(f) NASDAQ Approval.  The shares of Parent Stock to be issued pursuant to this Agreement shall have been approved for listing on NASDAQ.

Section 7.2.  Additional Conditions to Obligation of Parent and Merger Sub to Effect the Merger.  The obligation of each of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing, of each of the following conditions (which may be waived in whole or in part by Parent and Merger Sub).

(a) Performance of Obligations of the Company.  The Company shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by the Company at or prior to the Closing pursuant to the terms of this Agreement.

(b) Representations and Warranties.  (i) The representations and warranties of the Company set forth in (i) Sections 4.2(a), 4.3, 4.19, 4.20 and 4.21 and the first sentence of Section 4.6 shall be true and correct in all respects on the Closing Date as written, as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all respects as of such other date or time), except for any immaterial inaccuracies, and (ii) all other representations and warranties of the Company set forth in Article IV shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such other date or time), except that representations and warranties that contain qualifications with respect to materiality or Company Material Adverse Effect shall be true and correct in all respects (giving effect to such qualification).

(c) Closing Certificate.  Parent shall have received a certificate signed by an authorized executive officer of the Company, dated the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Company Required Statutory Approvals.  The Company shall have obtained the Company Required Statutory Approvals (other than those referred to in Section 7.1(b)) required to be obtained by the Company for the consummation of the Transactions to be consummated by it, except for those the failure of which to obtain would not be reasonably expected to have a Company Material Adverse Effect.

Section 7.3.  Additional Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction, at or prior to the Closing, of each of the following conditions (which may be waived in whole or in part by the Company).

(a) Performance of Obligations of Parent.  Parent and Merger Sub each shall have performed in all material respects its agreements and covenants contained in this Agreement to be performed by Parent and Merger Sub, respectively, at or prior to the Closing pursuant to the terms of this Agreement.

(b) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in (i) Sections 5.2(a), 5.2(b), 5.3, 5.4(c), 5.12, 5.13, 5.14 and 5.15 and the first sentence of Section 5.6 shall be true and correct in all respects on the Closing Date as written, as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all respects as of such other date or time), except for any immaterial inaccuracies, and (ii) all other representations and warranties of Parent and Merger Sub set forth in Article V shall be true and correct in all material respects on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that expressly speak only as of a specific date or time other than the Closing Date, which need only be true and correct in all material respects as of such other date or time), except that representations and warranties that contain qualifications with respect to materiality or Parent Material Adverse Effect shall be true and correct in all respects (giving effect to such qualification).

(c) Closing Certificate.  The Company shall have received a certificate signed by an authorized executive officer of Parent, dated the Closing Date, to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Parent Required Statutory Approvals.  Each of Parent and Merger Sub shall have obtained the Parent Required Statutory Approvals (other than those referred to in Section 7.1(b)) required to be obtained by it for the consummation by Parent and Merger Sub of the Transactions to be consummated by them, except for those the failure of which to obtain would not be reasonably expected to have a Parent Material Adverse Effect.

(e) Accountants’ Comfort Letter.  The Company shall have received from Parent’s independent registered public accounting firm a letter, dated the Closing Date, in form and substance reasonably satisfactory to the Company, containing statements and information of the type ordinarily included in accountants’ “comfort letters” with respect to Parent’s financial information contained or incorporated by reference in the Parent Registration Statement.

ARTICLE VIII

TERMINATION

Section 8.1.  Termination.  Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the approval and adoption of this Agreement by the shareholders of the Company:

(a) By the mutual written consent of Parent and the Company;

(b) By either the Company or Parent:

(i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (b)(i) shall have used commercially reasonable efforts to challenge such order, decree, ruling or other action;

(ii) if the Effective Time shall not have occurred on or before April 1, 2008; provided, however, that if as of such date the conditions to the Closing set forth in Sections 7.1(b), 7.2(d) or 7.3(d) shall not have been fulfilled but shall be capable of being fulfilled, and all other conditions to the Closing shall have been fulfilled (other than those conditions that by their nature must be satisfied on the Closing Date), then such date shall be extended ninety (90) days without any action by any of the parties hereto;

(iii) if any state or federal law, rule or regulation is adopted or issued which has the effect of prohibiting the Merger; or

(iv) if upon a vote thereon taken at the Company Shareholders’ Meeting (including any adjournment or postponement thereof) the Company Shareholder Approval shall not have been obtained.

(c) By the Company, if:

(i) (x) Parent or Merger Sub has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.3(a) would not be satisfied or (y) there exists a breach of any representation or warranty of the Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3(b) would not be satisfied and, in the case of both clauses (x) and (y), such breach or failure to perform (A) is not cured within thirty (30) days after the receipt by Parent of written notice thereof specifically referencing this Section 8.1(c)(i) or (B) is incapable of being cured by the date set forth in Section 8.1(b)(ii);

(ii) the Board of Directors of Parent withdraws or modifies, in a manner adverse to the Company, its approval of this Agreement, the Merger or the Parent Stock Issuance; or

(iii) the Board of Directors of the Company approves a Superior Proposal; provided that the provisions of Sections 6.3 have been complied with by the Company (it being agreed that for purposes of this Section 8.1(c) only, the Company shall be deemed to be in compliance with Section 6.3 if a breach by the Company is immaterial and unintentional).

(d) By Parent: if:

(i) (x) the Company has breached or failed to perform any of its covenants or other agreements contained in this Agreement such that the closing condition set forth in Section 7.2(a) would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2(b) would not be satisfied and, in the case of both clauses (x) and (y), such breach or failure to perform (A) is not cured within thirty (30) days after the receipt by the Company of written notice thereof specifically referencing this Section 8.1(d)(i) or (B) is incapable of being cured by the date set forth in Section 8.1(b)(ii); or

(ii) the Board of Directors of the Company (x) withdraws or modifies, in a manner adverse to Parent, its approval of this Agreement or the Merger or its recommendation to the Company’s shareholders referred to in Section 2.6(b)(i) (it being understood and agreed that any “stop-look-and-listen” communications to the Company’s shareholders of the nature contemplated by Rule 14d-9 of the Exchange Act Rules shall not be deemed to constitute a withdrawal or modification of such recommendation), (y) recommends an Alternative Proposal or Superior Proposal to the shareholders of the Company or (z) enters into any letter of intent, agreement in principle, merger agreement, acquisition agreement or similar agreement (other than an Acceptable Confidentiality Agreement in accordance with Section 6.3) with respect to any Alternative Proposal or Superior Proposal.

Section 8.2.  Effect of Termination.  In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement (other than this Section 8.2, Section 8.3 (if applicable), and Article IX (as applicable), which shall survive any termination of this Agreement) shall forthwith become null and void, and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company under this Agreement; provided, however, that none of the parties hereto shall be relieved or released from liability for any willful material breach of any of its covenants contained in this Agreement.

Section 8.3.  Company Termination Fee; Reimbursement of Expenses.

(a) If (A) the Company terminates this Agreement pursuant to Section 8.1(c)(iii), (B) Parent terminates this Agreement pursuant to Section 8.1(d)(ii)(x) (unless clause (y) of the proviso to Section 2.6(b)(i) applies), 8.1(d)(ii)(y) or 8.1(d)(ii)(z), or (C) clause (y) of the proviso to Section 2.6(b)(i) applies and, thereafter, the Company Shareholder Approval is not obtained at the Company Shareholders’ Meeting held pursuant to Section 2.6(b)(ii) and this Agreement is terminated in accordance with Section 8.1, then the Company shall pay to Parent the amount of $11,250,000 in cash (the “Company Termination Fee”).

(b) If the Company or Parent terminates this Agreement and the Company is obligated to pay to Parent the Company Termination Fee, the Company shall also reimburse Parent for its actual and reasonable documented out-of-pocket expenses incurred in connection with this Agreement and the other Transactions on or prior to the termination of this Agreement, up to a maximum amount of $1,500,000 (the “Company Reimbursement Amount”).

(c) With respect to Section 8.3(a), the Company shall pay the Company Termination Fee to Parent, by wire transfer of same day funds, at or prior to the time of termination, in the case of such termination by the Company, or as promptly as reasonably practicable (and in any event within two (2) Business Days), in the case of such termination by Parent. With respect to Section 8.3(b), the Company shall pay the Company Reimbursement Amount to Parent, by wire transfer of same day funds, as promptly as reasonably practicable (and in any event within two (2) Business Days) after receipt of an invoice therefor from Parent. Except to the extent required by applicable Law, the Company shall not withhold any withholding taxes from any payment made pursuant to this Section 8.3. Notwithstanding anything in this Agreement to the contrary, Parent and Merger Sub agree that payment of the Company Termination Fee and the Company Reimbursement Amount, if such payments are payable and actually paid, shall be the sole and exclusive remedy of Parent and Merger Sub upon the termination of this Agreement in the circumstances described in Sections 8.1(c) and 8.1(d). Under no circumstances shall the Company Termination Fee or the Company Reimbursement Amount be payable more than once pursuant to this Section 8.3.

(d) Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay Parent any amounts due under this Section 8.3, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Wachovia Bank, National Association in effect from time to time from the date such fee or obligation was required to be paid.

ARTICLE IX

MISCELLANEOUS

Section 9.1.  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified or supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval of this Agreement by the shareholders of the Company, no amendment, modification or supplement shall be made that changes the consideration payable in the Merger or adversely affects the rights of the Company’s shareholders under this Agreement without the prior approval of such shareholders; and, provided, further, that after the Effective Time no covenant or agreement of the parties hereto that contemplates performance after the Effective Time may be amended, modified, waived or supplemented.

Section 9.2.  Extension; Waiver.  At any time prior to the Effective Time, the parties may (i) extend the time for the performance of any of the obligations or other acts of any party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof.

Section 9.3.  Nonsurvival of Representations and Warranties.  None of the representations and warranties contained in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.3 shall not limit any covenant or agreement of the parties hereto that contemplates performance after the Effective Time.

Section 9.4.  Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile, at the facsimile telephone number specified in this Section 9.4, prior to 5:00 p.m., New York City time, on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement (x) at or after 5:00 p.m., New York City time, on a Business Day or (y) on a day that this not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required or permitted to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

(a) if to the Company, to:

North Pittsburgh Systems, Inc.
4008 Gibsonia Road
Gibsonia, PA 15044
Attention: President and Chief Executive Officer
Telephone No.: (724) 443-9583
Facsimile No: (724)-443-9431

with a copy to:

Thomas, Thomas, Armstrong & Niesen
212 Locust Street
Harrisburg, PA 17101
Attention: Charles E. Thomas, Jr., Esq.
Telephone No.: (717) 255-7600
Facsimile No.: (717) 236-8278

and a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004-1482
Attention: Kenneth A. Lefkowitz, Esq.
Telephone No.: (212) 837-6000
Facsimile No.: (212) 422-4726

(b) if to Parent or Merger Sub, to:

Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, Illinois 61938
Attention: Steven J. Shirar
Telephone No.: (217) 258-9555
Facsimile No: (217) 234-9934

with a copy to:

Schiff Hardin LLP
6600 Sears Tower
Chicago, IL 60606-6473
Attention: James E. Brown, Esq.
Telephone No.: (312) 258-5500
Facsimile No: (312) 258-5600

Section 9.5.  Counterparts.  This Agreement may be executed in two (2) or more identical counterparts, all of which shall be considered one and the same agreement. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No party hereto shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each party hereto forever waives any such defense.

Section 9.6.  Entire Agreement; Third Party Beneficiaries.  This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement: (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever, except (x) with respect to Article III and Sections 6.7 and 6.8 (which shall inure to, and may be enforced by, the Persons benefiting therefrom as intended third party beneficiaries thereof) and (y) for the right of the Company, acting on behalf of its shareholders, to pursue any remedies against Parent or Merger Sub on behalf of the Company’s shareholders by reason of the proviso set forth in Section 8.2. In any successful action, suit or proceeding to enforce any provision of this Agreement referred to in clause (x) of the preceding sentence, and without limiting any other remedies, each third party beneficiary commencing or participating in such action, suit or proceeding shall be entitled to recover from Parent all costs and reasonable attorneys’ fees incurred by it in connection therewith.

Section 9.7.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall nevertheless remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination that any term, provision, covenant or restriction is invalid, illegal, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 9.8.  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 9.9.  Binding Effect; Assignment.  This Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties hereto upon such party’s execution and delivery hereof, and its successors and (subject to the following sentence) permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto and the written undertaking of the assignee to be bound by the terms of this Agreement, and any attempt to make any such assignment without such consent shall be null and void ab initio.

Section 9.10.  Schedules.  The fact that any information is disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as the case may be, shall not be construed to mean that such information is required to be disclosed by this Agreement. Without limiting the foregoing, the information set forth in the Company Disclosure Schedule, and the dollar thresholds set forth in this Agreement, shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect” or other similar terms in this Agreement.

Section 9.11.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereto agrees that it shall not oppose the granting of such relief and hereby irrevocably waives any requirement for the security or posting of any bond in connection with such relief.

Section 9.12.  Submission to Jurisdiction; Waivers.

(a) Each of the Company, Parent and Merger Sub irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any of the Transactions or for recognition and enforcement of any judgment in respect hereof or thereof brought by any party hereto or its successors or permitted assigns shall be brought and determined in the Court of Common Pleas of Allegheny County in the Commonwealth of Pennsylvania or in the United States District Court in the Western District of Pennsylvania, and each of the Company, Parent and Merger Sub hereby irrevocably submits with regard to any such action, suit or proceeding for itself and in respect to its property, generally and unconditionally, to the jurisdiction of the aforesaid courts. Each of the Company, Parent and Merger Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense or counterclaim or otherwise, in any such action, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of either such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable Law, that (x) such action, suit or proceeding in either such court is brought in an inconvenient forum, (y) the venue of such action, suit or proceeding is improper and (iv) this Agreement, the Transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.

(b) Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each party hereto irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or any of the Transactions. Each party hereto certifies and acknowledges that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of any such legal action, suit or proceeding, (ii) such party has considered the implications of this waiver, (iii) such party makes this waiver voluntarily, and (iv) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.12(b).

Section 9.13.  Expenses.  Except as expressly set forth in this Agreement, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such fees and expenses.

Section 9.14.  Construction of Agreement.

(a) The terms and provisions of this Agreement represent the results of negotiations among the parties hereto, each of which has been represented by counsel of its own choosing, and none of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the party whose attorney prepared the executed draft or any earlier draft of this Agreement.

(b) All references in this Agreement to Sections, Articles, Exhibits and Schedules without further specification are to Sections and Articles of, and Exhibits and Schedules to, this Agreement.

(c) The Table of Contents and the captions in this Agreement are for convenience only and shall not in any way affect the meaning, interpretation or construction of any provisions of this Agreement.

(d) Unless the context otherwise requires, “or” is not exclusive.

(e) Unless the context otherwise requires, “including” means “including but not limited to.”

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as the feminine and neuter genders of such term.

Section 9.15.  Merger Sub.  On the date hereof, the Company and Parent are executing and delivering this Agreement. Promptly after the date hereof, Parent shall cause Merger Sub to be incorporated under the Laws of the Commonwealth of Pennsylvania and, promptly thereafter, Parent shall deliver to the Company a counterpart of this Agreement duly executed by Merger Sub pursuant to Section 9.5. Notwithstanding anything in this Agreement to the contrary, from and after the execution of this Agreement by Merger Sub, Merger Sub shall be bound by this Agreement as a party hereto and, effective upon its execution hereof, Merger Sub shall be deemed to make all of its representations and warranties set forth in Article V.

[Signatures on the following page.]

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, in the case of the Company and Parent as of the date first written above and, in the case of Merger Sub, as of the date set forth under its name below.

NORTH PITTSBURGH SYSTEMS, INC.

By	/s/ Harry R. Brown Name: Harry R. Brown Title: President and Chief Executive Officer

CONSOLIDATED COMMUNICATIONS
HOLDINGS, INC.

By	/s/ Robert J. Currey Name: Robert J. Currey Title: President and Chief Executive Officer

FORT PITT ACQUISITION SUB INC.

By	/s/ Robert J. Currey Name: Robert J. Currey Title: President Date: July 12, 2007

ANNEX II

July 1, 2007
Board of Directors
North Pittsburgh Systems, Inc.
4008 Gibsonia Road
Gibsonia, PA 15044

Members of the Board of Directors:

You have informed us that North Pittsburgh Systems, Inc. (“NPSI”) and Consolidated Communications Holdings, Inc (“CNSL”) propose to enter into an Agreement and Plan of Merger, to be dated as of July 1, 2007 (the “Merger Agreement”), which provides, among other things, for the merger of Fort Pitt Acquisition Sub Inc., a wholly-owned subsidiary of CNSL (“Merger Sub”), with and into NPSI (the “Merger”). As a result of the Merger, among other things, NPSI will become a wholly-owned subsidiary of CNSL, and each share of NPSI common stock, par value $0.15625 per share (“NPSI Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (other than shares of NPSI Common Stock held by NPSI as treasury shares or owned by any NPSI subsidiary, and shares of NPSI Common Stock, if any, owned by CNSL, Merger Sub or any other CNSL subsidiary (the “Excluded Shares”)) will be converted into the right to receive the merger consideration (“Merger Consideration”) consisting of 1.1061947 shares of CNSL common stock, par value $0.01 per share (“CNSL Common Stock”), or $25.00 in cash, without interest, at the holder of such NPSI Common Stock’s election, subject to certain reallocation provisions designed to result in 80% of such issued and outstanding shares of NPSI Common Stock (other than Excluded Shares) being converted into cash and 20% of such shares being converted into CNSL common stock as described more fully in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked us whether, in our opinion as of the date hereof, the Merger Consideration to be received by holders of shares of NPSI Common Stock (other than holders, if any, of Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such shareholders.

In connection with rendering our opinion, we have, among other things:

i. Reviewed a draft of the Agreement and Plan of Merger as of July 1, 2007 (the “Draft Merger Agreement”);

ii. Analyzed certain publicly available financial statements and other publicly available information relating to NPSI and its businesses that we deemed relevant to our analysis;

iii. Analyzed certain financial statements and other non-publicly available financial and operating data relating to NPSI that were prepared by the management of NPSI and furnished to us;

iv. Analyzed certain financial projections relating to NPSI (the “NPSI Financial Projections”) that were prepared by the management of NPSI and furnished to us;

v. Discussed the past and current operations, the NPSI Financial Projections, the current financial condition of NPSI and the future strategic benefits of the Merger with the management of NPSI;

vi. Analyzed certain publicly available financial statements and other publicly available information relating to CNSL and its businesses that we deemed relevant to our analysis;

vii. Analyzed certain financial statements and other publicly available financial and operating data relating to CNSL;

Evercore Group L.L.C. 55 East 52nd Street New York, NY 10055 Tel: 212.857.3100 Fax: 212.857.3101

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July 1, 2007

viii. Analyzed certain publicly available financial projections relating to CNSL (the “CNSL Financial Projections”);

ix. Discussed the past and current operations, the CNSL Financial Projections and the current financial condition of CNSL with the management of CNSL;

x. Compared the financial performance of both NPSI and CNSL and their stock market trading multiples with that of certain other publicly-traded companies that we deemed relevant;

xi. Compared the financial performance of both NPSI and CNSL and the valuation multiples relating to the Merger with that of certain other transactions that we deemed relevant;

xii. Reviewed the reported prices and trading activity of the shares of NPSI Common Stock and the shares of CNSL Common Stock;

xiii. Analyzed pro forma financial projections; and

xiv. Performed such other analyses and examinations and considered such other factors as we have in our sole judgment deemed appropriate.

In arriving at our opinion, we have, with NPSI’s consent, assumed and relied upon the accuracy and completeness of the information publicly available and financial and other information used by us without assuming any responsibility for independent verification of such information. With respect to the NPSI Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of the future performance of NPSI. We have not been provided with, and did not have access to, any financial projections of CNSL prepared by management of CNSL. In the absence of other CNSL financial projections prepared by CNSL management, we have reviewed and discussed the CNSL Financial Projections with senior management of CNSL, and we have also discussed the CNSL Financial Projections for 2007 and 2008 as well as publicly available CNSL revenue and EBITDA targets with senior management of CNSL, and, with NPSI’s consent, have assumed that the CNSL Financial Projections and CNSL revenue and EBITDA targets are a reasonable basis upon which to evaluate the future financial performance of CNSL and we have used such estimates in performing our analysis. We assumed that the definitive Merger Agreement is substantially identical to the Draft Merger Agreement reviewed by us. We have neither made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of either NPSI or CNSL, including real estate assets, nor have we been furnished with any such appraisals. In addition, we have not evaluated the solvency of NPSI or CNSL under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have also assumed that all governmental, regulatory or other consents and approvals that are required in connection with the Merger will be obtained without any adverse effect on NPSI or CNSL or on the expected benefits of the Merger in any way meaningful to our analysis. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without material modification, waiver or delay. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information and Draft Merger Agreement made available to us, as of the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or affirm this opinion.

Our opinion does not address NPSI’s underlying business decision to effect the Merger. Additionally, we have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view of the Merger Consideration to be received by holders of shares of NPSI Common Stock, other than Excluded Shares, pursuant to the Merger Agreement. We express no opinion as to the price at which shares of NPSI Common Stock or CNSL Common Stock will trade at any future time, and we also do not express any opinion or recommendation as to how holders of NPSI Common Stock should vote at the Company Shareholders’ Meeting (as defined in the Merger Agreement).

We have acted as sole financial advisor to the Board of Directors of NPSI in connection with the Merger and will receive a fee from NPSI for our services, the principal portion of which is contingent upon the consummation of

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July 1, 2007

the Merger. We will also receive a fee for rendering this opinion. NPSI has also agreed to reimburse our reasonable expenses and to indemnify us against certain liabilities rising out of our engagement.

It is understood that this letter is for the information and benefit of the Board of Directors of NPSI in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder of NPSI as to how such shareholder should vote with respect to the Merger. This letter may not be disclosed, referred to or communicated (in whole or in part) to any third party for any purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing NPSI is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law and except as otherwise permitted by our engagement letter.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by holders of shares of NPSI Common Stock (other than holders, if any, of Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view, to such shareholders.

Very truly yours,

Evercore Group L.L.C.

By:	/s/ Michael J. Price
Mr. Michael J. Price
Senior Managing Director

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ANNEX III

Wachovia Capital Markets, LLC
301 South College Street
Charlotte, NC 28288-8905

July 1, 2007	Wachovia Securities

Board of Directors
Consolidated Communications Holdings, Inc.
121 South 17th Street
Mattoon, IL 61938

Ladies and Gentlemen:

You have asked Wachovia Capital Markets, LLC (“Wachovia Securities”) to advise you with respect to the fairness, from a financial point of view, to Consolidated Communications Holdings, Inc., a Delaware corporation (“Consolidated” or the “Buyer”), of the Merger Consideration (as defined below) to be paid to the holders of common stock, par value $0.15625 per share (the “Company Common Stock”), of North Pittsburgh Systems, Inc., a Pennsylvania corporation (“North Pittsburgh” or the “Company”), pursuant to the Agreement and Plan of Merger, dated July 1, 2007, by and among North Pittsburgh, Consolidated and Fort Pitt Acquisition Sub Inc., a Pennsylvania corporation and wholly owned subsidiary of Consolidated (the “Agreement”). Unless the context requires otherwise, capitalized terms not defined in this letter shall have the meanings ascribed to them in the Agreement.

Pursuant to the Agreement, Fort Pitt Acquisition Sub Inc. will be merged with and into the Company (the “Merger”), and the Company will continue as the surviving corporation of the Merger. Pursuant to the Agreement, each share of Company Common Stock will have the right to be converted (at the election of the shareholder) into either $25.00 in cash or 1.1061947 shares of common stock, par value $0.01 per share (the “Consolidated Common Stock”), of Consolidated, subject to proration in accordance with Section 3.3 of the Agreement (the “Merger Consideration”).

In arriving at our opinion, we have, among other things:

•	Reviewed the Agreement, including the financial terms of the Merger.

•	Reviewed certain business, financial, and other information regarding Consolidated and the Company that was publicly available.

•	Reviewed certain business, financial, and other information, including certain confidential information, regarding Consolidated and its prospects that was furnished to us by, and we have discussed with, the management of Consolidated.

•	Reviewed certain business, financial, and other information, including certain confidential information, regarding the Company and its prospects that was furnished to us by the Company and its advisors and that we have discussed with the management of Consolidated.

•	Reviewed financial forecasts for the Company and Consolidated, including estimated synergies resulting from the Merger, that were developed and furnished to us by, and we have discussed with, the management of Consolidated.

•	Compared information regarding the Company furnished to us by the management of Consolidated and the Company and the Company’s advisors with publicly available business, financial, and other information regarding certain other publicly traded companies that we deemed relevant.

•	Compared the proposed financial terms of the Agreement with the financial terms of certain other business combinations and transactions that we deemed relevant.

•	Developed discounted cash flow models for the Company based upon financial information and projections furnished to us by the management of Consolidated.

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•	Reviewed the potential pro forma impact of the Merger, including estimated synergies, on Consolidated’s forecasted financial statements.

•	Participated in negotiations between Consolidated and the Company with respect to the Merger.

•	Performed such other analyses and provided such other services as we deemed appropriate.

In connection with our review, we have relied upon the accuracy and completeness of the foregoing financial and other information we have obtained and reviewed for the purpose of our opinion, and we have not assumed any responsibility for any independent verification of such information. We have relied upon assurances of the management of Consolidated that they are not aware of any facts or circumstances that would make such information about the Company or Consolidated inaccurate or misleading. With respect to financial forecasts for Consolidated and the Company, including estimated synergies resulting from the Merger, we have relied on estimates prepared by the management of Consolidated and have discussed such forecasts and estimates, as well as the assumptions upon which they are based, with the management of Consolidated. We have assumed that the forecasts, estimates, judgments and all assumptions expressed by the management of Consolidated have been reasonably formulated and that they are the best currently available forecasts, estimates, judgments and assumptions of the management of Consolidated. We assume no responsibility for and express no view as to any such forecasts, estimates, judgments or the assumptions upon which they are based. In arriving at our opinion, we have not conducted any physical inspection or assessment of the facilities of the Company or Consolidated, and we have not made or been provided with any evaluations or appraisals of the assets or liabilities of the Company or Consolidated.

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, without waiver of any material terms or conditions, and that in the course of obtaining any necessary legal, regulatory or third-party consents or approvals, no restrictions will be imposed that will have an adverse effect on the Merger, the Company or Consolidated or other actions contemplated by the Agreement. Our opinion is necessarily based on economic, market, financial and other conditions and the information made available to us as of the date hereof. Although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger compared with other business strategies that may have been considered by Consolidated’s management or its Board of Directors, nor does our opinion address the merits of the underlying decision by Consolidated to enter into the Agreement. We have not considered, nor are we expressing any opinion herein with respect to, the price at which the Consolidated Common Stock will trade following the announcement or consummation of the Merger.

Wachovia Securities is a trade name of Wachovia Capital Markets, LLC, an investment banking subsidiary and affiliate of Wachovia Corporation. We have been engaged to render certain financial advisory services to the Board of Directors of Consolidated in connection with the Merger and will receive a fixed fee for such services payable upon consummation of the Merger. We will also receive a fee on delivery of this opinion, which is payable upon delivery of our opinion to you. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us against certain liabilities arising out of our engagement. Wachovia Securities and our affiliates provide a full range of financial advisory, securities and lending services in the ordinary course of business for which we receive customary fees. We, or our affiliates, may provide additional banking or other financial services, including, but not limited to, investment banking services, to the Company or Consolidated in the future for which we would also be paid fees. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities (including derivative securities) of the Company or Consolidated for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. Additionally, in the ordinary course of business, we provide and may provide in the future, equity or other research coverage of the securities of Consolidated. We call to your attention that Wachovia Securities or its affiliates will provide financing in connection with the Merger.

It is understood that this opinion is solely for the information and use of the Board of Directors of Consolidated in connection with its consideration of the Merger. This opinion shall not confer any rights or remedies upon the shareholders of Consolidated or any other person or be used or relied upon for any other purpose. Our opinion may not be disclosed, summarized, excerpted from, or otherwise publicly referred to without our prior written consent.

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Based upon and subject to the foregoing, our experience as investment bankers, our work as described above, and other factors we deem relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Consolidated to each holder of Company Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to Consolidated.

Very truly yours,

WACHOVIA CAPITAL MARKETS, LLC

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PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

The registrant is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (the “DGCL”), provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors’ duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL and except as otherwise provided in the registrant’s amended and restated bylaws, none of the registrant’s directors will be liable to the registrant or its stockholders for monetary damages for a breach of fiduciary duty. In addition, the registrant’s amended and restated certificate of incorporation permits indemnification of any person who was or is made, or threatened to be made, a party to any action, suit or other proceeding, whether criminal, civil, administrative or investigative, because of his or her status as a director or officer of the registrant, or service as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise at the registrant’s request to the fullest extent authorized under the DGCL against all expenses, liabilities and losses reasonably incurred by such person. Further, the registrant’s amended and restated bylaws provide that such indemnification must be provided to directors and officers, and further provide that the registrant may purchase and maintain insurance on the registrant’s own behalf and on behalf of any other person who is or was a director, officer or agent of the registrant or was serving at the registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Item 21.	Exhibits and Financial Statement Schedules

(a) See Exhibit Index.

(b) Not applicable.

(c) Not applicable.

Item 22.	Undertakings

(a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Mattoon, Illinois, on the 17th day of September, 2007.

Consolidated Communications Holdings, Inc.

By:	/s/ Steven L. Childers
Steven L. Childers
Chief Financial Officer

Date: September 17, 2007

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes each of Robert J. Currey and Steven L. Childers his true and lawful attorney-in-fact, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments (including any post-effective amendments and supplements) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Currey Robert J. Currey	President, Chief Executive Officer and Director (Principal Executive Officer)	September 17, 2007

/s/ Steven L. Childers Steven L. Childers	Chief Financial Officer (Principal Financial and Accounting Officer)	September 17, 2007

/s/ Richard A. Lumpkin Richard A. Lumpkin	Chairman of the Board of Directors	September 17, 2007

/s/ Jack W. Blumenstein Jack W. Blumenstein	Director	September 17, 2007

/s/ Roger H. Moore Roger H. Moore	Director	September 17, 2007

/s/ Maribeth S. Rahe Maribeth S. Rahe	Director	September 17, 2007

EXHIBIT INDEX

Exhibits

2.1	Agreement and Plan of Merger, dated as of July 1, 2007, by and among Consolidated Communications Holdings, Inc., North Pittsburgh Systems, Inc. and Fort Pitt Acquisition Sub Inc. (included as Annex I to the proxy statement/prospectus that is a part of this registration statement)
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Amendment No. 7 to Form S-1 dated July 19, 2005)
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed September 12, 2007)
5.1	Opinion of Schiff Hardin LLP, regarding the legality of the securities being issued
23.1	Consent of Ernst & Young LLP
23.2	Consent of Deloitte & Touche LLP
23.3	Consent of KPMG LLP
23.4	Consent of Schiff Hardin LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	Form of Proxy Card of North Pittsburgh Systems, Inc.
99.2	Form of Election Form*
99.3	Consent of Evercore Group L.L.C.
99.4	Consent of Wachovia Securities

*	To be filed by amendment